ERNST & YOUNG

Torre Picasso
Plaza Pablo Ruiz Picasso, 1
28020 Madrid

Teléfono: 915 727 200
Fax: 915 727 270
www.ey.com/es

Translation of a report and financial statements originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails (See Note 25)

AUDIT REPORT ON THE CONSOLIDATED ANNUAL ACCOUNTS

To the Shareholders of
Telefónica, S.A.

1. We have audited the consolidated annual accounts of Telefónica, S.A. and subsidiaries, which comprise the consolidated balance sheet at December 31, 2006, the consolidated income statement, consolidated cash flow statement and consolidated statement of recognized income and expense and the notes thereto for the year then ended, the preparation of which is the responsibility of the Parent Company's Directors. Our responsibility is to express an opinion on the aforementioned consolidated annual accounts taken as a whole, based upon work performed in accordance with auditing standards generally accepted in Spain, which require the examination, through the performance of selective tests, of the evidence supporting the annual accounts, and the evaluation of their presentation, of the accounting principles applied, and of the estimates made.

2. In accordance with mercantile law, for comparative purposes the Parent Company's Directors have included for each of the captions included in the consolidated balance sheet, consolidated income statement, consolidated cash flow statement, consolidated statement of recognized income and expense and the notes thereto, in addition to the figures of 2006, those of 2005. The figures corresponding to the previous year differ from those included in the consolidated annual accounts approved for said year. These differences are explained in Note 2 of the accompanying consolidated annual accounts. Our opinion refers only to the consolidated annual accounts for 2006. On March 1, 2006 we issued our audit report on the 2005 consolidated annual accounts, in which we expressed an unqualified opinion.

3. In our opinion, the accompanying 2006 consolidated annual accounts give a true and fair view, in all material respects, of the equity and financial position of Telefónica, S.A. and subsidiaries at December 31, 2006 and the consolidated results of its operations, consolidated cash flow and consolidated recognized income and expense for the year then ended and contain the required information necessary for their adequate interpretation and comprehension, in conformity with the international financial reporting standards adopted by the European Union which have been applied on a consistent basis with those applied in the preparation of the previous year's figures presented for purposes of comparison.

Ernst & Young, S.L.
Domicilio Social: Plaza Pablo Ruiz Picasso, 1, 28020 Madrid.
Inscrita en el Registro Mercantil de Madrid al Tomo 12749, Libro 0,
Folio 215, Sección 8ª, Hoja M-23123, Inscripción 116. C.I.F. B-78970506

ERNST & YOUNG

- 2 -

4. The accompanying consolidated management report for the year ended December 31, 2006 contains such explanations as the Parent Company's Directors consider appropriate concerning the situation of Telefónica, S.A. and subsidiaries, the evolution of their business and other matters, and is not an integral part of the consolidated annual accounts. We have checked that the accounting information included in the consolidated management report mentioned above agrees with the consolidated annual accounts for the year ended December 31, 2006. Our work as auditors is limited to verifying the consolidated management report in accordance with the scope mentioned in this paragraph, and does not include the review of information other than that obtained from the accounting records of the consolidated companies.

ERNST & YOUNG, S.L.

José Luis Perelli Alonso

March 1, 2007

TELEFÓNICA, S.A. AND SUBSIDIARIES COMPOSING THE

TELEFÓNICA GROUP

CONSOLIDATED FINANCIAL STATEMENTS (CONSOLIDATED ANNUAL ACCOUNTS) AND CONSOLIDATED MANAGEMENT REPORT FOR 2006

TELEFÓNICA GROUP

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31

(MILLIONS OF EUROS)
ASSETS	NOTE	2006	2005

A) NON-CURRENT ASSETS		91,269	59,545

Intangible assets	(Note 6)	20,758	7,877
Goodwill	(Note 7)	21,739	8,910
Property, plant and equipment	(Note 8)	33,887	27,993
Investment property		1	35
Investments in associates	(Note 9)	959	1,664
Non-current financial assets	(Note 13)	5,224	4,681
Deferred tax assets	(Note 17)	8,701	8,385

B) CURRENT ASSETS		17,713	13,629

Inventories		1,012	920
Trade and other receivables	(Note 11)	9,666	7,516
Current financial assets	(Note 13)	1,680	1,518
Current tax receivables	(Note 17)	1,554	1,448
Cash and cash equivalents	(Note 13)	3,792	2,213
Non-current assets held for sale		9	14

TOTAL ASSETS (A + B)		108,982	73,174

EQUITY AND LIABILITIES	NOTE	2006	2005

A) EQUITY	(Note 12)	20,001	16,158

Equity attributable to equity holders of the parent		17,178	12,733
Minority interests		2,823	3,425

B) NON-CURRENT LIABILITIES		62,645	35,126

Interest-bearing debt	(Note 13)	50,676	25,168
Trade and other payables	(Note 14)	982	1,128
Deferred tax liabilities	(Note 17)	4,700	2,477
Provisions	(Note 15)	6,287	6,353

C) CURRENT LIABILITIES		26,336	21,890

Interest-bearing debt	(Note 13)	8,381	9,236
Trade and other payables	(Note 14)	13,953	9,719
Current tax payables	(Note 17)	2,841	2,192
Provisions	(Note 15)	1,161	743

TOTAL EQUITY AND LIABILITIES (A+B+C)		108,982	73,174

The accompanying Notes 1 to 25 and Appendices I to IV are an integral part of these consolidated financial statements.

TELEFÓNICA GROUP

CONSOLIDATED INCOME STATEMENTS FOR THE YEARS ENDED DECEMBER 31

(MILLIONS OF EUROS)
INCOME STATEMENT	NOTE	2006	2005

Revenues from operations	(Note 19)	52,901	37,383
Other income	(Note 19)	1,571	1,416
Supplies		(16,629)	(9,999)
Personnel expenses	(Note 19)	(7,622)	(5,532)
Other expenses	(Note 19)	(11,095)	(8,212)

OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION		19,126	15,056

Depreciation and amortization	(Note 19)	(9,704)	(6,693)

OPERATING INCOME		9,422	8,363

Share of profit (loss) of associates	(Note 9)	76	(128)

Finance income		1,082	630
Exchange gains		4,513	4,317
Finance expenses		(3,877)	(2,420)
Exchange losses		(4,452)	(4,155)

Net financial income (expense)	(Note 16)	(2,734)	(1,628)

PROFIT BEFORE TAXES FROM CONTINUING OPERATIONS		6,764	6,607

Corporate income tax	(Note 17)	(1,781)	(1,904)

PROFIT FOR THE YEAR FROM CONTINUING OPERATIONS		4,983	4,703

Profit after taxes from discontinued operations	(Note 18)	1,596	124

PROFIT FOR THE YEAR		6,579	4,827

Minority interests	(Note 12)	(346)	(381)
PROFIT FOR THE YEAR ATTRIBUTABLE TO EQUITY HOLDERS OF THE PARENT		6,233	4,446
Basic and diluted earnings per share for continuing operations attributable to equity holders of the parent (euros)	(Note 19)	0.973	0.898
Basic and diluted earnings per share attributable to equity holders of the parent (euros)	(Note 19)	1.304	0.913

The accompanying Notes 1 to 25 and Appendices I to IV are an integral part of these consolidated financial statements.

TELEFÓNICA GROUP

CONSOLIDATED CASH FLOW STATEMENTS FOR THE YEARS ENDED DECEMBER 31

(MILLIONS OF EUROS)

	NOTE	2006	2005
Cash flows from operating activities

Cash received from customers		60,285	44,353
Cash paid to suppliers and employees		(41,475)	(30,532)
Dividends received		76	71
Net interest and other financial expenses paid		(2,372)	(1,520)
Taxes paid		(1,100)	(1,233)

Net cash from operating activities	(Note 23)	15,414	11,139

Cash flows from investing activities

Proceeds on disposals of property, plant and equipment and intangible assets		129	113
Payments on investments in property, plant and equipment and intangible assets		(6,933)	(4,423)
Proceeds on disposals of companies, net of cash and cash equivalents disposed		2,294	502
Payments on investments in companies, net of cash and cash equivalents acquired		(23,757)	(6,571)
Proceeds on financial investments not included under cash equivalents		109	148
Payments made on financial investments not included under cash equivalents		(220)	(18)
Interest received on current financial assets		312	625
Capital grants received		14	32

Net cash flows used in investing activities	(Note 23)	(28,052)	(9,592)

Cash flows from financing activities

Dividends paid	(Note 12)	(3,196)	(2,768)
Operations with equity holders		(2,346)	(2,055)
Proceeds on issue of debentures and bonds	(Note 13)	13,528	875
Proceeds on loans, credits and promissory notes		30,489	16,534
Cancellation of debentures and bonds	(Note 13)	(1,668)	(3,697)
Repayments of loans, credits and promissory notes		(22,235)	(9,324)

Net cash flow from (used in) financing activities	(Note 23)	14,572	(435)

Effect of foreign exchange rate changes on collections and payments		(372)	166

Effect of changes in consolidation methods and other non-monetary effects		28	10

NET INCREASE IN CASH AND CASH EQUIVALENTS DURING THE YEAR		1,590	1,288

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR		2,202	914

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	(Note 13)	3,792	2,202

RECONCILIATION OF CASH AND CASH EQUIVALENTS WITH THE BALANCE SHEET

BALANCE AT THE BEGINNING OF THE YEAR		2,202	914
Cash on hand and at banks		1,555	855
Other cash equivalents		658	59
Bank overdrafts (1)		(11)

BALANCE AT THE END OF THE YEAR	(Note 13)	3,792	2,202
Cash on hand and at banks		2,375	1,555
Other cash equivalents		1,417	658
Bank overdrafts (1)		-	(11)

(1) Included under "Current liabilities - Interest-bearing debt" on the consolidated balance sheet
The accompanying Notes 1 to 25 and Appendices I to IV are an integral part of these consolidated cash flow statements.

TELEFÓNICA GROUP

CONSOLIDATED STATEMENTS OF RECOGNIZED INCOME AND EXPENSE FOR THE YEARS ENDED DECEMBER 31

(MILLIONS OF EUROS)

	NOTE	2006	2005
Gain (loss) on available-for-sale investments		584	(80)
Gain (loss) on cash flow hedges		10	(126)
Translation differences		(407)	2,577
Actuarial gains and losses and impact of asset ceiling for defined benefit pension plans		112	-
Share of income (loss) recognized directly in equity of associates		(153)	(50)
Tax effectsof items recognized directly in equity		(138)	73
Net income (loss) recognized directly in equity		8	2,394

Profit for the year		6,579	4,827

Total income and expense recognized in the year	(Note 12)	6,587	7,221

Attributable to:
Equity holders of the parent	(Note 12)	6,346	6,397
Minority interests	(Note 12)	241	824
		6,587	7,221
The accompanying Notes 1 to 25 and Appendices I to IV are an integral part of this statement of recognized income and expense

TELEFÓNICA, S.A. AND SUBSIDIARIES COMPOSING THE TELEFÓNICA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONSOLIDATED ANNUAL ACCOUNTS) FOR THE YEAR ENDED DECEMBER  31, 2006

(1)       INTRODUCTION AND GENERAL INFORMATION

Telefónica Group organizational structure

Telefónica, S.A. and its subsidiaries and investees make up an integrated group of companies (the "Telefónica Group," "the Group" or "the Company") operating mainly in the telecommunications, media and entertainment industries.

The parent company of this Group is Telefónica, S.A. ("Telefónica"), incorporated on April 19, 1924. Its registered office is at calle Gran Vía 28, Madrid (Spain).

Appendix IV lists the subsidiaries, associates and investees in which the Telefónica Group has direct or indirect holdings, their lines of business, registered offices, equity and results at year end, gross carrying amount, contribution to reserves of the Consolidated Group and the consolidation method used.

Corporate structure of the Group

Telefónica’s basic corporate purpose, per Article 4 of its bylaws, is the provision of all manner of public and private telecommunications services, and all manner of ancillary or complementary telecommunications services or related services. All the business activities that constitute this stated corporate purpose may be performed either in Spain or abroad and wholly or partially by the Company, either through shareholdings or equity interests in other companies or legal entities with an identical or a similar corporate purpose.

The Telefónica Group has designed a regional, integrated management model based on three business areas by geographical market and combining the wireline and wireless telephony businesses:

  Telefónica Spain
  Telefónica Latin America
  Telefónica Europe

The business activities carried out by most of the Telefónica Group companies are regulated by broad ranging legislation, pursuant to which permits, concessions or licenses must be obtained in certain circumstances to provide the various services.

In addition, certain wireline and wireless telephony services are provided under regulated rate and price systems.

A more detailed breakdown of the activities carried out by the Group is provided in Note 4.

(2)        BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements were prepared from the accounting records of Telefónica, S.A. and of each of the companies composing the Telefónica Group, which were prepared in accordance with the International Financial Reporting Standards (IFRS) to give a true and fair view of the equity, financial position, results of operations and cash flow obtained and used in 2006. The figures in these consolidated financial statements are and notes there to expressed in millions of euros unless indicated otherwise. The euro is the Group’s functional currency.

The accompanying consolidated financial statements for the year ended December 31, 2006 were prepared by the Company’s Board of Directors at its meeting on February 28, 2007 and will be submitted for approval at the General Shareholders’ Meeting. The Board expects them to be approved without any modification.

Note 3 contains a detailed description of the most significant accounting policies used to prepare the financial statements for 2006 and 2005.

Comparative information and changes in the consolidation scope

The main changes in the consolidation scope affecting comparability of the consolidated information for 2006 and 2005 (see Appendix I for a more detailed explanation of the changes in consolidation scope in both years) are as follows:

a) Acquisition of O2:

On January 23, 2006, Telefónica, S.A. stated that it had complied with all the requirements of the offer for full takeover of O2 plc made on November 21, 2005, finalizing the acquisition of 100% of the company’s shares.

Meanwhile, on February 7, 2006, O2 plc announced the beginning of the process to delist O2 plc from the London Stock Exchange. The stock was delisted on March 7, 2006.

The acquisition of the O2 Group cost 26,135 million euros (17,887 million pounds sterling) (see Note 5). The Telefónica Group’s financial statements for the year ended December 31, 2006 include the results of O2 plc and subsidiaries (the O2 Group) from February 1, 2006. The Telefónica Group includes the O2 Group in the consolidation scope using the full consolidation method from January 31, 2006.

b) Merger with Telefónica Móviles, S.A.

On July 29, 2006, Telefónica, S.A. merged with Telefónica Móviles, S.A., via the exchange of four shares of Telefónica, S.A. par value of 1 euro, for every five shares of Telefónica Móviles, S.A. a par value of 0.5 euros. Accordingly, Telefónica delivered 244,344,012 of its treasury shares to the shareholders of Telefónica Móviles, S.A., representing approximately 7.08% of its share capital (see Note 5).

c) Colombia de Telecomunicaciones, S.A. (Coltel)

In April 2006, Telefónica Internacional, S.A. acquired 50% plus one share in Colombian company Colombia Telecom, S.A. ESP in public tender for 289 million euros (see Note 5). The Telefónica Group now consolidates this company using the full consolidation method.

d) Sale of Telefónica Publicidad e Información, S.A. (TPI)

In July 2006, Telefónica, S.A. accepted the public takeover bid launched by Yell Group Plc for 100% of the shares of Telefónica Publicidad e Información, S.A. (TPI). It therefore accepted Yell’s bid for the 216,269,764 shares Telefónica owned in TPI, representing 59.905% of the share capital, for a total amount of 1,838 million euros (see Note 18). The gain on the disposal, which amounted to 1,563 million euros, and the results contributed by the TPI Group through June 30, 2006 are recognized under "Profit after taxes from discontinued operations" in the Telefónica Group’s consolidated income statement. In addition, to make the historical information comparable, the Telefónica Group’s 2005 financial statements was restated to present the results of the TPI Group under the same heading (see Note 18).

Comparability of information due to changes in the definition of segments

As agreed at the Board of Directors’ Meeting held July 26, 2006, the Telefónica Group has modified the segment reporting with respect to the 2005 annual accounts, adapting it to the new regional management model (see Note 4).

(3)        VALUATION CRITERIA

The main valuation methods used in preparing the 2006 and 2005 consolidated financial statements were as follows:

a) Translation methodology

The financial statements of the Group’s foreign subsidiaries were translated to euros at the year-end exchange rates, except for:

1. Capital and reserves, which were translated at historical exchange rates.

2. Income statements, which were translated at the average exchange rates for the year.

Goodwill and balance sheet items remeasured to fair value when a stake is acquired in a foreign operation are recognized as assets and liabilities of the company acquired and therefore translated at the year-end exchange rate.

The exchange rate differences arising from the application of this method are included in "Translation differences" under "Equity attributable to equity holders of the parent" in the accompanying consolidated balance sheets, net of the portion of said differences attributable to minority interests, which is shown under "Equity - Minority interests." When a foreign operation is sold, totally or partially, cumulative translation differences since January 1, 2004 -the IFRS transition date- recognized in equity are taken proportionally to the income statement as part of the gain or loss on the disposal.

b) Foreign currency transactions

Monetary transactions denominated in foreign currencies are translated to euros at the exchange rates prevailing on the transaction date, and are adjusted at year end to the exchange rates then prevailing.

All realized and unrealized exchange gains or losses are included in income for the year, with the exception of gains or losses arising from specific-purpose financing of investments in foreign operations that are designated as hedges of foreign currency risk to which these investments are exposed, and exchange gains or losses on intra-group loans considered part of investment in a foreign operation, which are recorded under "Translation differences" in the consolidated balance sheet (see Note 3 i).

c) Goodwill

For acquisitions ocurring after January 1, 2004, the IFRS transition date, goodwill represents the excess of the acquisition cost over the acquirer’s interest, at the acquisition date, in the fair values of identifiable assets, liabilities and contingent liabilities acquired from a subsidiary, associate or joint venture. After the initial measurement, goodwill is carried at cost, less any accumulated impairment losses.

In the transition to IFRS Telefónica availed itself of the exemption allowing it not to restate business combinations taking place before January 1, 2004. As a result, the accompanying consolidated balance sheets include goodwill on consolidation, net of amortization deducted until December 31, 2003, arising before the IFRS transition date, from the positive consolidation difference between the amounts paid to acquire shares of consolidated subsidiaries and their net asset carrying amount plus increases in the fair value of assests and liabilities acquired.

In all cases, goodwill is recognized as an asset denominated in the currency of the company acquired.

Goodwill is tested for impairment annually or more frequently if there are certain events or changes indicating the possibility that the carrying amount may not be fully recoverable.

The potential impairment loss is determined based on analysis of the recoverable amount of the cash-generating unit (or group of cash generating units) to which the goodwill is allocated when it arises. If this recoverable amount is less than the carrying amount, an irreversible impairment loss is recognized in income (see Note 3 f).

d) Intangible assets

"Intangible assets" are stated at acquisition or production cost, less any accumulated amortization or any accumulated impairment losses.

The useful lives of intangible assets are assessed on a case-by-case basis to be either finite or indefinite. Intangible assets with finite lives are amortized systematically over the useful economic life and assessed for impairment whenever there is an indication that the carrying amount may not be recoverable. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, or more frequently in the event of indications that their carrying amount may not be recoverable (see Note 3 f).

The Company’s management reviews the indefinite useful life classification of these assets each year.

Amortization methods and schedules are revised annually at year end and, where appropriate, adjusted prospectively.

Research and development expenses

Research costs are expensed as incurred. Costs incurred in developing new products to be marketed or used for the Group’s own network, and whose future economic viability is reasonably certain, are capitalized and amortized on a straight-line basis over the period during which the related project is expected to generate economic benefits, starting upon its completion.

Recoverability is considered to be reasonably assured when the Group can demonstrate the technical feasibility of the intangible asset, whether it will be available for internal use or for sale, its estimated date of completion and its ability to use or sell the asset and how the asset will generate future economic benefits.

As long as intangible assets developed internally are not in use, the associated capitalized development costs are tested for impairment annually, and more frequently if there are indications that carrying amount may not be fully recoverable. Costs incurred in connection with projects that are not economically viable are charged to the consolidated income statement for the year in which this circumstance becomes known.

Administrative concessions

These relate to the acquisition cost of the licenses granted to the Telefónica Group by various public authorities to provide telephony services and to the value assigned to licenses held by certain companies at the time they were included in the Telefónica Group.

These concessions are amortized on a straight-line basis over the duration of related licenses from the moment commercial exploitation commences.

Customer portfolio

This represents the allocation of acquisition costs attributable to customer relationships acquired in business combinations. It is recognized as expense over the estimated remaining period of the customer relationship.

Industrial property and software

These items are stated at cost and are amortized on a straight-line basis over their useful life, generally estimated at three years.

e) Property, plant and equipment

Property, plant and equipment is stated at cost less any accumulated depreciation and any accumulated impairment in value. Land is not depreciated.

Cost includes external and internal costs comprising warehouse materials used, direct labor used in installation work and the allocable portion of the indirect costs required for the related investment. The latter two items are recorded as "Internal expenditures capitalized" under "Other income." Cost includes, where appropriate, the initial estimate of decommissioning, withdrawal and site reconditioning costs when they correspond to obligations arising as a result of the use of the related assets.

Interest and other financial expenses incurred and directly attributable to the acquisition or construction of qualifying assets are capitalized. Qualifying assets at the Telefónica Group are those assets that require preparation of at least 18 months for their intended use or sale.

The costs of expansion, modernization or improvement leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of assets are capitalized when recognition requirements are met.

Upkeep and maintenance expenses are expensed as incurred.

The Telefónica Group assesses the need to write down, if appropriate, the carrying amount of each item of property, plant and equipment to its recoverable amount at each year end, whenever there are indicators that the assets’ carrying amount may not be fully recoverable through the generation of sufficient revenues to cover all the costs and expenses. The impairment provision is not maintained if the factors giving rise to the impairment disappear (see Note 3 f).

The Group’s subsidiaries depreciate their property, plant and equipment once they are in full working condition using the straight-line method based on the assets’ estimated useful lives, calculated in accordance with technical studies which are revised periodically based on technological advances and the rate of dismantling, as follows:
Years of estimated useful life
Buildings	25 – 40
Plant and machinery	10 – 15
Telephone installations, networks and subscriber equipment	5 – 20
Furniture, tools and other items	2 – 10

Estimated residual values and the depreciation methods and schedules are reviewed at each balance sheet date and adjusted prospectively, where appropriate.

f) Impairment of non-current assets

Non-current assets, including goodwill and intangible assets are evaluated at each balance sheet date for indications of impairment losses. Wherever such indicators exist, or in the case of assets which are subject to an annual impairment test, the Company estimates recoverable value as the higher of fair value less costs to sell or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the time value of money and risks specific to the asset. An asset is considered to be impaired when its recoverable amount is less than its carrying amount. In this case, the carrying amount is restated to recoverable amount and the resulting loss is taken to the income statement. Future depreciation charges are adjusted for the new carrying amount for the asset’s remaining useful life. The Company carries out asset impairment tests on an individual basis, except when the cash flows generated by the assets are not independent of those generated by other assets (cash-generating units).

When indications of an impairment reversal exist, the corresponding asset’s recoverable amount is recalculated. A previously recognized impairment loss is only reversed if there has been a change in the estimates used to calculate the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. The increased amount cannot exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss and future depreciation charges are adjusted to the asset’s revised carrying amount. Goodwill impairment losses may not be reversed in subsequent years.

The Company bases the calculation of impairment on the business plans of the various cash-generating units to which the assets are allocated. , These business plans generally cover five years at expected growth rate and keeping this rate constant from the fifth year.

Pre-tax discount rates are applied that include country and business risk. The Company used the following rates in 2006:
WACC
Businesses in Spain	7% - 10.6%
Businesses in Latin America	7.7% - 17.6%
Businesses in Europe	7.2% - 9.1%

g) Leases

The determination of whether an arrangement is, or contains a lease is based on the substance of the agreement and requires an assessment of whether the fulfillment of the arrangement is dependent on the use of a specific asset and the agreement conveys a right to the Telefónica Group to use the asset.

Leases where the lessor retains substantially all the risks and benefits of ownership of the asset are classified as operating leases. Operating lease payments are recognized as an expense in the income statement on a straight-line basis over the life of the lease.

Leases are classified as finance leases when the terms of the lease transfer substantially all the risks and rewards of ownership to the Group. These are classified at the inception of the lease, in accordance with its nature and the associated liability, at the lower of the present value of the minimum lease payments or the fair value of the leased property. Lease payments are apportioned between the reduction of the lease liability and the finance charges so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income over the lease term.

h) Investments in associates

The Telefónica Group’s investments in companies in which it has significant influence, but which are neither a subsidiary nor a joint venture, are accounted for under the equity method of accounting. The carrying amount of investments in associates includes related goodwill and the consolidated income statement reflects the share of profit or loss from operations of the associate. If the associate recognizes any gains or losses directly in equity, the Group also recognizes the corresponding portion of these gains or losses directly in equity.

i) Financial assets and liabilities

Financial assets

All conventional way purchases and sales of financial assets are recognized on the balance sheet on the trade date, i.e., when the Group assumes the commitment to purchase or sell such assets. On initial recognition, the Telefónica Group classifies its financial instruments into four categories: financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments and available-for-sale financial assets. Where appropriate, the Group re-evaluates the designation at each financial year end.

Financial assets held for trading, i.e., investments made with the aim of realizing short-term returns as a result of price changes, are included in the category "financial assets at fair value through profit or loss" and presented as current assets. All derivatives fall under this category, unless they are designated as effective hedging instruments. The Group also classifies certain financial instruments under this category when doing so eliminates or mitigates measurement or recognition inconsistencies that could arise from the application of other criteria for measuring assets and liabilities or for recognizing gains and losses on different bases, thereby providing more meaningful information. Also in this category are financial assets for which an investment and disposal strategy have been designed based on their fair value. Financial assets included in this category are recorded at fair value and are measured again at subsequent reporting dates at fair value, with any realized or unrealized losses or gains taken to the income statement.

Financial assets with a fixed maturity that the Company has the positive intention and ability (legal and financial) to hold until then are classified as held-to-maturity and presented as "Current assets" or "Non-current assets," depending on the time left until settlement . Financial assets falling into this category are carried at amortized cost using the effective interest rate method, with gains and losses recognized in the income statement at settlement or upon impairment, as well as due to scheduled amortization.

Financial assets which the Company intends to hold for an unspecified period of time and could be sold at any time to meet specific liquidity requirements or in response to interest-rate movements are classified as available-for-sale. These instruments are recorded as "Non-current assets," unless it is probable and feasible that they will be sold within 12 months. Available-for-sale investments are measured at fair value. Gains or losses arising from changes in fair value are recognized in equity at each closing date until the asset is derecognized or is determined to be impaired, at which time the cumulative gain or loss previously reported in equity is brought to the income statement. Dividends from available-for-sale shareholdings are taken to the income statement once the Company’s has the right to receive said dividend.Fair value is determined in accordance with the following criteria:

1. Listed securities on active markets:

Fair value is considered to be the market value on the closing date.

2. Unlisted securities:

Fair value is determined using valuation techniques such as discounted cash flow analysis, option valuation models, or by referring to comparable transactions. When fair value cannot be determined reliably, these investments are carried at cost.

Loans and receivables include financial assets that are not traded on organized markets and do not fall into any of the previous categories. These assets are carried at amortized cost using the effective interest rate method. Gains and losses are taken to the income statement when the assets are derecognized or determined to be impaired, as well as due to scheduled amortization.

Financial instruments are subject to impairment testing at each balance sheet date. If there is objective evidence that an impairment loss on financial asset carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future losses that have not been incurred), discounted at the financial asset’s original effective interest rate. If there is objective evidence that an available-for-sale financial instrument is impaired, an amount comprising the difference between its cost (net of any principal payments and amortization) and its current fair value, less any impairment loss previously recognized in profit or loss, is transferred from equity to the income statement.

Financial assets are only fully or partially derecognized where:

  The rights to receive cash flows from the asset have expired.
  The Company has assumed an obligation to pay the cash flows received from the asset to a third party; or
  The Company has transferred its rights to receive cash flows from the asset to a third party, transferring substantially all the risks and rewards of the asset.

Trade receivables

Trade receivables are recognized at original invoice amount less an allowance for uncollectible amounts. A provision is made when there is objective evidence that the Group will not be able to collect the debts. The provision is calculated as the difference between the carrying amount of the doubtful trade receivables and their recoverable amount. As a general rule, short-term commercial bills are not discounted.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and at banks, demand deposits and other highly liquid investments with a maturity of three months or less. These items are stated at historical cost, which does not differ significantly from realizable value.

For the purpose of the consolidated cash flow statement, cash and cash equivalents are shown net of any outstanding bank overdrafts.

Preferred Stock

Preference shares are classified as a liability or equity instrument depending on the issuance terms. A preference share issue is considered equity only when the issuer is not obliged to give cash or another financial instrument in the form of either principal repayment or dividend payment, whereas it is recorded as a financial liability on the balance sheet whenever the Telefónica Group does not have the right to avoid cash payments.

Interest-bearing debt

These debts are recognized initially at the fair value of the consideration received less directly attributable transaction costs. After initial recognition, interest-bearing debt is subsequently measured at amortized cost using the effective interest rate method. Any difference between the cash received (net of transaction costs) and the repayment value is recognized in the income statement over the life of the debt. Interest-bearing debt is considered non-current when its maturity is over 12 months or the Telefónica Group has full discretion to defer settlement for at least another 12 months from the balance sheet date.

Financial liabilities are derecognized when the obligation under the liability is discharged, cancelled or expires. Where an existing financial liability is replaced by another from the same lender under substantially different terms, such an exchange is treated as a derecognition of the original liability and the recognition of a new liability, and the difference between the respective carrying amounts is recognized in profit or loss.

Derivatives financial instruments and hedge accounting

Derivative financial instruments are initially recognized at fair value, normally equivalent to cost. Their carrying amounts are each subsequently remeasured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. Derivatives that meet all the criteria for consideration as long-term hedging instruments are recorded as non-current assets when fair value is positive and liabilities when fair value is negative.

The accounting treatment of any gain or loss resulting from changes in the fair value of a derivative depends on whether the derivative in question meets all the criteria for hedge accounting and, if appropriate, on the nature of the hedge.

The Group designates certain derivatives as:

    Fair value hedges, when hedging the exposure of changes in the fair value of a recognized asset or liability;
    Cash flow hedges, when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a forecast transaction; or
    Hedges of net investment in a foreign operation.

A hedge of a foreign currency risk of a firm commitment is accounted for as either a fair value or a cash flow hedge.

Changes in fair value of derivatives that qualify as fair value hedges are recognized in the income statement, together with changes in the fair value of the hedged asset or liability attributable to the risk being hedged.

Changes in fair value of derivatives that qualify and have been assigned to hedge cash flows, which are highly effective, are recognized in equity. The portion considered ineffective is recognized directly in income. Fair value changes from hedges that relate to firm commitments or forecast transactions that result in the recognition of non-financial assets or liabilities are included in the initial measurement of those assets or liabilities. Otherwise, changes in fair value previously recognized in equity are recognized in the income statement in the period in which the hedged transaction affects profit or loss.

An instrument designed to hedge foreign currency exposure from a net investment in a foreign operation is accounted for in a way similar to cash flow hedges.

The application of the company’s corporate risk-management policies could result in financial risk-hedging transactions that make economic sense, yet are not strictly IFRS compliant for hedge accounting. Alternatively, the Group may opt not to apply hedge accounting criteria in certain instances. In these cases, gains or losses resulting from changes in the fair value of the derivatives are taken directly to the income statement. Transactions used to reduce the exchange rate risk relating to the income contributed by foreign subsidiaries are not treated as hedging transactions.

From inception, the Group formally documents the hedging relationship between the derivative and the hedged item, as well as the associated risk management objectives and strategies. This documentation includes identification of the hedge instrument, the hedged asset, liability or transaction and the nature of the risk hedged. In addition, it states the manner in which hedge effectiveness, i.e. the extent to which the hedge instrument offsets any changes in the underlying hedged item’s fair value or cash flows that can be attributed to the risk hedged, is measured. Its effectiveness is measured, prospectively and retroactively, both at the beginning of the hedge relationship and on a systematic basis throughout the life of the hedge.

Hedge accounting is discontinued whenever the hedging instrument expires or is sold, terminated or settled, the hedge no longer meets the criteria for hedge accounting or the Group revokes the designation. In these instances, gains or losses accumulated in equity are not recognized in income until the hedged transaction or commitment affects profit or loss. However, if the hedged transaction is no longer expected to occur, the cumulative gains or losses recognized directly in equity are taken immediately to income.

The fair value of derivative financial instruments used for hedging purposes is detailed in Note 13. In addition, the statement of recognized income and expense provides a detail of the movements in gains and losses from cash flow hedges.

The fair value of the derivative portfolio includes estimates based on calculations using observable market data, as well as specific pricing and risk-management tools commonly used by financial entities.

j) Inventories

Materials stored for use in investment projects and inventories for consumption and replacement are valued at the lower of weighted average cost and net realizable value.

When the cash flows associated with the purchase of inventory are effectively hedged, the corresponding gains and losses accumulated in equity become part of the cost of the inventories acquired.

Obsolete, defective or slow-moving inventories have been reduced to estimated net realizable value. The recoverable amount of inventory is calculated based on the inventory’s age and turnover.

k) Treasury shares

Treasury shares are stated at cost and are a reduction to equity. Any gain or loss on the purchase, sale, issue or cancellation of the Group’s own equity instruments is recognized directly in equity.

l) Provisions

Pensions and other employee obligations

Provisions required to cover the accrued liability for defined benefit pensions are determined using the projected unit credit actuarial valuation method. The calculation is based on demographic and financial assumptions for each country considering the macroeconomic environment. The discount rates are determined based on market yield curves. Plan assets are measured at fair value. Actuarial gains and losses are recognized directly in the statement of recognized income and expense.

Provisions for post-employment benefits (e.g. early retirement or other) are calculated individually based on the terms agreed with the employees. In some cases, these may require actuarial valuations based on both demographic and financial assumptions.

For defined-contribution pension plans, the obligations are limited to the payment of the contributions, which are taken to the income statement as accrued (see Note 19).

The Group’s main commitments in this regard are detailed in Note 15.

Other provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted, and the corresponding subsequent increase in the provision is recorded as a interest expense.

m) Share-based payments

The Group has compensation plans linked to the market value of its shares (see Note 20), providing employees share options. Certain compensation plans are settled in cash or shares, at the option of the beneficiary, while others are settled via the delivery of shares.

The following criteria are applied to share-based payment schemes granted after November 7, 2002:

Option plans that can be cash-settled or equity-settled at the option of the employee are recognized at the fair value on the grant date and dividend into the liability and equity components of the compound instrument granted. Considering the terms and conditions of the share option plan, the fair value of both components is the same and, accordingly, the accounting treatment of plans of this nature is that established for cash-settled transactions. In these, the total cost of the rights granted is expensed over the vesting period with recognition of a corresponding liability. The total cost of cash-settled transactions is measured initially at fair value at the grant date using the Black-Scholes formula, taking into account the terms and conditions established in each share option plan. At each subsequent reporting date, the Company reviews its estimate of fair value and the number of options it expects to be exercised, remeasuring the liability, with any changes in fair value recognized in profit or loss.

For equity-settled share option plans, fair value at the grant date is measured using a binomial or benchmark securities models. The cost is recognized, together with a corresponding increase in equity, over the vesting period. At each subsequent reporting date, the Company reviews its estimate of the number of options it expects to be exercised, with a corresponding adjustment to equity.

For the remaining share-based compensation schemes granted prior to November 7, 2002, the measurement criteria applied before application of IFRS 2 are applied, consisting of recording a provision evenly throughout the duration of the plan based on the best estimate of the net future expenditure required to settle the obligation in accordance with its terms and conditions.

n) Corporate income tax

This heading in the accompanying consolidated income statement includes all the expenses and credits arising from the corporate income tax levied on the Spanish Group companies and similar taxes applicable to the Group’s foreign operations (see Note 17).

The corporate income tax expense of each year includes both current and deferred taxes, if any.

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted at the balance sheet date.

Deferred taxes are calculated based on a balance sheet analysis of the temporary differences generated as a result of the difference between tax bases of the assets and liabilities and their respective carrying amounts.

The main temporary differences arise due to differences between the tax bases and carrying amounts of plant, property and equipment, intangible assets, non-deductible provisions as well as differences in the fair value and tax bases of net assets acquired in a subsidiary, associate or joint venture.

Furthermore, deferred taxes arise from unused tax credits and tax loss carryforwards.

The Group determines deferred tax assets and liabilities by applying the tax rates that will be effective when the corresponding asset is received or the liability settled, based on tax rates and tax laws that are enacted (or substantively enacted) at the balance sheet date.

Deferred tax assets and liabilities are not discounted to present value and are classified as non-current, irrespective of the date of their reversal.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and the necessary adjustments are made if there is uncertainty as to their recoverability. In addition, at each balance sheet date deferred tax assets not previously recognized are reviewed to determine whether and therefore should be recognized that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax liabilities on investments in subsidiaries, branches, associates and joint ventures are not recognized if the parent company is in a position to control the timing of the reversal and if the reversal is unlikely to take place in the foreseeable future.

Income tax relating to items recognized in equity is recognized in equity. Deferred tax assets and liabilities resulting from business combinations are added to or deducted from goodwill.

Deferred tax assets and liabilities are offset only if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

o) Revenues and expenses

Revenue and expenses are recognized in the income statement based on an accrual basis; i.e., at the moment the delivery of goods or services represented by them are exchanged , regardless of when actual payment or collection occurs.

The Telefónica Group principally obtains revenues from providing the following telecommunications services: traffic, connection fees, regular (normally monthly) network usage fees, interconnection, network and equipment leasing, handset sales and other services, such as value-added services (e.g. text messaging) and maintenance. Products and services may be sold separately or in promotional packages (bundled).

Revenues from calls carried on Telefónica’s networks (traffic) include an initial call establishment fee plus a rate per call, which varies depending on call length, distance and type of service. Both wireline and wireless traffic is recognized as revenue as service is provided. For prepaid calls, the amount of unused traffic generates a deferred revenue recognized in "Trade and other payables". Prepaid cards generally expire within 12 months and any deferred revenue from prepaid traffic is taken directly to the income statement when the card expires as the Group has no obligation to provide service after this date.

Revenue from traffic services at a fixed rate over a specified period of time (flat rate) are recognized on a straight-line basis over the period of time covered by the rate paid by the customer.

Connection fees arising when customers connect to the Group’s network are deferred and taken to the income statement throughout the average estimated customer relationship period, which varies by type of service. All related costs, except those related to network enlargement expenses, administrative expenses and overhead, are recognized in the income statement as incurred.

Regular fees are taken to the income statement on a straight-line basis over the related service period. Equipment leases and other services are taken to profit or loss as when they are rendered.

Interconnection fees from wireline-wireless and wireless-wireline calls and other customer services are recognized in the period in which the calls are made.

Revenues from handset and equipment sales are recognized once the sale is considered complete, i.e., generally when delivered to the end customer.

In the wireless telephony business there are loyalty campaigns whereby customers obtain points for the telephone traffic they generate. These points can be exchanged for discounts on the purchase of handsets, traffic or other types of services based on the number of points earned and the type of contract involved. The accompanying consolidated balance sheets include the related provision, based on an estimate of the value of the points accumulated at year end, under "Trade and other payables."

Bundled packages, which include different elements are sold in the wireline, wireless and internet businesses. They are assessed to determine whether it is necessary to separate the different identifiable components and apply the corresponding revenue recognition policy to each component. Total package revenue is split among the identified components based on their respective fair values (i.e. the fair value of each component relative to the total fair value of the package).

As connection or initial call establishment fees are not refundable, they may not be separated as identified components of this type of package. Any amount received from the customer for this concept is assigned to the other components delivered. However, amounts that are contingent upon delivery of other components that have not been delivered may not be assigned to the other components delivered.

All expenses related to mixed promotional packages are taken to the income statement as incurred.

p) Use of estimates

The main assumptions made and other key sources of uncertainty in the estimates made at the balance sheet date that could have a significant impact on the carrying amounts of assets and liabilities within the next financial year are discussed below.

A significant change in the facts and circumstances on which these estimates are based could have a material impact on the Group’s results and financial position.

Property, plant and equipment, intangible assets and goodwill

The accounting treatment of property, plant and equipment and intangible assets includes the use of estimates to determine the useful life for depreciation and amortization purposes and to assess fair value at their acquisition dates, for assets acquired in business combinations.

Determining useful life requires making estimates in connection with future technological developments and alternative uses for assets. There is a significant element of judgment involved in making technological development assumptions, since the timing and scope of future technological advances are difficult to predict.

When an item of property, plant and equipment or an intangible asset is considered to be impaired, the corresponding loss is taken to the income statement for the period. The decision to recognize an impairment loss involves estimates of the timing and amount of the impairment, as well as analysis of the reasons for the potential loss. Furthermore, additional factors, such as technological obsolescence, the suspension of certain services and other circumstantial changes are taken into account.

The Telefónica Group evaluates its cash-generating units’ performance regularly to identify potential goodwill impairments. Determining the recoverable amount of the cash-generating units to which goodwill is allocated also includes the use of assumptions and estimates and requires a significant amount of judgment.

Deferred tax assets and liabilities

The Group assesses the recoverability of deferred tax assets based on estimates of future earnings. The ability to recover these taxes depends ultimately on the Group’s ability to generate taxable earnings over of the period for which the deferred tax assets remain deductible. This analysis is based on the estimated schedule for reversing deferred taxes, as well as estimates of taxable earnings, which are based on internal projections and are continuously updated to reflect the latest trends.

The appropriate classification of tax assets and liabilities depends on a series of factors, including estimates as to the timing and realization of deferred tax assets and the projected tax payment schedule. Actual Group company income tax receipts and payments could differ from the estimates made by the Group as a result of changes in tax legislation or unforeseen transactions that could affect tax balances.

Provisions

Provisions are recognized when the Group has a present obligation as a result of a past event, that it is probable an outflow of resources will be required and the amount of the liability can be measured reliably. This obligation may be legal or constructive, deriving from inter alia regulations, contracts, normal practices or public commitments that lead third parties to reasonably expect that the Group will assume certain responsibilities. The amount of the provision is determined based on the best estimate of the future outflow of resources required to settle the obligation, bearing in mind all available information at the balance sheet date, including the opinions of independent experts such as legal counsel or consultants.

Given the uncertainties inherent in the estimates used to determine the amount of provisions, actual outflows of resources may differ from the amounts recognized originally on the basis of the estimates.

Revenue recognition

Connection fees

Connection fees, generated when customers connect to the Group’s network, are deferred and recognized as revenues over the average estimated customer relationship period.

The estimate of the average estimated customer relationship period is based on the recent history of customer churn. Potential changes in estimates could lead to changes in both the amount and timing of the future recognition of revenues.

Bundled offers

Promotional offers and packages that combine different elements are assessed to determine whether it is necessary to separate the different identifiable components and apply the corresponding revenue recognition policy to each element.

Total package revenue is split among the identified components based on their respective fair values.

Determining fair values for each identified component requires estimates that are complex due to the nature of the business.

A change in estimates of fair values could affect the apportionment of revenue among the components and income in future years.

q) Consolidation methods

The consolidation methods applied are as follows:

  Full consolidation of companies for which the Company has control, either by exercising effective control or by virtue of agreements with the other shareholders.

  Proportionate consolidation for companies which are jointly controlled with third parties (joint ventures). Similar items are grouped together such that the corresponding proportion of these companies’ overall assets, liabilities, expenses and revenues and cash flows are integrated line by line into the consolidated financial statements.

  Equity consolidation for companies in which there is significant influence, but not control or joint control with third parties.

In certain circumstances, some of the Group’s investees may require a qualified majority to adopt certain resolutions. This, together with other factors, is taken into account when selecting the consolidation method.

All material accounts and transactions between the consolidated companies were eliminated on consolidation. The results generated on transactions involving capitalizable goods or services by subsidiaries with other Telefónica Group companies were eliminated on consolidation.

The financial statements of the consolidated companies have the same financial year end as the parent company’s individual financial statements and are prepared using the same accounting policies. In the case of Group companies whose accounting and valuation methods differed from those of Telefónica, adjustments are made on consolidation in order to present the consolidated financial statements on a uniform basis.

The consolidated income statement and consolidated cash flow statement include the revenues and expenses and cash flows of companies that are no longer in the Group up to the date on which the related holding was sold or the company was liquidated, and those of the new companies included in the Group from the date on which the holding was acquired or the company wasincorporated through year end.

Revenues and expenses associated with discontinued operations are presented in a separate line on the consolidated income statement. Discontinued operations are those activities with identifiable operations and cash flows (for both operating and management purposes) and that represent a significant line of business or geographic unit which has been disposed of or is available for sale.

The value of the share of minority interests in the equity and earnings of the fully consolidated subsidiaries is presented under "Minority interests" on the consolidated balance sheet and income statement, respectively (see Note 12).

r) Acquisitions and disposals of minority interests

Acquisitions of equity investments and subsidiaries from minority interests

The Telefónica Group treats increases in equity investments in companies already controlled by the Group via purchases from minority shareholders by recognizing any difference between the acquisition price and the carrying amount of the minority interests participation as goodwill.

Disposals of investments in subsidiaries without relinquishing control:

In transactions involving the sale of participations in subsidiaries in which the Group retains control, the Telefónica Group applies the same treatment as that described for acquisitions of investments from minority interests.

This consists of derecognizing the carrying amount of the shareholding sold, including any related goodwill. The difference between this amount and the sale price is recognized as a gain or loss in the income statement.

s) IFRS and IFRIC interpretations not yet effective

At the date of preparation of the consolidated financial statements, the following IFRS and IFRIC interpretations have been published but their application is not mandatory:

Standards and amendments to standards		Mandatory application: financial years starting on or after
IFRS 7	Financial Instruments: Disclosures	January 1, 2007
IFRS 8	Operating Segments	January 1, 2009
Amendment to IAS 1	Presentation of Financial Statements – Capital Disclosures	January 1, 2007
Guidance for application of amended IFRS 4		January 1, 2007

Interpretations		Mandatory application: financial years starting on or after
IFRIC 7	Applying the Restatement Approach under IAS 29 Financial Information in Hyperinflationary Economies	March 1, 2006
IFRIC 8	Scope of IFRS 2 Share-based Payment	May 1, 2006
IFRIC 9	Reassessment of Embedded Derivatives	June 1, 2006
IFRIC 10	Interim Financial Reporting and Impairment	November 1, 2006
IFRIC 11	Group and Treasury Share Transactions	March 1, 2007
IFRIC 12	Service Concession Arrangements	January 1, 2008

The Group believes that the first-time adoption of the aforementioned standards, amendments and interpretations will not have a significant impact on its financial statements.

(4)        SEGMENT REPORTING

At its meeting of July 26, 2006, the Board of Directors of Telefónica agreed to restructure the Company’s management to adapt to a new regional, integrated management model.

The acquisitions of Telefónica O2 Czech Republic, a.s. in 2005 and O2 plc. in 2006 increased the size of the Group’s European operations relative to the rest of the markets in which it operates.

In addition, combining the wireline and wireless telephony services underscores the need to manage the business by region in order to offer customers the best integrated solutions and support wireless-wireline convergence.

This vision prompted the Group to create three operating segments: Telefónica Spain, Telefónica Europe and Telefónica Latin America, with each overseeing the integrated business. This forms the basis of the segment reporting in these consolidated financial statements.

Telefónica Spain oversees the wireline and wireless telephony, broadband and data businesses in Spain.

Telefónica Latin America oversees the same businesses in Latin America.

Telefónica Europe oversees the wireline, wireless, broadband and data businesses in the UK, Germany, the Isle of Man, Ireland, the Czech Republic and the Slovak Republic.

The Telefónica Group is also involved in the media and contact center activities through investments in Telefónica de Contenidos and Atento.

The segment reporting takes into account the impact of the purchase price allocation (PPA) to assets acquired and the liabilities assumed of the companies included in each segment. The assets and liabilities presented in each segment are those managed by the heads of each segment.

Inter-segment transactions are carried out at arm’s length prices.

Key information by geographic segment:
2006
Millions of euros	Telefónica Spain	Telefónica Latin America	Telefónica Europe	Other & inter-group eliminations	Total
External sales	19,565	17,932	13,124	2,280	52,901
Inter-segment sales	186	156	35	(377)	-
Other operating income and expenses	(11,104)	(11,517)	(9,451)	(1,703)	(33,775)
OIBDA	8,647	6,571	3,708	200	19,126
Depreciation and amortization	(2,533)	(3,671)	(3,399)	(101)	(9,704)
OPERATING INCOME	6,114	2,900	309	99	9,422
Financial income (expense)					(2,734)
Share of profit (loss) of companies accounted for by the equity method (Note 9)					76
Corporate income tax					(1,781)
Profit after taxes from discontinued operations (Note 18)					1,596
Minority interests (Note 12)					(346)
PROFIT FOR THE YEAR ATTRIBUTABLE TO EQUITY HOLDERS OF THE PARENT					6,233
INVESTMENT IN PP&E	2,304	2,811	2,552	343	8,010
INVESTMENT IN ASSOCIATES	57	20	-	882	959
ALLOCATED ASSETS	30,790	37,705	41,651	(1,164)	108,982
ALLOCATED LIABILITIES	20,855	23,674	10,021	34,431	88,981

2005
Millions of euros	Telefónica Spain	Telefónica Latin America	Telefónica Europe	Other & inter-group eliminations	Total
External sales	18,936	15,256	1,308	1,883	37,383
Inter-segment sales	169	133	8	(310)	-
Other operating income and expenses	(10,235)	(9,876)	(819)	(1,397)	(22,327)
OIBDA	8,870	5,513	497	176	15,056
Depreciation and amortization	(2,804)	(3,461)	(364)	(64)	(6,693)
OPERATING INCOME	6,066	2,052	133	112	8,363
Financial income (expense)					(1,628)
Share in profit (loss) of companies accounted for by the equity method (Note 9)					(128)
Corporate income tax (Note 12)					(1,904)
Profit after taxes from discontinued operations (Note 18)					124
Minority interests					(381)
PROFIT FOR THE YEAR ATTRIBUTABLE TO EQUITY HOLDERS OF THE PARENT					4,446
INVESTMENT IN PP&E	2,134	2,664	145	525	5,468
INVESTMENT IN ASSOCIATES	48	26	-	1,590	1,664
ALLOCATED ASSETS	28,969	37,714	6,993	(502)	73,174
ALLOCATED LIABILITIES	22,337	23,088	1,511	10,080	57,016

The headings in the tables above were selected to reflect the main factors affecting management and strategic decisions in each segment.

The Telefónica Group not only conducts its business based on geographic segments, but in 2006 also monitored its activities by business line to maximize the efficiency of its operations in each region.

Key information by business segment:

2006	External sales	Total assets	Investments in PP&E
Wireline telephony in Spain (1)	11,231	18,653	1,555
Wireless telephony (2)	17,019	30,245	2,275
Wireline telephony in Latin America (3)	9,153	21,006	1,285
Telefónica Europe (4)	13,124	41,651	2,552
Other and inter-group eliminations	2,374	(2,573)	343
Total	52,901	108,982	8,010

2005	External sales	Total assets	Investments in PP&E
Wireline telephony in Spain (1)	11,019	18,529	1,405
Wireless telephony (2)	15,068	26,934	2,330
Wireline telephony in Latin America (3)	7,902	20,936	1,061
Telefónica Europe (4)	1,308	6,993	145
Other and inter-group eliminations	2,086	(218)	527
Total	37,383	73,174	5,468

(1) Wireline telephony in Spain
(2) Wireless telephony in Spain and Latin America
(3) Wireline telephony in Latin America
(4) Business, mainly wireless, of the O2 Group, Telefónica O2 Czech Republic, a.s. and T. Deutschland in 2005

(5)       BUSINESS COMBINATIONS AND ACQUISITIONS OF MINORITY INTERESTS

Business combinations:

As indicated in Note 2, from February 1, 2006, the Telefónica Group has included the financial statements of O2 plc. following the acquisition which began in 2005 and was completed on January 23, 2006.

O2 plc. mainly engages in the provision of wireless telephony services in the UK, Germany and Ireland.

In 2006, the purchase price was allocated to the assets acquired and the liabilities assumed.

These amounts were determined using various measurement methods by type of asset and/or liability and based on the best information available. In addition, advice was given by independent experts in the determination of the fair values.

The methods and assumptions used to determine the fair values were the following:

Licenses

The fair value was determined using the Greenfield method which consists of measuring an assets based on the valuation of a hypothetical newly created company that starts its business with no assets except the asset being measured. Since the hypothetical company has no other assets, the value of the license must equal enterprise value.

A combined business plan is drawn up considering the available licenses as one asset, as the net cash flows cannot be determined individually for each license.

This conclusion is based on the following assumptions: on the customer’s indiscriminate use of the various networks without receiving itemized bills for the use of each network, no differentiation is made between voice revenues, innovations gradually reducing the technological separation between the different licenses, and the same infrastructure is used, managed and evaluated as an integrated operation.

Customer base

The customer base was measured using the MEEM ("Multiple Excess Earnings Method"), which is based on calculating the present value of the future cash flows of the future economic benefits attributable to the customer base. To estimate the remaining useful life of the customer base, we analyzed the life of the customer relationship using a churn method based on actuarial techniques.

The aim of our analysis of lives is to estimate a survival curve that predicts future churn rates related to the current customer base. A typical analysis begins with determining a partial trend curve based on a historical study of customer retention data. These curves are compared to studies of standard complete survival curves obtained from in-depth studies of trends. The comparison allows us to determine which of the standard trends more closely resembles our customer base and then to assign it a remaining useful life.

Trademark

The fair value of the trademark was measured according to the "relief-from-royalty" method. This method measures the value of the asset by capitalizing the royalties saved by owning intellectual property. In other words, the owner of the trademark obtains a benefit for owning the intangible asset, rather than having to pay royalties for its use. The royalties saving is determined by applying a market royalty rate (expressed as a percentage of income) to the future expected revenues from the sale of the product or service related to the intangible asset. The market royalty rate, normally expressed as a percentage of net income, is the rate a knowledgeable, willing owner would charge a knowledgeable, willing user for use of the asset in an arm’s length transaction.

Property, plant and equipment

These assets were measured using the depreciated replacement cost method, which measures the asset by the sum of the costs necessary to replace the asset. The estimate of the replacement cost is based on the price of the asset, including its installation.

This process led to the identification of the fair values of the acquired companies’ assets and liabilities. The historical carrying amounts, fair values, goodwill and acquisition costs of the assets and liabilities acquired in this process were the following:
Millions of euros	O2 plc. Group
	Carrying amount	Fair value
Intangible assets	6,320	14,463
Goodwill	4,691	N/A
Property, plant and equipment	6,003	5,743
Other non-current assets	1	825
Other current assets	3,615	3,615

Financial liabilities	(2,101)	(2,170)
Deferred tax liabilities	(29)	(2,466)
Other liabilities and current liabilities	(3,191)	(3,191)
Net asset value	15,309	16,819
Acquisition cost		26,135
Goodwill (Note 7)		9,316

The impact of this acquisition on cash and cash equivalents was the following:
Millions of euros	O2 plc. Group
Cash and cash equivalents of the companies acquired	1,316
Cash paid in the acquisition plus related costs	26,135
Total net cash outflow	24,819

24,869 million euros of the acquisition cost of the O2 Group waspaid in 2006 and the remainder was paid in 2005.

In addition, the Company acquired 50% plus one share of the Colombian wireline operator, Colombia de Telecomunicaciones, S.A. ESP, and signed a commitment to acquire the remaining shares, the purchase price allocation is as follows.

Millions of euros	Colombia de Telecomunicaciones, S.A., ESP
	Carrying amount	Fair value
Intangible assets	155	160
Goodwill	-	-
Property, plant and equipment	880	880
Other non-current assets	485	485
Other current assets	588	588

Financial liabilities	(1,881)	(1,881)
Deferred tax liabilities	343	343
Other liabilities and current liabilities	(757)	(757)
Net asset value	(187)	(182)
Commitment to acquire minority interests (see Note 21)		(289)
Acquisition cost		289
Goodwill (Note 7)		760

The impact of this acquisition on cash and cash equivalents was the following:
Millions of euros	Colombia de Telecomunicaciones, S.A., ESP
Cash and cash equivalents of the company acquired	328
Cash paid in the acquisition plus related costs	289
Total net cash inflow	(39)

Since the acquisition date, O2 plc. and Colombia de Telecomunicaciones, S.A., ESP have contributed 73 million and 100 million euros, respectively, to operating income.

The unallocated portion of the purchase price after the purchase price allocation is recognized as goodwill in the accompanying consolidated balance sheet and relates to the economic benefits the acquired company is expected to generate in the future, in addition to other non-identifiable elements , such as workforce, geographic expansion and potential synergies arising from the merger of its operations with those of the Group.

In 2005 Telefónica acquired 69.41% of wireline and wireless operator Telefónica O2 Czech Republic, a.s., as well as BellSouth’s wireless operators in Chile and Argentina.

The historical amounts and fair values of the assets and liabilities acquired, the acquisition cost and the goodwill arising from these acquisitions at the acquisition dates were as follows:
Millions of euros	Telefónica O2 Czech Republic, a.s
	Carrying amount	Fair value

Intangible assets	351	1,533
Goodwill	444	N/A
Property, plant and equipment	3,091	3,087
Non-current financial assets	10	10
Other current assets	376	379

Non-current trade payables	(438)	(517)
Deferred tax liabilities	(202)	(474)
Current liabilities	(585)	(542)
Change in equity June - September	-	42

Net asset value	3,047	3,518
Minority interests	932	1,212
Acquisition cost		3,663
Goodwill (Note 7)		1,357

The carrying amounts of the assets and liabilities acquired from BellSouth operators in Chile and Argentina and the goodwill generated after the purchase price allocation to the fair value recognition of all assets and liabilities assumed in the acquisition, were as follows:

Millions of euros	BellSouth operators in Chile and Argentina
	Carrying amount	Fair value

Intangible assets	127	212
Property, plant and equipment	322	155
Non-current financial assets	3	3
Deferred tax assets	128	128
Current assets	330	287

Non-current trade payables	(110)	(110)
Deferred tax liabilities	(121)	(112)
Current trade payables	(421)	(421)
Current provisions	(71)	(71)

Net asset value	187	71
Acquisition cost		837
Goodwill		766

Pro-forma figures for 2006 and 2005 assuming these acquisitions at the beginning of the year:
Millions of euros (unaudited figures)	2006	2005
Revenues	53,819	49,434
Profit for the year	6,346	5,168
Basic earnings per share (€/share)	1,33	1,06

Acquisitions of minority interests:

The merger between Telefónica, S.A. and Telefónica Móviles, S.A. was completed in July 2006. The transaction resulted in the acquisition of the 7.08% of Telefónica Móviles, SA. held by minority interests (see Note 2).

The difference between the company’s equity and the market value used to determine the exchange ratio was 2,998 million euros , and is recognized in "Goodwill" in the accompanying consolidated balance sheet (Note 7).

(6)        INTANGIBLE ASSETS

The detail of the movements in intangible assets in 2006 and 2005 was the following:

	Millions of euros
	Balance at 12/31/05	Increases	Decreases	Transfers	Translation differences	Inclusion of companies	Exclusion of companies	Balance at 12/31/06
Cost:
Development costs	1,338	96	-	(1)	(3)	-	-	1,430
Administrative concessions	6,027	18	(82)	90	(236)	6,919	(3)	12,733
Industrial property and software	5,620	846	(168)	421	(104)	828	(110)	7,333
Customer base	1,533	-	-	-	71	4,591	-	6,195
Other intangible assets	399	272	(39)	(333)	100	2,340	(5)	2,734
Total gross intangible assets	14,917	1,232	(289)	177	(172)	14,678	(118)	30,425
Accumulated amortization:
Development costs	1,257	73	-	-	-	-	-	1,330
Administrative concessions	1,686	731	(80)	(4)	(45)	-	(3)	2,285
Industrial property and software	3,742	1,186	(158)	3	(78)	-	(74)	4,621
Customer base	307	695	-	-	(29)	-	-	973
Other intangible assets	43	393	(38)	(4)	66	-	(5)	455
Total accumulated amortization	7,035	3,078	(276)	(5)	(86)	-	(82)	9,664
Provisions for impairment	5	-	(2)	-	-	-	-	3
Net intangible assets	7,877	(1,846)	(11)	182	(86)	14,678	(36)	20,758

	Millions of euros
	Balance at 12/31/ 04	Increases	Decreases	Transfers	Translation differences	Inclusion of companies	Balance at 12/31/05
Cost:
Development costs	1,282	93	(1)	(48)	5	7	1,338
Administrative concessions	4,637	49	(2)	(46)	1,019	370	6,027
Industrial property and software	4,176	722	(46)	215	343	210	5,620
Customer base	270	-	-	81	59	1,123	1,533
Other intangible assets	459	213	(65)	(309)	62	39	399
Total gross intangible assets	10,824	1,077	(114)	(107)	1,488	1,749	14,917
Accumulated amortization:
Development costs	1,178	81	(1)	(1)	-	-	1,257
Administrative concessions	1,089	338	(2)	1	260	-	1,686
Industrial property and software	2,786	820	(55)	(32)	223	-	3,742
Customer base	31	236	-	22	18	-	307
Other intangible assets	58	19	(36)	(38)	40	-	43
Total accumulated amortization	5,142	1,494	(94)	(48)	541	-	7,035
Provisions for impairment	8	1	(0)	(5)	1	-	5
Net intangible assets	5,674	(418)	(20)	(54)	946	1,749	7,877

The significant changes in 2006 correspond to the inclusions of the O2 Group and Colombia de Telecomunicaciones, S.A., ESP in the consolidation scope, which led to increases in the cost of the assets of 14,463 million and 160 million euros, respectively (see Note 5).

"Decreases" includes the disposal of the TPI Group for 188 million euros of intangible assets and 82 million euros of accumulated amortization.

In "Increases," the main additions in both years relate to investments in software.

"Inclusion of companies" in 2005 mainly correspond to the addition of Telefónica O2 Czech Republic, s.a. (previously Cesky Telecom, s.a.) assets, representing 1,533 million euros increase (see Note 5).

The inclusions of Telefónica Móviles Chile, S.A. and Radiocomunicaciones Móviles, S.A. in 2005 led to an increase in costs of 212 million euros (see Note 5).

In 2006, Group companies capitalized 194 million euros (2005: 136 million euros) of intangible assets corresponding primarily to software development. The related projects may or may not have been fully completed.

At December 31, 2006 and 2005, the Company carried intangible assets related to indefinite useful lived assets of 125 million and 145 million euros, respectively, related primarily to permanent licenses to operate wireless telecommunications services in Argentina.

They are also subject to impairment tests whenever there are indications of a potential loss in value and, in any event, at the end of each year. There was no impairment recognized in 2006 or 2005.

Intangible assets with a defined useful life are amortized on a straight-line basis over their estimated useful lives. Amortization charges in 2006 and 2005 amounted to 3,078 million and 1,494 million euros, respectively, of which 10 million and 18 million euros corresponded to assets related to discontinued operations.

(7)        GOODWILL

The movement in this heading assigned to each Group segment was the following:

Millions of euros
2006	Balance at 12/31/05	Acquisitions	Disposals	Translation differences and other	Balance at 12/31/06
Telefónica Spain	410	3,019	-	-	3,429
Telefónica Latin America	5,330	779	(2)	(684)	5,423
Telefónica Europe	1,836	9,430	-	203	11,469
Other	1,334	143	(67)	8	1,418
Total	8,910	13,371	(69)	(473)	21,739

Millions of euros
2005	Balance at 12/31/04	Acquisitions	Disposals	Translation differences and other	Balance at 12/31/05
Telefónica Spain	417	1	-	(8)	410
Telefónica Latin America	3,741	981	-	608	5,330
Telefónica Europe	431	1,357	-	48	1,836
Other	1,360	114	(179)	39	1,334
Total	5,949	2,453	(179)	687	8,910

Goodwill generated in the acquisition of foreign companies is treated as an asset denominated in the currency of the company acquired, and is therefore subject to exchange rate differences, which are included in "Translation differences and other."

Impairment tests completed by the Directors at year end 2006 and 2005 did not identify impairments to goodwill as the recoverable value was higher than carrying amount at year end.

2006

The main acquisitions of goodwill in 2006 related to the following companies:
Millions of euros
O2 plc Group (Note 5)	9,316
Telefónica Móviles Group (Note 5)	2,998
Colombia de Telecomunicaciones, S.A. (Note 5)	760
Others	297
Total	13,371

2005

The main acquisitions of goodwill in 2005 related to the following companies:
Millions of euros
Radiocomunicaciones Móviles, S.A. (Note 5)	547
Telefónica Móviles Chile Inversiones, S.A. (Note 5)	219
Telefónica O2 Czech Republic, a.s. (Note 5)	1,357
Other	330
Total	2,453

Disposals of goodwill in 2005 corresponds mainly to the disposal of 25% of Endemol N.V., as detailed in Appendix I.

(8)        PROPERTY, PLANT AND EQUIPMENT

The detail of the movement in "Property, plant and equipment" and accumulated depreciation in 2006 and 2005 was the following:

	Millions of euros
	Balance at 12/31/05	Additions	Disposals	Inclusion of companies	Exclusion of companies	Translation differences	Transfers	Balance at 12/31/06
Cost:
Land and buildings	9,392	153	(39)	395	(35)	(132)	1,227	10,961
Plant and machinery	67,284	2,506	(1,431)	5,208	(1)	(2,064)	1,749	73,251
Furniture, tools and other	3,564	593	(179)	422	(56)	(173)	174	4,345
Total PP&E in service	80,240	3,252	(1,649)	6,025	(92)	(2,369)	3,150	88,557
Construction in progress	1,676	3,208	(16)	750	-	(80)	(3,021)	2,517
Advance payments on PP&E	18	7	-	-	-	-	(10)	15
Installation materials	310	311	(27)	-	-	(11)	(238)	345
Gross PP&E	82,244	6,778	(1,692)	6,775	(92)	(2,460)	(119)	91,434
Accumulated depreciation:
Buildings	2,928	527	(16)	-	(17)	(96)	309	3,635
Plant and machinery	48,793	5,537	(1,342)	-	(1)	(1,472)	(344)	51,171
Furniture, tools and other	2,419	575	(159)	-	(42)	(137)	(75)	2,581
Total accumulated depreciation	54,140	6,639	(1,517)	-	(60)	(1,705)	(110)	57,387
Provisions for impairment	111	83	(32)	-	-	(3)	1	160
Net PP&E	27,993	56	(143)	6,775	(32)	(752)	(10)	33,887

	Millions of euros
	Balance at 12/31/04	Additions	Disposals	Inclusion of companies	Exclusion of companies	Translation differences	Transfers	Balance at 12/31/05
Cost:
Land and buildings	6,427	129	(98)	2,183	(1)	577	175	9,392
Plant and machinery	59,500	1,350	(2,219)	906	(5)	5,900	1,852	67,284
Furniture, tools and other	2,832	336	(262)	119	(1)	363	177	3,564
Total PP&E in service	68,759	1,815	(2,579)	3,208	(7)	6,840	2,204	80,240
Construction in progress	1,169	2,255	(2)	39	-	181	(1,966)	1,676
Advance payments on PP&E	9	8	-	5	-	1	(5)	18
Installation materials	264	313	(6)	9	-	9	(279)	310
Gross PP&E	70,201	4,391	(2,587)	3,261	(7)	7,031	(46)	82,244
Accumulated depreciation:
Buildings	2,374	389	(35)	-	(1)	211	(10)	2,928
Plant and machinery	42,524	4,440	(2,133)	-	(4)	3,953	13	48,793
Furniture, tools and other	2,017	394	(256)	-	(1)	274	(9)	2,419
Total accumulated depreciation	46,915	5,223	(2,424)	-	(6)	4,438	(6)	54,140
Provisions for impairment	93	42	(29)	-	-	9	(4)	111
Net PP&E	23,193	(874)	(134)	3,261	(1)	2,584	(36)	27,993

"Inclusion of companies" in 2006 mainly includes the inclusions of the O2, plc. Group and Colombia de Telecomunicaciones, S.A., ESP in the consolidation scope for 5,743 million and 880 million euros, respectively (see Note 5).

"Inclusion of companies" in 2005 include Telefónica O2 Czech Republic, a.s.’s assets for a gross amount of 3,087 million euros and those of Telefónica Móviles Chile, S.A. and Radiocomunicaciones Móviles, S.A. for a gross amount of 155 million euros (see Note 5).

"Exclusion of companies" in 2006 includes the removal of the TPI Group from the consolidation scope, for a gross amount of 92 million euros, and the accumulated depreciation of 60 million euros at the disposal date.

Among the main investments in 2006 and 2005 were additions by Telefónica de España, of 1,283 and 1,073 million euros, respectively. They were mostly to deplay ADSL. Service Telefónica de España posted a 37.6% increase in ADSL customer additions in 2006, ending the year with 3.7 million end users (compared to 2.7 million the year before). To achieve this, it had to enlarge the capacity of the RIMA network (high-performance IP network) in order to adapt the network to the new features of ADSL and enhance the provision of broadband services and integrated solutions. Also in 2006, Telefónica Spain began its network transformation, adapting existing loops to FTTx (fiber optic) technology in order to be able to offer new services.

Other additions in both years include the sharp increase in investment earmarked for the wireless business, due to the enlargement and rollout of the GSM networks in Latin America (mainly Brazil), and the UMTS networks in Spain and the O2 Group (621 million euros for this concepts since its inclusion in the Telefónica Group in February 2006).

"Translation differences" reflect the impact of exchange rate movements on opening balances. The effect of exchange rates on movements in the year is included in the appropriate column for each movement.

Depreciation in 2006 and 2005 based on the estimated useful lives of the assets (see Note 3.e) totaled 6,639 million and 5,223 million euros, respectively, of which 3 million and 6 million euros corresponded to assets related to discontinued operations, respectively.

Telefónica Group companies have purchased insurance policies to reasonably cover the possible risks to which their property, plant and equipment used in operations are subject, with suitable limits and coverage. These policies include certain franchises for local and domestic long-distance networks and subscriber equipment.

Additions in 2006 and 2005 also included in-house developments by Telefónica Group companies totaling 525 and 482 million euros, respectively, recorded under "Internal expense capitalized" (see Note 19).

The net amounts of "Property, plant and equipment" temporarily out of service at December 31, 2006 and 2005 were not significant.

Property, plant and equipment under capitallease at December 31, 2006 amounted to 1,205 million euros (see Note 22).

(9)        INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

Associates

The detail of associates and key financial highlights are:

December 31, 2006	Millions of euros
COMPANY	% Holding	Total assets	Total liabilities	Current revenues	Profit (loss) for the year	Goodwill	Carrying amount	Fair value
Portugal Telecom, S.G.P.S., S.A. (Portugal) (1)	9.84%	13,788	11,035	4,708	527	569	761	1,106
Lycos Europe, N.V. (Netherlands)	32.10%	168	35	59	3	-	42	91
Médi Telecom, S.A. (Morocco)	32.18%	1,288	1,106	423	22	10	59	N/A
Hispasat, S.A.	13.23%	585	270	120	25	-	42	N/A
Sistemas Técnicos de Loterías del Estado, S.A. (Spain)	31.75%	89	12	55	5	-	24	N/A
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (Spain)	50.00%	97	87	7	3	-	5	N/A
Mobipay España, S.A. (Spain)	13.36%	16	5	3	(3)	-	1	N/A
Ipse 2000, S.p.A. (Italy)	49.67%	41	634	-	(23)	-	-	N/A
Other	N/A	N/A	N/A	N/A	N/A	-	25	N/A
TOTAL		16,072	13,184	5,375	559	579	959	1,197

December 31, 2005	Millions of euros
COMPANY	% Holding	Total assets	Total liabilities	Current revenues	Profit (loss) for the year	Goodwill	Carrying amount	Fair value
Sogecable, S.A. (Spain)	23.83%	2,380	2,041	1,519	8	603	676	1,078
Portugal Telecom, S.G.P.S., S.A. (Portugal) (1)	9.84%	15,512	11,780	4,664	319	510	796	962
Lycos Europe, N.V. (Netherlands)	32.10%	172	45	58	(20)	-	41	114
Médi Telecom, S.A. (Morocco)	29.90%	1,155	991	391	26	10	53	N/A
Sistemas Técnicos de Loterías del Estado, S.A. (Spain)	31.75%	90	12	57	6	-	23	N/A
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (Spain)	50.00%	92	82	7	3	-	5	N/A
Mobipay España, S.A. (Spain)	12.41%	12	9	-	(5)	-	-	N/A
Ipse 2000, S.p.A. (Italy)	46.44%	42	1,034	-	(1,223)	-	-	N/A
Other	N/A	N/A	N/A	N/A	N/A	-	70	N/A
TOTAL		19,455	15,994	6,696	(886)	1,123	1,664	2,154

(1) Figures as of September 30.

Fair value was calculated based on the trading price of listed companies.

The detail of the movement in investments in associates in 2006 and 2005 was the following:
Investments in associates	Millions of euros
Balance at 12/31/04	1,651
Acquisitions	45
Disposals	(7)
Translation differences	74
Income (Loss)	(128)
Dividends	(36)
Transfers	65
Balance at 12/31/05	1,664
Acquisitions	1
Disposals	(188)
Inclusion of companies	7
Translation differences	(5)
Income (Loss)	76
Dividends	(43)
Transfers	(553)
Balance at 12/31/06	959

Additions at December 31, 2006 and 2005 reflect the amounts from transactions detailed in the changes to the consolidation scope (see Appendix I).

In March 2006, Telefónica tendered shares in the takeover bid for Sogecable, reducing its equity ownership interest in the company from 23.83% to 17.26%. This transaction is included in "Disposals" for an amount of 188 million euros. The gain totaled 142 million euros (Note 19).

Subsequently, Sogecable held a capital increase suspending the pre-emptive subscription rights to allow Warner-Dalbergia to become a shareholder. This diluted Telefónica’s stake to 16.84%, while another capital increase held to cover its share option plans for company directors further diluted its stake to 16.75%, which Telefónica holds as of December 31, 2006 (see Appendix I).

Since these transactions took the equity interest to below 20%, Telefónica ceased consolidating Sogecable using the equity method, recognizing it in the accompanying consolidated financial statements as "Available-for-sale investments." "Transfers" in 2006 include the impact of this change in the consolidation scope, for an amount of 502 million euros (see Note 13).

"Non-current financial assets" includes a long-term loan given to Medi Telecom for 71 million euros (78 million euros at December 31, 2005).

On January 31, 2006, the Italian Government informed Ipse 2000, S.p.A. of its decision to revoke the UMTS license granted to it in 2000. This impairment was recognized in the 2005 income statement and this investment was reduced to zero in the Group’s balance sheet. "Share of profit (loss) of associates" in 2005 includes the impact of this decision.

Joint ventures

On December 27, 2002, having complied with Brazilian regulatory provisions, Telefónica Móviles, S.A. and PT Movéis Serviços de Telecomunicaçoes, SGPS, S.A. (PT Movéis) set up a 50/50 joint venture, Brasilcel, N.V., via the contribution of 100% of the groups’ direct and indirect shares in Brazilian cellular operators. This company is consolidated in the consolidated financial statements of the Telefónica Group by the proportionate method.

The contributions of Brasilcel, N.V. to the Telefónica Group’s 2006 and 2005 consolidated balance sheets and income statements are as follows:
	Millions of euros
	2006	2005
Current assets	915	1,242
Non-current assets	3,348	3,448
Current liabilities	1,071	1,132
Non-current liabilities	782	1,029
Operating revenue	2,077	1,955
Operating expenses	2,097	1,858

(10)        RELATED PARTIES

Significant shareholders:

The main transactions between Telefónica Group companies and significant shareholders of Telefónica, S.A. were the following:

Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) and its subsidiaries comprising its consolidated group:

  Financing transactions arranged under market conditions, with approximately 490 million euros drawn down at December 31, 2006 (720 million euros at December 31, 2005).

  Derivative transactions contracted at market conditions, for a total nominal amount of approximately 3,516 million euros at December 31, 2006 (3,320 million euros at December 31, 2005).

  Guarantees granted by BBVA for approximately 18 million euros (16 million euros at December 31, 2005).

  Services, mainly telecommunications and telemarketing, rendered by Telefónica Group companies to the BBVA Group, under market conditions.

  The sale by Telefónica, S.A. to BBVA of its 33% stake in Uno e Bank, S.A. for 149 million euros payable in four installments of 37,125,000 euros in accordance with prior commitments between Telefónica and BBVA (see Note 21). The outstanding amount at December 31, 2006 was 111 million euros.

  The deal signed between Telefónica and BBVA establishing the procedures and conditions for the integration of the BBVA group’s Spanish and international call center business in the Telefónica Group subsidiary, Atento. This commitment is detailed in Note 21.

Caja de Ahorros y Pensiones de Barcelona, La Caixa, and subsidiaries comprising its consolidated group:

  Financing transactions arranged under market conditions, with approximately 356 million euros drawn down at December 31, 2006 (836 million euros at December 31, 2005).

  Derivative transactions contracted under market conditions, for a total nominal amount of approximately 1 million euros.

  The telecommunications services rendered by Telefónica Group companies to La Caixa group companies under market conditions.

Directors’ and senior executive compensation and other benefits

The compensation of Telefónica, S.A.’s directors is governed by Article 28 of the bylaws, which states that the compensation paid by the Company to its directors shall be determined at the Shareholders’ Meeting and shall remain in force until a resolution is adopted at the Shareholders’ Meeting to amend it. The Board of Directors is responsible for setting the exact amount to be paid within the stipulated limits and distributing it among the directors. On April 11, 2003, shareholders set the maximum gross annual amount to be paid to the Board of Directors at 6 million euros. This includes a fixed payment and fees for attending meetings of the Board of Directors’ advisory or control committees.

Therefore, the compensation of Telefónica’s directors in their capacity as members of the Board of Directors and/or of the Standing Committee and the advisory and control committees consists of a fixed amount payable monthly plus fees for attending the meetings of the Board’s advisory or control committees. In addition, executive directors receive the appropriate amounts for discharging their executive duties as stipulated in their respective contracts.

In 2006, the members of the Board of Directors of Telefónica, S.A. earned the following total compensation for discharging their duties as such: fixed payments of 4,266,554.49 euros (including the compensation earned as members of the Boards of Directors or of the advisory or control committees of other Telefónica Group companies) and attendance fees of 206,250.00 euros for attending the Board of Directors advisory committee meetings (including fees for attending Board advisory committee meetings of other Telefónica Group companies).

In their capacity as company executives the executive directors César Alierta Izuel, José María Álvarez-Pallete López (appointed director of Telefónica, S.A. on July 26, 2006), Peter Erskine (appointed director of Telefónica, S.A. on January 25, 2006), Luis Lada Díaz (who resigned as director on July 26, 2006), Julio Linares López, Mario E. Vázquez (who resigned as director on June 21, 2006) and Antonio Viana-Baptista received: 10,645,134.16 euros in salaries and variable compensation; 59,062.32 euros in Company contributions, as the sponsor of pension plans; and 433,807 euros in compensation in kind, which included life insurance premiums and the value of the 90,868 shares of Telefónica Móviles, S.A. granted to Antonio Viana-Baptista after exercising his share options (the MOS Plan), as indicated in the notification registered at the Comisión Nacional del Mercado de Valores (CNMV or the Spanish Securities Exchange Commission) on July 13, 2006.

In addition, related to the "Performance Share Plan" described in Note 20.e, the maximum number of shares corresponding to the first phase of the Plan (which began on July 1, 2006) to be delivered (from July 1, 2009) to each of the executive directors of Telefónica, S.A. if all the terms established for such delivery are met, is as follows: 129,183 shares to César Alierta Izuel, 62,354 to José María Álvarez-Pallete López, 181,762 to Peter Erskine, 65,472 to Julio Linares López, and 62,354 to Antonio Viana-Baptista.

The detail of the compensation and benefits received by Telefónica’s directors in 2006 is as follows:

Board of Directors. Fixed payment for each director (euros):
Position	2006
Chairman	240,000.00
Vice Chairman	200,000.00
Directors: (*)
Executives	120,000.00
Non-independent external directors	120,000.00
Independent directors	120,000.00

(*):

  José María Álvarez-Pallete López was appointed a director of Telefónica, S.A. on July 26, 2006. The fixed compensation received by him from this date is 50,000 euros.
  Miguel Horta e Costa was a director of Telefónica, S.A. up to March 29, 2006. The fixed compensation received by him to that date was 40,000 euros.
  Luis Lada Díaz was a director of Telefónica, S.A. up to July 26, 2006. The fixed compensation received by him to that date was 80,000 euros.
  Mario E. Vázquez was a director of Telefónica, S.A. up to June 21, 2006. The fixed compensation received by him to that date was 90,050.58 euros.

Standing Committee. Fixed payment for each director forming part of the Standing Committee, by position (euros):

Position	2006
Chairman	80,000.00
Vice Chairman	80,000.00
Members	80,000.00

Directors receive no attendance fees for Board and Standing Committee meetings.

Other Board committees.

A. Fixed payment for each director forming part of one of the Board committees, by position (euros):

Position	2006
Chairman	20,000.00
Members	10,000.00

B. Total fees paid to directors in 2006 for attending meetings of the advisory or control committees (euros):
Committee	2006
Audit and Compliance	Attendance fee per meeting: 1,250.00
Number of meetings: 11
Total paid: 46,250.00
Appointments and Compensation, and Good	Attendance fee per meeting: 1,250.00
Governance	Number of meetings: 11
Total paid: 53,750.00
Human Resources and Corporate	Attendance fee per meeting: 1,250.00
Reputation	Number of meetings: 5
Total paid: 21,250.00
Regulation	Attendance fee per meeting: 1,250.00
Number of meetings: 10
Total paid: 45,000.00
Service Quality and Customer Service	Attendance fee per meeting: 1,250.00
Number of meetings: 4
Total paid: 12,500.00
International Affairs	Attendance fee per meeting: 1,250.00
Number of meetings: 3
Total paid: 18,750.00

Executive directors. The total paid to executive directors César Alierta Izuel, José María Álvarez-Pallete López (appointed director of Telefónica, S.A. on July 26, 2006), Peter Erskine (appointed director of Telefónica, S.A. on January 25, 2006), Luis Lada Díaz (who resigned as director on July 26, 2006), Julio Linares López, Mario E. Vázquez (who resigned as director on June 21, 2006) and Antonio Viana-Baptista received for performing their functions and group executives, by item (in euros), was the following:

Item	2006
Salary	5,236,697.21
Variable compensation	5,408,436.95
Compensation in kind	433,807.00
Contributions to pension plans	59,062.32

In addition, it should be noted that the non-executive directors do not receive and did not receive in 2006 any compensation in the form of pensions or life insurance, and they do not participate in the compensation plans linked to share market price.

The Company does not grant and did not grant in 2006 any advances, loans or credits to the directors, or to its top executives, thus complying with the requirements of the Sarbanes-Oxley Act passed in the U.S. which is applicable to Telefónica as a listed company in that market.

Finally, the six Company directors who are members of the Catalonia, Andalusia and Valencia advisory committees received a total 78,749.76 euros in 2006.

In 2006, the four directors who held positions of senior executives of the Company in December 2006 (in accordance with the provisions of Royal Decree-Law 377/1991 of March 15, directors are general managers or similar who perform senior management functions and report directly to the Management or Executive Committees or CEOs of the listed company), excluding those who are members of the Board of Directors, were paid a total compensation package of 5,697,833.26 euros. This amount includes the compensation paid from January to June 2006 to José María Álvarez-Pallete López, as he was appointed to the Board in July 2006.

In addition, the maximum number of shares corresponding to the first phase of the long-term incentive scheme approved by the shareholders in the Shareholders’ meeting held on June 21, 2006 to be delivered to the senior executives of the Company if all the established terms are met is 157,046 shares.

With respect to the company’s Pension Plan for Services Executives described in Note 19, at December 31, 2006, Telefónica, S.A. had made a total contribution of 11,279,303 euros for executive directors César Alierta, José María Alvarez-Pallete, Julio Linares and Antonio Viana-Baptista, and 4,571,434 euros for four senior directors.

Generally, senior executive contracts are associated with Executive Committee members and include a severance clause including three years of salary plus another year based on years of service at the Company. The annual salary on which the indemnity is based is the director’s last fixed salary and the average amount of the last two variable payments received by contract.

Detail of the equity interests in companies engaging in an activity that is identical, similar or complementary to that of the Company and the performance of similar activities by the directors for their own account or for third parties:

Pursuant to Article 127 ter. 4 of the Spanish Corporation Law, introduced by Law 26/2003 of July 17, which amends Securities Market Law 24/1988 of July 28, and the revised Spanish Corporation Law, in order to reinforce the transparency of listed corporations, a detail is offered below of the companies engaging in an activity that is identical, similar or complementary to the corporate purpose of Telefónica, S.A., in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge in them:
Name	Investee	Activity	% of ownership[1]	Position
David Arculus	Vodafone Group, Plc.	Telecommunications	< 0.01%	--
	British Sky Broadcasting Group, Plc.	Telecommunications	< 0.01%	--
	BT Group, Plc.	Telecommunications	< 0.01%	--
Isidro Fainé Casas	Abertis Infraestructuras, S.A.	Telecommunications	< 0.01%	Chairman
Enrique Used Aznar	Amper, S.A.	Telecommunications equipment supplier	0.39%	Chairman
Antonio Viana-Baptista	PT Multimedia-Serviços de Telecomunicaçoes e Multimedia, SGPS, S.A.	Internet	< 0.01%	--
	Portugal Telecom, SGPS S.A.	Telecommunications	< 0.01%	Director

1 <0.01% is shown if the holding is less than 0.01% of the share capital.

The table below, in accordance with the same Law, gives details of activities carried out, on their own account or on behalf of third parties, by the various members of the Company Board of Directors that are identical, similar or complementary to the corporate purpose of Telefónica, S.A.

Name	Activity	Arrangement under which the activity is performed[2]	Company through which the activity is performed	Position held or functions performed
César Alierta Izuel	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director
Isidro Fainé Casas	Telecommunications	On behalf of third parties	Abertis Infraestructuras, S.A.	Chairman
Fernando de Almansa Moreno-Barreda	Telecommunications	On behalf of third parties	Telefónica de Perú, S.A.A.	Director
	Telecommunications	On behalf of third parties	Telefónica de Argentina, S.A.	Director
	Telecommunications	On behalf of third parties	Telecomunicaçoes de Sao Paulo, S.A.	Director
José María Alvarez-Pallete López	Telecommunications	On behalf of third parties	Telefónica Internacional, S.A.U.	Chairman
	Telecommunications	On behalf of third parties	Telefónica Móviles España, S.A.U.	Director
	Telecommunications	On behalf of third parties	Telefónica de España, S.A.U.	Director
	Telecommunications	On behalf of third parties	Telefónica Datacorp, S.A.U.	Director
	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc	Director
	Telecommunications	On behalf of third parties	Compañía Internacional de Telecomunicaciones, S.A. (COINTEL)	Chairman
	Telecommunications	On behalf of third parties	Telefónica de Argentina, S.A.	Vice Chairman
	Telecommunications	On behalf of third parties	Telecomunicaçoes de Sao Paulo, S.A.	Vice Chairman
	Telecommunications	On behalf of third parties	Telefónica Mundo, S.A.	Director
	Telecommunications	On behalf of third parties	Compañía de Telecomunicaciones de Chile, S.A.	Director

2 Details includes activities carried out on behalf of third parties

Name	Activity	Arrangement under which the activity is performed	Company through which the activity is performed	Position held or functions performed
José María Alvarez-Pallete López	Telecommunications	On behalf of third parties	Telefónica Larga Distancia de Puerto Rico Inc.	Director
	Telecommunications	On behalf of third parties	Telefónica Internacional Chile, S.A.	Chairman
	Telecommunications	On behalf of third parties	Telefónica Holding Argentina, S.A.	Chairman
	Telecommunications	On behalf of third parties	Colombia Telecomunicaciones, S.A. ESP	Director
	Telecommunications	On behalf of third parties	China Netcom Corporation	Director
	Telecommunications	On behalf of third parties	Brasilcel, N.V.	Member of Supervisory Board
David Arculus	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director
Maximino Carpio García	Telecommunications	On behalf of third parties	Abengoa, S.A.	Member of Advisory Council
Peter Erskine	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Chairman
	Telecommunications	On behalf of third parties	Telefónica O2 Czech Republic, a.s.	Chairman of Supervisory Board
Alfonso Ferrari Herrero	Telecommunications	On behalf of third parties	Compañía de Telecomunicaciones de Chile, S.A.	Director
	Telecommunications	On behalf of third parties	Telefónica del Perú, S.A.A.	Director
Julio Linares López	Telecommunications	On behalf of third parties	Telefónica de España, S.A.U.	Director
	Telecommunications	On behalf of third parties	Telefónica Datacorp, S.A.U.	Director

2 Details includes activities carried out on behalf of third parties

Name	Activity	Arrangement under which the activity is performed	Company through which the activity is performed	Position held or functions performed
Julio Linares López	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director
	Telecommunications	On behalf of third parties	Telefónica O2 Czech Republic, a.s.	Vice Chairman of Supervisory Board
	Television, telecommunication and audiovisual production services	On behalf of third parties	Sogecable, S.A.	Director
Enrique Used Aznar	Telecommunication equipment provider	On behalf of third parties	Amper, S.A.	Chairman
	Telecommunications	On behalf of third parties	Telecomunicaçoes de Sao Paulo, S.A.	Director
	Telecommunications	On behalf of third parties	Telefónica de Perú, S.A.A.	Director
Antonio Viana-Baptista	Telecommunications	On behalf of third parties	Telefónica Móviles España, S.A.U.	Chairman
	Telecommunications	On behalf of third parties	Portugal Telecom, SGPS, S.A.	Director
	Telecommunications	On behalf of third parties	Telefónica de España, S.A.U.	Chairman
	Telecommunications	On behalf of third parties	Telefónica O2 Europe, Plc.	Director

2 Details includes activities carried out on behalf of third parties

Pursuant to Article 114.2 of the Spanish Corporation Law, also introduced by Law 26/2003 of July 17, it is stated that in the year to which these annual accounts refer, the directors, or persons acting on their behalf, did not perform any transactions with Telefónica or any other company in the Telefónica Group other than in the normal course of the Company’s business or that were not at arm’s length.

Associates and joint ventures:

The most significant balances and transactions with associates and joint ventures were detailed in Note 9.

(11)        TRADE AND OTHER RECEIVABLES

The components of this account at December 31, 2006 and 2005 are as follows:
Millions of euros	Balance at 12/31/06	Balance at 12/31/05
Customers	10,318	8,149
Receivable from associates	73	72
Sundry receivables	678	654
Bad debt reserves	(2,019)	(1,712)
Short-term prepayments	616	353
Total	9,666	7,516

Public-sector trade receivables in the countries in which the Group operates at December 31, 2006 and 2005 amounted to 503 million and 552 million euros, respectively.

The detail of trade receivables at December 31, 2006 and 2005 is as follows:
Millions of euros	12/31/2006	12/31/2005
Trade receivables billed	7,123	5,252
Trade receivables unbilled	3,130	2,206
Bills of exchange receivable	65	691
Total	10,318	8,149

In 2006 the reserve for bad debt amounted to 609 million euros (471 million euros in 2005) and is recorded under "Changes in operating allowances " of "Other expenses" (see Note 19).

(12)        EQUITY

The detail of the movements in equity accounts in 2006 and 2005 was the following:
	Attributable to equity holders of the parent										Minority interests	Total equity
	No. of shares	Date	Share capital	Share premium	Legal reserve	Revaluation reserve	Treasury Share	Retained earnings	Translation differences	Total
Balance at December 31, 2004	4,955,891,361	12/31/04	4,956	5,288	790	1,358	(690)	(953)	(309)	10,440	1,902	12,342

Dividends paid	-	-	-	(1,296)	-	-	-	(1,083)	7	(2,372)	(396)	(2,768)
Capital reduction	(34,760,964)	6/06/2005	(35)	(123)	-	-	158	-	-	-	-	-
Net movement in own equity instruments	-	-	-	(1,769)	-	-	159	(74)	-	(1,684)	-	(1,684)
Acquisitions and disposals of minority interests	-	-	-	-	-	-	-	(23)	-	(23)	1,042	1,019
Transfers	-	-	-	(429)	-	-	-	429	-	-	-	-
Income and expense recognized in the year	-	-	-	-	130	-	-	4,132	2,135	6,397	824	7,221
Other movements	-	-	-	-	-	-	-	(18)	(7)	(25)	53	28
Balance at December 31, 2005	4,921,130,397	12/31/05	4,921	1,671	920	1,358	(373)	2,410	1,826	12,733	3,425	16,158
Dividends paid	-	-	-	-	-	-	-	(2,627)	-	(2,627)	(569)	(3,196)
Net movement in treasury shares	-	-	-	1,198	-	-	44	(537)	-	705	-	705
Acquisitions and disposals of minority interests	-	-	-	-	-	-	-	-	-	-	(283)	(283)
Transfers	-	-	-	-	-	-	-	-	-	-	-	-
Income and expense recognized in the year	-	-	-	-	64	-	-	6,584	(302)	6,346	241	6,587
Other movements	-	-	-	-	-	-	-	21	-	21	9	30
Balance at December 31, 2006	4,921,130,397	12/31/06	4,921	2,869	984	1,358	(329)	5,851	1,524	17,178	2,823	20,001

a) Share capital and share premium

  At December 31, 2006, Telefónica S.A.’s share capital amounted to 4,921,130,397 euros and consisted of 4,921,130,397 fully paid ordinary shares of a single series, per value 1 euro, all recorded by the book-entry system and traded on the Spanish electronic trading system ("Continuous Market"), where they form part of the Ibex 35 index, on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and listed on the New York, London, Paris, Frankfurt, Tokyo, Buenos Aires, Sao Paulo and Lima Stock Exchanges.

  On June 21, 2006, authorization was given at the Annual Shareholders’ Meeting of Telefónica, S.A. for the Board of Directors to increase the Company’s capital, at one or several times, within a maximum period of five years from that date, under the terms of Article 153.1 b) of the Spanish Corporation Law (authorized capital) up to a maximum increase of 2,460,565,198 euros, equivalent to half of the Company’s current share capital, by issuing and placing new ordinary shares, be they ordinary or of any other type permitted by the Law, with a fixed or variable premium, with or without pre-emptive subscription rights and, in all cases, in exchange for cash, and expressly considering the possibility that the new shares may not be fully subscribed in accordance with the terms of Article 161.1 of the Spanish Corporation Law. The Board of Directors was also empowered to disapply, partially or fully, pre-emptive subscription rights under the terms of Article 159.2 of the Spanish Corporation Law and related provisions.

  In addition, at the April 11, 2003 Shareholders’ Meeting, authorization was given for the Board of Directors to issue fixed-income securities at one or several times within a maximum period of five years from that date. These may be in the form of debentures, bonds, promissory notes or any other kind of fixed-income security, simple or, in the case of debentures and bonds, exchangeable for shares of the Company or of any of the group companies and/or convertible into shares of the Company. At December 31, 2006, the Board of Directors had exercised these powers, approving three programs to issue corporate promissory notes for 2004, 2005 and 2006.

  On June 21, 2006, shareholders voted to authorize the derivative acquisition by the Board of Directors of treasury shares, for a consideration, up to the limits and pursuant to the terms and conditions established by the Shareholders’ Meeting, within a maximum period of 18 months from that date. However, it specified that in no circumstances could the par value of the shares acquired, added to that of the treasury shares already held by Telefónica, S.A. and by any of its controlled subsidiaries, exceed 5% of Telefónica’s share capital.

  Proposed appropriation of profit attributable to equity holders of the parent

  Telefónica, S.A. generated 8,284 million euros of profit in 2006.

  At its meeting of September 27, 2006, Telefónica, S.A.’s Board of Directors resolved to pay an interim dividend against 2006 profit of 0.30 euros for each of the Company's outstanding shares carrying dividend rights. This dividend was paid on November 10, 2006, and the total amount paid was 1,458 million euros.

  In addition, at its meeting of February 28, 2007, the Company’s Board of Directors agreed to distribute a second interim dividend related to 2006 profit of 0.30 euros per outstanding share carrying dividend rights up to a total amount of 1,476 million euros.

  Accordingly, the Company’s Board of Directors will submit the following proposed appropriation of 2006 profit for approval at the Shareholders’ Meeting:

Millions of euros
Total distributable profit	8,284
Appropriation to:
Interim dividend (paid in November 2006)	1,458
Final dividend (maximum distributable amount of 0.30 euros per share for all shares into which the Company’s share capital is divided (4,921,130,397 shares)	1,476
Voluntary reserve	(minimum)5,350
Total	8,284

b) Dividends

2006 dividends

At its meeting of February 28, 2006, Telefónica, S.A.’s Board of Directors resolved to pay an interim dividend against 2005 profit of 0.25 euros per outstanding share carrying dividend rights. This dividend was paid on May 12, 2006, and the total amount paid was 1,169 million euros.

As indicated previously, Telefónica, S.A.’s Board of Directors resolved to pay an interim dividend against 2006 profit entailing a fixed gross 0.30 euros for each of the Company's outstanding shares carrying dividend rights. The total amount paid was 1,458 million euros.

As indicated in Note 2, approval was given by the shareholders of Telefónica, S.A. and Telefónica Móviles, S.A. in meetings held June 21, 2006 and June 20, 2006, respectively, to the planned takeover and merger of Telefónica Móviles, S.A. by Telefónica S.A. The agreement for the takeover merger was filed with the Mercantile Registry of Madrid on July 29, 2006. The impact of the merger was a reduction to Telefónica, S.A.’s share capital of 280 million euros, with a decrease to "Share premium."

2005 dividends

At its meeting of February 23, 2005, Telefónica, S.A.’s Board of Directors resolved to pay an interim dividend against 2004 profit of 0.23 euros per outstanding share carrying dividend rights. This dividend was paid on May 13, 2005, and the total amount paid was 1,083 million euros.

In addition, on May 31, 2005, shareholders voted to distribute the share premium reserve by paying 0.27 per outstanding shares eligible at the payment date. This amount was paid on November 12, 2005, and the total amount paid was 1,296 million euros.

At the same meeting shareholders voted to distribute treasury shares to Telefónica S.A. shareholders in the proportion of one share for every twenty-five held. This distribution took place on June 28, 2005 giving rise to a 2,571 million euros charge against "Share premium reserve."

c) Reserves

Legal reserve

At December 31, 2006, the legal reserve amounted to 20% of share capital.

Under the revised Spanish Corporation Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of share capital. The legal reserve can be used to increase capital provided that the balance of the remaining reserve does not fall below 10% of the increased share capital amount. Otherwise, until the legal reserve exceeds 20% of share capital, it can only be used to offset losses provided other reserves are insufficient for this purpose.

Revaluation reserve

The "Revaluation Reserve" arose as a result of revaluations made from 1946 to 1987 and of the revaluation made pursuant to Royal Decree-Law 7/1996 of June 7.

At December 31, 2006 and 2005 the balance of this reserve was 1,358 million euros.

The revaluation reserve may be used, with no tax effect, to offset potential future losses and to increase capital. From January 1, 2007, it may be allocated to unrestricted reserves, provided the capital gain has been realized. The capital gain will be deemed to have been realized in respect to the portion on which amortization expense has been recoded for accounting purposes or when the revalued assets have been transferred or derecognized.

Retained earnings

These reserves include undistributed profits from previous years of companies comprising the consolidated Group.

d) Translation differences on consolidation

The translation differences relate mainly to the effect of exchange rate fluctuations on the net assets of the companies located abroad after the elimination of intra-group balances and transactions (see Note 3.b). They also include exchange rate differences resulting from specific-purpose foreign-currency financing transactions relating to investments in investees and which hedge the exchange rate risk on these investments.

The Company has taken an exemption that allows all translation differences generated up to the IFRS transition date to be reset to zero, with the impact on prior years recognized in "Consolidated reserves" (See Note 2).

The detail accumulated contribution of translation differences at the balance sheet dates is the following:
Millions of euros	2006	2005
Telefónica Latin America	986	1,801
Telefónica Europe	635	164
Other adjustments and intra-group eliminations	(97)	(139)
Total Telefónica Group	1,524	1,826

e) Treasury sharess

At December 31, 2006 and 2005, Telefónica group companies held the following treasury shares:
	No. of shares	Euros per share		Market Value	%
		Acquisition price	Trading price
Treasury shares at 12/31/06	75,632,559	14,039	16,120	1,219	1.53689%
Treasury shares at 12/31/05	136,647,061	12,996	12,710	1,737	2.77674%

Telefónica S.A. owns the only treasury shares in the Group. No other group company owns any Telefónica treasury shares.

In 2006 and 2005 the Company bought a total of 214,494,091 and 230,038,870 treasury shares amounting to 2,888 million and 2,744 million euros, respectively.

In addition, in 2006 the Company sold 31,113,135 shares for a total of 469 million euros and issued 244,344,012 shares in the share exchange in the takeover by Telefónica, S.A. of Telefónica Móviles, S.A. (see Note 2). The company also delivered 3,050 treasury shares to employees under the EN-SOP share option plan and 48,396 shares to cover commitments with the Lycos, Inc employees described in Note 20.

The acquisition cost of treasury shares at December 31, 2006 was 1,062 million euros. This cost reduces "Treasury shares" and "Share premium" in equity by 261 million and 801 million euros, respectively.

At December 31, 2006 and 2005, the Group held call options on 85 and 56 million Telefónica, S.A. shares, respectively (see Note 16).

These options are likely to be equity-settled by physical delivery of the underlying shares, so the net amount paid is included in "Treasury shares".

f) Minority interests

"Minority interests" represents the share of minority shareholders in the equity and income or loss for the year of fully consolidated Group companies. The movements in this heading of the 2006 and 2005 consolidated balance sheets were as follows:

Millions of euros	Balance at 12/31/05	Capital Contributions and inclusion of companies	Profit (loss) for the year	Change in Translation differences	Acquisitions of Minority interests and exclusion of companies	Dividends paid	Other movements	Balance at 12/31/06
Telefónica O2 Czech Republic, a.s.	1,274	-	55	66	-	(156)	-	1,239
C.T. Chile, S.A.	546	-	41	(92)	(28)	(18)	66	515
Telesp Participaçoes, S.A.	459	3	136	(13)	(6)	(134)	-	445
Telefónica Móviles, S.A.	392	-	89	(32)	(254)	(195)	-	-
Telefónica Publicidad e Información, S.A.	99	-	13	(5)	(49)	(58)	-	-
Endemol, N.V.	35	-	24	-	-	(3)	(2)	54
Brasilcel (Holdings)	493	13	(3)	(10)	-	-	-	493
Fonditel Entidad Gestora de Fondos de Pensiones, S.A.	15	-	3	-	-	(1)	-	17
Iberbanda, S.A.	-	33	(12)	-	-	-	-	21
Other	112	5	-	(19)	-	(4)	(55)	39
Total	3,425	54	346	(105)	(337)	(569)	9	2,823

Millions of euros	Balance at 12/31/04	Capital contributions and inclusion of companies	Profit (loss) for the year	Change in translation differences	Acquisitions of minority interests and exclusion of companies	Dividends paid	Other movements	Balance at 12/31/05
Telefónica O2 Czech Republic, a.s.	-	1,198	46	30	-	-	-	1,274
C.T. Chile, S.A.	534	-	27	114	-	(119)	(10)	546
Terra Networks, S.A.	293	-	8	-	(301)	-	-	-
Telesp Participaçoes, S.A.	393	-	110	127	-	(171)	-	459
Telefónica Móviles, S.A.	236	-	136	78	-	(59)	1	392
Telefónica Publicidad e Información, S.A.	101	-	54	7	-	(42)	(21)	99
Endemol, N.V.	-	-	4	-	-	-	31	35
Brasilcel (Holdings)	279	136	(1)	79	-	-	-	493
Fonditel Entidad Gestora de Fondos de Pensiones, S.A.	13	-	3	-	-	(1)	-	15
Other	54	13	(6)	8	(4)	(4)	51	112
Total	1,903	1,347	381	443	(305)	(396)	52	3,425

2006

Movements in minority interests in 2006 included the acquisition of the Telefónica Móviles Group’s minority interests in the merger, for 254 million euros, and the disposal of the Telefónica Publicidad e Información Group, for 49 million euros.

2005

2005 included the first-time consolidation of Telefónica O2 Czech Republic, s.a. (1,198 million euros), the acquisition of 23.20% of Terra Networks (301 million euros) in the merger and profit for the year attributable to minority interests (381 million euros).

g) Legislation regulating the sale of holdings

In response to the ruling handed down by the European Court of Justice on May 13, 2003, Law 62/2003, December 30, on Tax, Administrative, Labor and Social Security Measures amended the administrative authorization system set out in Law 5/1995, March 23, on the legal regime applicable to the disposal of public shareholdings in certain companies, to which certain corporate transactions and agreements of Telefónica S.A., Telefónica Móviles S.A., Telefónica Móviles España, S.A.U. and Telefónica de España, S.A.U. are subject pursuant to Royal Decree 8/1997, of January 10.

The reform introduced a new model for administrative involvement, replacing the system of prior authorization with that of subsequent notification.

Finally, the enactment of Law 13/2006, of May 26, did away with the framework for the disposal of publicly-owned holdings in certain companies. The Law put an end to the system of public controls which until now had been applied to the transactions covered by Law 5/1995, of March 23. It also brought forward the end of this system, which in Telefónica’s case was scheduled to finish on February 18, 2007.

(13)        FINANCIAL ASSETS AND LIABILITIES

Financial assets

The following is a breakdown by category of the financial assets of the Telefónica Group at December 31, 2006 and 2005:

Millions of euros	12/31/2006
	Fair value through profit or loss	Available-for-sale	Loans and receivables	Hedges	Total
Non-current financial assets	264	2,741	1,278	941	5,224
Investments	111	2,100	-	-	2,211
Long-term credits	93	641	821	-	1,555
Long-term prepayments	-	-	132	-	132
Deposits and guarantees	-	-	685	-	685
Derivative financial assets	60	-	-	941	1,001
Provisions	-	-	(360)	-	(360)
Current financial assets	415	23	5,014	20	5,472
Short-term investments	415	23	1,222	20	1,680
Cash and cash equivalents	-	-	3,792	-	3,792
Total	679	2,764	6,292	961	10,696

Millions of euros	12/31/2005
	Fair value through profit or loss	Available-for-sale	Loans and receivables	Hedges	Total
Non-current financial assets	988	2,395	1,094	204	4,681
Investments	125	2,395	-	-	2,520
Long-term credits	755	-	687	-	1,442
Long-term prepayments	-	-	175	-	175
Deposits and guarantees	-	-	612	-	612
Derivative financial assets	108	-	-	204	312
Provisions	-	-	(380)	-	(380)
Current financial assets	538	242	2,872	79	3,731
Short-term investments	538	242	659	79	1,518
Cash and cash equivalents	-	-	2,213	-	2,213
Total	1,526	2,637	3,966	283	8,412

a) Non-current financial assets

The detail of this heading and the corresponding provision at December 31, 2006 and 2005 is as follows:

Millions of euros
	Other investments	Other loans	Derivative financial assets	Deposits and guarantees	Prepayments	Provisions	Total
Balance at December 31, 2004	887	1,542	429	644	116	(117)	3,501
Additions	1,736	277	34	350	98	(4)	2,491
Disposals	(136)	(260)	(78)	(381)	(50)	25	(880)
Inclusion of companies	-	9	-	(1)	13	-	21
Translation differences	10	48	8	33	15	(12)	102
Fair value adjustments	43	16	(28)	-	(1)	-	30
Transfers	(20)	(190)	(53)	(33)	(16)	(272)	(584)
Balance at December 31, 2005	2,520	1,442	312	612	175	(380)	4,681
Additions	6	449	1,534	524	766	(4)	3,275
Disposals	(188)	(115)	(841)	(133)	(779)	7	(2,049)
Inclusion of companies	134	8	-	28	(8)	-	162
Exclusion of companies	5	(137)	-	(338)	-	-	(470)
Translation differences	1	(12)	3	(5)	(6)	1	(18)
Fair value adjustments	568	(60)	(2)	-	-	-	506
Transfers	(835)	(20)	(5)	(3)	(16)	16	(863)
Balance at December 31, 2006	2,211	1,555	1,001	685	132	(360)	5,224

"Other investments" include the market value of investments in companies where Telefónica does not exercise significant influence and for which there is no specific disposal plan for the short term. We would highlight the investment in Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), valued at 661 million euros (546 million euros at December 31, 2005).

Transfers in 2006 were due mainly to entry into the consolidation scope of O2 plc, which at December 31, 2005 was recognized under "Other investments" at a carrying amount of 1,266 million euros, as well as the removal from the consolidation scope of Sogecable, carried at 502 million euros (see Note 9).

Disposals in 2006 mainly related to the sale of the shareholding in Uno e-Bank, S.A. (see Appendix I).

"Additions" in 2005 reflects the shares acquired in O2, plc. on the London Stock Exchange subsequent to the takeover bid launched by Telefónica for 100% of the UK operator’s share capital. At December 31, 2005, 4.97% of the company’s capital had been acquired for 1,266 million euros.

In July 2005, Telefónica Internacional, S.A.U. (TISA) acquired 2.99% of Chinese operator China Netcom Group Corporation (Hong Kong) Limited (CNC) at a price of 11.45 Hong Kong dollars per share, representing a total investment of 240 million euros. In September 2005, TISA acquired a further 2.01% of the Chinese company for 184 million euros. After this second acquisition, the Telefónica Group’s stake in the Chinese operator stood at 5%.

Disposals in 2005 included the sale of 14.41% of US company Infonet Services Corporation, Inc. The profit on the sale was 80 million euros, recognized under "Gains on disposal of assets" (see Note 19).

"Other loans" includes mainly the investment of the net level premium reserves of the Group’s insurance companies, mainly in fixed-income securities, amounting to 839 million and 755 million euros at December 31, 2006 and 2005, respectively, carried at market value. It also includes long-term loans to associated companies as described in Note 9, and the financing granted to Sogecable in accordance with the commitments in relation to the integration of the satellite platforms, totaling 221 million euros (242 million euros at December 31, 2005, recognized as loans to associated companies).

"Derivative financial assets" includes the fair value of derivatives to hedge assets or liabilities whose maturity is 12 months or greater, as part of the Group’s financial risk-hedging strategy (see Note 16).

"Deposits and guarantees" includes mainly 685 million euros to cover guarantees at December 31, 2006 (612 million euros at December 31, 2005). These deposits will decrease as the respective obligations they are guaranteeing are reduced.

"Prepayments" refer to amounts already paid but not yet included in the consolidated income statement, as the goods or services acquired had not yet been consumed or their ownership not yet transferred.

b) Current financial assets

This heading in the accompanying consolidated balance sheet at December 31, 2006 and 2005 includes mainly the following items:

  "Current financial assets" recognized at market value to cover commitments undertaken by the Group’s insurance companies, amounting to 365 million euros at December 31, 2006 (448 million euros at December 31, 2005). The maturity schedule for these financial assets is established on the basis of payment projections for the commitments.

  Investments corresponding to the Telefónica Móviles Group amounted to 96 million euros (140 million euros in 2005).

  Derivative financial assets not used to hedge non-current balance sheet items, amounted to 93 million euros (170 million euros in 2005) (see Note 16).

  Current investments of cash surpluses which, given their characteristics, have not been classified as "Cash and cash equivalents."

  Loans to associated companies, which at December 31, 2006, totaled 15 million euros.

Current financial assets that are highly liquid and are expected to be sold within three months or less are recorded under "Cash and cash equivalents" on the accompanying consolidated balance sheet.

Financial liabilities

The detail of this heading in the years ending December 31, 2006 and 2005 is as follows:
Millions of euros	Balance at 12/31/2006	Balance at 12/31/2005
Issues	29,142	15,835
Interest-bearing debt	29,557	18,502
Other financial liabilities	358	67
Total	59,057	34,404
Total non-current	50,676	25,168
Total current	8,381	9,236

a) Issues

The detail of debentures, bonds and other marketable debt securities in 2006 and 2005 is as follows:
Millions of euros	Domestic currency issuances	Foreign currency issuances	Promissory notes & commercial paper	Other Marketable Debt securities	Total
Balance at 12/31/04	7,557	5,235	1,891	1,985	16,668
New issues	22	853	4,615	17	5,507
Redemptions, conversions and exchanges	(2,297)	(1,400)	(4,044)	-	(7,741)
Revaluations and other movements	194	1,158	36	13	1,401
Balance at 12/31/05	5,476	5,846	2,498	2,015	15,835
New issues	6,016	7,512	5,071	324	18,923
Redemptions, conversions and exchanges	(1,299)	(369)	(5,007)	-	(6,675)
Changes in consolidation scope	1,568				1,568
Revaluations and other movements	(2)	(458)	19	(68)	(509)
Balance at 12/31/06	11,759	12,531	2,581	2,271	29,142

Debentures, bonds and other marketable debt securities

The detail of outstanding debentures and bonds at December 31 2006 is as follows:

Millions of euros	Nominal value
Issuances by Telefónica, S.A. and captive finance subsidaries	19,322
Issues by operators	4,479
Promissory notes & commercial paper	2,651
Other marketable debt securities	2,362
Interest, fees and other	328
Total	29,142

Appendix II sets forth the characteristics of all outstanding debentures and bond issues at year-end 2005 and 2006, as well as the main new issues undertaken each year.

Promissory note programm

At December 31, 2006, Telefónica, S.A. had a promissory note program for issuances of up to 2,000 million euros, the outstanding balance on which was 1,642 million euros at year-end, carrying an average interest rate of 3.73% (2.39% at December 31, 2005).

Commercial paper

At December 31, 2006, Telefónica Europe B.V., had a commercial paper program for issuances of up to 2,000 million euros backed by Telefónica, S.A., the outstanding balance on which was 924 million euros at year-end, carrying at an average interest rate of 3.57% (2.36% at December 31, 2005).

Other marketable debt securities

This heading consists mainly of preferred shares issued by Telefónica Finance USA, LLC, with a redemption value of 2,000 million euros. These shares were issued in 2002 and have the following features:

  Interest rate up to December 30, 2012 of 3-month Euribor, and maximum and minimum effective annual rates of 7% and 4.25%, respectively, and from then 3-month Euribor plus a 4% spread.

  Interest is paid every three calendar months provided the Telefónica Group generates consolidated net income.

b) Interest-bearing debt

Interest-bearing debt is:
Millions of euros	Balance at 12/31/06			Balance at 12/31/05
	Current	Non-current	Total	Current	Non-current	Total
Loans and other payables	3,235	24,080	27,315	4,420	12,399	16,819
Derivative financial liabilities (Note 16)	174	2,068	2,242	369	1,314	1,683
Total	3,409	26,148	29,557	4,789	13,713	18,502

The average interest rate on loans and other payables at December 31, 2006 was 4.35% (4.35% in 2005). This percentage does not include the impact of hedging arranged by the group.

The detail of this heading at December 31, 2006 and 2005 is as follows:
Millions of euros	12/31/06	12/31/05
Syndicated loan February 1999	-	556
Syndicated loan July 2004	2,675	2,757
Syndicated loan June 2005	6,000	6,000
Syndicated loan October 2006	10,390	-
EIB financing	1,402	1,352
Syndicated loan savings banks	700	-
Other loans	8,390	7,837
Total	29,557	18,502

The most significant financial transactions in 2006 and 2005 are as follows:

  On March 13, 2006, the syndication of the 5-year credit facility signed on December 29, 2005 by Telefónica Móviles Chile, S.A., and guaranteed by Telefónica Móviles de Chile, S.A. was completed. The principal amount is 179.61 million US dollars.

  On April 21, 2006, Telefónica, S.A. took out a syndicated loan from a group of financial entities, mainly savings banks. The 700 million euro facility has an average maturity of 10 years and was drawn down in July.

  Pursuant to a change of control of O2 plc., following its acquisition by Telefónica, S.A., on July 20, 2006, O2 plc. amended its 1,000 million pound sterling syndicated loan arranged on October 15, 2004. Simultaneous to the amendment, 280 million pounds sterling of principal was cancelled (the amount provided by those financial entities electing to redeem their positions) and three new entities came on board, together lending an additional 90 million pounds sterling. As a result of these changes, the maximum amount that can be drawn down under this facility was reduced from 1,000 to 810 million pounds sterling. At December 31, 2006, none of this syndicated loan had been drawn down.

  On November 15, 2006 Telefónica Móviles de Chile, S.A. took out a syndicated loan with a face value of 100,000 million Chilean pesos (143 million euros), which matures in 2012. The loan will be used to repay intra-group debt. The coupon is adjusted in line with market conditions.

  On December 1, 2006 Telefónica Finanzas, S.A., a subsidiary of Telefónica, S.A., obtained a 400 million euro loan with European Investment Bank (EIB), divided in two tranches. Tranche A: 300 million euros maturing in 5 years and guaranteed by Telefónica, S.A. Tranche B: 100 million euros, maturing, at the borrower’s behest, at between 3 and 8 years. Telefónica, S.A. has provided a bank guarantee and has counterguaranteed Tranche B. At December 31, 2006, only Tranche A had been drawn down.

  In December 2006 the 18,500 pound sterling syndicated loan taken out by Telefónica Europe, BV in October 2005 and guaranteed by Telefónica, S.A. was amended. It was agreed to reduce this loan to 7,000 million pounds, to extend the maturity from 2008 to 2013 and to place the financial and documentary terms on the same basis as those applying to other outstanding Telefónica loans.

  The European Investment Bank granted a 180 million euro loan to fund the expansion of the recently built wireless digital communication networks operating on GSM 800 spectrum in Peru, Ecuador and Colombia. Pursuant to this arrangement, a loan of up to 40 million euros was signed with Telefónica Móviles, S.A. (Peru) on 11 July 2006, a loan of up to 40 million was signed with OTECEL, S.A. (Ecuador) on July 16, 2006, and a loan of up to 100 million euros was signed on August 2, 2006 with Telefónica Móviles Colombia, S.A. At December 31, 2006, none of these loans had been drawn down.

The most significant transactions in 2005 were:
Item	Amount (millions of euros)	Currency	Date	Maturity
Loan to CTC from BBVA	150	USD	11/04/05	06/21/11
Telefónica, S.A. syndicated loan	6,000	Euro	06/28/05	06/28/11
Loan to CTC from Citibank	150	USD	09/05/05	12/09/08
Syndicated loan to Tel. Móviles Perú (1)	200	USD	02/25/05	02/24/06
Syndicated loan to Tel. Móviles Chile (2)	180	USD	01/07/05	01/05/11
  (1) This syndicated loan was originally arranged with a number of financial institutions, the first tranche (30 million dollars) on November 28, 2003 and the remaining two tranches (total of 170 million dollars) on December 8, 2003; i.e. before the acquisition of BellSouth’s operators in Peru. The entire amount was renewed on February 25, 2005 extending the maturity to February 24, 2006, adding the guarantee of Telefónica, S.A. On August 25, 2005, 40 million dollars were prepaid, leaving an outstanding balance at the end of 2005 of 160 million dollars.

  (2) This syndicated loan was originally signed on April 22, 1997 by Bellsouth; i.e. before Telefónica acquired its operators in Chile. Accordingly, on January 7, 2005 it was modified because of the change in the shareholder structure from the acquisition and including Telefónica, S.A.’s guarantee. A one-year maturity was established from this date. On December 29, 2005 the terms were renegotiated to remove Telefónica, S.A. as a guarantor and extended the maturity by five years, until January 5, 2011.Compañía de Telecomunicaciones de Chile concluded the renegotiation of its two syndicated loans in 2005, originally 180 million and 225 million dollars. The maturity of the first, now 150 million dollars, has been extended from April 2007 to December 2008 and has been adjusted to market rates. The second, also for 150 million dollars, has been extended and, rather than maturing in April 2008, with partial repayments beginning April 2006 to June 2011, with the spread adjusted to market conditions.

  On June 28, 2005 Telefónica, S.A. arranged a syndicated loan with 40 national and international financial institutions for 6,000 million euros, maturing on June 28, 2011. The loan is denominated in euros and can be drawn either in this currency or in US dollars, sterling, yen, Swiss francs or any other currency subject to prior confirmation of availability by the banking institutions. By the end of 2005, the entire amount had been drawn down in various installments.

  In addition, Santander Overseas Bank granted financing of 273.93 million dollars, guaranteed underwritten by Telefónica, S.A., to Telefónica Móviles’ subsidiary in Colombia to refinance its debt. The financing bears a floating interest rate tied to 3-month Libor plus 0.125%. This amount was renewed in October 2005.

The main repayments made in 2006 and 2005 are as follows:
Security	Amount (millions)	Currency	Date
Main repayments in 2006
Syndicated loan to Telefónica, S.A. February 1999	556	Euro	02/20/06
Loan to Telefónica SA from ABN	38	USD	05/11/06
	38	USD	11/11/06
Loan to Telefónica SA from BBVA	38	USD	07/03/06

Security	Amount (millions)	Currency	Date
Main repayments in 2005
Syndicated loan to Telefónica, S.A. February 1999	135	Euro	11/25/05
	97	Euro	07/07/05
	50	Euro	03/17/05
Loan to CTC from ABN (*)	150	USD	11/04/05

(*) This loan was refinanced by BBVA, as indicated in the table of financial transactions in 2005.

The syndicated loan for 1,200 million euros arranged in 1999 with several financial entities matured on February 19, 2006. The outstanding balance on maturity was 556 million euros. On January 30 and February 19, 2005, Telefónica, S.A. made a prepayment and a repayment, for 120 million euros and 254 million euros, respectively.

On November 26, 2004, Telefónica, S.A. and several branches of ABN Amro Bank, N.V. agreed a credit facility, secured by the credit export agencies of Finland ("Finnvera") and Sweden ("EKN") totaling 377 million US dollars. 38 million US dollars were repaid on May 11, 2006 and another 38 million US dollars were repaid on November 11, 2006.

On July 3, 2006 the 115 million loan to Telefónica, S.A. from Banco Bilbao Vizcaya Argentaria arranged on December 21, 2001 matured. The outstanding balance on maturity totaled to 38 million US dollars.

The maturity schedule of interest-bearing debt at December 31, 2006 is as follows:

	Millions of euros
Item	2007	2008	2009	2010	2011	Subsequent years	Total
Loans and other debts	3,235	1,391	4,659	2,116	4,879	11,035	27,315
Derivative financial instrument	174	209	121	951	55	732	2,242
Total	3,409	1,600	4,780	3,067	4,934	11,767	29,557

At December 31, 2006, the Telefónica Group had total financial facilities available from all sources amounting to over 8,000 million euros (4,500 million euros at December 31, 2005).

Foreign-currency loans

The detail of foreign-currency loans at December 31, 2006 and 2005, along with the equivalent value in euros, is as follows:
Currency	Outstanding balance (in millions)
	Currency		Euros
	12/31/06	12/31/05	12/31/06	12/31/05
US dollars	4,455	5,892	3,384	4,415
Brazilian reais	143	530	51	96
Argentine pesos	361	129	89	36
Colombian pesos	7,433,640	120,017	2,520	45
Yen	57,834	46,616	369	268
Chilean pesos	165,420	67,057	235	111
New soles	768	507	183	125
Pounds sterling	3,962	1	5,865	2
Mexican pesos	142	42	10	3
Other currencies	-	-	8	16
Total			12,714	5,117

c) Other financial liabilities

This heading includes financial commitments at December 31, 2006, most notably the purchase commitment with minority shareholders of Colombia de Telecomunicaciones, S.A., ESP, valued at 291 million euros (see Note 5).

This commitment is described in Note 21.

(14)         TRADE AND OTHER PAYABLES

The detail of "trade and other payables" is as follows:

Millions of euros	12/31/2006	12/31/2005
	Non-current	Current	Non-current	Current
Trade creditors	-	8,450	-	5,678
Advances received on orders	-	82	-	21
Other payables	354	3,934	438	3,157
Deferred revenues	628	1,407	690	818
Payable to associates	-	80	-	45
Total	982	13,953	1,128	9,719

The breakdown of current and non-current deferred revenues at December 31, 2006 and 2005 is as follows:
Millions of euros	12/31/2006			12/31/2005
	Non-current	Current	Total	Non-current	Current	Total
Connection fees and other deferred revenues	575	1,407	1,982	616	818	1,434
Capital grants	53	-	53	74	-	74
Total	628	1,407	2,035	690	818	1,508

The above amount for connection fees includes the customer connection charges not yet recognized as revenue. It will be recognized as revenue over the estimated duration of the customer relationship (see Note 3.o).

The detail of "Other payables - Current" at December 31, 2006 and 2005 is as follows:
Millions of euros	Balance at 12/31/06	Balance at 12/31/05
Dividends payable by Group companies	3	256
Payables to suppliers of property, plant and equipment	2,398	1,643
Guarantees and deposits	40	39
Unpaid employee compensations	547	621
Other non-financial non-trade payables	946	598
Total	3,934	3,157

The increase in accounts payable to suppliers of property, plant and equipment is due mainly to the consolidation of O2 plc.

(15)        PROVISIONS

The most significant provisions in 2006 and 2005 are as follows:

Millions of euros	12/31/2006			12/31/2005
	Current	Non-current	Total	Current	Non-current	Total
Employee benefits:	569	4,826	5,395	8	5,274	5,282
- Post-employment plan	569	3,798	4,367	8	4,239	4,247
- Post-employment defined benefit plans	-	814	814	-	846	846
- Other benefits	-	214	214	-	189	189
Other provisions	592	1,461	2,053	735	1,079	1,814
Total	1,161	6,287	7,448	743	6,353	7,096

Employee benefits

a) Post-employment plans

  In the last few years, Telefónica has implemented early retirement and technology renewal plans in order to adapt its cost structure to the new market environment, and has made certain strategic decisions relating to its structure and organization.

  In this respect, on July 29, 2003, the Ministry of Labor and Social Affairs approved a labor force reduction plan for Telefónica de España that includes up to 15,000 job losses in the period from 2003 to 2007, through voluntary, universal and non-discriminatory programs. The approval of the labor force reduction plan was announced on July 30, 2003. In 2006 and 2005, the Company approved a total of 2,985 and 1,877 requests for voluntary severance, for which provisions amounting to 934 million and 578 million euros, respectively, were recognized (see Note 19), with a charge to "Personnel expenses" in the consolidated income statement. The outstanding balances related to these plan at December 31, 2006 and 2005, were 2,990 million and 2,390 million euros, respectively.

  Furthermore, the Group allocated provisions totaling 1,366 million euros (1,845 million euros at December 31, 2005) for other planned adjustments to the workforce and plans prior to 2003.

  The companies bound by these commitments calculated provisions using actuarial assumptions pursuant to current legislation, including the PERM/F-2000 C mortality tables and a variable interest rate based on market yield curves.

  The detail of provisions for post-employment plans in 2006 and 2005 is as follows:

Millions of euros
Provisions for post-employment plans at 12/31/2004	4,345
Additions	764
Retirements	(881)
Transfers	18
Translation differences	1
Provisions for post-employment plans at 12/31/2005	4,247
Additions	1,045
Retirements	(919)
Transfers	(6)
Provisions for post-employment plans at 12/31/2006	4,367

b) Post-employment defined benefit plans

The Group has a number of defined benefit plans in the countries where it operates. The following is a brief overview of the principal plans currently in effect:

  Plans in Spain:

    ITP: Telefónica Spain reached an agreement with its employees whereby it recognized supplementary pension payments for employees who had retired as of June 30, 1992, equal to the difference between the pension payable by the social security system and that which would be paid to them by ITP (Institución Telefónica de Previsión). Once the aforementioned supplementary pension payments had been quantified, they became fixed, lifelong and non-updateable. 60% of the payments are transferable to the surviving spouse recognized as such as of June 30, 1992, and to underage children.
    The amount for this provision totaled 534 million euros at December 31, 2006 (601 million euros at December 31, 2005).

    Survival: Serving employees who did not join the defined pension plan continue to be entitled to receive survivorship benefits at the age of 65.

    The amount for this provision totaled 153 million euros at December 31, 2006 (154 million euros at December 31, 2005).

    These plans do not have associated assets which qualify as "assets assigned to the plan" under IAS 19.

  The main actuarial hypotheses used in valuing these plans are as follows:

	Survival		ITP
	12/31/06	12/31/05	12/31/06	12/31/05
Discount rate	3.6582%	3.863-4.174%	3.5108%	3.8508%
Expected rate of salary increase	2.50%	2.50%	-	-
Mortality tables	PERM/F-2000C combined with OM77	PERM/F-2000C combined with OM77	PERM/F 2000-C	PERM/F 2000-C

  The accompanying consolidated income statement includes personnel expenses for the cost of services corresponding to current employees totaling 6 million euros in 2006 and 2005.

  The financial expense recorded for these commitments totaled 25 million euros in 2006 (28 million in 2005).

  The amount of actuarial profit recognized directly in equity totaled 23 million euros, after taxes.

2. Plans in the rest of Europe:

  The various O2 Group companies consolidated within the Telefónica Group maintain defined benefit post-employment plans, covered by qualifying assets.

  The number of employees covered by these plans at December 31, 2006 is as follows:

Employees
United Kingdom	4,671
Germany	4,130
Other	397
Total	9,198

  The main actuarial hypotheses used in valuing these plans are as follows:

	United Kingdom	Germany	Other
Nominal rate of salary increase	4.25-4.75	2.75	4.5
Nominal rate of pension payment increase	2.8-3.0	1.75	2.8-3.0
Discount rate	5.2	4.3	5.2
Expected inflation	3.0	1.75	3.0
Expected return on the plan’s assets
- Shares	7.5	N/A	7.5
- UK government bonds	4.3	N/A	4.3
- Other bonds	4.8	N/A	4.8
- Rest of assets	4.3	4.4	4.3
Mortality tables	Pa92mc	Heubeck 2005	Pa92mc

  The commitments under these plans, as well as the value of the associated assets at December 31, 2006, are as follows:

Millions of euros	United Kingdom	Other	Total
Market value of associated assets:
- Shares	820	27	847
- Bonds	74	17	91
- Rest of assets	8	37	45
Market value of associated assets	902	81	983
Present value of commitments	902	125	1,027
Net provision on balance sheet	-	44	44

  In the consolidated income statement, the expenses for the cost of current employees belonging to the O2 Group as personnel expenses amounted to 47 million euros.

  The financial expense recognized the commitments amounts to 43 million euros, which, net of the expected return on associated assets, totaling 56 million euros, led to financial revenues amounting to 13 million euros.

  These plans have generated actuarial profits in the period totaling 87 million euros, which are recognized directly in equity.

  The movement in the present value of the commitments relating to these plans in 2006 is as follows:

Millions of euros
Present value of the commitment at the beginning of the period	989
Translation differences	13
Cost of current services	56
Cost of past services accrued	1
Interest cost	43
Actuarial losses (gains)	(69)
Benefits paid	(6)
Present value of the commitment at 12/31/2006	1,027

  Furthermore, movement in the market value of the assets associated with said commitments is as follows.

Millions of euros
Market value of the assets at beginning of period	855
Translation differences	12
Expected return on the plan’s assets	56
Actuarial losses (gains)	18
Contributions	48
Benefits paid	(6)
Market value of associated assets at 12/31/2006	983

3. Plans in Latin America:

Telecomunicações de São Paulo, S.A., and its subsidiaries had various pension plans, medical insurance plansand life insurance plan for its employees.

The main actuarial hypotheses used in valuing these plans are as follows:

	12/31/06	12/31/05
Discount rate	10.24%	11.30%
Nominal rate of salary increase	6.08%	7.10%
Expected inflation	4.00%	5.00%
Cost of health insurance	7.12%	8.15%
Expected return on the plan’s assets	10.61-12.75%	12.88-13.98
Mortality tables	AT 83	UP 94

The commitments under these plans, as well as the value of the associated assets, are as follows:

Millions of euros	12/31/06	12/31/05
Market value of associated assets:	64	57
Present value of commitments	82	67
Net provision on balance sheet	11	7

Personnel expenses recognized in relation to the cost of current employees totaled 1 million euros in 2006 and 2005 in Telesp Group companies.

Furthermore, financial expenses recognized for the cost of these commitments in 2006 and 2005 totaled 8 and 7 million euros, respectively. The expected return on the associated financial assets generated financial revenues totaling 8 and 7 million euros in 2006 and 2005, respectively.

The amount of actuarial after-tax losses recognized directly in equity totaled 6.5 million euros.

Brasilcel group companies have a defined benefit plan with their employees, with the following characteristics:
Brasilcel
Market value of associated assets	45
Current value of commitments	29
Provision before asset limiting	(16)
Asset limit	6
Net provision on balance sheet	(10)

The valuations used to determine the value of the commitments and the assets under the plan, if applicable, were performed on December 31, 2006 by external and internal actuaries depending on the case. The projected unit credit method was used in all cases.

c) Other benefits

This heading includes the amount recorded by Telefónica de España for long-service bonuses to be awarded to employees after 25 years’ service.

Other provisions

The movement of the provisions under this heading in 2006 and 2005 is as follows:

Millions of euros
Other provisions at December 31, 2004	2,254
Additions	297
Retirements/amount paid	(447)
Transfers	(576)
Inclusion of companies	152
Translation differences	134
Other provisions at December 31, 2005	1,814
Additions	661
Retirements/amount paid	(506)
Transfers	(33)
Inclusion of companies	160
Exclusion of companies	(17)
Translation differences	(26)
Other provisions at December 31, 2006	2,053

Certain Group companies, mainly in the Endemol Group, contained earn-out clauses in their acquisition, whereby part of the price is conditional on the newly-acquired company meeting some future target, usually growth in revenue, income, etc. Since a part of the acquisition price is therefore not fixed, estimates are made each year, using variables, some of which may need to be ratified by the sellers, to value the likely liabilities on these transactions and the related goodwill. Amounts provisioned at December 31, 2006, under "Non-current Provisions" and "Current provisions" were 270 and 216 million euros, respectively (325 million and 19 million euros, respectively, at December 31, 2005).

Also included are the provisions for asset retirement obligations recognized by Group companies in the amount of 128 million euros (44 million euros at close of 2005).

The movements in "Other provisions – Non-current" for 2005 include the impact of applying the 632 million euro provision at December 31, 2004 due to impairment of the value of Ipse 2000, SpA, to loans and guarantees provided by Telefónica Móviles Group companies and reported under "Non-current financial assets" and "Current financial assets" at a value of 335 and 351 million euros, respectively.

Finally, "Other Provisions" in 2006 and 2005 also includes the provisions recorded (or used) by the Group companies to cover the risks inherent to the realization of certain assets, contingencies arising in the respective business activities and the risks arising from commitments and litigation acquired in other transactions.

The estimated calendar of payment for the aforementioned provisions in the next few years is as follows:
12/31/2006	Total	Less than 1 year	1 to 3 Years	1 to 5 Years	Over 5 years
Other provisions	2,053	592	495	415	551

(16)       DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT POLICIES

The Telefónica Group is exposed to various financial market risks as a result of (i) its ordinary business, (ii) debt taken on to finance its business, (iii) investments in companies, and (iv) other financial instruments related to the above commitments.

The main market risks affecting the Group are as follows:

  Exchange rate risk

  Exchange rate risks arise mainly from two sources. The first is Telefónica’s international presence, through its investments and businesses in countries that use currencies other than the euro. These are largely in Latin America, but also in the Czech Republic and the UK. The second is debt denominated in currencies other than that of the country where the business is conducted or the home country of the company taking on the debt.

  Interest rate risk

  This arises from changes in (i) financial expenses on floating rate debt (or short-term debt likely to be renewed), due to changes in interest rates and (ii) the value of long-term liabilities at fixed interest rates.

  Share price risk

  This arises from changes in the value of equity investments that may be bought, sold or otherwise involved in transactions, from changes in the value of derivatives associated with such investments, from treasury shares and from equity derivatives.

The Group is also exposed to liquidity risk if a mismatch arises between its financing needs (operating and financial expense, investment, debt redemptions and dividend commitments) and its sources of finance (revenues, divestments, credit lines from financial institutions and capital market operations). The cost of finance could also be affected by movements in the credit spreads (over benchmark rates) demanded by lenders.

Finally, there is so-called "country risk" (which overlaps with market and liquidity risks). This refers to the possible decline in assets, cash flows generated or cash flows returned to the parent company as a result of political, economic or social instability in the countries where Telefónica Group operates, especially in Latin America.

The Telefónica Group actively manages these risks with a view to stabilize:

  cash flows, to facilitate financial planning and take advantage of investment opportunities,

  the income statement, to make it easier for investors to understand and forecast company results,

  share capital, to protect the value of the investment.

  Where these aims conflict, the Group’s financial management will decide which should be given priority.

Telefónica uses derivatives to manage risks, basically on exchange rates, interest rates and shares.

Exchange rate risk

The fundamental objective of the Group’s exchange rate risk management policy is to offset (at least partly) any impairment of assets related to Telefónica’s business due to declines in exchange rates versus the euro, with savings on the euro value of foreign-denominated debt (which will decline simultaneously). The degree of hedging (i.e. the proportion of foreign currency debt as a percentage of foreign currency assets) tends to be higher in the following circumstances:

  the closer the estimated correlation between the value of the asset and the value of the currency,

  the cheaper the estimated cost of hedging (measured as the difference between the additional financial expenses of borrowing in local currency and the expected depreciation in the local currency versus the euro).

  the more liquid the local currency and derivative markets.

In general, the correlation between asset values and the exchange rate is closer when cash flows generated by the asset in the early years of the investment represent a large proportion of its estimated value.

At December 31, debt denominated in Latin American currencies was nearly 7,306 million euros. However, this debt is not distributed in the proportions as the cash flows generated in each country. Its future effectiveness as a hedge of exchange rate risks therefore depends on which currencies suffer devaluations.

The Group further protects itself against declines in Latin American exchange rates affecting its assets through the use of dollar denominated debt, either in Spain (where such debt is associated with the investment as long as it is considered to be an effective hedge) and in the country itself, where the market for local currency financing may be inadequate or non-existent. At December 31, 2006 the Group’s dollar-denominated debt totaled approximaterly 1,462 million euros net of the effect of the derivative contracts and financial assets in dollars.

To protect its investment in the Czech Republic, the Group has debt denominated in Czech crowns which, at December 31, 2006, amounted to the equivalent of 1,997 million euros.

The Group also manages exchange rate risk by seeking to minimize the negative impact of exchange rate exposure on the income statement. Such exposure can arise for any of three reasons: (i) a thin market for local derivatives or difficulty in sourcing local currency financing which makes it impossible to arrange a low-cost hedge (as in Argentina for example), (ii) financing through intra-group loans, where the accounting treatment of exchange rate risk is different from that for financing through capital contributions, (iii) as the result of a deliberate policy decision.

In 2006, exchange rate management resulted in gains totaling 61 million euros, mostly from the positions hedging against possible weakness in the US dollar. Gains from exposure to Latin American currencies were offset by variations in Latin American currency exchange rates against the US dollar.

2006 marked the completion of the acquisition of 100% of O2, plc. This acquisition was financed with debt using a multi-currency loan which was refinanced in 2006, mainly through the issuance of bonds and long-term loans. The refinancing strategy in relation to liquidity risk management is discussed below. The final breakdown by currency of the liabilities assumed in connection with this acquisition takes into account the fact that a portion of the company’s value derives from its euro zone businesses (Germany and Ireland), which is therefore financed in euros. With regard to the UK businesses, and in view of the imperfect correlation between the value of the business and the euro/sterling exchange rate, around 70% of the acquisition of the UK businesses has been financed in sterling. Accordingly, at December 31, 2006 the amount of debt denominated in pounds sterling (via debt or derivative instruments) is equivalent to 11,095 million euros.

Interest rate risk

Telefónica’s financial expenses are exposed to changes in interest rates. In 2006, the rates applied to the largest volumes of short-term debt were based on the Euribor, sterling Libor (because of the acquisition of O2 plc), Brazilian SELIC, dollar Libor and Chilean UF. At December 31, 2006, 45.4% of total debt (46.3% of long-term debt) was at rates fixed for more than one year. Of the remaining 54.6% (debt at floating or fixed rates maturing in less than one year), the interest rate on 41.1 percentage points was set for a period of more than one year (23% of long-term debt). At December 31, 2005, 66% of long-term debt carried fixed interest. New debt taken on in the year, particularly that linked to the O2, plc acquisition, has created additional exposure to the short-term and long-term rates prevailing at the time of arranging the debt or related hedging contracts. Finally, early retirement liabilities were discounted to present value over the year using the implied interest rate curve on the swap markets. The increase in interest rates has reduced the size of these liabilities.

Net financial expenses in 2006 were 2,734 million euros, 68.0% higher than in 2005. Excluding exchange rate differences, interest expense in 2006 and 2005 was 2,777 and 1,793 million euros, respectively, a year-over-year increase of 55.9%. This increase is the result of two offsetting factors. The 83.9% increase in the total average net debt balance (54,315 million euros at December 31, 2006, including early retirement commitments) triggered an increase of 1,372 million euros. On the other hand, interest expense was reduced by 369 million euros as a result of a 47 million euro reduction in expense related to liabilities carried at fair value, and a reduction of 109 basis points in the Group’s average cost of debt (2006 over 2005), generating savings of 322 million euros. The latter trend is because the additional debt taken out in 2006 carries lower interest rates than on average in 2005. The figure for financial expenses in 2006 gives an average cost of average total net debt of 5.0%, or 5.1% stripping out exchange rate gains.

Share price risk

One of the share price risks to which Telefónica is exposed relates to the price performance of its own shares. This arises from the share buyback program began in October 2003 and renewed in April 2005, for an estimated 6,000 million euros to 2007 (inclusive), which depends on the generation of cash flows and on the share price. In May 2006, Telefónica announced that it would continue with its current share repurchase program, with 2,700 million euros pending through 2007.

At December 31, 2006, Telefónica, S.A. held more than 75 million treasury shares and call options on 85 million treasury shares (see Note 12), maturing in the first half of 2007. This option strategy offers some protection against a rise in the share price that would reduce the number of shares it could buy with the pre-allocated funds. The maximum possible financial loss given the strategy in place is the premium on the options, if the share price is lower than the option strike price at maturity. On the other hand, if this occurs Telefónica could buy shares more cheaply on the market.

At the Shareholders’ Meeting of Telefónica S.A. on June 21, 2006, shareholders approved the introduction of a long-term incentive plan for managers and senior executives of Telefónica S.A. and other Telefónica Group companies. Under this plan, selected participants who met the qualifying requirements were given the rights to earn a certain number of Telefónica S.A. shares as a form of variable remuneration (see Note 20.e).

The maximum number of shares assigned in 2006 (first cycle) was 6,530,615. According to the plan, the shares may be either (a) treasury shares in Telefónica, S.A., acquired by either Telefónica, S.A. itself or any of the Telefónica Group companies, in compliance with the legal requirements in force in this connection; or (b) newly-issued shares. The possibility of handing over shares to employees in the future, in accordance with relative shareholder remuneration, implies a risk since there could be an obligation to hand over a maximum number of shares at the end of each cycle, whose acquisition (in the event of acquisition in the market) in the future could imply a higher cash outflow than required on the start date of each cycle if the share price is above the corresponding price on the cycle start date. In the event that new shares are issued for delivery to the beneficiaries of the plan, there would be a dilutive effect for the ordinary shareholder as a result of the higher number of shares outstanding.

To reduce risk and ensure the company has enough shares to meet its commitments at the end of the cycle commenced in 2006, Telefónica bought an instrument from a financial institution that will deliver to Telefónica, at the end of the cycle, a number of shares based on the same measure of success used in the plan. The maximum number of shares which Telefónica could receive is 7,200,000. The cost of this instrument was 46 million euros which, in unit terms, is equivalent to 6.43 euros per maximum number of shares.

Telefónica is also exposed to fluctuations in the share price of its investees, especially where these fall outside its core business and could be sold. In 2006, Telefónica sold its stake in Telepizza and partially divested Sogecable by virtue of tendering a portion of its shares in the public takeover bid.

Liquidity risk

Telefónica seeks to match the schedule for its debt maturity payments to its capacity to generate cash flows to meet these maturies, allowing some flexibility. In practice this translates into two key principles:

  Group debt must have a longer average maturity than the time it will take to earn the cash to pay it (assuming internal projections are met, and all cash flows generated go to pay down debt rather than on dividends or acquisitions).
  The Group must be able to pay all commitments over the next 12 months without accessing new borrowing or the capital markets (although including firm credit lines arranged with banks), assuming budget projections are met.

As of December 31, 2006, the average maturity of the Group’s 52,145 million euros net financial debt was 6.5 years. The Group would need to generate around 8,000 million euros per year to repay the debt in this period if it used all its cash for this purpose. Cash generation in 2006 amply exceeded this amount, so that if it maintains the same pace of cash generation during the average lifetime of the debt, the Group would repay the debt in its entirety before 6.5 years if it used all its cash for this purpose.

Gross debt maturities in 2007 (8,381 million euros, including hedges) are lower than the availability of funds calculated as the sum of:

  current financial investments and cash at December 31, 2006 amounting to 5,472 million euros, annual cash generation projected for 2007 (which is expected to be higher than the 2006 figure), unused credit lines arranged with banks whose initial maturity is over one year (more than 5,400 million euros, including the lines for Cesky Telecom, Endemol B.V. and the O2 Group)

The existing excess is sufficient to accommodate dividend payment commitments and the acquisition of pending treasury shares to conclude the current share repurchase program.

On October 31, 2005, Telefónica launched a takeover bid for 100% of UK operator O2 for 17,887 million pounds sterling. To finance the O2 public takeover bid, Telefónica, S.A. arranged a syndicated loan for 18,500 million pounds sterling with a group of financial institutions. One-third of the facility matures in two years, one-third in two-and-a-half years, and the remaining third in three years. Payment for the acquisition of 100% of O2’s shares took place in various installments over the first four months of 2006. Use of this loan to finance the payment considerably increased the Group’s debt repayment obligations for 2007 and 2008, significantly reducing the average life of its debt to 3.75 years from 5 years at December 31, 2005.

In order to comply with the two aforementioned principles governing liquidity risk management, the Group launched a plan to refinance the loan used to acquire O2. Since the refinancing plan relied on tapping the international bond markets, the Group set and announced medium-term financial objectives in order to preserve its creditworthiness and guarantee access to the capital markets. These objectives are:

1.- To maintain a minimum credit rating of BBB+/Baa1, and

2.- To maintain net debt and similar financial commitments equal to or less than 2.5 times OIBDA (operating income before depreciation and amortization) in the medium term.

Telefónica is currently rated a BBB+ by Standard & Poor’s, Baa1 by Moody’s and BBB+ by Fitch.

Financing activity has been concentrated in the international capital markets, mainly the euro, sterling and dollar markets. The principal bond issues in the year were as follows:

  In January 2006, 4,000 million and 1,250 million during of bonds were denominated in euro and sterling, respectively. The euro denominated bonds carry maturities of between 5 and 10 years, while the sterling denominated bonds carry maturities of 12 to 20 years.
  In June, 5,250 million dollars of bonds were issued in the US market with maturities of 3, 5, 10 and 30 years.
  In July, 1,250 million euros of 3.5-year floating rate debentures were issued.
  In September, 500 million euros of 5.5-year debentures were issued.
  In October, the Company issued 300 million in euros debt maturing in 2 years.
  In December, 500 million pounds sterling debt was issued, maturing in 7 years and one month;

The Group undertook the following transactions in the syndicated loan market:

  In April, it arranged a syndicated loan with a group of savings banks in the amount of 700 million euros carrying an average maturity of 10 years.
  In December, it arranged to refinance 7,000 million pounds sterling of the syndicated loan used to acquire O2, with a term extension to 2013 from the participant banks and the financial terms were brought into line with those applying to other Telefónica loans.

Thanks to this intense activity in the financial markets, in 2006 Telefónica refinanced the entire syndicated loan used to acquire O2, substantially mitigating refinancing risk for 2007 and 2008 with more than 7,000 million euros and 19,000 million euros, respectively, in net debt were due to mature, based on figures at March 31, 2006. At December 31, 2006 net debt maturities in 2007 and 2008 following the refinancing transactions, totaled 2,911 million euros and 3,700 million euros, respectively, having been reduced by more than 20,000 million euros on aggregate. As a result, the long-term nature of most of the financial transactions completed extended the average maturity of net debt from 3.75 years in the wake of the O2 acquisition to 6.5 years at December 31, 2006.

Country risk

Telefónica has managed or mitigated country risk by pursuing two lines of action (in addition to its normal business practices):

  partly matching assets to liabilities (those not guaranteed by the parent company) in its Latin American companies such that any potential asset impairment would be accompanied by a reduction in liabilities, repatriating funds generated in Latin America that are not required for the pursuit of new, profitable business development opportunities in the region.

Regarding this first point, Telefónica’s Latin American companies now have external net debt not guaranteed by the Spanish companies of 4,669 million euros, i.e. 9% of the Group’s total net financial debt, with Colombia (2,719 million euros), Brazil (1,386 million euros) and Peru (753 million euros), accounting for the majority.

Regarding the second point – repatriation of funds – Telefónica repatriated 2,491 million euros from Latin America in 2006, net of taxes, mostly in dividends and the rest as interest or repayments on loans to Latin American subsidiaries.

In this regard, it is worth noting that since February 2003 Venezuela has had a new exchange control mechanism in place. The Currency Administration Commission (CADIVI) was set up to manage the exchange control system and determine authorizations of currency sales. This body has issued a number of regulations ("providencias") governing the modalities of currency sales in Venezuela at official exchange rates. Foreign companies which are duly registered as foreign investors are entitled to request from the CADIVI, in line with regulation number 029, article 2, section c) "Remittance of earnings, profits, income, interest and dividends from international investment". In 2006, Telefónica Móviles Venezuela obtained approval of 137 million US dollars under this heading. Approval of the last dividend requested recently totaling 219 million US dollars is pending.

Derivatives policy

At December 31, 2006, the nominal value of outstanding derivatives with external counterparties came to 120,267 million euros. This amount implies a 107% increase on 2005 and evidences the increase in the Group’s debt resulting from the O2 acquisition. This figure is inflated by the use in some cases of several levels of derivatives applied to the nominal value of a single underlying liability. For instance, a foreign currency loan can be hedged into floating rate, and then each interest rate period can be fixed using an FRA. Even using such techniques to reduce the position, it is still necessary to take extreme care in the use of derivatives to avoid problems arising through error or a failure to understand the real position and its associated risks.

The Group’s derivatives policy emphasize the following points:

  Derivatives based on a clearly identified underlying.

  Acceptable underlyings include profits, revenues and cash flows in either a company’s operating currency or another currency. These flows can be contractual (debt and interest payments, settlement of foreign currency payables, etc.), reasonably certain or foreseeable (investment program, future debt issues, commercial paper programs, etc.). The acceptability of an underlying asset in the above cases does not depend on whether it complies with IFRS requirements for hedge accounting, as is required in the case of certain intra-group transactions, for instance. Parent company investments in subsidiaries with operating currencies other than the euro also qualify as acceptable underlying assets.

  Economic hedges, i.e. hedges with a designated underlying asset and which in certain circumstances offset fluctuations in the underlying asset value, do not always meet the requirements and effectiveness tests laid down by the various accounting standards for treatment as hedges. The decision to maintain positions that cease to qualify as effective or fail to meet other requirements will depend on the marginal impact on the income statement and how far this might compromise the goal of a stable income statement. In any event the variations are recognized in the income statement.

  On this point, in 2004 hedging relationships were adjusted to take into account the different treatment of certain transactions under IFRS as compared to Spanish GAAP, so as to limitthe combined impact of the hedge and its underlying in the income statement while maintaining the full economic hedge.

  Matching of the underlying to one side of the derivative.

  This matching basically applies to foreign currency debt and derivatives hedging foreign currency payments by group subsidiaries. The aim is to eliminate the risk arising from changes in foreign currency interest rates. Nonetheless, even when the aim is to achieve perfect hedging for all cash flows, the lack of depth to certain markets, especially in Latin American currencies, has meant that historically there have been mismatches between the terms of the hedges and those of the debts they are meant to cover. The Telefónica Group intends to reduce these mismatches, provided that doing so does not involve disproportionate costs. In this regard, if adjustment does prove too costly, the financial duration of the underlying in foreign currency will be modified so as to reduce interest rate risk in foreign currency as far as possible.

  Sometimes, the timing of the underlying as defined for derivative purposes may not be exactly the same as the timing of the contractual underlying.

  Identity of the company contracting the derivative and the company that owns the underlying.

  Generally, Telefónica aims to ensure that the hedging derivative and the corresponding underlying or risk should belong to the same company. Sometimes, however, the holding companies (Telefónica S.A. and TISA) have taken out hedges on behalf of a subsidiary that owns the underlying . The main reasons for separating the hedge and the underlying were possible differences in the legal validity of local and international hedges (as a result of unforeseen legal changes) and the different credit ratings of the counterparties (whether Group companies or the banks).

  Capacity to measure the derivative’s market value using the valuation systems available to the Group.

  Telefónica uses a number of tools to measure and manage risks in derivatives and debt. These include notably Kondor+, licensed by Reuters, which is widely used in financial institutions, and MBRM specialist financial calculator libraries.

  Sale of options only when there is an underlying exposure.

  Options can only be sold when: i) there is an underlying exposure (on the balance sheet or associated with a highly probable external cash flow) that would offset the potential loss if the counterparty exercised the option, or ii) the option is part of a structure in which another derivative offsets any loss. The sale of options is also permitted in option structures where, at the moment they are taken out, the net premium is either positive or zero.

  For instance, it would be possible to sell short-term options on interest rate swaps that entitle the counterparty to receive a certain fixed interest rate, below the level prevailing at the time the option was sold. This would mean that if rates fell and the counterparty exercised its option, Telefónica would swap part of its debt from floating rate to a lower fixed rate, having received a premium.

  Hedge accounting:

The main risks that may qualify for hedge accounting are as follows:

    Variations in market interest rates (either money-market rates, credit spreads or both) that affect the value of the underlying or the measurement of the cash flows.
    Variations in exchange rates that change the value of the underlying in the company’s operating currency and affect the measurement of the cash flow in the operating currency.
    Variations in the volatility of any financial variable, asset or liability that affect either the valuation or the measurement of cash flows on debt or investments with embedded options whether or not these options are separable.
    Variations in the valuation of any financial asset, particularly shares of companies held in the available-for-sale portfolio.

Regarding the underlying:

    Hedges can cover the whole or part of the value of the underlying .
    The risk to be hedged can be for the whole period of the transaction or for only part of the period.
    The underlying may be a highly probable future transaction, or a contractual underlying (loan, foreign currency payment, investment, financial asset, etc.) or a combination of both that defines an underlying with a longer term.

    This may on occasion mean that hedges have longer terms than the contractual underlying that they cover. This happens when Telefónica enters into long-term swaps, caps or collars to protect itself against interest rate rises that may raise the financial expense of its promissory notes, commercial paper and some floating rate loans which mature earlier than their hedges. These floating rate financing programs are highly likely to be renewed and the company commits to this by defining the underlying in a more general way as a floating rate financing program whose term coincides with the maturity of the hedge.

Hedges can be of three types:

    Fair value hedges.
    Cash flow hedges, which can be set at any value of the risk to be hedged (interest rates, exchange rates, etc.) or for a defined range (interest rates between 2% and 4%, interest rates above 4%, etc). In this last case, the hedging instrument used is options and only the intrinsic value of the option is recognized as an effective hedge. Changes in the time value of the option are taken to the income statement.
    Hedges on net investment in consolidated foreign subsidiaries. Generally such hedges will be put in place by Telefónica S.A. and the other Group holding companies. Wherever possible, these hedges are implemented through real debt in foreign currency. Often, however, this is not always possible as many Latin American currencies are non-convertible, making it impossible for non-resident companies to issue local currency debt. It may also be that the debt market in the currency concerned is too thin to accommodate the required hedge (Czech crown, UK pound sterling), or that an acquisition is made in cash with no need for market finance. In these circumstances the Group uses derivatives, either forwards or cross-currency swaps to hedge the net investment. "Pay fixed-rate foreign currency" cross-currency swaps are valued using the forward method (the interest spread and changes in value of the derivative due to movements in interest rates are taken to equity). "Pay floating rate foreign currency" swaps are valued by the spot method (the interest spread and changes in value of the derivative due to movements in interest rates are taken to the income statement). As an exception to this general rule, for currencies with high interest spreads to the euro (such as the Brazilian real) the Group opts for short-term structures (around 1 year) and uses the spot rate method even when it is paying fixed-rate foreign currency, to make the income statement easier to understand. Hedges using forwards are analyzed on a currency by currency basis. Where technical market issues arise or the perception of exchange rate risk changes, the Group may decide to cancel the designation of a position as a hedge early, irrespective of its maturity. Similarly, for hedging positions nearing maturity (less than 3 months), due to technical market reasons such as liquidity etc., maturity may be brought forward (by taking an offsetting position or selling the derivative in the market). If it has been decided not to renew the hedge, the designation will be cancelled and the transaction can then be treated as effectively the same as the hedge reaching maturity. Otherwise, the hedge can be renewed early, in which case the first hedge’s designation is cancelled and the new hedge designated in its stead. Sometimes, a derivative-based hedge may be renewed using foreign currency debt instruments.

Hedges can comprise a combination of different derivatives.

There is no reason to suppose management of accounting hedges will be static, with an unchanging hedging relationship lasting right through to maturity. In fact, hedging relationships may change to allow appropriate management that serves the Group’s stated principles of stabilizing cash flows, stabilizing net financial income/expense and protecting the Group’s share capital. The designation of hedges may therefore be cancelled, before maturity, either because of a change in the underlying or because of a change in perceived risk on the underlying . Derivatives included in these hedges may be reassigned to new hedges where they meet the effectiveness test and the new hedge is well documented. To gauge the efficacy of transactions defined as accounting hedges, the Group analyzes the extent to which the changes in fair value or in the cash flows attributable to the hedge would offset the changes in fair value or cash flows attributable to the hedged risk, using the straight-line method.

The main guiding principles for risk management are laid down by Telefónica Group’s Corporate Finance Department and implemented by company CFOs (responsible for balancing the interests of each company and those of the Group). The Corporate Finance Department may allow exceptions to this policy where this can be justified, normally when the market is too thin for the volume of transactions required or on clearly limited and small risks. New companies joining the Group as a result of mergers or acquisitions may also need time to adapt.

The breakdown of the Group’s derivatives at December 31, 2006, their fair value at year-end and the expected maturity schedule is as follows:

Associated	Millions of euros
	Fair value 12/31/06	Notional value Maturity
		2007	2008	2009	Subsequent years	Total
Interest rate hedges	(268)	390	126	657	2,074	3,247
Cash flow hedges	(210)	319	103	654	4,395	5,471
Fair value hedges	(58)	71	23	3	(2,321)	(2,224)
Exchange rate hedges	837	528	(305)	853	3,703	4,779
Cash flow hedges	862	511	67	853	3,703	5,134
Fair value hedges	(25)	17	(372)	0	0	(355)
Interest and exchange rate hedges	356	456	857	131	2,277	3,721
Cash flow hedges	179	52	481	0	2,268	2,801
Fair value hedges	177	404	376	131	9	920
Hedge of net investment in foreign operations	185	(2,234)	(244)	(563)	(1,946)	(4,987)
Derivatives not designated as hedges	34	7,372	(485)	(402)	1,038	7,523
Interest rate	9	6,606	(202)	(488)	999	6,915
Currency	(51)	192	(32)	4	8	172
Interest and exchange rate	76	574	(251)	82	31	436
For hedges, the positive amount is in terms of fixed "payment" For exchange rate hedges, a positive amount means payment of operating vs. foreign currency.

Details of derivative products taken out at December 31, 2006 and 2005 are provided in Appendix III.

(17)        TAX MATTERS

Consolidated tax group

Pursuant to a Ministerial Order dated December 27, 1989, since 1990 Telefónica, S.A. has filed consolidated tax returns for certain Group companies. In 2006, the consolidated tax group comprised 43 companies (48 in 2005).

Amendment to the Spanish Corporation Tax Law

On November 28, 2006, the Spanish Corporate Income Tax Law was amended to reduce the tax rate from the current 35% to 32.5% for the year ending January 1, 2007 and to 30% for all years ending after January 1, 2008.

This amendment reduces the tax rate applicable to Spanish companies’ profits, but also means less can be claimed back on tax losses carried forward from previous years on the consolidated balance sheet.

Based on estimates of taxable income and recovery of the deferred tax assets and liabilities recognized on the consolidated balance sheet, the Company has quantified the impact of this change on the 2006 financial statements, recognizing a 355 million euro charge to "Corporate income tax", and a 14 million euro charge directly in equity.

Deferred tax assets and liabilities

The movements in deferred taxes in 2006 and 2005 are as follows:

	Millions of euros
	Deferred tax assets	Deferred tax liabilities
Balance at December 31, 2005	8,385	2,477
Additions	2,841	738
Disposals	(2,997)	(419)
Changes to tax rates	(450)	(81)
Transfers	4	(65)
Net international movements	(65)	(50)
Company movements and others	450	(88)
Tax effect of the O2 purchase price allocation	533	2,188
Balance at December 31, 2006	8,701	4,700

	Millions of euros
	Deferred tax assets	Deferred tax liabilities
Balance at December 31, 2004	8,957	1,643
Additions	1,839	789
Disposals	(2,697)	(610)
Transfers	(58)	63
Net international movements	199	269
Company movements and others	145	323
Balance at December 31, 2005	8,385	2,477

The tax loss carryforwards in Spain at December 31, 2006 at the main Group companies totaled 6,290 million euros, of which 332 million and 5,953 million were incurred in 2003 and 2002, respectively. These can be offset utilized maximum of 15 years. The balance sheet at December 31, 2006 includes a 1,321 million euro deferred tax asset corresponding to 4,105 million euros of tax loss carryforwards.

The 2002 income return included a negative adjustment for 2,137 million euros from Telefónica Móviles, S.A. (now Telefónica, S.A.). This arose through the transfer of certain holdings acquired in previous years where the market value differed from the carrying amount (underlying book value) as a result of having implemented article 159 of the Spanish Corporation Law. However, as past rulings by the tax authorities differ from the interpretation being put forward by the Company, no adjustment has been made to the financial statements in this respect.

In respect of the sale of the shareholding in Lycos Inc., previously owned by Terra Networks, S.A., (now Telefónica, S.A.) a tax credit of 272 million euros was recognized in 2004. In addition, the Company has begun procedures to file a higher tax loss for 2004, of up to 7,418 million euros. It is arguing that for tax purposes the Lycos Inc. shares received should be valued at market value, rather than carrying amount, in conformity with article 159 of the Spanish Corporation Law. However, as the tax authorities have opposed such claims in other similar cases and the final decision remains uncertain, no deferred tax asset has been recognized in this connection as of the date of preparation of these consolidated financial statements.

Furthermore, O2 Germany GMBH, the O2 Group’s German subsidiary, has tax loss carryforwards amounting to 7,591 million euros, of which 533 million euros have been recognized as deferred tax are carried in line with the prospects of generating future taxable earnings.

Tax credits recorded on the consolidated balance sheet and pending application at the Latin American subsidiaries at December 31, 2006 totaled 489 million euros, of which 199 million and 269 million euros corresponded to Brasilcel and the Argentine operators, respectively.

At year-end, the Group had capitalized 1,810 million euros of tax credits in connection with double taxation deductions, export activity tax credits and a tax credit associated with the reinvestment of capital gains.

Temporary differences

Temporary differences are generated as a result of the difference between tax bases of the assets and liabilities and their respective carrying amounts. Deductible temporary differences, tax deductions and credits and tax loss carryforwards give rise to deferred tax assets on the balance sheet, whereas taxable temporary differences give rise to deferred tax liabilities. Details of the sources of deferred tax assets and liabilities from temporary differences recorded at December 31, 2006 and 2005 are as follows:

	Millions of euros
	2006		2005
	Deferred tax assets	Deferred tax Liabilities	Deferred tax assets	Deferred tax liabilities
Property, plant and equipment	629	469	109	652
Intangible assets	36	3,151	78	1,150
Personnel commitments	1,550	3	1,745	11
Provisions	758	180	546	137
Investments in subsidiaries, associates and joint ventures	957	393	1,197	63
Other	549	504	690	464
Total	4,479	4,700	4,365	2,477

Tax payables and tax receivables

Current tax payables and receivables at December 31, 2006 and 2005 are as follows:
	Millions of euros
	Balance at 12/31/06	Balance at 12/31/05
Tax payables:
Tax withholdings	108	78
Indirect taxes payable	1,162	967
Social security	202	178
Current income taxes payable	903	819
Other	466	150
Total	2,841	2,192

	Millions of euros
	Balance at	Balance at
	12/31/06	12/31/05
Tax receivables:
Indirect tax receivables	919	710
Current income taxes receivable	520	522
Other	115	216
Total	1,554	1,448

Reconciliation of book profit before taxes to taxable income

The reconciliation of book profit before taxes to taxable income for corporate income tax purposes and the determination of the corporate income tax expense for 2006 and 2005 is as follows:

	Millions of euros
	2006	2005
Book profit before taxes	6,764	6,607
Tax expense at prevailing statutory tax rate (35%)	2,367	2,312
Effect of statutory rate in other countries	199	(71)
Variation in tax expense from new taxes	6	-
Permanent differences	553	223
Changes in deferred tax charge due to changes in tax rate	355	2
Capitalization of tax deduction and tax relief	(1,429)	(177)
Use of loss carryforwards	(144)	(307)
Decrease in tax assets for losses or tax credits and tax relief	54	39
Increase/(decrease) in tax expense arising from temporary differences	(46)	(54)
Consolidation adjustments	(133)	(58)
Adjustment to income tax for changes in previous year’s tax settlement	(1)	(5)
Corporate income tax charge	1,781	1,904
Breakdown of current/deferred tax expense
Current tax expense	3,116	2,610
Deferred tax expense	(1,335)	(706)
Total corporate income tax charge	1,781	1,904

Permanent differences arise mainly from events that produce taxable income not recognized in the consolidated income statement.

Capitalization of tax credits consist primarily of the 1,429 million capitalized by the Tax Group in Spain, mainly in connection with export activity tax credits totaling 910 million euros, double taxation deductions and a tax credit associated with the reinvestment of the gain obtained on the sale of TPI. At December 31, 2006 no deductions were pending recognition by companies in the Tax Group.

On September 25, 2002, tax inspections commenced at several companies included in Tax Group 24/90, of which Telefónica, S.A. is the parent company. The taxes inspectioned were corporate income tax (for the years from 1998 to 2000) and VAT and tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax and non-resident income tax (1998 to 2001). The tax audits were concluded in 2005 with a final tax assessment, signed under protest, of approximately 135 million euros. This is not expected to give rise to material liabilities on the Telefónica Group consolidated financial statements.

The years open for review by the tax inspection authorities for the main applicable taxes vary from one consolidated company to another, based on each country’s tax legislation, taking into account their respective statute-of-limitations periods. In Spain, as a result of the tax audit currently in progress, the Tax Group has the following years open for review: the years since 2002 for tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax, non-resident income tax and VAT; and the years since 2001 for corporate income tax (since 2001 and 2000, respectively, for the other Spanish companies).

In the other countries in which the Telefónica Group has a significant presence, the years open for inspection by the relevant authorities are generally as follows:

  The last five years in Argentina, Brazil, Mexico, Colombia, Uruguay and the Netherlands.
  The last four years in Peru, Guatemala and Venezuela.
  The last three years in Chile, El Salvador, Ecuador, the USA and Panama.
  The last three years at the O2 Group. In addition, the period between March 2001 and March 2004 is open to inspection at O2 UK and O2 Third Generation.

The tax audit of the open years is not expected to give rise to additional material liabilities for the Group.

(18)        DISCONTINUED OPERATIONS

In 2006 Telefónica, Publicidad e Información, S.A.’s (TPI) operations were disposal .

The divestment of this investment in 2006 (see Note 2) represents the Telefónica Group’s exit from the directories business, further reinforcing the Group’s focus on its telephony, data and broadband businesses.

TPI’s results in 2006 until the effective date of its sale and in 2005 are as follows:

Millions of euros	2006	2005
Operating income	270	654
Operating expense	(219)	(459)
Operating loss	51	195
Financial income (loss)	(4)	(5)
Loss before minority interests and tax	47	190
Corporate income tax	(14)	(66)
Income from discontinued operation	33	124

Net cash flows in 2006 until the effective date of its sale and in 2005 are as follows:
Millions of euros	2006	2005
From operating activities	65	134
From investing activities	(7)	(14)
From financing activities	(141)	(124)
Foreign currency risk	(2)	3
Total increase (decrease) in net cash	(85)	(1)

The gain on the sale of this company:
Millions of euros
Non-current assets	69
Current assets	286
Non-current liabilities	(78)
Current liabilities	(271)
Total	6
Sale price	1,838
Income from the disposal	1,832

The tax expense generated by the disposal of this company was 269 million euros.

Although TPI remained fully operational in 2005, its earnings are presented under "Profit from discontinued operations after taxes" on the consolidated 2005 income statement for comparison purposes.

(19)         REVENUES AND EXPENSES

Net sales and services:

The breakdown of sales and services rendered is the following:

Millions of euros	2006	2005
Services rendered	49,241	34,519
Net sales	3,660	2,864
Total	52,901	37,383

Other income

The detail of this heading is as follows:
	Millions of euros
	2006	2005
Non-core and other current operating income	517	437
Internal expenditures capitalized	719	601
Capital grants	47	75
Gain on disposal of assets	288	303
Total	1,571	1,416

Among gains on asset disposals is a gain obtained from the Telefónica Group’s real estate efficiency plan via the selective sale of properties, which generated results of 100 million euros in 2006 (66 million euros in 2005).

In March 2006, Telefónica accepted the public takeover bid for Sogecable, thereby generating a gain of 142 million euros (see Note 13).

The figure for 2005 also includes the proceeds from the sale of the 14.41% shareholding in US company Infonet Services Corporation, Inc. totaling 80 million euros (see Note 13) and from the public offering of Endemol shares totaling 56 million euros (see Appendix 2).

Other expenses

The detail of this heading in 2005 and 2006 is as follows:
Millions of euros	2006	2005
Leases	900	489
Advertising	2,071	1,665
Other external services	6,259	4,503
Taxes other than income tax	905	781
Other operating expenses	220	228
Changes in operating allowances	609	471
Loss on disposal of long-term investments	131	75
Total	11,095	8,212

In 2006 and 2005, research and development costs recognized as expense were not significant.

Estimated schedule

The estimated payment schedule for the future years on operating leases and acquisition commitments is as follows:
12/31/2006	Total	Less than 1 year	1 to 3 Years	1 to 5 Years	Over 5 years
Operating leases	5,628	790	1,457	1,070	2,311
Acquisition commitments	2,426	1,773	543	56	54

The main financial lease transactions are described in Note 22.

Personnel expenses and employee benefits

The detail of personnel expenses is as follows:

	Millions of euros
	2006	2005
Wages, salaries and other personnel expenses	6,539	4,921
Staff restructuring expenses	1,083	611
Total	7,622	5,532

Staff restructuring expenses recorded by the Group include the costs of the Telefónica de España labor force reduction program of 934 and 578 million euros in 2006 and 2005, respectively (Note 15).

Number of employees

The following is a breakdown of the Telefónica Group’s average headcount in 2006 and 2005, together with headcount at each year-end. The employees shown for each subgroup include the Telefónica Group companies with similar activities in order to present the employees by business.

	2006		2005
	Average	Year-end	Average	Year-end
Telefónica Spain	39,169	38,616	40,588	39,613
Telefónica Latam	48,315	47,833	46,004	47,175
Telefónica Europe	26,248	27,844	9,888	10,531
Subsidiaries and other companies	111,744	118,703	95,675	107,380
Total	225,476	232,996	192,155	204,699
TPI Group	1,661	-	2,931	2,942
Total	227,137	232,996	195,086	207,641

The number of employees shown in the table above corresponds to the consolidated companies. It is worth highlighting the large number of employees at the various companies of the Atento Group performing contact center activities, whose average and year-end headcount for 2006 were 99,774 and 106,424, respectively.

Employee benefits

The Telefónica Group has arranged a defined contribution pension plan for its employees in Spain. Under this plan, the company makes contributions of 4.51% of the regular base salary (6.87% for employees of Telefónica de España, S.A.U. whose hiring date was prior to June 30, 1992). This is in addition to a 2.21% compulsory contribution by each participant.

This plan is entirely externalized in outside funds.

At December 31, 2006, 36,209 Group employees were covered by the pension plans managed by the subsidiary Fonditel Entidad Gestora de Fondos de Pensiones, S.A. (2005: 45,662). The contributions made by the various companies in 2006 amounted to 95 million euros (2005: 94 million euros).

Furthermore, in 2006, the Group approved a Pension Plan for Senior Executives, wholly funded by the company, which complements the previous plan. This plan envisages annual defined contributions equivalent to specific percentages of the executives’ fixed remuneration, in accordance with their professional category, and extraordinary contributions in accordance with the circumstances of each executive, payable in line with the conditions of said Plan.

Telefónica S.A. has recorded costs in respect of the contributions to this executive plan of 21 million euros in 2006 and 113 million euros in connection with extraordinary contributions.

No provision was made for this plan as it has been fully externalized.

Net finance results

The year-over-year increase in financial expenses relates to the increase in interest-bearing debt (see Note 13).

Note 16 provides a breakdown of the various components of financial results in 2006 as compared to 2005.

Depreciation and amortization

The breakdown of "Depreciation and amortization" on the consolidated income statement is as follows:
Millions of euros	2006	2005
Depreciation of property, plant and equipment	6,636	5,217
Amortization of intangible assets	3,068	1,476
Total	9,704	6,693

Estimated future amortization expense of intangible assets at December 31, 2006 is as follows:
Millions of euros	Total
2007	3,625
2008	2,880
2009	2,135
2010	1,995
2011	1,995

Earnings per share

Basic earnings per share is calculated by dividing net profit for the year attributable to equity holders of the parent by the weighted average number of shares outstanding over the period.
Diluted earnings per share is calculated by dividing net profit for the year attributable to equity holders of the parent (adjusted for any dilutive effects inherent in converting potential ordinary shares in issue) by the weighted average number of ordinary shares outstanding over the period, plus the weighted average number of ordinary shares that would be created if all the potentially dilutive ordinary shares outstanding in the period were converted into ordinary shares.

Both basic and diluted earnings per share attributable to equity holders of the parent are calculated based on the following data:

Profit (loss)	Millions of euros
	2006	2005
Profit from continuing operations attributable to equity holders of the parent	4,650	4,375
Profit from discontinued operations attributable to equity holders of the parent	1,583	71
Total profit for the purposes of basic earnings per share attributable to equity holders of the parent	6,233	4,446
Adjustment for dilutive effects of the conversion of potential ordinary shares	-	-
Total profit for the purposes of diluted earnings per share attributable to equity holders of the parent	6,233	4,446

Number of shares	Thousands
	2006	2005
Weighted average number of shares outstanding (excluding treasury shares)	4,778,999	4,870,852
Dilutive effect of conversion of potential ordinary shares
- Endemol employee share option plans	421	833
- Terra Lycos employee share option plans	-	22
Weighted average number of ordinary shares outstanding for the purposes of diluted earnings per share (excluding treasury shares)	4,779,420	4,871,707

The denominators used in the calculation of both basic and diluted earnings per share have been adjusted to reflect any transactions that changed the number of shares outstanding without a corresponding change in equity as if they had taken place at the start of the first period under consideration. Specifically, an adjustment was made for the distribution of part of the share premium via the delivery of shares (1-for-25) approved at the Annual Shareholders’ Meeting of May 31, 2005, which was completed in June 2005 (see Note 12).

There have been no transactions involving existing or potential ordinary shares between the end of the year and the date of preparation of the consolidated financial statements.

Basic and diluted earnings per share attributable to equity holders of the parent broken down by continuing and discontinued operations is as follows:
Figures in euros	Continuing operations		Discontinued operations		Total
	2006	2005	2006	2005	2006	2005
Basic earnings per share	0.973	0.898	0.331	0.015	1.304	0.913
Diluted earnings per share	0.973	0.898	0.331	0.015	1.304	0.913

(20)        SHARE-BASED COMPENSATION SYSTEMS

At year-end 2006 and 2005, the Telefónica Group maintained the following shared-based compensation plans linked to the share price of either Telefónica, S.A. or one of its subsidiaries.

a) Terra Networks, S.A. (now Telefónica, S.A.) share option plan

The Terra Networks, S.A. share option plan was approved at the Shareholders’ Meeting on October 1, 1999 and implemented by Board of Directors’ resolutions adopted on October 18, 1999 and December 1, 1999.

The plan provides, through the exercise of the share options by their holders, for the ownership by the employees and executives of the Terra-Lycos Group companies of a portion of the capital of Terra Networks, S.A. up to a maximum of 14,000,000 shares of Terra Networks, S.A..

As a result of the Terra Networks S.A. and Telefónica, S.A. merger approved at the General Shareholders’ Meeting held on May 31, 2005 and recorded in the Madrid Mercantile Register on July 16, 2005, Telefónica S.A. took over responsibility for Terra Networks S.A.’s outstanding share option plans.

Consequently, the options on Terra Networks, S.A. shares were automatically translated into options on Telefónica S.A. shares at the exchange ratio used in the merger.

The main features of the plan are as follows:
  Each option entitles the holder (employee or executive) to acquire one share of Terra Networks, S.A. (now shares in Telefónica, S.A.) at an exercise price established at the time the options are granted.
  The options are exercisable for four to six years following the grant date.
  The exercise of the options is contingent upon the beneficiary remaining an employee of the Terra-Lycos Group (now the Telefónica Group).
  At the exercise date, the options may be either equity-settled in Terra Networks, S.A. (now Telefónica S.A.) shares, once the beneficiary has paid the option strike price, or netcash-settled.

At December 31, 2006, a total of 53,111 call options on Telefónica, S.A. shares reamin outstanding, with a weighted average strike price of 22.70 euros.

The detail of the movements in 2006 and 2005 is as follows:
	Number of options	Average strike price (euros)
Options outstanding at December 31, 2004 (on Terra shares)	2,383,820	14.21
Equivalent outstanding options at December 31, 2004 (on Telefónica shares)	529,738	63.95
Options granted	33,276	27.50
Options expired/cancelled	(445,114)	70.67
Options outstanding at December 31, 2005	117,900	28.28
Options granted	13,278	22.70
Options expired/cancelled	(78,067)	31.12
Options outstanding at December 31, 2006	53,111	22.70

The detail of options outstanding at December 31, 2006, is as follows:
Range of strike prices (euros)	Number of options outstanding	Average strike price (euros)	Average remaining term to maturity (months)
17.46 – 21.28	37,400	19.971	4.80
28.35 – 29.20	15,711	29.21	0.96
Options outstanding at December 31, 2006	53,111	22.70	3.60

b) Share option plan of Terra Networks, S.A. (now of Telefónica, S.A) plan resulting from the assumption of Lycos, Inc.’s share option plans.

  Under the agreements entered into for the acquisition of Lycos, Inc., it was agreed to exchange options on the shares of Lycos, Inc. for options on the shares of Terra Networks, S.A.

  On June 8, 2000, a resolution was passed at the Shareholders’ Meeting of Terra Networks, S.A. to take over Lycos, Inc.’s share option plan.

  At the time of the sale of all the shares in Lycos, Inc to Korean company Daum Communications in 2004, it was agreed that Terra Networks, S.A. would remain responsible for the obligations arising from share options on Terra Networks, S.A. shares to beneficiaries of Lycos, Inc. although Lycos, Inc. could carry out, on behalf of and at the expense of Terra Networks, S.A. whatever actions were necessary or advisable in relation to the exercise of the options by the beneficiaries.

  After the merger of Terra Networks, S.A. into Telefónica, S.A., these options became options on Telefónica, S.A. shares.

  At December 31, 2006, employees of Lycos, Inc. had options on 115,247 shares outstanding, at a post-merger weighted average price of 67.26 US dollars.

  The detail of the movements in 2006 and 2005 is as follows:

	Number of options	Average strike price (USD)	Average share price (USD)
Options outstanding at December 31, 2004 (on Terra shares)	10,863,239	20.39
Equivalent outstanding options at December 31, 2004 (on Telefónica shares)	2,414,053	91.76
Options exercised	(161,982)	17.47	20.39
Options expired/cancelled	(1,724,646)	108.58
Options outstanding at December 31, 2005	527,425	59.57
Options exercised	(124,974)	14.37	15.68
Options expired/cancelled	(287,204)	76.15
Options outstanding at December 31, 2006	115,247	67.26

  The detail of options outstanding at December 31, 2006, is as follows:

Range of strike prices (USD)	Number of options outstanding	Average strike price (USD)	Average remaining exercise period (years)
22.52 – 48.32	1,911	47.70	1.91
54.90 – 68.90	90,598	58.30	3.30
74.65 – 136.13	22,738	104.60	2.74
Options outstanding at December 31, 2006	115,247	67.26	3.17

c) Telefónica, S.A. share option plan aimed at employees of Endemol ("EN-SOP Program").

  In order to fulfill the commitments assumed by Telefónica, S.A. in the acquisition of the Dutch company Endemol, and in order to establish a competitive compensation system similar to that in place at other companies in the industry in which Endemol operates, on April 25, 2001, the Standing Committee of the Board of Directors of Telefónica, S.A. approved the establishment of a Telefónica, S.A. share option plan targeted at the employees of Endemol Entertainment N.V. and its subsidiary companies, known as the EN-SOP Program.

  This program consists of granting to the beneficiaries (all the Endemol Group’s permanent employees on January 1, 2001, who are not participating in another similar share or share option plan), effective January 1, 2001, 2002, 2003 and 2004, of a certain number of purchase options on Telefónica, S.A. shares. The exercise period of the options will be four years from the grant date, and the options may be exercised at a rate of one-half in year, three and four years after the related grant date.

  The option strike price will be the related annual reference value set on each grant date, and the exercise terms will be the customary terms in programs of this nature. The beneficiaries must remain uninterruptedly permanent employees of Endemol until the options are exercised, without prejudice to the regulation of cases of early settlement of the options in certain cases in which the employment relationship is interrupted prior to the exercise of the options.

  The options can be settled through the acquisition by the beneficiary of the underlying shares or, alternatively, through a net cash settlement.

  The detail of the movements in 2006 and 2005 is as follows:

	Number of options	Average strike price (euros)	Average share price (euros)
Options outstanding at December 31, 2004	6,682,799	11.54
Options exercised	(492,277)	11.88	13.82
Options expired/cancelled	(1,280,688)	14.29
Options outstanding at December 31, 2005	4,909,834	10.78
Options exercised	(1,824,754)	10.34	12.72
Options expired/cancelled	(336,326)	10.81
Options outstanding at December 31, 2006	2,748,754	11.07

  The average remaining life of options outstanding at December 31, 2006 was 0.62 years.

  Of all the options exercised in 2006, 3,050 were settled via the delivery of shares (2005: 1,525) (see Note 12) and the remainder were cash-settled for 4.86 million euros (2005: 1.02 million euros).

  The Black-Scholes option pricing model was used for the valuation of this plan. Fair value data at the end of 2006 and 2005 and the main assumptions are as follows:

Fair value of options and main assumptions	December 31, 2006	December 31, 2005
Average fair value at the closing (euros per option)	5.05	2.20
Share price (euros)	16.12	12.71
Average strike price (euros)	11.07	10.78
Estimated average volatility	19.67%	17.16%
Average option life (years)	0.62	0.83
Estimated dividend yield	3.10%	3.93%
Risk-free interest rate range	3.63% - 4.03%	2.18% - 2.75%

  Personnel expenses under this plan in 2006 and 2005 totaled 10.14 million and 2.13 million euros, respectively.

d) Endemol N.V. long-term incentive scheme: share option and share option rights plans

When the subsidiary Endemol, N.V. first floated on the stock exchange in 2005, two compensation plans based on the company’s share price were created for employees of Endemol N.V. and its subsidiaries:
    Share rights plan: employees were given rights to free shares subject to a number of conditions concerning the share price and their continuing to work for Endemol for three years, with a number of restrictions on the subsequent sale of the granted shares. The number of share rights delivered and outstanding at December 31, 2006 was 1,050,002, with an estimated fair value at the delivery date of 5.05 euros per right.
    Share option plan: employees were granted options to acquire Endemol N.V. shares at a price fixed at the grant date. These options are exercisable in three years provided certain conditions are met concerning the share price and the employees continuing to work for Endemol throughout the period. The option expires five years after the vesting period. The number of options delivered and outstanding at December 31, 2006 was 3,040,933, with an average strike price of 10.52 euros per option. The estimated fair value at the delivery date was 2.47 euros per option.

The detail of the movements in 2006 and 2005 is as follows:
	Share rights plan:		Stock option plan
	Number of Rights	Average fair value at delivery date (euros)	Number of options	Average fair value at delivery date (euros)	Average strike price (euros)
Instruments delivered	839,067	4.50	2,346,383	2.11	9.00
Instruments outstanding at December 31, 2005	839,067	4.50	2,346,383	2.11	9.00
Instruments delivered	321,352	6.50	1,050,243	3.19	13.61
Instruments cancelled	(110,417)	5.05	(355,693)	2.26	9.64
Instruments outstanding at December 31, 2006	1,050,002	5.05	3,040,933	2.47	10.52

The following methods and main assumptions were used to determine the fair values of deliveries in 2006 and 2005 under these two plans:
Main assumptions	Share plan		Option plan
	2006	2005	2006	2005
Valuation method	Monte Carlo		Black-Scholes
Share price (euros)	13.81	9.00	13.81	9.00
Average strike price (euros)	0	0	13.81	9.00
Estimated average volatility	40%	40%	40%	40%
Vesting period (years)	5	3	5	3
Estimated dividend yield	3.98%	3.977%	3.98%	3.977%
Risk-free interest rate range	3.92%	3.106%	3.92%	3.106%
Fair value at delivery date (euros)	6.71	4.50	3.24	2.11

e) Telefónica S.A. share rights plan: Performance Share Plan

At the General Shareholders’ Meeting of Telefónica S.A. on June 21, 2006, its shareholders approved the introduction of a long-term incentive plan for managers and senior executives of Telefónica S.A. and other Telefónica Group companies. Under this plan, selected participants will be given a certain number of Telefónica S.A. shares as a form of variable compensation as long as certain quialifying requirements are met.

The Plan is initially intended to last for seven years. It is divided into five phases, each three years long, beginning on July 1 (the "Start Date") and ending on June 30 three years later (the "End Date"). At the start of each phase the number of shares to be awarded to plan beneficiaries is determined based on success in meeting targets set. The shares are delivered, as appropriate , at the End Date of each phase. Each phase is independent to the rest. The first started on July 1, 2006 (with shares to be delivered, if targets are met, from July 1, 2009) and the fifth phase begins on July 1, 2010 (with any shares earned delivered from July 1, 2013).

Award of the shares is subject to a number of conditions:
  The beneficiary must continue to work for the Company throughout the three years of the phase, subject to certain special conditions related to departures.
  The actual number of shares awarded at the end of each phase will depend on success in meeting targets and the maximum number of shares assigned to each executive. Success is measured by comparing the total shareholder return (TSR), which includes both the share price of and dividends on Telefónica shares, with the TSRs of a basket of listed telecommunications companies that comprise the comparison group. Each employee who is a member of the plan is assigned at the start of each phase a maximum number of shares. The actual number of shares awarded at the end of the phase is calculated by multiplying this maximum number by a percentage reflecting degree of success at the date in question. This will be 100% if the TSR of Telefónica is equal to or better than that of the third quartile of the comparison group and 30% if Telefónica's TSR is in line with the average. The percentage rises linearly for all points between these two benchmarks. If the TSR is below average no shares are awarded.

The maximum number of shares issuable in the 2006 phase is 6,530,615.

The average remaining life outstanding on these share rights at December 31, 2006 was two and a half years.

This plan is equity-settled, so the 8 million euro expense recorded in 2006 isalso recognized directly in equity.

To ensure the Company has enough shares to meet its obligations at the end of the phase commenced in 2006, Telefónica purchased an instrument from a financial institution that will deliver to Telefónica, at the end of the phase, a number of shares determined using the same measure of success as the plan, i.e. an instrument that mirrors the features of the plan. The cost of this instrument was 46 million euros, which in unit terms is 6.43 euros for every maximum number of shares (see Note 16).

This cost is the best benchmark of the fair value of the rights delivered to executives, since it corresponds to an actual market transaction. Accordingly, the unit fair value of the rights on delivery date was set at 6.43 euros per every maximum number of shares.

f) Telefónica, S.A. share option plan targeted at employees of O2: (O2 Performance Cash Plan)

In addition to the Performance Share Plan, another plan called the Performance Cash Plan, operating under the same conditions as the Performance Share Plan is targeted at employees of the O2 Group. This plan includes the delivery to O2 executives of a specific number of theoretical options in Telefónica, S.A. which, would be cash-settled at the end of each phase via a payment equivalent to the market value of the shares on settlement date.

The value of the theoretical options is established as the average share price in the 30 days immediately prior to the start of each phase, except for the first phase, where the average share price during the 30 days immediately prior to May 11, 2006 (namely 12.83 euros) was taken as the reference price.

The estimated duration of this plan is also 7 years, with 5 phases, each of three years, commencing on July 1 of each year, starting in 2006.

Like the Telefónica, S.A. Performance Share Plan, the success rate for setting payments is measured based on the TSR on Telefónica shares with respect to the comparison group’s TSRs, in line with the following criteria:
  Below average                                                  0%
  Average                                                          30%
  Equal to or higher than the third quartile          100%

The number of theoretical options assigned in 2006 was 794,473.

g) Telefónica, S.A. share option plan targeted at all the employees of certain Telefónica Group companies ("TIES Program")

  February 15, 2005 was the third and final exercise date for the TIES Program, a compensation plan based on the Telefónica S.A. share price involving share subscriptions and granting of share options, targeted at non-executive personnel of the Telefónica Group and created by resolutions of the General Shareholders’ Meeting of April 7, 2000. However, as the initial reference value was higher than the market price at that time, there were no exercisable options and therefore all options expired and were cancelled and the TIES program was terminated.

h) Telefónica Móviles, S.A. (now Telefónica S.A.) share option plan ("MOS Program").

Authorization was given at the Extraordinary Shareholders’ Meeting of Telefónica Móviles S.A., in a resolution passed on October 26, 2000, to establish a corporate share option plan for executives and employees of Telefónica Móviles, S.A. and its subsidiaries. The terms of the plan were modified at Telefónica Móviles S.A.’s Shareholders’ Meeting of June 1, 2001.

In 2005, in the third exercise period, a total of 1,298,072 options were exercised. A further 392,699 options were cancelled in 2005 following voluntary departures of company employees.

On January 3, 2006, the last exercise period expired, in which a total of 9,404,040 options were exercised. Other options were cancelled. This exercise period marked the end of this plan.

The detail of the movements in 2006 and 2005 is as follows:
	Number of options	Average strike price (euros)	Average share price
Options outstanding at December 31, 2004	11,137,144	10.49
Options exercised	(1,298,072)	10.49	9.02
Options expired/cancelled	(392,699)	10.49
Options outstanding at December 31, 2005.	9,446,373	10.49
Options exercised	(9,404,040)	10.49	10.57
Options expired/cancelled	(42,333)	10.49
Options outstanding at December 31, 2006	-	-
  OTHER INFORMATION
  Litigation

Telefónica, S.A. and its group companies are party to several lawsuits which are currently in progress in the law courts and administrative and arbitration bodies of the various countries in which the Telefónica group is present.

Based on the advice of the Company’s legal counsel it is reasonable to assume that this litigation will not materially affect the financial position or solvency of Telefónica Group, regardless of the outcome. We highlight the following unresolved cases:

  Procedures deriving from bankruptcy proceeding of Sistemas e Instalaciones de Telecomunicación, S.A.U. (Sintel).

  Sintel, a former subsidiary of Telefónica, was declared bankrupt in 2001. As a result of the voluntary bankruptcy proceeding heard by Madrid Court of First Instance No. 42 (case 417/2001), two criminal proceedings commenced which affect Telefónica:

  In the first proceeding ("Abbreviated" proceeding No. 273/2001) being heard by Central Examining Court no. 1, on September 24, 2002, Telefónica, S.A. and Telefónica de España, S.A. filed a civil suit for damages against the directors of Sintel and of Mastec Internacional, S.A.

  In the second proceding (Preliminary proceeding No. 362/2002), being heard by Central Examining Court no. 1 for a possible offence of extortion. This proceeding was subsequently assimilated to the preliminary proceedings in case No. 273/2001 above.

  The two proceedings were combined in April 2004. The motion filed by counsel for Telefónica, S.A. to have the case dismissed was rejected and it was ruled that the preliminary proceedings should continue. To date, no liability has been established and the plaintiffs’ claim in this regard has been explicitly dismissed.

  Class actions filed by shareholders of Terra in the US in connection with Telefónica, S.A.’s takeover bid for Terra Networks, S.A.

  On May 29, 2003, certain Terra Networks, S.A. shareholders filed two class actions with the Supreme Court of New York State against Telefónica, S.A., Terra Networks, S.A. and certain directors of Terra Networks, S.A.

  Both actions alleged that the takeover bid by Telefónica was the result of non-compliance with the fiduciary commitments of this company, and of the Board of Directors of Terra Networks. It was also alleged that Telefónica had used its controlling position to offer an inadequate price for Terra Networks shares and that Terra Networks directors had collaborated on this arice.

  The lawsuits, for undetermined amounts, requested payment of damages, as well as legal costs. As a precautionary and definitive measure, the plaintiffs requested that the takeover not be completed.

  Since the actions were brought, both action have remained inactive.

  Appeal for judicial review No. 6/461/03 filed at the National Appellate Court by the World Association of Shareholders of Terra Networks, S.A. (ACCTER) against the administrative decision made by the Spanish National Securities Market Commission (CNMV) on June 19, 2003, to authorize the takeover offer by Telefónica, S.A. for Terra Networks S.A.

  Telefónica S.A. appears in these proceedings as an intervening non-party in the case to defend the lawfulness of the CNMV’s decision.

  On January 27, 2006 the parties received notification of the ruling whereby Section 6 of the National Appellate Court has rejected the appeal for judicial review filed by ACCTER and also the appeal filed by Julián de Fabián López against the administrative decision taken by the CNMV on June 19, 2003 authorizing the takeover bid by Telefónica, S.A. for Terra Networks, S.A.

  In a ruling dated March 15, 2006, the Company was informed that ACCTER’s counsel had filed an appeal against the National Appellate Court ruling. On April 4, 2006, Telefónica S.A. appeared before the Third Section of the Supreme Court.

  Proceeding contesting the merger resolution voted at the General Shareholders’ Meeting of Terra Networks, S.A. held on June 2, 2005.

  On June 30, 2005 the World Association of Shareholders of Terra Networks, S.A. (ACCTER) and its President, on his own account, filed a complaint contesting the merger resolution adopted at the Shareholders’ Meeting of Terra Networks S.A. of June 2, 2005 alleging a breach of article 60.4 of the Securities Market Law. The plaintiffs maintain that before the merger, Telefónica S.A. should have presented a tender offer for the rest of the company’s outstanding voting shares.

  After Telefónica filed its answer to the claim (on December 21, 2005), on May 2, 2006 the Injunction Hearing, and the Preliminary Hearing for the Proceedings took place, and was declared ready for the rendering of judgment without the need for evidence. In a ruling dated May 3, 2006, the injunction requested by the plaintiffs was rejected, and they were required to pay the legal costs.

  On July 19, 2006, the court ruled against the appeal and required the plaintiffs to pay costs. The plaintiffs have appealed this ruling.

  In December 2006 ACCTER appealed against the ruling and Telefónica, S.A. was invited to oppose, which it did.

  Furthermore, in its original suit ACCTER sought an injunction by which the fact of the lawsuit would be put on record at the Mercantile Register. This injunction request was rejected in May 2006 and ACCTER was obliged to pay the legal costs. The ruling was appealed by ACCTER, with Telefónica, S.A. again opposing the appeal, which is now pending resolution by the Barcelona Provincial Court.

  Claim at the ICSID

  As a result of the enactment by the Argentine government of Public Emergency and Exchange Rules Reform Law 25561, of January 6, 2002, Telefónica considered that the terms and conditions of the Share Transfer Agreement approved by Decree 2332/90 and the Pricing Agreement ratified by Decree 2585/91, both of which were executed by the Company with the Argentine government, were significantly affected since the Law renders ineffective any dollar or other foreign currency adjustment clauses, or indexation clauses based on price indexes of other countries, or any other indexation mechanism in contracts with the public authorities. The law also requires that prices and rates derived from such clauses be denominated in pesos at an exchange rate of one peso (ARS 1) to one US dollar (US$1).

  Accordingly, since negotiations with the Argentine government were unsuccessful, on May 14, 2003, Telefónica filed a request for arbitration with the International Center for Settlement of Investment Disputes (ICSID) pursuant to the Agreement for the Promotion and Reciprocal Protection of Investments between the Argentine Republic and the Kingdom of Spain. On July 6, 2004, the first hearing at the ICSID took place in Washington and a 90-day stay was ordered in an attempt to reach a settlement. Following the expiration of the stay without any settlement having been achieved, on December 6, 2004, Telefónica filed the "memorial" or claim with the ICSID together with the initial supporting testimonies. The Court is currently considering a plea filed by the Argentine government alleging that the matter is outside the jurisdiction of the arbitration court.

  On February 15, 2006, Telefónica Argentina, S.A. signed a memorandum of understanding with the Argentine government as a prerequisite to reaching an agreement to renegotiate the transfer contract approved by Royal Decree-Law 2332/90 pursuant to the provisions of Article 9 of Law 25,561.

  Among other issues, this memorandum of understanding includes the suspension by Telefónica de Argentina, S.A. and Telefónica, S.A., for a period of 210 business days, of proceedings for all claims, appeals and demands planned or underway, with the administrative, arbitrational or legal courts of Argentina or abroad, which are based on events or measures taken as a result of the emergency situation established by Law No. 25,561 with regard the Transfer Agreement and the license granted to the Company. The suspension came into force on October 6, 2006.

  This preliminary agreement could put an end to the litigation.

  Proceedings filed by Jazz Telecom, S.A.U. (Jazztel) against Telefónica de España S.A.U.

  Jazztel began a number of legal proceedings in 2005 related to the Local Loop Unbundling Reference Offer (OBA) approved by the Spanish Telecommunications Market Commission, the CMT.

  It filed a claim under ordinary court procedure seeking 337.36 million euros in damages for alleged delays in fulfilling contracts concluded under the OBA. This suit is currently before Madrid Court of First Instance no. 54 with case number 1619/2005. A ruling on July 19, 2006 found that Telefónica had not acted in negligent non-compliance. Telefónica was sentenced to pay 0.7 million euros, since the judge found that Jazztel had also acted in non-compliance. This sentence was appealed by both parties.

  Jazztel’s parent company, Jazztel Public Limited Company, filed an ordinary court claim for 456.53 million euros in damages against the Directors of Telefónica S.A. and the directors of Telefónica de España S.A.U., holding them responsible for Telefónica de España, S.A.’s alleged failure to comply with the OBA. The suit is currently before by Madrid Mercantile Court No. 1, with case number 585/2005. On December 21, 2006 the preliminary hearing was held, in which the trial date was set (see Note 24).

  The third claim filed by Jazztel alleges unfair trade practices by Telefónica de España S.A.U. in relation to the OBA, though without seeking damages. In this proceeding, Telefónica de España, S.A.U. argued the matter was outside the court’s jurisdiction, which was rejected; this decision was appealed by Telefónica de España, S.A.U. On April 6, 2006 Telefónica de España, S.A.U. responded to the claim.

  Proceedings by former shareholders of Terra (Campoaguas, S.L., Panabeni, S.L., José María Parra Hernández and Others) against Telefónica and one of its directors, seeking damages.

  Ordinary Proceedings (No. 278/ 2006) commenced at Madrid Mercantile Court No. 2, on September 22, 2006 to hear the claim filed by former shareholders of Terra against Telefónica and one of its directors.

  The plaintiffs argue an alleged breach of contract by Telefónica with the shareholders of Terra in respect to the terms and conditions set forth in the Prospectus of the Initial Public Offering of Terra shares, in addition to holding the administrators - both Telefónica (as alleged de-facto administrator of Terra) and one of its directors - liable for the alleged damages to the shareholders of Terra.

  Telefónica, S.A. has answered the claim, and the date of the preliminary hearing has been set for October 17, 2007.

  Appeal for judicial review of the Spanish Competition Court (TDC) ruling of April 1, 2004.

  On April 1, 2004, the TDC ruled that Telefónica de España, S.A.U. had engaged in anticompetitive practices prohibited under Article 6 of Antitrust Law 16/1989, dated July 17, and Article 82 of the EC Treaty, consisting in the abuse of a dominant market position, by conditioning the provision of certain services to the non-existence of predialling arrangements with rival operators and running disloyal advertising campaigns. It imposed a fine of de 57 million euros. Telefónica de España filed an appeal for judicial review of this decision (see Note 24).

  European Commission (EC) disciplinary proceedings dated July 22, 2004 against O2 for international roaming charges.

  On July 22, 2004, O2 (and Vodafone) was sent a statement of objections alleging that it had been abusing its dominant market position in the UK for the provision of wholesale international roaming services, by applying excessive fees to other mobile operators since early 1998 until, at least, the end of September 2003. O2 responded to the claim and a hearing was held before the European Commission. The proceedings are awaiting the European Commission’s ruling.

  European Commission proceeding of February 22, 2006 against Telefónica S.A.’s broadband pricing policy.

  On February 22, 2006, Telefónica S.A. was sent a statement of objections, initiating formal proceedings alleging the abuse its dominant market position by the fixing of unfair prices since 2001 in breach of Article 82.a of EC Treaty rules.

  Specifically, the Commission accuses Telefónica, S.A., and its subsidiaries Telefónica de España, S.A.U., Telefónica Data España, S.A.U. and Terra Networks España, S.A. (the latter two companies have since been merged into Telefónica de España, S.A.U.) of abusing their dominant market position in the form of a price squeeze. The Commission considers that the margin between the prices Telefónica was charging for wholesale access and the tariffs charged to final retail broadband customers was too narrow.

  Telefónica has sent the European Commission its response to the Statement of Objections and attended a hearing before the Commission. The proceedings are awaiting the European Commission’s ruling.

  Proceedings by Agencia Nacional de Telecomunicações (ANATEL) against various companies from the Brasilcel NV Group (Telerj Celular, S.A., Telems Celular, S.A., Tele Centro Oeste Celular Participaçoes, S.A., and others) regarding the of interconnection revenues and revenues from network usage by other operators inclusion in the Fundo de Universalização de Serviços de Telecomunicações (FUST).

  The Brasilcel N.V. (VIVO) Group operators have appealed ANATEL’s decision to modify the basis for calculating amounts payable into the Fund for Universal Access to Telecommunications Services (FUST for its initials in Portuguese), a fund to pay for telecommunications services providers’ obligations to provide universal service (wireline and wireless). The FUST’s income consists of 1% of the operators’ gross operating revenues.

  According to ANATEL, revenues obtained from transfers received by other operators (interconnection and network usage) should be included in the basis for calculating the contribution to the FUST.

  The operators of Brasilcel N.V., together with other wireless operators, requested a stay of execution in order to be able to continue calculating the FUST calculation basis exclusive of said revenues. Their petition was rejected on January 21, 2006. However, on March 13, 2006, the plaintiffs were granted an injunction allowing that revenues from transfers received by other operators be excluded from the base for calculating charges payable to the FUST.

  Cancellation of the UMTS license granted to Quam GMBH in Germany.
  In December 2004, the German Regulatory Authority for Telecommunications and Post (RegTP) revoked the UMTS license granted to Quam GMBH in 2000. After obtaining a suspension of the revocation order, on January 16, 2006, Quam filed a suit against the order with the German courts. There are two main parts to this claim: the first seeking that the suspension of the license revocation order issued by the RegTP be upheld, and the second, in the event the first does not prosper, seeking the partial and total repayment of the original amount paid for the license.
  Commitments

Agreements with Portugal Telecom (Brazil).

On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., , and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis, SGPS, S.A., , agreed to group together all their wireless telephony businesses in Brazil. They therefore undertook to contribute all their wireless telephony assets in Brazil to a joint venture, which, subject to the necessary regulatory authorizations, would be a subsidiary of the two groups, and in which they would each have a 50% ownership interest. In addition, under the terms of this agreement, the two parties expressed their interest in increasing their reciprocal ownership interests, subject to compliance with the applicable regulations and bylaws.

On October 17, 2002, Telefónica Móviles, S.A. and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., entered into the definitive agreements (Shareholders’ Agreement and Subscription Agreement) that implemented the aforementioned agreement signed in January 2001. On December 27, 2002 (after having obtained the necessary authorizations), the two groups’ holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V., in accordance with the provisions of the aforementioned Subscription Agreement.

On July 29, 2006, the merger of Telefónica Móviles, S.A. into Telefónica, S.A. was filed with the Mercantile Register. As a result of this merger and the dissolution of Telefónica Móviles S.A., Telefónica S.A. retained all the rights and obligations of Telefónica Móviles S.A. including those arising from the agreements signed with Portugal Telecom SGPS, S.A. and its subsidiary PT Movéis SGPS, S.A.

In accordance with the aforementioned definitive agreements, Telefónica, S.A. and the Portugal Telecom Group will have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage ownership of either of the parties falls below 40% during an uninterrupted period of six months. In this event, if the group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica, S.A., which would be obliged to buy (directly or through another company) all the Portugal Telecom Group’s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom group’s holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica’s choice, in (i) cash, (ii) Telefónica S.A. shares, or (iii) a combination of the two. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom group had not increased its ownership interest to 50% of the total capital share of Brasilcel N.V.

Also, in accordance with the definitive agreements, the Portugal Telecom Group will be entitled to sell to Telefónica, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., or at any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica, S.A. will be entitled to sell to the Portugal Telecom Group, which will be obliged to buy, its holding in Brasilcel, N.V. if there is a change of control at Portugal Telecom SGPS, S.A., at PT Móveis SGPS, S.A. or at any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price will be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the group exercising the put option, either in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.

Medi Telecom (Morocco).

On June 15, 2006, Telefónica Móviles España, S.A.U., as shareholder of Medi Telecom, signed a new Shareholders’ Support Agreement together with PT Móveis – Serviços de Telecomunicações, SGPS, SAL, HOLDCO, FINANCE.COM and RMA WATANYA (the last two form part of the BMCE Group) replacing the previous agreement dated October 12, 2000. This commitment requires the signatories, in line with their stake in the share capital of Medi Telecom, to provide the latter with up to 260 million euros of financial assistance in the event of non-compliance with financial clauses or a shortfall in funds at Medi Telecom that would prevent it from meeting its debt servicing obligations. If Medi Telecom attains certain levels of operating earnings before amortization and depreciation during four consecutive quarters, and at the latest on the date of full repayment of its debt (i.e. 2012), this financial commitment will be automatically cancelled.

As a result of the loans and capital increases subscribed by, inter alia, Telefónica Móviles España, S.A.U., during 2003, the aforementioned commitment between the latter, Portugal Telecom and the BMCE group was reduced to 168 million euros at December 31, 2005, broken down as follows:

ø Telefónica Móviles España, S.A.U.: 54 million euros

ø PT Movéis-Serviços de Telecomunicações SGPS, S.A.L: 54 million euros

ø RMA WATANYA: 22 million euros

ø FINANCE.COM: 8 million euros

ø HOLDCO: 30 million euros

Guarantees provided for Ipse 2000 (Italy).

The Telefónica Group has provided guarantees securing financial transactions for the Italian company Ipse 2000 S.p.A. (holder of a UMTS license in Italy) in which it owns an indirect stake through Telefónica Móviles, S.A. and Telefónica DataCorp, S.A.U. These transactions are mainly to finance sums payable to the Italian government in connection with the grant of the license amounting to 385 million euros.

Telefónica, S.A. (together with the other strategic partners of Ipse 2000, S.p.A) arranged a counterguarantee for a bank which, in turn, issued a bank guarantee for the Italian authorities as security for the deferred payment of the UMTS license.

In the wake of the decision by the Italian government to revoke the UMTS license granted to Ipse, the Company considered that, the contractual conditions governing payment of the license having changed, Ipse was no longer obliged to pay the remaining amount and, the principal obligation no longer existing, the bank guarantee and the partners’ counterguarantee (cash collateral) had become extinct. Consequently, it cannot be executed by the government and, therefore, the amount of said cash collateral must be returned to the shareholders in their respective investments.

In defense of its interests, the Company was obliged to , filing a number of claims:
  Requesting the cancellation of the revocation order.

  Requesting reimbursement of said cash collateral to the Company’s shareholders.

  Requesting acceptance by the Italian government of the return by Ipse 2000 of a further 5Mhz of spectrum granted to it following adjudication of the UMTS license, and requesting an 826 million euros reduction in payments owed (corresponding to the 5Mhz of spectrum).
  Requesting cancellation of the amounts pending payment deriving from adjudication of the UMTS license, based on the new regulatory framework which establishes a maximum annual price per 5Mhz, lower than that set in the license adjudication to Ipse 2000 SpA. This implies a reduction with respect to the initial amount of some 1,200 and 2,300 million euros.

  Requesting cancellation of the allocation by the Italian government of GSM frequencies free of charge.

These proceedings are at different stages, and the last three have been grouped together into a single proceeding.

Meanwhile, in November 2006, Ipse was due to make its annual license payment; the company asked for an injunction to enable it to defer any payment until after a decision had been made. At December 31, 2006, the amount outstanding was 602 million euros.

Atento

On October 24, 2003, BBVA, Telefónica, S.A. and Atento N.V. entered into an Agreement establishing the terms and conditions under which BBVA, through General de Participaciones Empresariales, S.L. (GPE) became a shareholder of Atento N.V. by contributing all the shares of Procesos Operativos, S.A. As a result of this Agreement, Telefónica, S.A. currently owns shares representing 91.35% of Atento N.V.’s share capital, while GPE (a BBVA group company) owns the remaining 8.65%.

On November 27, 2003, BBVA and Atento N.V. entered into a framework contract for services, with a term of four years, establishing the terms under which Atento N.V. and its subsidiaries will provide call center activities and services to the BBVA Group.

On December 1, 2003, Telefónica and GPE took out a put option whereby GPE has the right to sell to Telefónica, which will be obliged to buy, all the shares of Atento N.V. that GPE owns at the time the option is exercised.

Commitments relating to audiovisual content (Telefónica de Contenidos)

At December 31, 2006, Telefónica de Contenidos had the following commitments relating to sports broadcasting rights:

  1. In December 2004, Canal Satélite Digital, S.A. gave its approval to allow Telefónica de Contenidos to broadcast on a non-exclusive basis under the pay-per-view (PPV) system the signal for the soccer games of the First and Second Divisions of the Spanish National Soccer League and of the King’s Cup (Copa de S.M. El Rey) (except for the final) produced by Audiovisual Sport, from January 1, 2005. The rights were acquired at prevailing market prices for this type of content and for a period that will depend on the soccer seasons for which the content provider is able to renew its current agreements with the soccer clubs.

  2. Likewise in December 2004, an agreement was entered into with Audiovisual Sport for the provision of the broadcast signal to Telefónica de Contenidos and/or the Telefónica Group companies to which Telefónica de Contenidos assigns the signal, for the soccer games specified in the agreement with Canal Satélite Digital, at market prices for this type of content for each match, with guaranteed minimum payments per season to Audiovisual Sport from January 1, 2005, and for a period that will depend on the soccer seasons for which the content provider is able to renew its agreements with the soccer clubs.

Telefónica Internacional, S.A.U. as strategic partner of Colombia Telecomunicaciones S.A. ESP

Following the selection on April 7, 2006 of the bid presented by Telefónica Internacional, S.A.U. to become the strategic partner of Colombia Telecomunicaciones S.A. ESP, on April 18, 2006 Telefónica Internacional, S.A.U., the Colombian government and Colombia Telecomunicaciones S.A. ESP signed a framework investment agreement (the "Framework Agreement") establishing, among others, the following commitments on the part of Telefónica Internacional, S.A.U. Compliance with these commitments is guaranteed by Telefónica Internacional, S.A.U. via a pledge contract on the shares which Telefónica Internacional, S.A.U. holds in Colombia Telecomunicaciones S.A. ESP, signed on May 2, 2006.
  Telefónica Internacional, S.A.U. undertakes not to sell, transfer, pledge, hand over in usufruct, or in any other manner encumber or dispose of its shares in Colombia Telecomunicaciones S.A. ESP during the first five years of the agreement (until April 28, 2011).

  Effective April 28, 2006, the shareholders of Colombia Telecomunicaciones S.A. ESP may offer, at any time and in a single package, all the shares they hold at that time in Colombia Telecomunicaciones S.A. ESP to Telefónica Internacional, S.A.U., who shall be obliged to acquire them, either directly or via one of its subsidiaries. The sale/purchase price of each share shall depend on the valuation of each share offered in sale by an independent investment bank designated by agreement between the two parties.

  Telefónica Internacional, S.A.U. undertakes, during the duration of the Framework Agreement, to not perform, either directly or indirectly (via subsidiaries), within the territory of the Republic of Colombia, the sale, distribution, marketing, agency or intermediation of (i) data transmission services (including clear channel, frame relay, IP and ATM) via the different existing transmission technologies, (ii) IT application hosting services, (iii) data center services, (iv) private telecommunications network operation services and/or (v) total IT systems operations, which are competitive with those provided or marketed by Colombia Telecomunicaciones S.A. ESP, via companies whose revenues derive mainly from the provision of this kind of services or operations. Exempt from the aforementioned commitment are companies focused on providing wireless telephony services (TMC and PCS).

If, during the life of the Framework Agreement, Telefónica Internacional, S.A.U. acquires shareholdings which enable it to gain control of companies located in the Republic of Colombia operating in the activities set forth in the above paragraph, Telefónica Internacional, S.A.U. undertakes to present to the Shareholders’ Meeting of Colombia Telecomunicaciones S.A. ESP, and its shareholders undertake to vote in favor of (i) the merger of said companies into Colombia Telecomunicaciones S.A. ESP or (ii) to issue shares without preference rights in exchange for delivery of the assets of said companies to Colombia Telecomunicaciones S.A. ESP. The above undertaking shall not apply in the event that the proposed transaction results in a reduction in the shareholding of the Colombian government in Colombia Telecomunicaciones S.A. ESP to less than twenty percent (20%).

In the event that the option presented by Telefónica Internacional, S.A.U. is not ratified by the shareholders of Colombia Telecomunicaciones S.A. ESP, Telefónica Internacional, S.A.U. shall be free to perform said activities via the company whose control it has acquired directly or indirectly.

Other commitments in the form of performance bonds for concessions or licenses

Telefónica Móviles España, S.A.U., a subsidiary of Telefónica Móviles, S.A. (merged into Telefónica, S.A. in July 2006), provided certain financial guarantees to the Spanish State amounting to 1,100 million euros in relation to the UMTS license in Spain granted to Telefónica Móviles España, S.A.U. These guarantees ensure fulfillment of the commitments assumed by the company when awarded the license in relation to network roll-out, job creation, investments, etc.

Telefónica Móviles España, S.A.U. initiated negotiations with the Ministry of Science and Technology with a view to changing the existing system of guarantees. This process was completed through an Official Notice issued by the Secretary of State for Telecommunications and for the Information Society on July 28, 2003, as a result of which the 71 guarantees in force at that date amounting to 631 million euros that were securing the commitments assumed under the UMTS license were returned to Telefónica Móviles España, S.A.U., after the latter had arranged, in the same month, a guarantee of 168 million euros with the Government Depositary, to secure compliance with the UMTS service commitments prior to launch of the UMTS and the commitments of the first year from the date of commercial launch, in accordance with the new system of guarantees. In September 2003, Telefónica Móviles España, S.A.U. cancelled the returned guarantees at the respective banks.

On June 23, 2004, the Ministry of Industry, Tourism and Commerce issued an order authorizing the change in the commitments assumed by Telefónica Móviles España, S.A.U. in connection with the operation of the third-generation wireless telecommunications (UMTS) service. Under this order, the requests filed by Telefónica Móviles España, S.A.U. in this respect were upheld, compliance with certain commitments was reinterpreted and other commitments were eliminated for the benefit of public interest.

As a result of this change, the amount to be guaranteed by Telefónica Móviles España, S.A.U. as a performance bond for the commitments assumed prior to the launch of the UMTS service and in the first year of service was reduced to 158 million euros. The guarantee therefore amounted to 158 million euros at December 31, 2006.

Telefónica Móviles de España, S.A. has begun the procedures to accredit its first year of operating the UMTS service before the Ministry. Compliance with the commitment would reduce the amount guaranteed.

Telefónica, S.A. and its subsidiaries, which in turn head subgroups, perform, as holding companies, various equity investment purchase and sale transactions in the course of their business activities, in which it is standard practice to receive or provide guarantees regarding the non-existence of liabilities, contingencies, etc. in the investments forming the subject matter of the related transactions.

The contingencies arising from the commitments described above were evaluated when the 2006 consolidated financial statements were prepared, and the provisions recorded with respect to the commitments taken as a whole are not material.

Environmental matters

Through its investees and in line with its environmental policy, the Telefónica Group has undertaken various environmental-management initiatives and projects. In 2006 and 2005 these initiatives and projects resulted in expenditures and investment for insignificant amounts, which were recognized in the consolidated income statement and consolidated balance sheet, respectively.

The Group has launched various projects with a view to reducing the environmental impact of its existing installations, with project costs being added to the cost of the installation to which the project relates.

The Group has also rolled out internal control mechanisms sufficient to pre-empt any environmental liabilities that may arise in future, which are assessed at regular intervals either by Telefónica staff or renowned third-party institutions. No significant risks have been identified in these assessments.
  Auditors’ fees

The fees paid to the various member firms of the Ernst&Young international organization, to which Ernst&Young, S.L. (the auditors of the Telefónica Group) is a member, amounted to 23.47 million euros in 2006 and 14.84 million euros in 2005.

The detail of these amounts is as follows:
	Millions of euros
	2006	2005
Audit of financial statements	13.50	11.19
Other audit services	9.46	1.96
Non-audit work	0.51	1.69
TOTAL	23.47	14.84

Fees paid to other auditors in 2006 and 2005 amounted to 32.69 million euros and 15.22 million euros, respectively, with the following detail:
	Millions of euros
	2006	2005
Audit of financial statements	2.03	4.30
Other audit services	5.82	3.78
Non-audit work	24.84	7.14
TOTAL	32.69	15.22

These fees include amounts paid in respect of fully and proportionally consolidated Spanish and foreign Telefónica Group companies. In 2006 and 2005, respective totals of 1.09 million euros and 0.86 million euros, corresponding to 50% of the fees paid by proportionally consolidated companies, were included.

(22)        FINANCE LEASES:

The principal finance leases at the Telefónica Group are as follows:

a) Future minimum case payments commitments in relation to finance leases at O2 Group companies.
Millions of euros	Minimum payments	Finance expense	Present value
Within one year	47	(19)	28
From one to five years	229	(52)	177
After five years	191	(21)	170
Total	467	(92)	375

These commitments arise from plant and equipment lease agreements. Between March 30, 1991 and April 9, 2001, finance lease agreements were signed between O2 UK and a number of US leasing trusts. A substantial part of the radio and switch equipment of its GSM network is subject to the terms of these agreements. The agreements have a term of 16 years and an early purchase option after the first 12 years.

At December 31, 2006, these assets amounting to 389 million euros were recognized under property, plant and equipment.

b) Finance lease agreement at Colombia de Telecomunicaciones, S.A., ESP.

Similarly, via its subsidiary Colombia de Telecomunicaciones, S.A., ESP, the Group has a finance lease agreement with PARAPAT, the consortium which owns the telecommunications assets and manages the pension funds for the entities which were predecessors to Colombia de Telecomunicaciones, S.A., E.S.P., and which regulate the operation of assets, goods and rights relating with the provision of telecommunications services by the company, in exchange for financial consideration.

This agreement include the transfer of these assets to Colombia de Telecomunicaciones, S.A., ESP once the last installment of the consideration has been paid in line with the payment schedule over a period of 17 years:

	Present value	Discounting	Installments Pending payment
2007	120	9	129
2008	117	23	140
2009	113	40	153
2010	109	57	166
2011	105	75	180
Subsequent years	1,275	3,355	4,630
Total	1,839	3,559	5,398

The net amount of property, plant and equipment recorded under the terms of this agreement is 816 million euros.

(23)        CASH FLOW ANALYSIS

Net cash flow from operating activities

In 2006, the Telefónica Group achieved operating cash flow less payments to suppliers for expenses and personnel costs totaling 18,810 million euros, 36.1% more than the 13,821 million euros generated in 2005. The growth is due largely to the consolidation of O2’s wireless operators in early 2006 and sound operating performance.

Accordingly, customer collections in 2006 increased by 35.9% to 60,285 million euros (2005: 44,353 million euros). This growth is the result of the healthy business performance and, notably, the changes in the consolidation perimeter following the acquisition of O2’s wireless operators.

Furthermore, cash payments to suppliers and employees to December 31, 2006 totaled 41,475 million euros, up 35.8% (2005: 30,532 million euros). This increase was due largely to the consolidation of O2’s wireless operators in 2006, and also reflects costs arising from the management of the Group’s activities.

Personnel expenses were higher in 2006 than in 2005. The increase was due mainly to the inclusion of the workforces of O2’s wireless operators.

Accordingly, net operating cash flow totaled 15,414 million euros in 2006 (2005: 11,139 million).

Net cash flows used in investment activities

Net cash uesdinvestment activities increased by 18,460 million euros from 9,592 million euros in 2005 to 28,052 million euros in 2006. This net increase was due mainly to investments in companies (net of cash and cash equivalents acquired) which totaled 23,757 million euros at December 31, 2006, vs. 6,571 million euros at December 31, 2005, mainly as a result of the O2 plc acquisition (see Note 2) for 23,554 million euros. The main investments in 2005 were the acquisition of Czech operator Telefónica O2 Czech Republic, a.s. for 3,663 million euros, as well as the first disbursement of 1,266 million euros in connection with the acquisition of O2 plc.

Investments in property, plant and equipment and intangible assets amounted to 6,933 million euros at December 31, 2006, up 2,510 million euros on the previous year due to the consolidation of O2 plc which accounted for 2,234 million euros of consolidated capex.

Gains on divestments, net of cash and cash equivalents acquired, at December 31, 2006 totaled 2,294 million euros, resulting from the sale of TPI (see Note 2) and part of the investment in Sogecable, which generated gains of 1,816 million euros and 330 million euros, respectively.

Net cash flow from financing activities

Net cash from financing activities totaled 14,572 million euros in 2006 (2005: 435 million euros). The 15,007 million euro increase essentially reflects the increase in financing transactions. In 2006 net debt issuances totaled 20,114 million euros (2005: 4,387 million euros).

(24)        EVENTS SUBSEQUENT TO YEAR END

Significant events affecting the Telefónica Group taking place from December 31, 2006 to the date of preparation of these consolidated financial statements (the consolidated annual accounts) included:

EMTN Program for the issuance of debt instruments (Telefónica Emisiones, S.A.U.)

Since year-end 2006, Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has completed three issuances under its European Medium Term Note (EMTN) Program for up to 15,000 million euros, guaranteed by Telefónica S.A. and updated on July 5, 2006.

Two issues were completed on January 31, 2007, for 55 million euros and 24 million euros maturing December 31, 2021 and January 31, 2018, respectively. There was an additional issuance further issue on February 7, 2007, of bonds for 1,500 million euros maturing February 7, 2014.

The 1,000 million euro bond issued by mm O2 plc. under its EMTN program registered with the London Stock Exchange matured on January 25, 2007.

Litigation

  Proceedings filed by Jazz Telecom, S.A.U. (Jazztel) against Telefónica de España S.A.U.

  In a ruling issued on February 15, 2007, at both parties’ behest, the ordinary proceeding claiming the amount of 456.53 million euros filed by JAZZTEL against the members of the Board of Directors of Telefónica S.A. and against the members of the Board of Directors of Telefónica de España S.A.U., was suspended for a maximum of sixty days (see Note 21).

  Appeal for judicial review of the Spanish Competition Court (TDC) ruling of April 1, 2004.

  On January 31, 2007, the National Court issued a ruling in favor of the appeal for judicial review filed by Telefónica de España, S.A.U., canceling the TDC ruling that Telefónica de España, S.A.U. had engaged in anticompetitive practices consisting of the abuse of a dominant market position, by tying the provision of certain services to the non-existence of predialling arrangements with rival operators and running disloyal advertising campaigns (the TDC had imposed a fine of 57 million euros) (see Note 21). The aforementioned ruling could be appealed at the Supreme Court level.

  Cancellation of the UMTS license granted to Quam GMBH in Germany.

In February 2007, Quam filed allegations, and the public hearing was scheduled for April 25, 2007.

(25)        ADDITIONAL NOTE FOR ENGLISH TRANSLATION

These financial statements are presented on the basis of International Reporting Standards adopted by the European Union. Consequently, certain accounting practices applied by the Group not conform with generally accepted principles in other countries.

APPENDIX 1: CHANGES IN THE SCOPE OF CONSOLIDATION

Changes to the consolidation scope in 2006 are set forth below:

Spain

On July 29, 2006, the takeover documents related to the merger of Telefónica Móviles, S.A. by Telefónica, S.A. were filed with Mercantile Registry of Madrid. The merger was effected via an exchange offer and the exchange ratio was set at 4 shares of Telefónica, S.A., par value of 1 euro, for every 5 shares of Telefónica Móviles, S.A. par value of 0.5 euros. Accordingly, Telefónica delivered 244,344,012 treasury shares to the shareholders of Telefónica Móviles, S.A., representing approximately 7.08% of Telefónica Móviles, S.A. share capital. The merger also entailed two extraordinary dividends totaling 0.435 euros per share, which combinated with the ordinary 0.205 euro per share dividend against 2005 earnings, brought the total gross dividend to 0.64 euros per share, which was paid out on July 21. Telefónica Móviles, S.A., which had been fully consolidated in the Telefónica Group, has therefore been removed from the consolidation scope.

In February 2006, Telefónica Cable, S.A., Spanish Company acquired 15% of the share capital of Telefónica Cable Galicia, S.A. Following this acquisition, Telefónica Cable S.A. is now the company’s sole shareholder.The company continues to be fully consolidated in the Telefónica Group.

In June 2006, Telefónica Cable, S.A. absorbed Sociedad General de Cablevisión Canarias, S.A.U. Following this transaction, the absorbed company, which was previously fully consolidated, is no longer part of the Telefónica Group’s consolidation scope.

In July 2006, Telefónica de España, S.A. took over and merged Terra Networks España, S.A. and Telefónica Data España, S.A. Both companies were previously consolidated in the financial statements of the Telefónica Group and have been eliminated from the consolidation scope.

Also in July, Telefónica de España, S.A. acquired 51% of the share capital of Iberbanda, S.A. for 37 million euros. Iberbanda, S.A. is now fully consolidated in the Telefónica Group.

Latin America

Brazilian company Santo Genovese Participaçoes Ltda., the holding company of Atrium Telecomunicaçoes Ltda. (also Brazilian) was liquidated in the first quarter of 2006, following the absorption of its subsidiary, Atrium. Both companies, which had been fully consolidated by the Telefónica Group, have been removed from the consolidation scope.

In April 2006, Telefónica Internacional, S.A. acquired 50% plus one share in Colombian company Colombia Telecom., S.A. ESP in a public offer. In December 2006, Colombia Telecom., S.A. absorbed Telefónica Data Colombia, S.A. which was accordingly removed from the consolidation scope. As a result of the takeover and merger, the Telefónica Group increased its stake in Colombia Telecom to 52.03%. Colombia Telecom is now fully consolidated in the Telefónica Group.

Telefónica del Perú, S.A.A. absorbed its subsidiary Telefónica Empresas Perú, S.A.A. in May 2006. This company, which had been previously fully consolidated in the Telefónica Group, was therefore removed from the consolidation scope.

On July 29, 2006 Brazilian subsidiary Telecomunicaçoes de Sao Paulo, S.A. (Telesp) absorbed its subsidiary Telefónica Data Brasil Holding. This company, which had been previously fully consolidated in the Telefónica Group, was accordingly removed from the consolidation scope.

Telefónica Finance, Ltd. and Telefónica Venezuela Holding, B.V. merged with Telefónica International Holding, B.V. Both companies had been previously fully consolidated in the financial statements of the Telefónica Group and have now been removed from the consolidation scope.

Spanish company Telefónica Soluciones de Informática y Comunicaciones, S.L. was absorbed by Telefónica Datacorp, S.A. (also Spanish) in December 2006. This company, which had been previously fully consolidated in the Telefónica Group, was accordingly removed from the consolidation scope.

As a result of the cancellation of treasury shares by Telesp in 2006, the acquisition of the minority interests in Telefónica Data Brasil and its subsequent merger into Telesp, the Telefónica Group’s interest in the share capital of Telesp rose to 88.01%. This company is still fully consolidated in the Telefónica Group.

In 2006, Mexican companies Katalyx México S.A. de C.V. and Telefónica Empresas México S.A. de C.V., 100%-owned subsidiaries of the Telefónica Internacional Group, were sold. Both companies had been previously fully consolidated in the financial statements of the Telefónica Group and have now been removed from the consolidation scope.

On February 22, 2006, approval was given at the respective shareholders’ meetings of Telesp Celular Participações S.A. ("TCP"), Tele Centro Oeste Celular Participações S.A., ("TCO"), Tele Sudeste Celular Participações S.A. ("TSD"), Tele Leste Celular Participações, S.A. ("TBE") and Celular CRT Participações S.A. ("CRT Part") for a corporate restructuring resulting in the exchange of TCO shares for TCP shares and the absorption of TSD, TBE, and CRT Part by TCP. As a result, TCO became a 100%-owned subsidiary of TCP.

In June 2006, VIVO Participações’ had capital increase of RB 194 millions. After this increase Brasilcel in 2006 Brasilcel, N.V.’s stake in VIVO Participações increased to 62.94%.

In June 2006, the Telefónica Group increased its stake in Telefónica Móviles Perú (TMP) from 98.03% to 98.40% through the acquisition of minority shareholdings for 1.02 million dollars. This company continues to be fully consolidated in the Telefónica Group.

Throughout 2006, Telefónica Móviles El Salvador Holding, S.A. de C.V. acquired 2,220 shares in Telefónica Móviles El Salvador, S.A. de C.V., bringing its stake in the latter to 99.08%. This company continues to be fully consolidated in the Telefónica Group.

Telefónica Móviles Argentina, S.A. absorbed the following Argentine companies in 2006: Compañía de Radiocomunicaciones Móviles, S.A., Radio Servicios, S.A. and Compañía de Teléfonos del Plata, S.A. As a result, these companies are no longer part of the consolidation scope.

In November 2006 the Telefónica Group’s investees in Uruguay were restructured. Ablitur SA, Redanil SA and T. Móviles Uruguay, which were 100-owned by Group companies, were liquidated. As a result of the restructuring, the Telefónica Group’s mobile telephony investees in Uruguay are structured as follows: Wireless Network Ventures Ltd is now wholly-owned by Telefónica Móviles Holding Uruguay S.A. and Telefónica Móviles del Uruguay SA (formerly Abiatar) is now 68%-owned by LACH BV. Both companies continue to be fully consolidated in the Telefónica Group.

US company Panamá Cellular Holdings, LLC was liquidated. This company, which had been fully consolidated in the Telefónica Group, was removed from the consolidation scope.

In 2006 Mexican subsidiary Telecomunicaciones Punto a Punto México, S.A. de C.V. was sold, generating a capital gain of 10.4 million euros recognized under "Gain on disposal of investments in consolidated companies" in the Telefónica Group’s consolidated income statement. This company, which had been fully consolidated in the Telefónica Group, was removed from the consolidation scope.

In 2006 the subsidiaries of Venezuelan company Comtel Comunicaciones Telefónicas, S.A. were restructured. As a result, the following companies were liquidated:

Promociones 4222. C.A., S.T. Mérida, C.A., S.T. Ciudad Ojeda, C.A., S.T. San Cristóbal, S.T. Maracaibo, C.A., S.T. Punto Fijo, C.A., S.T. Valera, C.A., S.T. Valencia, C.A., SyRed, T.E.I., C.A., Servicios Telcel Acarigua, C.A., Servicios Telcel Barquisimeto, C.A., Servicios Telcel Charallave, S.T. Cumana, C.A., S.T. Guarenas, C.A., S.T. Los Teques, C.A., S.T. Maracay, C.A., S.T. Margarita, C.A., S.T. Maturín, C.A., S.T. Puerto Ordaz, C.A., S.T. Puerto la Cruz, CA, S.T. La Guaira, C.A.

All these Venezuelan companies, previously fully consolidated, have since been removed from the consolidation scope.

Europe

On October 31, 2005, Telefónica, S.A. made a binding offer to acquire all the shares of British company O2 plc. Once the process was completed, Telefónica owned 100% of the share capital. On March 7, 2006, the shares were delisted from the London Stock Exchange. The cost of the acquisition of the O2 Group was 26,135 million euros (17,887 million pounds sterling). The Telefónica Group’s financial statements include the results of the O2 Group from February 1, 2006. The O2 Group is fully consolidated in the Telefónica Group.

On July 1, 2006 Eurotel Praha, spol. s.r.o. (Eurotel) was taken over and merged by its parent company Cesky Telecom., a.s., giving rise to the new integrated operator named Telefónica O2 Czech Republic, a.s. Following this transaction, Eurotel, which had been previously fully consolidated in the Telefónica Group, was removed from the consolidation scope.

In June 2006, O2 UK Ltd. acquired 100% of British internet service provider, Be Un Limited (Be) for 50 million pounds sterling (approximately 73.5 million euros). Be is now fully consolidated in the Telefónica Group.

In 2006, Telefónica Deutschland GMBH was sold to the German subsidiary of the O2 Group, Interkom. These two companies were subsequently merged to create a new company, Telefónica Deutschland GMBH, which is fully consolidated within the Telefónica Group’s financial statements.

During the third quarter of 2006, Telefónica O2 Czech Republic, a.s.’s subsidiary, Telefónica O2 Slovakia, s.r.o., won a third wireless license in the Slovak Republic. The Slovak subsidiary is still fully consolidated in the Telefónica Group.

In October, 2006 the O2 Group acquired the remaining 60% of the share capital of the UK firm, The Link Stores, Ltd. for 28 million pounds sterling. Following the transaction, the Telefónica Group now owns 100% of this company. Accordingly, The Link Stores, Ltd., which was accounted for under the equity method until September 2006, has been fully consolidated in the Telefónica Group since October 1.

Telefónica S.A. and other businesses

In March 2006 Prisa launched a partial takeover bid for 20% of Sogecable, S.A. The Telefónica Group sold shares to Prisa representing a 6.57% interest in Sogecable, S.A., thereby reducing its stake from 23.83% to 17.26%. Subsequently, also in March, Sogecable held a rights offering in which the Telefónica Group did not participate, thereby diluting its holding in the company to 16.84%. In April, Sogecable undertook an additional capital increase in order to service its share option plans for company directors, executives and management. Redeemable Class B and Series B2005 shares were converted into ordinary Class A shares, further diluting the Telefónica Group’s stake to 16.80%. In December, Sogecable converted 405,000 redeemable Class and Series B2006 shares into ordinary Class A shares, reducing the Telefónica Group’s interest in the company at December 31, 2006 to 16.75%. As a result of this dilution, at December 31, 2006, the investment in Sogecable is recognized under "Other investments." This investment had been previously accounted for by the equity method and was accordingly removed from the consolidation scope.

In July, Telefónica, S.A. accepted the public takeover bid launched by Yell Group Plc for 100% of the shares of Telefónica Publicidad e Información, S.A. (TPI). It therefore accepted Yell’s bid for the 216,269,764 shares Telefónica owned in TPI, representing 59.905% of its share capital.

The gain from the sale and the results of the TPI Group through June 30, 2006 are recognized under "Profit after taxes from discontinued operations" in the Telefónica Group’s consolidated income statement. In addition, for comparability, the Telefónica Group’s 2005 financial statements were modified to classify the results of the TPI group under the same heading.

In May 2006, the Telefónica de Contenidos Group sold all the shares it held in Argentine company Patagonik Film Group, S.A. This company had been accounted for under the equity method and was removed from the consolidation scope.

During 2006 Atento NV incorporated Argentine companies Atento Mar del Plata, S.A. (subsequently renamed Mar de Plata Gestiones y Contactos, S.A.) and Atento Salta, S.A (subsequently renamed Centro de Contacto Salta, S.A.) with capital of 0.1 million Argentine pesos. Both companies are fully consolidated in the Telefónica Group.

In May 2006, Chilean subsidiary Atento Chile Holding acquired Impresora y Comercial Publiguías, S.A.’s shareholding in Atento Chile, S.A. This increased the Atento Group’s stake in Atento Chile from 69.99% to 71.16%. The Telefónica Group still consolidates the company using the full consolidation method.

In May, Argentine company Atento Microcentro, S.A. (subsequently renamed Microcentro de Contacto, S.A.) was incorporated, with share capital of 0.05 million Argentine pesos. The company has been fully consolidated in the financial statements of the Telefónica Group.

In June, 2006 Atento, N.V. acquired 100% of the Uruguay firm, Woknal, S.A. for 0.4 million Uruguay pesos, approximately 0.01 million euros. The company has been fully consolidated in the financial statements of the Telefónica Group.

In August, Argentine company Atento Córdoba, S.A. (subsequently renamed Córdoba Gestiones y Contactos, S.A.) was incorporated with share capital of 0.05 million Argentine pesos. The company has been fully consolidated in the financial statements of the Telefónica Group.

Andalucía Digital Multimedia, S.A. held a rights offering in which the Telefónica de Contenidos, S.A. subscribed for shares, bringing its interest in the company to 24.20%. The Telefónica Group still accounts for this investment using the equity method.

In February 2006, Compañía Española de Tecnología, S.A. (Comet) increased its share capital by 0.23 million euros by increasing the par value of its shares. In March, Comet undertook another capital increase. Both issues were fully subscribed and paid in by the company’s sole shareholder, Telefónica. This company continues to be fully consolidated in the Telefónica Group.

Ifigenia Plus, S.A., a company that was fully consolidated in the financial statements of the Telefónica Group, was liquidated in 2006 and therefore removed from the consolidation scope.

Changes to the 2005 consolidation scope are described in the following sections.

Spain

Soluciones Tecnológicas para la Alimentación, S.L., a Spanish company in which Telefónica Soluciones de Informática y Comunicaciones de España, S.A.U. had a 45% shareholding, was sold in February 2005. The company, which was consolidated using the equity method, was therefore removed from the Telefónica Group consolidation scope.

In March 2005 Telefónica de España S.A.U. sold its 0.73% interest in INTELSAT for 17.77 million euros, generating a capital gain of 17.58 million euros. The company was recognized under "Other investments" in "Non-current financial assets" on the Telefónica Group’s consolidated balance sheet.

In May 2005 Telefónica Soluciones Sectoriales, S.A.’s finalized its withdrawal from IT7 (formerly Incatel), Instituto Canario de Telecomunicaciones S.A., by returning to the other shareholders the 31% shareholding it held in the company at December 31, 2004. The company was therefore removed from the Telefónica Group’s consolidation scope, where it was previously accounted for using the equity method.

In June 2005 the Spanish company Segurvirtual MVS, S.A., 49%-owned by Telefónica Data España, S.A. was liquidated. The company, which was previously carried by the equity method, was therefore removed from the consolidation scope.

June also saw the liquidation of Telefónica Sistemas el Salvador, S.A. de C.V, a Salvadorian company 99.5%-owned by Soluciones Informáticas y Comunicaciones de España, S.A.U. The company, which was previously fully consolidated, was therefore removed from the consolidation scope.

Telefónica Telecomunicaciones Públicas participated in the incorporation of a new Spanish company, Telefónica Salud, S.A, subscribing and paying 0.06 million euros for 51% of the company’s start-up share capital. Telefónica Salud, S.A. is now fully consolidated in the Telefónica Group.

Telefónica Soluciones Sectoriales, S.A., meanwhile, was involved in the incorporation of another new Spanish company, Ceuta Innovación Digital, S.L., subscribing for and paying 40% of the company’s initial share capital. The Telefónica Group accounts for this investment using the equity method.

August marked the sale of Spanish company Bitel Baleares Innovación Telemática, S.A. for 0.75 million euros and a capital gain of 0.25 million euros, which is recognized in the Telefónica Group income statement as "Gain on disposal of investments in consolidated companies" under "Other income". The company had been accounted for in the consolidated financial statements of the Telefónica Group by the equity method, but was removed from the consolidation scope.

On September 1, 2005 Spanish company Agencia de Certificación Electrónica, S.A. was taken over and absorbed by its sole shareholder Telefónica Data España, S.A., on the latter’s decision. Agencia de Certificación Electrónica, S.A. had been fully consolidated in the consolidated financial statements of the Telefónica Group but was removed from the consolidation scope.

Latin America

The acquisitions of 100% of the Chilean and Argentine operators owned by BellSouth were concluded on January 7 and January 11, 2005, respectively, thereby completing the purchase of the Latin American cellular operators from BellSouth.

The total acquisition cost for Telefónica Móviles, adjusted for the outstanding net debt at these two operators, was 519.39 million euros for Radiocomunicaciones Móviles, S.A. (Argentina) and 317.56 million euros for Telefónica Móviles Chile, S.A.

The capital increase for approximately 2.054 million Brazilian reais carried out by Telesp Celular Participaçoes, S.A. on January 4, 2005 was fully subscribed. Brasilcel, N.V. now owns 65.70% of Telesp Celular Participaçoes, S.A.

On April 20, 2005, Telefónica Móviles, through its subsidiary TEM Puerto Rico, Inc., converted the promissory notes representing 49.9% of the share capital of Puerto Rican company Newcomm Wireless Services, thereby acquiring a 49.9% shareholding.

Also in April 2005 Telcel, C.A increased its capital by 26.791 thousand US dollars. The new shares were subscribed for in full by Telefónica Móviles, S.A., thus bringing its stake in Telcel to 91.63%. This company therefore continues to be fully consolidated in the Telefónica Group.

In 2005, TES Holding, S.A., a 100%-owned Telefónica Móviles, S.A. subsidiary, acquired an additional interest in Telefónica Móviles El Salvador, S.A. The acquisition raised TES Holding, S.A.’s stake to 99.03%. This company continues to be consolidated in the Telefónica Group using the full consolidation method.

April 2005 marked the conclusion of Telefónica Móviles, S.A.’s bid to buy out the minority interests in Peruvian subsidiary Comunicaciones Móviles de Perú, S.A., raising Telefónica Móviles, S.A.’s in its Peruvian subsidiary to 99.89%. Subsequently, on June 1, 2005, Comunicaciones Móviles Perú, S.A. was merged with Telefónica Móviles Perú, S.A.C. Directly and indirectly, the Telefónica Móviles Group controls 98.03% of the new company Telefónica Móviles Perú, S.A., which is fully consolidated in the Telefónica Group’s financial statements.

In June 2005, the Group acquired an additional 0.38% of Telefónica Móviles Panamá for 2.19 million euros. This and subsequent acquisitions gave Telefónica Móviles control of 99.98% of the company.

Also in June 2005, Spanish company Tempos 21 Innovación en Aplicaciones Móviles, S.A was included in the Telefónica consolidated group by the equity method, effective retroactively from January 1, 2005.

In July 2005, certain assets of companies comprising the Brasilcel Group were capitalized. The Group’s new holding in these companies is as follows:

Brasilcel, N.V.	Shareholding
Tele Sudeste Celular Participações, S.A.	91.03%
Tele Leste Celular Participações, S.A.	50.67%
Celular CRT Participações, S.A.	66.36%
Telesp Celular Participaçoes, S.A.	66.09%
Tele Centro Oeste Participaçoes, S.A.	34.68%

Newcomm Wireless Services held a rights issue in August 2005 in which the Group decided not to subscribe. As a result its holding in this company was reduced to 49.3%.

In September 2005 Telefónica Móviles approved the takeover and merger of Telefónica Móviles Interacciona, S.A., a company in which it was the sole shareholder. This company is still consolidated in the Telefónica Group using the full consolidation method.

In October 2005, the Venezuelan companies Telcel, C.A., Servicios Telcel, C.A. and Telecomunicaciones BBS, C.A. merged. The resulting company is Telcel, C.A. Telcel, C.A. continues to be fully consolidated in the Telefónica Group’s financial statements.

In November 2005 Telefónica Móviles, S.A. bought the remaining 2.08% of Telefónica Móviles Argentina, S.A, for 1.99 million euros, giving it 100% control of this subsidiary. This company is still consolidated in the Telefónica Group using the full consolidation method.

In December 2005, Telefónica Móviles, S.A. reached an agreement to buy 8% of Telefónica Móviles México, S.A. de C.V in exchange for shares in Telefónica, S.A. The sale entailed an outlay of 177.27 million euros This gave Telefónica Móviles 100% of the Mexican subsidiary. This company is still fully consolidated in the Telefónica Group.

December 2005 also saw the takeover and merger by TEM Guatemala y Cia. S.C.A. (the absorbing company) of Telefónica Móviles Guatemala, S.A. (absorbed company) and Tele-Escucha, S.A. (absorbed company). The company arising from the merger took the name Telefónica Móviles Guatemala, S.A. and is fully consolidated in the Telefónica Group.

On July 27, 2005, Telefónica Internacional, S.A. acquired 100% of Telefónica, S.A.’s holdings in Terra México Holding, Terra Colombia Holding, Terra Guatemala, Terra Venezuela, Terra Argentina, Terra USA and Terra Brasil Group. Also on this date, Telefónica Internacional, S.A. assumed 100% of the net debt owed by the aforementioned Terra Group companies to Telefónica, S.A.

In August, Telefónica Internacional sold US company, Communication Technology, Inc. (CTI), in which it was the sole shareholder, realizing a capital loss of 3.71 million euros which is recorded on the Telefónica Group’s income statement in "Losses on disposal of investments in consolidated companies" under "Other expenses." The company, which was fully consolidated in the financial statements of the Telefónica group, was therefore removed from the consolidation scope.

Colombian company Telefónica Data Colombia, S.A. carried out a capital increase in September that was subscribed for Spanish company Telefónica DataCorp, S.A. The transaction gave the Spanish company, which previously owned 65% of Telefónica Data Colombia, S.A, 100% control. The company is still fully consolidated in the Telefónica Group’s consolidated financial statements.

Europe

On June 10, 2005 the European Commission authorized Telefónica’s bid to take over Czech operator Cesky Telecom a.s. by acquiring 51.1% of its share capital. The acquisition was concluded on June 16 at a price of 502 Czech crowns per share. Telefónica then launched a tender offer for the remaining 48.9% of Cesky Telecom then in the hands of minority shareholders. The tender offer closed on September 19, with Telefónica acquiring 58,985,703 shares at a price of 456 Czech crowns per share. In total, Telefónica paid 3,662.53 million euros in exchange for its interest in the Czech operator. After these acquisitions, Telefónica owns 69.41% of the company. Cesky Telecom is now fully consolidated in the Telefónica Group.

Telefónica S.A. and other businesses

In 2005, Telefónica acquired 1,155 shares in Dutch company Endemol Holding, N.V. (Endemol) for a total outlay of 0.03 million euros. These transactions took the Telefónica Group’s total holding in Endemol’s share capital to 99.704%.

In 2005, Endemol Investment B.V., a 99.7%-owned subsidiary of Telefónica, S.A. held a public offering of Endemol, N.V. shares. The offering price was 9 euros per share and the total number of shares sold amounted to 31,250,000 ordinary shares, representing 25% of the company’s share capital. The sale generated a profit of 55.58 million euros, which was recognized in the Telefónica Group’s income statement under "Gain on disposal of assets" under "Other income" (see Note 19).

The shares placed in the offering trade on the AEX Eurnet Amsterdam index of the Amsterdam Stock Exchange since November 22, 2005.

Endemol is still fully consolidated in the Telefónica Group.

Telefónica, S.A. also sold in 2005, 611,824 shares of Portugal Telecom, S.G.P.S., S.A. (P.T.) for a total of 5.13 million euros. On December 21, 2005 P.T. cancelled a total of 37,628,550 treasury shares equivalent to 3.23% of its current share capital. Upon conclusion of the share cancellation, the Telefónica Group’s effective holding in the Portuguese operator stood at 9.84% (9.96% in nominal terms). P.T. was still accounted for in the Telefónica Group's consolidated financial statements by the equity method.

Spanish company Telefónica Procesos y Tecnología de la Información, S.A. was absorbed by Telefónica Gestión de Servicios Compartidos, S.A. in February 2005. Telefónica Procesos y Tecnología de la Información, S.A., which was previously fully consolidated in the consolidated financial statements of the Telefónica Group, was removed from the consolidation scope.

On April 19, 2005 Telefónica Wholesale Services, S.L. (TIWS), a Spanish subsidiary of Telefónica Datacorp, S.A., concluded a 212.68 million euro rights issuance that was fully subscribed by Telefónica, S.A and paid for via the non-monetary contribution of Uruguayan company International Wholesale Services America, S.A. At the conclusion of the transaction, Telefónica, S.A. owned 92.513% of the share capital of TIWS, which continued to be fully consolidated in the statements of the Telefónica Group, which now owns 100% of its shares.

In June 2005 Telefónica S.A. sold 4,300,000 shares in its subsidiary Telefónica Publicidad e Información, S.A. The sale generated a capital gain of 27.36 million euros recognized under "Gain on disposal of assets" under "Other income" in the Telefónica Group income statement. At the conclusion of the sale, the Telefónica Group’s holding in TPI stood at 59.90%. TPI was still consolidated in the Telefónica Group using the full consolidation method.

In March 2005 the Telefónica Group bought the 50% interest in Azeler Automoción, S.A., then owned by Banco Bilbao Vizcaya Argentaria, S.A. (BBVA). The transaction gave Telefónica control of 100.00% of Azeler’s entire share capital. Azeler was previously accounted for in the Telefónica Group’s consolidated financial statements by the equity method, but was then fully consolidated.

In parallel with the aforementioned transaction, the Telefónica Group sold to BBVA its 50% interest in Spanish company Iniciativas Residenciales en Internet, S.A. (ATREA). As a result of the sale, ATREA, which was accounted for in the consolidated financial statements of the Telefónica Group by equity method, was removed from the consolidation scope.

The combined transaction meant a total outlay for Telefónica of 1.84 million euros and generated goodwill of 1.54 million euros.

On April 14, 2005 Telefónica concluded an agreement to sell its 54.15% interest in Onetravel.com, Inc. at a price of 26.4 million US dollars. The Telefónica Group’s stake in this company was 54.15%. Proceeds from the sale amounted to 3 million euros. The company, which was fully consolidated in the consolidated financial statements of the Telefónica Group, was therefore removed from the consolidation scope.

Fully consolidated Spanish company Terra Networks Latam, S.L. and Dominican company Terra Networks Caribe, S.A. were dissolved in June 2005 and therefore eliminated from the consolidation scope.

In July 2005, Telefónica, S.A. took over and merged Terra Networks, S.A., with economic effects from January 1, 2005. Terra Networks, S.A. was dissolved and all of its assets and liabilities were transferred to Telefónica, S.A. by means of a share swap consisting of 2 Telefónica, S.A. treasury shares for every 9 Terra shares. The company, which was fully consolidated in the financial statements of the Telefónica Group, was removed from the consolidation scope.

In 2005 the 100%-owned Spanish subsidiary of Telefónica Publicidad e Información, S.A. (TPI), 11888 Servicio Consulta Telefónica, S.A., incorporated French company Services de Renseignements Telephoniques, S.A.S., subscribing and paying 0.04 million euros for its entire share capital. The new company was fully consolidated in the Telefónica Group.

Also in 2005, 11888 Servicio Consulta Telefónica, S.A created the Italian company Di Consultaziones Telefónica, S.R.L. subscribing and paying 0.01 million euros for all shares comprising its share capital. The company was fully consolidated in the financial statements of the Telefónica Group.

On November 11 Telefónica Group companies Telefónica Publicidad e Información, S.A. (the parent company) and Telefónica Publicidad e Información Internacional, S.A.U. bought from Telefónica de Argentina, S.A. 95% and 5%, respectively, of the share capital of Argentine company Telinver, S.A. for a total outlay of 57.0 million euros (66.72 million US dollars). The transaction was financed by Telefónica Argentina, S.A. with debt maturing in 2008. Telinver was still fully consolidated in the Telefónica Group.

In the first quarter of 2006 the Telefónica de Contenidos Group sold all the shares it owned in LS4 Radio Continental, S.A. and Radio Estéreo, S.A., realizing capital gains of 7.22 and 0.20 million euros, respectively. The companies were fully consolidated in the financial statements of the Telefónica Group but were removed from the consolidation scope.

In the course of 2005 Sogecable, S.A. increased its share capital by 7,560,261 shares with a par value of 2 euros each and bearing an issue premium of 22.47 euros. The Telefónica Group subscribed 1,801,689 of these shares, paying a total of approximately 44.10 million euros, leaving the Group’s shareholding in Sogecable at the time unchanged at 23.83%. Sogecable, S.A. continued to be accounted for in the Telefónica Group consolidated financial statements by the equity method throughout 2005.

On July 29, 2005 Atento Brasil, S.A. acquired 100% of the share capital of Brazilian company Beans Administradora de Cartóes de Crédito, Ltda. In August, it was merged with the parent Atento Brasil, S.A. Beans was fully consolidated in the financial statements of the Telefónica Group but was therefore removed from the consolidation scope.

Spanish company Telefónica Gestión de Servicios Compartidos, S.A. acquired the entire share capital of Mexican subsidiary Telefónica Gestión de Servicios Compartidos México, S.A. de C.V. and Brazilian company Telefónica Gestao de Serviços Compartilhados do Brasil, Ltda. from its parent Telefónica, S.A. at a price of 2.83 million and 2.74 million euros, respectively. Both companies were still fully consolidated in the Telefónica Group.

Telefónica Gestión de Servicios Compartidos, S.A. has also bought from its parent Telefónica, S.A. 11,400 shares representing 95% of the capital of Argentine company Telefónica Gestión de Servicios Compartidos Argentina, S.A. for 0.04 million euros. The company was still fully consolidated in the Telefónica Group.

In the first quarter of 2005 Telefónica Gestión de Servicios Compartidos, S.A. absorbed the Spanish company Telefónica Procesos y Tecnología de la Información, S.A. (T.P.T.I.), thereby acquiring all property, rights and obligations owned by T.P.T.I.. T.P.T.I was therefore removed from the consolidated financial statements of the Telefónica Group, within which it had been fully consolidated.

In November 2005 Spanish company Telefónica Gestión de Servicios Compartidos, S.A. acquired all 10,238,949 shares (99.99% of total capital) in Peruvian subsidiary Telefónica Gestión de Servicios Compartidos Perú S.A.C. formerly belonging to its parent Telefónica, S.A. for 3.74 million euros. The company was still fully consolidated in the Telefónica Group.

APPENDIX II: DEBENTURES AND BONDS

The detail and main features of outstanding debentures and bonds at December 31, 2006 were as follows (in millions of euros):

	Telefónica and special purpose vehicles	Currency	% Interest rate	Actual rate	Maturity (Nominal)					Subsequent years	Total
					2007	2008	2009	2010	2011
	Debentures and bonds:				-	-	-	-	-	-	-
TSA	FEBRUARY 1990 SERIES C	Euros	12.60%	12.60%	-	-	-	4	-	-	4
	FEBRUARY 1990 SERIES F	Euros	12.58%	12.58%	-	-	-	10	-	-	10
	APRIL 1999	Euros	4.50%	4.50%	-	-	500	-	-	-	500
	JUNE 1999	Euros	4.15%	4.15%	-	-	300	-	-	-	300
	JULY 1999 zero coupon	Euros	6.37%	6.37%	-	-	-	-	-	47	47
	MARCH 2000	Euros	4.64%	4.64%	-	-	-	-	-	50	50
	APRIL 2000	Euros	5.63%	5.63%	500	-	-	-	-	-	500
	Debentures subtotal:				500	-	800	14	-	97	1,411
T.E.BV	MARCH 1998	Euros	4.84%	4.84%	-	421	-	-	-	-	421
	GLOBAL BOND	USD	7.75%	7.75%	-	-	-	1,898	-	-	1,898
	GLOBAL BOND	USD	8.25%	8.25%	-	-	-	-	-	949	949
	EMTN ISSUE (A Tranche)	Euros	5.13%	5.13%	-	-	-	-	-	1,500	1,500
	EMTN ISSUE (B Tranche)	Euros	5.88%	5.88%	-	-	-	-	-	500	500
BOND ISSUES	EMTN O2 EUR (I)	Euros	4.38%	4.38%	-	-	-	-	-	1,750	1,750
	EMTN O2 EURO (II)	Euros	3.75%	3.75%	-	-	-	-	2,250	0	2,250
	EMTN O2 GBP (I)	GBP	5.38%	5.38%	-	-	-	-	-	1,117	1,117
	EMTN O2 GBP (II)	GBP	5.38%	5.38%	-	-	-	-	-	745	745
	TELEF. BONDS JUN 06 TRANCHE	USD	3M USD LIBOR +0.3%	5.67%	-	-	759	-	-	0	759
	TELEF. BONDS JUN 06 TRANCHE	USD	5.98%	5.98%	-	-	-	-	759	0	759
	TELEF. BONDS JUN 06 TRANCHE	USD	6.42%	6.42%	-	-	-	-	-	949	949
	TELEF. BONDS JUN 06 TRANCHE	USD	7.05%	7.05%	-	-	-	-	-	1,519	1,519
	TELEF. BONDS JUL 06	Euros	3M EURIBOR +0.35%	3.88%	-	-	-	1,250	-	-	1,250
	TELEF. BONDS SEPT 06	Euros	4.39%	4.39%	-	-	-	-	-	500	500
	TELEF. BONDS OCT 06	Euros	3M EURIBOR +0.2%	3.75%	-	300	-	-	-	-	300
	TELEF. BONDS DEC 06	GBP	5.89%	5.89%	-	-	-	-	-	745	745
	Bonds subtotal:				-	721	759	3,148	3,009	10,274	17,911
	Total issues:				500	721	1,559	3,162	3,009	10,371	19,322

Foreign operators	Currency	% Interest rate % Interest rate	Maturity (Nominal)						Total
Debentures and bonds			2007	2008	2009	2010	2011	Subsequent years
Series F	UF	6	2	2	2	2	2	8	18
Series L	UF	3.75	-	-	-	-	-	78	78
CTC CHILE:			2	2	2	2	2	86	96
T. Peru 2nd Program (5th)	PEN	VAC+6.25	3	-	-	-	-	-	3
T. Peru 3rd Program (1st)	PEN	VAC+5	-	-	-	12	-	-	12
T. Peru 3rd Program (2nd Series A)	PEN	5.3125	7	-	-	-	-	-	7
T. Peru 3rd Program (3rd)	PEN	8.125	7	-	-	-	-	-	7
T. Peru 3rd Program (5th Series A)	PEN	5.5	16	-	-	-	-	-	16
T. Peru 4th Program (1st)	PEN	5.5625	-	6	-	-	-	-	6
T. Peru 4th Program (10th-Series A)	PEN	7.875	-	-	-	-	-	7	7
T. Peru 4th Program (10th-Series B)	PEN	6.4375	-	-	-	-	-	13	13
T. Peru 4th Program (7th)	PEN	6.1875	-	-	12	-	-	-	12
T. Peru 4th Program (7th-Series B)	PEN	5.875	-	-	4	-	-	-	4
T. Peru 4th Program (8th-Series A)	PEN	7.375	-	-	-	7	-	-	7
T. Peru 4th Program (8th-Series B)	PEN	6.25	-	-	-	12	-	-	12
T. Peru 4th Program (9th-Series A)	PEN	6.9375	-	-	-	-	14	-	14
T. Peru 4th Program (9th-Series B)	PEN	6.375	-	-	-	-	21	-	21
8th issue T. Peru bonds	USD	3.8125	-	-	13	-	-	-	13
9th issue T. Peru bonds	USD	3.125	15	-	-	-	-	-	15
7th issue T. Peru bonds	PEN	7.9375	-	15	-	-	-	-	15
T. Peru Senior Notes	PEN	8	-	-	-	-	-	179	179
T. Peru 1st Program (2nd)	PEN	VAC+7	-	-	11	-	-	-	11
T. Peru securitized bonds	USD	7.48	-	-	-	-	-	-	-
Telefónica del Perú:			48	21	40	31	35	199	374
T.M. Peru 1st Program (1stSeries A)	PEN	6.25	-	-	12	-	-	-	12
T.M. Peru 1st Program (2nd Series A)	PEN	7.0625	-	-	-	-	12	-	12
T.M. Peru 1st Program (2db Series B)	PEN	7.5625	-	-	-	-	6	-	6
T.M. Peru 1st Program (2nd Series C)	PEN	7.5625	-	-	-	-	11	-	11
T.M. Peru 1st Program (3rd Series A)	PEN	7.4375	-	-	-	-	-	8	8
T.M. Peru 1st Program (3rd Series B)	PEN	7.6875	-	-	-	-	-	5	5
T.M. Peru 1st Program (8th Series A)	PEN	6.4375	-	-	-	11	-	-	11
4th issue T.M. Peru bonds	USD	5.25	23	-	-	-	-	-	23
5th issue 1st Program T.M. Peru	USD	5.3125	23	-	-	-	-	-	23
Telefónica Móviles Perú			46	-	12	11	29	13	111
Marketable debentures	USD	11.875	144	-	-	-	-	-	144
Marketable debentures	ARS	SURVEY+2.5	12	-	-	-	-	-	12
Marketable debentures	USD	9.125	-	95	-	-	-	-	95
Marketable debentures	USD	9.125	-	-	-	161	-	-	161
Marketable debentures	USD	8.85	-	-	-	-	102	-	102
TASA			156	95	-	161	102	-	514
Marketable debentures	USD	9.75	6	-	-	-	-	-	6
Telefónica Holding Argentina			6	-	-	-	-	-	6
Peso bonds, Series A	MXN	91-day CETES+0.61	-	-	-	558	-	-	558
Peso bonds, Series B	MXN	9.25	-	-	-	-	-	244	244
Telefónica Finanzas México			-	-	-	558	-	244	802
Nonconvertible bonds	BRL	103.5% CDI	533	-	-	-	-	-	533
TELESP			533	-	-	-	-	-	533
Nonconvertible bonds	BRL	104.4% CDI	89	-	-	-	-	-	89
Nonconvertible bonds	BRL	104.2% CDI	-	-	-	142	-	-	142
Nonconvertible bonds	BRL	103.3% CDI	-	-	36	-	-	-	36
Brasilcel Group			89	-	36	142	-	-	267
O2 euro issue	Euros	6.375	1,000	-	-	-	-	-	1,000
O2 sterling issue	GBP	7.625	-	-	-	-	-	558	558
Mm O2			1,000	-	-	-	-	558	1,558
3.5% 2008 bond	CZK	3.50	-	218	-	-	-	-	218
Cesky Telecom			-	218	-	-	-	-	218
Total issues			1,880	336	90	905	168	1,100	4,479
Total Group issues			2,380	1,057	1,648	4,067	3,177	11,470	23,799

The detail and main features of outstanding debentures and bonds at December 31, 2005 are as follows (in millions of euros):

Telefónica and special purpose vehicles	Currency	% Interest rate	Maturity (Nominal)					Subsequent years	Total
			2006	2007	2008	2009	2010
Debentures and bonds:
FEBRUARY 1990 SERIES C	Euros	12.60	-	-	-	-	4	-	4
FEBRUARY 1990 SERIES F	Euros	12.58	-	-	-	-	9	-	9
APRIL 1999	Euros	4.50	-	-	-	500	-	-	500
JUNE 1999	Euros	2.70	-	-	-	300	-	-	300
JULY 1999 zero coupon	Euros	6.37	-	-	-	-	-	44	44
MARCH 2000	Euros	5.137 (*)		-	-	-	-	50	50
APRIL 2000	Euros	5.63	-	500	-	-	-	-	500
Debentures subtotal:			-	500	-	800	13	94	1,407
MARCH 1998	Euros	4.84	-	-	421	-	-	-	421
GLOBAL BOND	USD	7.75	-	-	-	-	2,119	-	2,119
GLOBAL BOND	USD	8.25	-	-	-	-	-	1,060	1,060
EMTN ISSUE	Euros	5.13	1,000	-	-	-	-	-	1,000
EMTN ISSUE (A Tranche)	Euros	5.13	-	-	-	-	-	1,500	1,500
EMTN ISSUE (B Tranche)	Euros	5.88	-	-	-	-	-	500	500
EMTN ISSUE	Euros	3M EURIBOR +0.18	100	-	-	-	-	-	100
EMTN ISSUE	Euros	3M EURIBOR +0.18	200	-	-	-	-	-	200
Bonds subtotal:			1,300		421	-	2,119	3,060	6,900
Total issues:			1,300	500	421	800	2,132	3,154	8,307
(*) Interest rate used (floating and set annually) is that of a 10Y pound sterling interest rate swap multiplied by 1.0225.

Foreign operators	Currency	% Interest rate	Maturity (Nominal)					Subsequent years	Total
Debentures and bonds			2006	2007	2008	2009	2010
Yankee Bonds	USD	7.63	42	-	-	-	-	-	42
Yankee Bonds	USD	8.38	133	-	-	-	-	-	133
Series F	UF	6.00	2	2	2	2	2	14	24
CTC CHILE:			177	2	2	2	2	14	199
T. Peru 1st Program (1st)	PEN	VAC+6.94	28	-	-	-	-	-	28
T. Peru 1st Program (2nd)	PEN	VAC+7.00	-	-	-	12	-	-	12
T. Peru 2nd Program (3rd)	PEN	VAC+6.19	27	-	-	-	-	-	27
T. Peru 2nd Program (5th)	PEN	VAC+6.25	-	3	-	-	-	-	3
T. Peru 3rd Program (1st)	PEN	VAC+5.00	-	-	-	-	13	-	13
T. Peru 3rd Program (2nd Series A)	PEN	5.31	-	7	-	-	-	-	7
T. Peru 3rd Program (3rd)	PEN	8.13	-	7	-	-	-	-	7
T. Peru 3Rd Program (5th Series A)	PEN	5.50	-	17	-	-	-	-	17
T. Peru 3rd Program (6th)	PEN	5.19	25	-	-	-	-	-	25
T. Peru 3rd Program (7th)	PEN	5.50	17	-	-	-	-	-	17
T. Peru Senior Notes	PEN	8.00	-	-	-	-	-	186	186
7th issue T. Peru bonds	PEN	7.94	-	-	16	-	-	-	16
8th issue T. Peru bonds	USD	3.81	-	-	-	14	-	-	14
9th issue T. Peru bonds	USD	3.13	-	18	-	-	-	-	17
Telefónica del Perú:			97	52	16	26	13	186	390
Marketable debentures	USD	9.13	-	-	107	-	-	-	107
Marketable debentures	USD	9.88	61	-	-	-	-	-	61
Marketable debentures	USD	11.88	-	161	-	-	-	-	161
Marketable debentures	USD	9.13	-	-	-	-	180	-	180
Marketable debentures	ARS	10.38	-	-	-	-	-	0	0
Marketable debentures	USD	8.85	-	-	-	-	-	114	114
Marketable debentures	ARS	BADLAR+2.4 (*)	18	-	-	-	-	-	18
Marketable debentures	ARS	8.00	29	-	-	-	-	-	29
Marketable debentures	ARS	ENCUESTA+2.5 (*)	-	14	-	-	-	-	14
TASA			108	175	107	-	180	114	684
Marketable debentures	USD	9.75	-	6	-	-	-	-	6
Telefónica Holding Argentina			-	6	-	-	-	-	6
Peso bonds	MXN	91-day CETES+0.61	-	-	-	-	275	-	275
Peso bonds	MXN	9.25	-	-	-	-	-	118	118
Telefónica Finanzas México			-	-	-	-	275	118	393
Nonconvertible bonds	BRL	103.5% CDI	-	543	-	-	-	-	543
TELESP			-	543	-	-	-	-	543
Nonconvertible bonds	BRL	104.4% CDI	-	91	-	-	-	-	91
Nonconvertible bonds	BRL	104.2% CDI	-	-	-	-	145	-	145
Nonconvertible bonds	BRL	103.3% CDI	-	-	-	36	-	-	36
Brasilcel Group			-	91	-	36	145	-	272
3.5% 2008 bond	CZK	3.50	-	-	207	-	-	-	207
Cesky Telecom			-	-	207	-	-	-	207
Total issues:			382	869	332	64	615	432	2,694
Total Group issues:			1,682	1,369	753	864	2,747	3,586	11,001
(*) 15% ceiling and 7% floor

The main features of the bonds and debentures issued in 2006 and 2005:

  Bonds issued by Telefónica Emisiones, S.A.U. under its EMTN program registered with the London Stock Exchange on July 8, 2005 and renewed on July 5, 2006:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
EMTN bonds	02/02/2006	2,250	Euros	02/02/2011	3.750%
EMTN bonds	02/02/2006	1,750	Euros	02/02/2016	4.375%
EMTN bonds	02/02/2006	1,117	GBP	02/02/2018	5.375%
EMTN bonds	02/02/2006	745	GBP	02/02/2026	5.375%
EMTN bonds	07/25/2006	1,250	Euros	01/25/2010	3M Euribor + 0.35%
EMTN bonds	10/17/2006	500	Euros	04/17/2012	4.393%
EMTN bonds	10/30/2006	300	Euros	10/30/2008	3M Euribor +0.20%
EMTN bonds	12/28/2006	745	GBP	01/31/2014	5.888%
  Bonds issued by Telefónica Emisiones, S.A.U., under the shelf program filed with the Securities Exchange Commission (SEC) in the US on April 12, 2006:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
Global bond	06/20/2006	759	USD	06/19/2009	Libor 3M +0.30%
Global bond	06/20/2006	759	USD	06/20/2011	5.984%
Global bond	06/20/2006	949	USD	06/20/2016	6.421%
Global bond	06/20/2006	1,519	USD	06/20/2036	7.045%
  Bonds issued by Telefónica del Perú, S.A.A, under its fourth debt program registered with the Lima Stock Exchange on April 12, 2006:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
T. Peru 4th Program (8th-Series A)	07/05/06	7	PEN	07/05/10	7.3750%
T. Peru 4th Program (10th-Series A)	07/05/06	7	PEN	07/05/12	7.8750%
T. Peru 4th Program (9th-Series A)	08/07/06	14	PEN	08/07/11	6.9375%
T. Peru 4th Program (7th-Series A)	09/07/06	12	PEN	09/04/09	6.1875%
T. Peru 4th Program (8th-Series B)	11/03/06	12	PEN	11/03/10	6.2500%
T. Peru 4th Program (10th-Series B)	11/17/06	12	PEN	11/17/12	6.4375%
T. Peru 4th Program (1st-Series A)	11/17/06	6	PEN	11/17/08	5.5600%
T. Peru 4th Program (7th-Series B)	12/06/06	4	PEN	12/07/09	5.8750%
T. Peru 4th Program (9th-Series B)	12/06/06	21	PEN	12/06/11	6.3750%
  Bonds issued by Telefónica Móviles Perú, under its first debt program registered with the Lima Stock Exchange on February 1, 2006:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
Móviles Peru 1st Program (1st-Series A)	02/07/06	12	PEN	02/07/09	6.25%
Móviles Peru 1st Program (2nd-Series A)	02/14/06	12	PEN	02/14/11	7.0625%
Móviles Peru 1st Program (5th-Series A)	02/14/06	23	USD	08/14/07	5.3125%
Móviles Peru 1st Program (3rd-Series A)	02/22/06	8	PEN	02/22/13	7.4375%
Móviles Peru 1st Program (4th-Series A)	02/22/06	23	USD	05/22/07	5.2500%
Móviles Peru 1st Program (3rd-Series B)	03/13/06	5	PEN	03/13/13	7.6875%
Móviles Peru 1st Program (2nd-Series B)	06/01/06	6	PEN	06/01/11	7.5625%
Móviles Peru 1st Program (2nd-Series C)	07/19/06	11	PEN	07/19/11	7.5625%
Móviles Peru 1st Program (8th-Series A)	09/13/06	11	PEN	09/13/10	6.4375%
  Bonds issued by Telefónica Finanzas México, S.A. de C.V., under the peso bond issue program filed with the Mexican securities regulator (CNBV for its initials in Spanish) on December 30, 2004:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
Peso bonds (reopening of the Telfim 05)	02/10/2006	558	MXN	24/09/2010	91-day Cetes + 0.61%
Peso bonds (reopening of the Telfim 05-2)	02/10/2006	244	MXN	21/09/2012	9.25%
  Bonds issued by Telefónica Chile, S.A. under the 015 line of trade financing (efectos de comercio) registered with the Chilean securities market regulator on May 12, 2004:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
Local bond (Series L)	03/29/06	78	UF	10/25/12	3.75%

The main issues in 2005 were as follows (in millions of euros):
  Issues by Telefónica de Argentina, S.A.:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
Marketable debentures	02/08/2005	29	ARS	02/11/2006	8.00%
Marketable debentures	02/08/2005	14	ARS	02/11/2007	SURVEY + 2.5 (*)
  Issues by Telefónica del Perú, S.A.A.:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
Bonds T. Peru 3rd Program (5th-Series A)	01/12/2005	17	PEN	01/12/2007	5.50%
Bonds T. Peru 3rd Program (6th)	03/07/2005	25	PEN	12/07/2006	5.19%
Bonds T. Peru 3rd Program (7th)	04/20/2005	17	PEN	10/20/2006	5.50%
T. Peru Senior Notes	10/11/2005	186	PEN	04/11/2016	8.00%
  Issues by Telefónica Finanzas México:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
Peso bonds	09/30/2005	275	MXN	09/24/2010	91-day CETES+0.61
Peso bonds	09/30/2005	118	MXN	09/21/2012	9.25
  Issues by the Brasilcel Group:
Security	Date	Nominal value (millions of euros)	Currency of issuance	Maturity	Interest rate
Nonconvertible bonds	05/01/2005	145	BRL	05/01/2010	104.2% CDI
Nonconvertible bonds	05/01/2005	36	BRL	05/01/2009	103.3% CDI

APPENDIX III: FINANCIAL INSTRUMENTS

The detail of the type of financial instruments arranged by the Group by currency and interest rates at December 31, 2006 is as follows:

	Millions of euros
								Fair value
	2007	2008	2009	2010	2011	Subsequent years	Total	Underlying debt	Associated derivatives	Total
EURO	691	1,915	3,632	3,342	8,630	12,234	30,444	28,462	2,517	30,979
Floating rate	(6,808)	(5,472)	2,430	1,236	4,762	4,992	1,140	7,194	(6,500)	694
Spread - Ref Euribor	(0.00%)	0.00%	0.40%	0.70%	0.30%	0.62%	0.39%
Fixed rate	7,499	480	(198)	2,106	2,968	6,042	18,897	10,539	9,113	19,652
Interest rate	4.44%	4.24%	0.77%	7.14%	3.66%	4.82%	4.77%
Rate cap	-	6,907	1,400	-	900	1,200	10,407	10,730	(97)	10,633
OTHER EUROPEAN CURRENCIES	577	612	1,362	2,162	806	7,150	12,669	8,801	4,003	12,804
Instruments in CZK	464	107	543	598	-	256	1,968	119	1,850	1,969
Floating rate	601	-	0	272	-	-	873	-	872	872
Spread	-	-	-	0.02%	-	-	0.01%
Fixed rate	(137)	107	543	326	-	256	1,095	119	978	1,097
Interest rate	3.75%	3.17%	3.15%	3.26%	-	3.50%	3.19%
Rate cap	-					-	-
Instruments in GBP	113	505	819	1,564	806	6,894	10,701	8,632	2,153	10,835
Floating rate	453	(439)	819	1,564	-	3,872	6,269	5,356	979	6,335
Spread	1.56%	(0.04%)	0.24%	0.26%	-	0.37%	0.76%
Fixed rate	(340)	423	-	-	806	3,022	3,911	2,802	1,178	3,980
Interest rate	4.65%	5.00%	-	-	5.12%	5.87%	5.73%
Rate cap	-	521	-	-	-	-	521	524	(4)	520
NORTH AND SOUTH AMERICA	144	1,372	1,373	1,215	507	4,624	9,235	13,914	(5,074)	8,840
Instruments in USD	(970)	209	779	280	143	1,133	1,574	10,753	(9,175)	1,578
Floating rate	(601)	(25)	(53)	130	-	-	(549)	2,711	(3,093)	(382)
Spread	(0.30%)	(1.88%)	2.40%	0.09%	-	-	(0.20%)
Fixed rate	(368)	222	63	139	133	1,080	(1,269)	7,357	(6,067)	1,290
Interest rate	2.47%	7.41%	4.87%	11.03%	11.13%	8.62%	10.53%
Rate cap	-	11	770	11	11	51	854	685	(15)	670
Instruments in UYU	0	2	1	1	2	-	6	6	-	6
Floating rate	-	-	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	0	2	1	1	2	-	6	6	-	6
Interest rate	3.75%	3.75%	3.75%	3.75%	3.75%	-	3.75%
Rate cap	-					-	-
Instruments in ARS	322	251	88	19	0	-	680	(1)	706	705
Floating rate	79	-	-	-	-	-	79	-	78	78
Spread	-	-	-	-	-	-	-
Fixed rate	231	251	88	19	0	-	589	(13)	628	615
Interest rate	10.76%	11.22%	11.43%	11.10%	10.38%	-	11.07%
Rate cap	12	-	-	-	-	-	12	12	-	12
Instruments in BRL	796	409	112	168	4	4	1,493	397	1,102	1,499
Floating rate	353	115	112	168	4	4	756	397	297	694
Spread	(0.81%)	(2.96%)	(3.06%)	0.08%	1.66%	-	(1.25)%
Fixed rate	443	294	-	-	-	-	737	-	805	805
Interest rate	15.99%	12.45%	-	-	-	-	14.58%
Rate cap	-					-	-
Instruments in CLP	(40)	156	101	33	165	44	459	38	431	469
Floating rate	4	17	48	33	165	44	311	153	169	322
Spread	-	(0.28%)	0.15%	0.38%	0.07%	0.38%	0.14%
Fixed rate	(44)	138	54	-	-	-	148	(114)	261	147
Interest rate	6.41%	4.80%	5.07%	-	-	-	4.42%
Rate cap	-					-	-
Instruments in UFC	3	132	171	96	119	86	607	192	424	616
Floating rate	-	-	-	93	-	-	93	94	-	94
Spread	-	-	-	0.45%	-	-	0.45%
Fixed rate	3	132	171	3	119	86	514	98	424	522
Interest rate	6.49%	2.57%	3.46%	6.49%	4.22%	3.97%	3.52%
Rate cap	-					-	-			-
Instruments in PEN	208	89	40	57	67	273	734	546	239	785
Floating rate	6	8	-	-	-	-	14	-	14	14
Spread	-	-	-	-	-	-	-
Fixed rate	202	81	40	57	67	273	720	546	225	771
Interest rate	6.88%	6.51%	6.40%	6.40%	6.93%	7.81%	7.13%
Rate cap	-					-	-
Instruments in COP	445	117	-	-	7	414	983	537	446	983
Floating rate	184	-	-	-	3	123	310	127	181	308
Spread	(0.00)%	-	-	-	2.00%	4.45%	1.78%
Fixed rate	261	117	-	-	4	291	673	410	265	675
Interest rate	10.99%	8.04%	-	-	9.50%	5.50%	8.10%
Rate cap	-					-	-
Instruments in UVR	-	-	-	-	-	2,426	2,426	1,896	-	1,896
Floating rate	-	-	-	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	2,426	2,426	1,896	-	1,896
Interest rate	-	-	-	-	-	4.00%	4.00%
Rate cap	-					-	-
Instruments in VEB	(1,000)	-	-	-	-	-	(1,000)	(1,000)	-	(1,000)
Floating rate	-	-	-	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	(1,000)	-	-	-	-	-	(1,000)	(1,000)	-	(1,000)
Interest rate	5.69%	-	-	-	-	-	5.69%
Rate cap	-					-	-			-
Instruments in MXN	379	7	81	561	-	244	1,272	563	740	1,303
Floating rate	590	4	78	350	-	-	1,022	563	461	1,024
Spread	(0.01%)	(0.52%)	2.59%	0.61%	-	-	0.40%
Fixed rate	(211)	3	3	211	-	244	250	-	279	279
Interest rate	5.46%	8.83%	8.83%	8.17%	-	9.25%	11.52%
Rate cap	-					-	-
Instruments in GTQ	1	-	-	-	-	-	1	(12)	12	0
Floating rate	13	-	-	-	-	-	13	-	12	12
Spread	-	-	-	-	-	-	-			-
Fixed rate	(12)	-	-	-	-	-	(12)	(12)	-	(12)
Interest rate	2.00%	-	-	-	-	-	2.00%
Rate cap	-					-	-
ASIA	1	(3)	0	0	0	-	(2)	366	(374)	(8)
Instruments in JPY	1	(3)	0	0	0	-	(2)	366	(374)	(8)
Floating rate	1	0	0	0	0	-	1	98	(98)	1
Spread	-	-	-	-	-	-	-
Fixed rate	-	(3)	-	-	0	-	(3)	268	(276)	8
Interest rate	-	(0.00%)	-	-	2.30%	-	(0.00)%
Rate cap	-					-	-
AFRICA	-	-	-	-	-	90	90	-	90	90
Instruments in MAD	-	-	-	-	-	90	90	-	90	90
Floating rate	-	-	-	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	90	90	-	90	90
Interest rate	-	-	-	-	-	4.54%	4.54%
Rate cap	-					-	-
TOTAL	1,413	3,896	6,367	6,719	9,943	24,097	52,435	51,543	1,162	52,705

Total floating rate	(5,126)	(5,793)	3,434	3,846	4,935	9,034	10,330	16,691	(6,626)	10,065
Total fixed rate	6,528	2,247	763	2,862	4,098	13,812	30,310	22,902	7,903	30,805
Total rate cap	12	7,439	2,170	11	911	1,252	11,795	11,951	(116)	11,835

Currency options	(17)	-	-	-	-	-	(17)		(17)

Other							(273)

	INTEREST RATE OPTIONS (Euros)
	MATURITIES
	2007	2008	2009	2010	2011	2012+
Collars
Notional amount bought	12,399,000	7,439,279,505	2,169,847,296	10,545,853	910,545,853	52,729,267
Strike Cap	12.50%	2.83%	3.72%	4.25%	3.96%	4.25%
Strike Floor	4.50%	2.32%	2.75%	3.00%	3.19%	3.00%
Notional amount sold	-	-	-	-	-	1,500,000,000
Strike Cap	-	-	-	-	-	6.82%
Strike Floor	-	-	-	-	-	4.18%
Caps
Notional amount sold	-	7,428,733,651	2,169,847,296	-	900,000,000	-
Strike	-	4.26%	4.62%	-	4.55%	-
Floors
Notional amount bought	-	7,421,221,000	2,169,847,296	-	900,000,000	-
Strike	-	1.11%	0.01%	-	1.00%	-
Notional amount sold	-	-	-	-	-	700,000,000
Strike	-	-	-	-	-	2.15%

	CURRENCY OPTIONS (Euros)
	MATURITIES
	2007	2008	2009	2010	2011	2012+
Call USD / Put ARS
Notional amount of options bought	148,357,173	-	-	-	-	-
Strike	3.1356	-	-	-	-	-
Notional amount of options sold	18,381,195	-	-	-	-	-
Strike	3.4800	-	-	-	-	-
Call EUR / Put USD
Notional amount of options bought	212,177,910	-	-	-	-	-
Strike	1.2643	-	-	-	-	-
Notional amount of options sold	176,678,815	-	-	-	-	-
Strike	1.3150	-	-	-	-	-
Put USD / Call EUR
Notional amount of options bought	602,126,044	-	-	-	-	-
Strike	1.3158	-	-	-	-	-

The detail of the type of financial instruments arranged by the Group (notional amount) by currency and interest rates at December 31, 2005 is as follows:

	2006	2007	2008	2009	2010	Subsequent years	Total	Underlying debt	Associated derivatives	TOTAL
EURO	10,299	577	331	2,123	2,041	10,235	25,606	20,121	6,387	26,508
Floating rate	6,313	(286)	(426)	398	(338)	2,035	7,696	9,465	(1,864)	7,601
Spread - Ref Euribor	0.03%	(0.05)%	0.61%	1.27%	(1.25)%	0.54%	0.26%
Fixed rate	3,979	855	750	325	2,154	7,000	15,063	7,879	8,094	15,973
Interest rate	3.03%	5.10%	4.18%	5.73%	7.06%	3.91%	4.25%
Rate cap	8	8	8	1,400	224	1,200	2,848	2,778	156	2,934
OTHER EUROPEAN CURRENCIES	(6,103)	-	308	515	567	-	(4,713)	141	(4,836)	(4,695)
Instruments in CZK	651	-	308	515	567	-	2,041	141	1,902	2,043
Floating rate	717	-	-	0	361	-	1,078	-	1,077	1,077
Spread	-	-	-	0.05%	0.02%	-	0.01%
Fixed rate	(66)	-	308	515	206	-	963	141	825	966
Interest rate	1.90%	-	3.39%	3.15%	3.17%	-	3.32%
Rate cap		-	-	-	-	-
Instruments in GBP	(6,755)	-	-	-	-	-	(6,755)	-	(6,738)	(6,738)
Floating rate	(6,755)	-	-	-	-	-	(6,755)	-	(6,738)	(6,738)
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	-	-	-	-
Interest rate	-	-	-	-	-	-	-
Rate cap
NORTH AND SOUTH AMERICA	859	1,777	1,245	1,450	919	2,166	8,416	8,508	(126)	8,382
Instruments in USD	(980)	183	515	973	361	1,748	2,800	8,077	(5,324)	2,753
Floating rate	(615)	(136)	288	44	-	223	(196)	2,337	(2,472)	(135)
Spread	(0.57)%	(0.65)%	0.22%	(4.30)%	-	0.59%	(2.25%)
Fixed rate	(365)	319	215	70	180	1,454	1,873	4,770	(3,012)	1,758
Interest rate	1.02%	8.92%	7.10%	5.02%	9.93%	7.68%	9.23%
Rate cap	-	-	12	859	181	71	1,123	971	159	1,130
Instruments in ARS	438	93	-	-	-	-	531	18	506	524
Floating rate	136	-	-	-	-	-	136	2	128	130
Spread	-	-	-	-	-	-	0
Fixed rate	285	79	-	-	-	0	364	(16)	377	361
Interest rate	7.88%	8.77%	-	-	-	10.38%	8.08%
Rate cap	18	14	-	-	-	-	32	32	-	32
Instruments in BRL	370	1,047	213	100	148	25	1,903	331	1,570	1,901
Floating rate	203	1,047	213	100	148	25	1,736	330	1,410	1,740
Spread	(1.43)%	(0.30)%	(1.69)%	(3.62)%	-	2.69	(0.72)%
Fixed rate	167	-	-	-	-	-	167	0	162	162
Interest rate	10.38%	-	-	-	-	-	10.38%
Rate cap	-					-	-
Instruments in CLP	441	100	217	79	-	-	837	(43)	870	827
Floating rate	300	-	20	18	-	-	338	-	331	331
Spread	-	-	(0.28)%	(0.33)%	-	-	(0.03)%
Fixed rate	142	100	197	62	-	-	501	(43)	539	496
Interest rate	4.28%	4.45%	4.80%	5.07%	-	-	4.62%
Rate cap	-					-	-
Instruments in UFC	73	3	150	194	109	75	604	139	456	595
Floating rate	70	-	-	-	106	-	176	111	58	169
Spread	0.08%	-	-	-	0.45%	-	0.30%
Fixed rate	3	3	150	194	3	75	428	28	398	426
Interest rate	6.49%	6.49%	2.57%	3.51%	6.49%	4.74%	3.45%
Rate cap	-					-	-
Instruments in PEN	261	214	16	11	23	196	721	353	383	736
Floating rate	43	25	-	-	-	-	68	-	65	65
Spread	-	-	-	-	-	-	-
Fixed rate	219	190	16	11	23	196	655	353	318	671
Interest rate	6.10%	5.80%	7.94%	7.00%	6.07%	7.99%	6.64%
Rate cap	-					-	-
Instruments in COP	242	58	128	-	-	5	433	44	405	449
Floating rate	97	-	0	-	-	0	97	0	96	96
Spread	0.00%	-	6.50%	-	-	6.50%	0.00%
Fixed rate	146	58	128	-	-	5	337	44	308	352
Interest rate	9.51%	8.79%	8.04%	-	-	9.50%	8.83%
Rate cap	-					-	-
Instruments in VEB	(639)	-	-	-	-	-	(639)	(639)	-	(639)
Floating rate	-	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	(639)	-	-	-	-	-	(639)	(639)	-	(639)
Interest rate	8.91%	-	-	-	-	-	8.91%
Rate cap	-					-	-
Instruments in MXN	647	80	7	92	279	118	1,223	238	993	1,231
Floating rate	702	13	3	88	277	-	1,083	279	807	1,086
Spread	(0.01)%	(0.66)%	(0.52)%	2.59%	0.60%	-	0.35%
Fixed rate	(56)	67	3	3	2	118	137	(41)	185	144
Interest rate	2.61%	7.93%	8.83%	8.83%	8.83%	9.25%	11.27%
Rate cap	-					-	-
Instruments in GTQ	5	-	-	-	-	-	5	(10)	15	5
Floating rate	15	-	-	-	-	-	15	-	14	14
Spread	-	-	-	-	-	-	-
Fixed rate	(10)	-	-	-	-	-	(10)	(10)	-	(10)
Interest rate	2.00%	-	-	-	-	-	2.00%
Rate cap
ASIA	1	(1)	0	0	-	1	1	289	(289)	0
Instruments in JPY	1	(1)	0	0	-	1	1	289	(289)	0
Floating rate	1	0	0	0	-	1	2	147	(147)	0
Spread	3.79%	3.79%	3.79%	1.25%	-	3.79%	3.79%
Fixed rate	-	(1)	-	-	-	-	(1)	143	(143)	0
Interest rate	(1.64)%	2.16%	-	-	-	2.30%	3.76%
Rate cap	-					-	-
AFRICA	-	-	-	-	-	91	91	-	82	82
Instruments in MAD	-	-	-	-	-	91	91	-	82	82
Floating rate	-	-	-	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	91	91	-	82	82
Interest rate	-	-	-	-	-	4.54%	4.54%
Rate cap	-					-	-
TOTAL	5,056	2,353	1,884	4,088	3,527	12,493	29,401	29,059	1,217	30,278

Total floating rate	1,226	662	98	648	554	2,283	5,471	12,670	(7,234)	5,437
Total fixed rate	3,804	1,669	1,767	1,179	2,568	8,939	19,926	12,609	8,135	20,744
Total rate cap	26	21	19	2,259	406	1,271	4,002	3,780	316	4,097

Currency options	(15)	-	-	-	-	-	(15)		(15)

Other							502

	INTEREST RATE OPTIONS (Euros)
	MATURITIES
	2006	2007	2008	2009	2010	2011+
Collars
Notional amount bought	7,512,651	7,512,651	19,285,889	2,259,446,375	11,773,238	70,639,428
Strike Cap	5.520%	5.520%	4.745%	3.725%	4.250%	4.250%
Strike Floor	5.415%	5.415%	3.941%	2.740%	3.000%	3.000%
Notional amount sold	-	-	-	-	-	1,500,000,000
Strike Cap	-	-	-	-	-	6.823%
Strike Floor	-	-	-	-	-	4.184%
Caps
Notional amount sold	7,512,651	7,512,651	19,285,889	2,559,446,375	11,773,238	70,639,428
Strike	7.000%	7.000%	6.237%	3.796%	5.750%	5.750%
Floors
Notional amount bought	-	-	-	2,247,673,137	-	-
Strike	-	-	-	0.010%	-	-
Notional amount sold	-	-	-	-	393,800,158	700,000,000
Strike	-	-	-	-	4.431%	2.146%

	CURRENCY OPTIONS (Euros)
	MATURITIES
	2006	2007	2008	2009	2010	2011+
Call USD / Put ARS
Notional amount of options bought	212,919,154	-	-	-	-	-
Strike	2.9645	-	-	-	-	-
Notional amount of options sold	312,081,925	-	-	-	-	-
Strike	3.1168	-	-	-	-	-
Put USD / Call ARS
Notional amount of options sold	46,201,302	-	-	-	-	-
Strike	2.7200	-	-	-	-	-
Call USD / Put MXN
Notional amount of options bought	77,731,627	-	-	-	-	-
Strike	11.4550	-	-	-	-	-
Notional amount of options sold	77,731,627
Strike	12.4550
Put USD / Call EUR
Notional amount of options bought	1,380,494,535	-	-	-	-	-
Strike	1.2108	-	-	-	-	-
Notional amount of options sold	1,122,785,454	-	-	-	-	-
Strike	1.2644	-	-	-	-	-

APPENDIX IV:DETAILS OF SUBSIDIARIES, ASSOCIATED AND INVESTEES AT DECEMBER 31, 2006

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica de Contenidos , S.A.U. (SPAIN) (*) (**) (1)	100.00%		100.00%	2,164	(1,933)	-	(25)	2,242	F	-
Organisation and operation of multimedia service-related businesses
Jorge Manrique, 12 - 28006 Madrid
Telefónica Media Argentina, S.A. (ARGENTINA) (1)		100.00%	100.00%	5	-	-	-	79	F	-
Participation in media-related businesses
Tucumán, 1 Pta.17° - Buenos Aires
Atlántida Comunicaciones, S.A. (ARGENTINA) (1) (6)		100.00%	100.00%	3	9	-	6	832	F	-
Free-to-air TV and radio
Tucumán, 1 Pta.20 - Buenos Aires
Other shareholdings		N/A	N/A	N/A	N/A	N/A	N/A	N/D	E	-
Telefónica Servicios Audiovisuales, S.A. (SPAIN) (*) (**) (1)		100.00%	100.00%	6	14	-	-	8	F	-
Provision of all type of audiovisual telecommunications services
Virgilio, 2 - Edificio 2 - Ciudad de la Imagen (*) - 28223 Madrid
Andalucía Digital Multimedia, S.A. (SPAIN)		24.20%	24.20%	3	(3)	-	-	1	E	-
Development of the audiovisual industry in Andalusia
Edificio Azul, Parque Tecnológico de Andalucía – Málaga
Hispasat, S.A. (SPAIN) (2)		13.23%	13.23%	122	168	-	25	18	E	42
Operation of a satellite telecommunications system
Gobelas, 41 - 28023 Madrid
Telefónica Servicios de Música, S.A.U. (SPAIN) (*) (**) (4)		100.00%	100.00%	1	1	-	1	3	F	-
Provision of telemarketing services
Luchana, 23, 1° - 28010 Madrid
Sogecable, S.A. (SPAIN) (1) (6) (11)	1.13%	15.63%	16.76%	275	(37)	-	(38)	804	I	622
Indirect management of public service television
Gran via, 32 - 3ª Pta. - 28013 Madrid
Other shareholdings (1)		N/A	N/A	-	-	-	-	7	I	7
Endemol Investment Holding, B.V. (NETHERLANDS) (1) (6)	99.70%		99.70%	1	613	-	51	842	F	-
Holding company
Bergweg 70, 1217 SC Hilversum
Endemol Investment B.V. (3)		100.00%	99.70%	1	614	-	10	-	F	-
Holding company. Financing and operation of intellectual property rights
Bergweg 70, 1217 SC Hilversum
Endemol Holding France (3)		100.00%	99.70%	100	(72)	-	(21)	-	F	-
Holding and service company
Endemol France (Holding) SAS (FRANCE) (3)		100.00%	99.70%	-	27	-	27	-	F	-
Holding and service company
8-10 rue Torricelli, 75017 Paris, France

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Endemol NV (NETHERLANDS) (1) (11)		75.00%	74.77%	13	129	-	-	-	F	-
Holding company. Financing and operation of intellectual property rights
Bergweg 70, 1217 SC Hilversum
Endemol Holding BV (3)		75.00%	74.77%	-	154	-	(10)	-	F	-
Holding company. Financing and operation of intellectual property rights
Bergweg 70, 1217 SC Hilversum
Endemol International B.V. (NETHERLANDS) (3)		75.00%	74.77%	-	-	-	14	-	F	-
Audiovisual content producer
Bergweg 70, 1217 SC Hilversum
Endemol Nederland Holding, B.V. (NETHERLANDS) (3)		75.00%	74.77%	-	5	-	(2)	-	F	-
Holding and financial company
Bergweg 70, 1217 SC Hilversum
Endemol Nederland, B.V. (NETHERLANDS) (3)		75.00%	74.77%	-	(4)	-	11	-	F	-
Radio and television broadcasting and production
Van Cleeffkade 15, 1431 BA Aalsmeer
Endemol International Distribution (NETHERLANDS) (3)		75.00%	74.77%	-	(3)	-	-	-	F	-
Sale and operation of audiovisual rights
Bergweg 70, 1217 SC Hilversum
Stokvis & Niehe Produkties B.V. (NETHERLANDS)		75.00%	74.77%	-	1	-	3	-	F	-
Sale and operation of audiovisual rights
Laren
625 TV Produkties B.V. (NETHERLANDS)		75.00%	74.77%	-	-	-	-	-	F	-
Sale and operation of audiovisual rights
Almere
TVBV B.V. (NETHERLANDS)		52.50%	52.34%	-	-	-	-	-	P	-
Sale and operation of audiovisual rights
Almere
Nijenhuis & de Levita Holding B.V.( NLTV) (NETHERLANDS)		38.25%	38.13%	2	-	-	2	-	P	-
Sale and operation of audiovisual rights
Amsterdam
Endemol International Bookings B.V. (NETHERLANDS)		75.00%	74.77%	-	-	-	-	-	F	-
Sale and operation of audiovisual rights
Bergweg 70, 1217 SC Hilversum
Crossmedia B.V. (NETHERLANDS)		45.00%	44.86%	-	-	-	-	-	F	-
Sale and operation of mobile games
Laren
Endemol Finance B.V. (NETHERLANDS) (3)		75.00%	74.77%	9	126	-	2	-	F	-
Finance company
Bergweg 70, 1217 SC Hilversum

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Endemol Argentina S.A. (ARGENTINA) (3)		60.00%	59.80%	1	1	-	(1)	-	F	-
Presentation and filming by any audiovisual medium
Dr. E. Ravignani 1470, C1414 CPJ - Buenos Aires
Estudio Mayor S.A. (ARGENTINA) (3)		60.755	60.60%	2	3	-	-	-	F	-
Studio
Dr. E. Ravignani 1493/5, Buenos Aires
Endemol USA, Inc. (USA) (3)		75.00%	74.77%	-	3	-	20	-	F	-
All the activities permitted by California law, except for certain activities such as banking
9255 Sunset Blvd, Suite 1100 - Los Angeles - 90069 California
True Entertainment LLC (USA) (3)		50.25%	50.10%	-	-	-	2	-	F	-
All the activities permitted by Delaware law
435 West 19th Street - NY1011 New York
Joe Cartoon LLC (USA)		38.25%	38.13%	-	-	-	-	-	F	-
Cartoons
9255 Sunset Blvd, Suite 1100 - Los Angeles - 90069 California
Endemol Mexico S.A. de CV (MEXICO) (3)		37.50%	37.39%	-	3	-	-	-	P	-
Development and production of TV programmes and series
Vasco de Quiroga 2000, Colonia Santa Fé, Delegacion Guajimalpa, Mexico D.F. 01210
Endemol Globo, S.A. (BRAZIL) (3)		37.50%	37.39%	-	-	-	1	-	P	-
Development, use and distribution of audiovisual formats and programmes
Av. das Americas 700, B2 Sala 301, Rio de Janeiro
Endemol Belgium, N.V. (BELGIUM) (3)		75.00%	74.77%	2	(1)	-	-	-	F	-
Television, theatre, video, film and other productions
Schaliënhoevedreef 20E, B-2800 Mechelen
Endemol Polska S.p.z.o.o. (POLAND) (3)		75.00%	74.77%	-	-	-	-	-	P	-
Radio- and TV-related activities
Ul. Dominikanska 25A, 02-738 - Warsaw
Endemol Produçoes Televisivas Portugal, Lda. (PORTUGAL) (3)		75.00%	74.77%	-	1	-	2	-	F	-
Production, exchange and distribution of TV productions
Rua Tierno Galvan, Torre 3, 8' Piso, sala 801, 1070 Lisbon
Endemol South Africa (SOUTH AFRICA) (3)		50.00%	49.85%	-	1	-	-	-	F	-
TV programme production
5 Concourse Crescent, Lonehill, 2021 - Johannesburg
Endemol Deutschland, GmbH (GERMANY) (3)		75.00%	74.77%	-	-	-	6	-	F	-
Cinema, television and theatre production
Am Coloneum 3-7, D-50798 Cologne, Germany

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Meta GmbH (GERMANY) (3)		48.75%	48.60%	-	-	-	-	-	F	-
Cinema, television and theatre production
Berlin, Germany
Call Activa GmbH (GERMANY) (3)		38.25%	38.13%	-	1	-	-	-	F	-
Interactive television programmes
Munich, Germany
Endemol Italia Holding e Servizi, S.P.A. (ITALY) (3)		75.00%	74.77%	-	-	-	-	-	F	-
Production and use of films and and TV movies and series
Via Monte Zebio 32, 00195 - Rome
Endemol Italia (Holding), S.P.A. (ITALY) (3)		75.00%	74.77%	36	(42)	-	9	-	F	-
Production and use of films and and TV movies and series
Via Monte Zebio 32, 00195 - Rome
Palomar, S.p.A. (ITALY) (3)		51.38%	51.22%	4	3	-	(1)	-	F	-
Production and use of films and and TV movies and series
Via Silvio Pellico 24, 00195 - Rome
Endemol UK Holding, Ltd. (UK) (3)		75.00%	74.77%	22	4	-	16	-	F	-
Holding company
Shepherds Building Central, Charecroft Way, Shepherds Bush, W14 OEE - London
B&B Endemol (SWITZERLAND) (3)		37.50%	37.39%	-	-	-	1	-	P	-
TV and film production
Carmenstrasse 12, CH 8032 - Zurich
Endemol Russia Holding B.V. (NETHERLANDS) (1)		60.00%	59.82%	-	-	-	-	-	F	-
Holding company
Bergweg 70, 1217 SC Hilversum
Endemol Moscow 0000 (RUSSIA)		60.00%	59.82%	-	-	-	-	-	F	-
TV production and related activities
Moscow Russia
Endemol Hellas (GREECE)		75.00%	74.77%	-	-	-	-	-	F	-
TV production and related activities
Athens Greece
Endemol Southern Star Plc Ltd (AUSTRALIA)		38.25%	38.13%	-	-	-	7	-	F	-
TV and film production
Sydney, Australia
Endemol Chile Holding S.L. (CHILE)		75.00%	74.77%	-	-	-	-	-	F	-
Holding company
Santiago, Chile
Endemol Chile S.A. (CHILE)		60.00%	59.80%	-	-	-	-	-	F	-
TV production and related activities
Santiago, Chile

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Endemol Andino SA (Colombia)		63.75%	63.60%	-	-	-	-	-	F	-
TV production and related activities
Calle 63F # 32 -15 - Bogotá
Endemol España Holding, S.L. (SPAIN) (3)		75.00%	74.77%	-	47	-	-	-	F	-
Holding company
Latorre & Asociados, Velazquez 21, 3° O, 28001 - Madrid
Gestmusic Endemol, S.A. (SPAIN) (3)		75.00%	74.77%	-	24	-	9	-	F	-
TV production and related activities
Sta. Elionor 3, 08024 - Barcelona
Zeppelin Televison, S.A. (SPAIN) (3)		75.00%	74.77%	-	16	-	11	-	F	-
Development and production of audiovisual media
Avda de Manoteras 18-6a Planta, 28050 - Madrid
Endemol India (INDIA)		75.00%	74.77%	-	-	-	-	-	F	-
Development and production of audiovisual media
Mumbai, India
Endemol South East Asia (THAILAND)		75.00%	74.77%	-	-	-	-	-	F	-
Development and production of audiovisual media
Bangkok, Thailand
Other shareholdings (1)		N/A	N/A	-	-	-	-	-	E	6
O2 plc (UK) (1) (6)	100.00%		100.00%	13	14,296	-	1,308	26,153	F	-
Wireless communications services operator
Wellington Street, Slough, SL1 1YP
Be Un Limited (Be) (UK) (1)		100.00%	100.00%	25	(31)	-	(6)	52	F	-
Internet services provider
Wellington Street, Slough, SL1 1YP
mmO2 plc (UK) (1)		100.00%	100.00%	35	10,843	-	43	10,879	F	-
Holding company
Wellington Street, Slough, SL1 1YP
O2 Holdings Ltd. (UK) (1)		100.00%	100.00%	15.738	(6,795)	-	154	11,677	F	-
Holding company
Wellington Street, Slough, SL1 1YP
O2 (UK) Ltd. (UK) (1)		100.00%	100.00%	8,809	(862)	-	654	8,831	F	-
Wireless communications services operator
Wellington Street, Slough, SL1 1YP
O2 (Germany) GmbH & Co. OHG (GERMANY) (1) (***)		100.00%	100.00%	12,099	(2,074)	-	(151)	5,629	F	-
Wireless communications services operator
Wellington Street, Slough, SL1 1YP
Tchibo Mobilfunk GmbH & Co. KG (GERMANY) (1)		50.00%	50.00%	16	(13)	-	1	8	P
Telecommunications equipment retailer
Uberseering 18, Hamburg, Germany, D-22297

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
O2 Communications (Ireland) Ltd. (IRELAND) (1)		100.00%	100.00%	97	569	-	167	1,727	F	-
Wireless communications services operator
28/29 Sir John Rogerson's Quay, Dublin 2, Republic of Ireland
Airwave O2 Ltd. (UK) (1)		100.00%	100.00%	-	(166)	-	(12)	-	F	-
Wireless public emergency services operator
Wellington Street, Slough, SL1 1YP
Manx Telecom Ltd. (ISLE OF MAN) (1)		100.00%	100.00%	12	51	-	19	17	F	-
Telecommunications service provider
Isle of Man Business Park, Cooil Road, Braddan, Isle of Man IM99 IHX
The Link Stores Ltd. (UK) (1)		100.00%	100.00%	-	-	-	(14)	28	F	-
Telecommunications equipment retailer
Wellington Street, Slough, SL1 1YP
Tesco Mobile Ltd. (UK) (1)		50.00%	50.00%	9	(18)	-	(3)	5	P	-
Wireless telephony services
Tesco House, Delamare Road, Cheshunt Road, Hertfordshire, EN8 9SL
Telefonica O2 Czech Republic, a.s. (CZECH REPUBLIC) (1) (6) (11)	69.41%		69.41%	1,073	1,850	-	179	3,663	F	-
Telecommunications service provider
Olsanska 55/5 - Prague 3, 130 34
Prvni Certifikacni Autorita, a.s. (CZECH REPUBLIC)		23.25%	16.14%	1	-	-	-	-	E	-
E-certification services
Podvinný mlýn 2178/6 - Prague 9 Liben, 190 00
SPT Telecom Finance, B.V. (NETHERLANDS) (1)		100.00%	69.41%	-	-	-	-	-	F	-
Financing of other group companies
Teleportboulevard 140 - Amsterdam 1043EJ, The Netherlands
Telefónica O2 Services, spol. s.r.o. (CZECH REPUBLIC) (1)		100.00%	69.41%	-	1	-	-	1	F	-
Telecommuications network and advisory services
Bryksova818/48 - Prague 9
Czech Telecom Germany GmbH (GERMANY) (1)		100.00%	69.41%	-	1	-	-	1	F	-
Data transmission services
Hanauer Landstrasse 300a, Frankfurt am Main 604 13, Germany
Czech Telecom Austria GmbH (AUSTRIA) (1)		100.00%	69.41%	-	-	-	-	-	F	-
Data transmission services
Shuttleworthstrasse 4-8, Vienna 12310, Austria
Telefónica O2 Slovakia, s.r.o. (SLOVAK REPUBLIC) (1)		100.00%	69.41%	-	-	-	(8)	-	F	-
Data transmission services
Kutlíkova 17, Bratislava 852 50
CenTrade, a.s. (CZECH REPUBLIC) (1)		100.00%	69.41%	1	-	-	-	20	F	-
E-commerce
Olsanska 55/5 - Prague 3, 130 34

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Augustus, spool. S.r.o. (CZECH REPUBLIC) (1)		39.76%	27.60%	-	-	-	-	-	E	-
Consulting services
Na zájezdu1935/5 - Prague 10 Vinohrady, 10100
Terra Lycos Holding, B.V. (NETHERLANDS)	100.00%		100.00%	-	-	-	-	-	C	-
Sale of software licences
Koningslaan, 34. 1075 AD Amsterdam - Netherlands
Terra Lycos Intangibles, S.A. (SPAIN) (*) (**)	100.00%		100.00%	1	-	-	-	19	F	-
Internet service provider
Vía Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
LE Holding Corporation (USA)	100.00%		100.00%	-	-	-	-	48	F	-
Holding company
Corporation Trust centre, 1209 Orange Street - Wilmington, Delaware
Lycos Europe, N.V. (NETHERLANDS) (3) (11)		32.10%	32.10%	3	123	-	7	48	E	42
Internet portal
Richard Holkade 36, 2033 PZ Haarlem - Netherlands
Centro de Investigación y Experimentación de la Realidad Virtual, S.L. (SPAIN)	100.00%		100.00%	-	-	-	-	10	F	-
Design of communications products
Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Corporation Real Time Team, S.L. (SPAIN)	87.96%	12.04%	100.00%	-	-	-	-	12	F	-
Internet design, advertising and consulting
Claudio Coello, 32, 1° ext. - Madrid
Terra Networks Asociadas, S.L. (SPAIN) (*) (**) (4)	100.00%		100.00%	7	(22)	-	(6)	64	F	-
Holding company
Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Terra Business Travel, S.A. (SPAIN) (*) (**) (4)		100.00%	100.00%	1	-	-	(1)	1	F	-
Travel agency
Vía Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Maptel Networks, S.A.U. (SPAIN) (*) (**) (4)		100.00%	100.00%	3	(4)	-	-	2	F	-
Design, development, roll-out and sale of digital maps
Plaza Santa María Soledad Torres Acosta, 1- 5° - 28004 Madrid
Educaterra, S.L. (SPAIN) (*) (**) (4)		100.00%	100.00%	1	1	-	-	6	F	-
Vertical e-learning portal
Paseo de la Castellana 141, Edificio Cuzco IV - 5ª Planta, Madrid.
Azeler Automoción, S.A. (SPAIN) (**) (4) (6)		100.00%	100.00%	2	-	-	(1)	7	F	-
Motorcycle portal
Paseo de la Castellana, 141 - Edificio Cuzco IV - Madrid
Red Universal de Marketing y Bookings Online, S.A. (SPAIN) (6)		50.00%	50.00%	1	(5)	-	4	8	E	-
Online travel agency
Proción 1 y 3 La Florida - 28023 - Madrid
Inversis Networks, S.A. (SPAIN)		5.45%	5.45%	95	32	-	2	13	C	13
Telematic and IT systems and applications
C/ Arrastacía, 13 . Poligono de las Mercedes. Madrid

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Terra Networks Marocs, S.A.R.L. (MOROCCO) (7)	100.00%		100.00%	-	-	-	-	-	C	-
Dormant company
332 Boulevard Brahim Roudani, Casablanca
Telefónica International Wholesale Services, S.L. (SPAIN) (*) (**) (1)	92.51%	7.49	100.00%	230	77	-	(9)	230	F	-
International services provider
Gran Vía, 28 - 28013 Madrid
Telefónica International Wholesale Services America, S.A. (URUGUAY) (1)		100.00%	100.00%	383	(242)	-	(16)	383	F	-
Provision of high bandwidth communications services
Luis A. de Herrera, 1248 Piso 4 - Montevideo
Telefónica International Wholesale Services Argentina, S.A. (ARGENTINA) (1)		100.00%	100.00%	19	(20)	-	-	19	F	-
Provision of high bandwidth communications services
Paraguay, 1345 Piso 6 - Buenos Aires
Telefónica International Wholesale Services Brasil Participacoes, Ltd. (BRAZIL) (1)		100.00%	100.00%	47	(28)	-	(1)	47	F	-
Provision of high bandwidth communications services
Rua Martiniano de Carvalho, n° 851, 16° andar, Bela Vista
Telefónica International Wholesale Services Brasil, Ltd. (BRAZIL) (1)		100.00%	100.00%	-	-	-	-	-	F	-
Provision of high bandwidth communications services
Av. Brigadeiro Faria Lima, 1188 Piso 8° - San Pablo
Telefónica International Wholesale Services Chile, S.A. (CHILE) (1)		100.00%	100.00%	28	(14)	-	1	28	F	-
Provision of high bandwidth communications services
Ricardo Lyon, 222 Piso 14 - Santiago, Chile
Telefónica International Wholesale Services Perú, S.A.C. (PERU) (1)		100.00%	100.00%	15	(14)	-	3	15	F	-
Provision of high bandwidth communications services
Av. de la Floresta, 497 Piso 5 - San Borga
Telefónica International Wholesale Services USA, Inc. (USA) (1)		100.00%	100.00%	27	(24)	-	-	27	F	-
Provision of high bandwidth communications services
1221 Brickell Avenue, Piso 6 - 33131 Miami (Florida)
Telefónica International Wholesale Services Guatemala, S.A. (GUATEMALA) (1)		100.00%	100.00%	12	(6)	-	-	12	F	-
Provision of high bandwidth communications services
Blvd. Los Próceres, 5-56 Piso 11, zona 10 - Guatemala City
Telefónica International Wholesale Services Puerto Rico, Inc. (PUERTO RICO) (1)		100.00%	100.00%	18	(7)	-	-	18	F	-
Provision of high bandwidth communications services
Metro Office Park Edificio 17, Calle 2, Suite 600 - Guaynabo
Telefónica International Wholesale Services Ecuador, S.A. (ECUADOR) (1)		100.00%	100.00%	-	-	-	-	-	F	-
Provision of high bandwidth communications services
Distrito Metropolitano de Quito, Ecuador

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica Datacorp, S.A.U. (SPAIN) (*) (**) (1)	100.00%		100.00%	700	1	-	41	1,343	F	-
Telecommunications service provider and operator
Gran Vía, 28 - 28013 Madrid
Telefónica Datos de Venezuela, S.A. (VENEZUELA) (1)		100.00%	100.00%	-	-	-	-	-	F	-
Telecommunications services
Avda. Las Palmas, 3° - 1050 Caracas
Telefónica Data Canadá, Inc. (CANADA)		100.00%	100.00%	-	-	-	-	-	I	-
Telecommunications services
44 Chipman Hill, 10th Floor - P.O. Box 7289 New Brunswick ESL 4S6
Telefónica Data Caribe (*) (**) (SPAIN)		10.00%
Telefónica USA Inc. (USA) (1)		100.00%	100.00%	-	50	-	(7)	151	F	-
Telecommunications services
1221 Brickell Avenue - 33131 Miami - Florida
Telefónica Data Caribe (*) (**) (SPAIN)		90.00%	100.00%	-	(2)	-	-	-	F	-
Global telecommunications services
Beatríz de Bobadilla, 14 - 28040 Madrid
Ipse - 2000 (ITALY) (1)		4.08%
UMTS licence operator
Piazza dei Caprettari, 70 - 00186 Rome
Telefónica Data Argentina, S.A. (ARGENTINA) (1) (9) (11)		97.92%	97.92%	25	8	-	-	35	F	-
Telecommunications service provider and operator
Tucumán, 1 plta.18° - 1049 Buenos Aires
Telefónica Data Atlas, S.A. (MOROCCO) (8)		59.86%	59.86%	-	-	-	-	-	I	-
Telecommunications service provider and operator
Tour Bmce, Rond Point Hassan II - Casablanca
Katalyx, Inc. (USA) (1)		100.00%	100.00%	99	(108)	-	-	5	F	-
Administrative management services
1221 Brickell Avenue - Miami, Florida
Adquira Mexico, S.A. de C.V. (MEXICO) (5)		50.00%	50.00%	8	(8)	-	-	4	E	-
E-commerce
Boulevard Avila Camacho, 24 - Mexico D.F.
Katalyx Cataloguing Brasil, Ltd. (BRAZIL) (1)		100.00%	100.00%	-	-	-	-	-	F	-
E-commerce and cataloging
Rua Joaquim Floriano, 1052 - Sao Paulo
Mercador, S.A. (BRAZIL) (1)		54.00%	54.00%	10	(9)	-	-	13	E	1
E-commerce
Rua Joaquim Floriano, 1052 - Sao Paulo

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica de España, S.A.U. (SPAIN) (*) (**) (1) (6) (9)	100.00%		100.00%	1,024	1,807	-	1,427	3,034	F	-
Provision of telecommunications services in Spain
Gran Vía, 28 - 28013 Madrid
Telefónica S. de Informática y Comunicaciones de España, S.A.U. (SPAIN) (*) (**) (3)		100.00%	100.00%	6	30	-	(20)	42	F	-
Telecommunications systems, networks and infrastructure engineering
Sor Angela de la Cruz, 3 - Pl. 9ª - 28020 Madrid
Telefónica Mobile Solutions Chile, S.A.C. (CHILE)		N/D	N/D	-	-	-	-	-	F	-
Equipment and systems engineering activities
Avda. Seminario, 15 - Providencea - Santiago, Chile
Telefónica Soluciones de Outsourcing, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	1	-	-	-	1	F	-
Network management and marketing
Goya, 4 - 28001 Madrid
Telefónica Soluciones Sectoriales, S.A. (SPAIN) (*) (**) (4)		100.00%	100.00%	14	(3)	-	-	11	F	-
Communications and IT business consulting services
Doctor Esquerdo 61, 28007
Interdomain, S.A. (SPAIN) (*) (**) (4)		100.00%	100.00%	-	1	-	-	1	F	-
Internet resources operator
Doctor Esquerdo 61, 28007
SODETEL, Comercial de Servicios de Telecomunicaciones, S.A. (SPAIN)		50.00%	50.00%	-	-	-	-	-	E	-
Provision of consulting services, installation and telecommunications services
Parque industrial y de servicios de Mairena del Aljarafe - Seville
Portel Servicios Telemáticos, S.A. (SPAIN) (1)		49.00%	49.00%	3	-	-	-	1	E	2
Port systems engineering and telecommunications
Centro de Carga del Aeropuerto Madrid- Barajas. Ed. Servicios Generales Pl 2 Of. 246. Madrid
Ceuta Innovación Digital, S.L. (SPAIN)		40.00%	40.00%	-	-	-	(5)	-	E	-
Communications network installation and maintenance
P° Revellín, 24 - 51001 Ceuta
Servicios On Line Para Usuarios Múltiples, S.A. (SPAIN)		5.00%	33.33%	1	2	-	-	1	E	1
Technology services outsourcing
Manuel Ferrero, 13 - 28036 Madrid
Tecnología e Ingeniería de Sist. y Servicios Avanzados de Telec., S.A. (TISSAT) (SPAIN) (2)		33.33%	33.33%	1	2	-	-	-	E	1
Advanced services systems engineering and marketing
Avda Leonardo Da Vinci, 5 Parque Tecnológico de Paterna- 46980 Paterna, Valencia
SEMCA (SPAIN)		30.77%	30.77%	1	-	-	-	-	I	-
Emergency telephone service in Cantabria
Casimiro Sainz, 4 - Santander
Barcelona Emprend, S.A. (SPAIN)		5.17%	5.17%	3	(1)	-	-	-	I	-
Promotion of non-financial companies
C/ Llacuna, 162 - Barcelona

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP

Barcelona Ventures, S.G.E.C.R. (SPAIN)		5.17%	5.17%	3	-	-	-	-	I	-
Promotion of non-financial companies
C/ Llacuna, 162 - Barcelona
Foment Ciutat Vella, S.A. (SPAIN)		5.17%	5.17%	6	1	-	-	-	I	-
Urban projects
C/ Pintor Fortuny, 17-19 - Barcelona
Euroinfomarket, S.A. (SPAIN)(1)		5.00%	5.00%	2	(1)	-	(1)	-	I	-
Design and development of internet-based IT products
Calle Guardía Civil-Esc, 1-1°-2° Valencia
Teleinformática y Comunicaciones, S.A. (TELYCO) (SPAIN) (*) (**) (1)		100.00%	100.00%	3	13	-	(4)	12	F	-
Promotion, marketing and distribution of telephone and telematic equipment and services
C/ Josefa Valcarcel, 3-5 - 28027 Madrid
Telyco Marruecos, S.A. (MOROCCO) (1)		54.00%	54.00%	1	1	-	1	-	F	-
Promotion, marketing and distribution of telephone services
4, Lotissement la Colline, 1,B. Sidi Maarouf - Casablanca
Telefónica Telecomunicaciones Públicas, S.A. (SPAIN) (*) (**) (1)		100.00%	100.00%	1	86	-	(17)	64	F	-
Installation of public telephones
Plaza de Carlos Trías Bertrán, 7 - 28020 Madrid
Telefónica Salud, S.A. (SPAIN)		51.00%	51.00%	-	-	-	-	-	F	-
management and operation of telcommunications and public television services
Avda. de Pirineos, 9 - Nave Industrial 15 - San Sebastián de los Reyes - Madrid
Adquira Spain, S.A. (SPAIN) (2)	20.00%	20.00%	40.00%	2	4	-	1	9	E	2
E-commerce
Goya, 4, 4ª planta - Madrid
Other shareholdings		N/A	N/A	-	-	-	-	1	I	1
Iberbanda, S.A. (SPAIN) (5)		51.00%	51.00%	20	74	-	(81)	17	F	-
Broadband telecommunications operator
Julián Camarillo, 29 B - 28037 Madrid
Iberbanda Inversiones, S.A. (SPAIN)		100.00%	51.00%	-	-	-	-	-	F	-
Telefónica Cable, S.A. (SPAIN) (*) (**) (7)		100.00%	100.00%	3	(25)	-	(3)	30	F	-
Cable telecommunication services provider
Virgilio, 2 - Edificio 2 - Ciudad de la Imagen (*) - 28223 Madrid
Telefónica Cable Menorca, S.A. (SPAIN) (*) (**)		100.00%	100.00%	1	-	-	-	1	F	-
Cable television systems and value-added services
Santiago Ramón y Cajal, 13 - Mahón - Menorca
Telefónica Cable Galicia, S.A. (SPAIN) (*) (**) (7)		100.00%	100.00%	1	-	-	-	1	F	-
Cable television systems and value-added services
Ronda de Outerio, 1-3 - A Coruña

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica Media Internacional y de Contenidos USA, Inc. (USA) (8)	100.00%		100.00%	-	-	-	-	-	I	-
Provision of media services in the USA
1221 Brickell Av. - Miami
Telefónica (USA) Advisors, Inc. (USA) (8)	100.00%		100.00%	-	-	-	-	1	I	1
All the activities permitted by Delaware State law
1013 centre Road, Wilmington - County of Newcastle - Delaware 19805
Taetel, S.L. (SPAIN) (*) (**)	100.00%		100.00%	28	6	-	1	28	F	-
Acquisition, ownership and disposal of shares and stakes in other companies
Beatríz de Bobadilla, 3 - 28040 Madrid
Lotca Servicios Integrales, S.L. (SPAIN) (*) (**) (4)	100.00%		100.00%	17	-	-	-	17	F	-
Holding and operation of aircraft and aircraft lease.
Gran Vía, 28 - 28013 Madrid
Telefónica Ingeniería de Seguridad, S.A. (SPAIN) (*) (**) (2)	100.00%		100.00%	1	(4)	-	(1)	4	F	-
Security services and systems
Condesa de Venadito, 1 - 28027 Madrid
Telefónica Engenharia de Segurança (BRAZIL) (2)		99.99%	99.99%	3	(5)	-	(1)	3	F	-
Security services and systems
Rua Haddock Lobo, 337 2° andar, conjunto 21 - 01414-001 - Sao Paulo
Telefónica Ingeniería de Seguridad México, S.A. de C.V. (MEXICO) (2)		65.00%	65.00%	1	(1)	-	1	1	F	-
Security services and systems
Mexico City, Mexico D.F.
Telefónica Ingeniería de Seguridad de Argentina, S.A. (ARGENTINA)		100.00%	100.00%	-	-	-	-	-	F	-
Security services and systems
Buenos Aires
Telefónica Capital, S.A. (SPAIN) (*) (**) (3)	100.00%		100.00%	7	49	-	14	18	F	-
Finance company
Gran Vía, 28 - 28013 Madrid
Fonditel Pensiones, Entidad Gestora de Fondos de Pensiones, S.A. (SPAIN) (3)		70.00%	70.00%	16	30	-	11	22	F	-
Administration of pension funds
Pedro Teixeira n° 8 - 3ª P. - 28020 Madrid
Fonditel Gestión, Sociedad Gestora de Instituciones de Inversión Colectiva, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	2	7	-	8	2	F	-
Administration and representation of collective investment institutions
Pedro Teixeira n° 8 - 3ª P. - 28020 Madrid
Fonditel Valores, Agencia de Valores, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	3	1	-	-	3	F	-
Investment services
Pedro Teixeira n° 8 - 3ª P. - 28020 Madrid
Catalana D'Iniciatives, C.R. , S.A. (SPAIN)		5.99%	5.99%	-	-	-	-	4	I	4
Promotion of non-financial companies
Passeig de Gracia, 2 - 2°B - 08007 Barcelona
Ateseco Comunicación, S.A. (SPAIN) (*) (**) (1)	100.00%		100.00%	6	42	-	1	108	F	-
Holding company
C/ Gran Vía, 28 - 28,013 Madrid

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Atento N.V. (NETHERLANDS) (1) (6)	91.35%		91.35%	-	48	-	57	303	F	-
Telecommunications service provider
Locatellikade, 1 - 1076 AZ Amsterdam
Woknal, S.A. (URUGUAY) (1)		100.00%	91.35%	-	-	-	-	-	F	-
Provision of call-centre services
Montevideo - Uruguay
Centro de Contacto Salta, S.A. (ARGENTINA) (1)		100.00%	91.35%	-	-	-	-	-	F	-
Provision of call-centre services
Buenos Aires
Mar de Plata Gestiones y Contactos, S.A. (ARGENTINA) (1)		100.00%	91.35%	-	-	-	-	-	F	-
Provision of call-centre services
Mar de Plata, province of Buenos Aires
Microcentro de Contacto, S.A. (ARGENTINA) (1)		100.00%	100.00%	-	-	-	-	-	F	-
Provision of call-centre services
Teniente Juan Domingo Perón, 646 piso 1° Buenos Aires
Córdoba Gestiones y Contacto, S.A. (ARGENTINA) (1)		100.00%	100.00%	-	-	-	-	-	F	-
Provision of call-centre services
Rosario de Santa Fe 187, Córdoba
Procesos Operativos, S.A. (SPAIN) (1)		100.00%	91.35%	-	-	(1)	1	1	F	-
Provision of telematic services (telemarketing, help line and call-centre activities in general)
Isla Sicilia, 3 - 28034 Madrid
Atento Teleservicios España, S.A. (SPAIN) (1)		100.00%	91.35%	1	44	(20)	4	24	F	-
Direct marketing promotion, marketing and market research services
Santiago de Compostela, 94 - 7ª - 28035 Madrid
Tempotel, Empresa de Trabajo Temporal, S.A. (SPAIN) (1)		100.00%	91.35%	-	1	-	-	-	F	-
Temporary employment agency
Príncipe de Vergara,28 Madrid
Atento Servicios Técnicos y Consultoría, S.L. (SPAIN) (1)		100.00%	91.35%	-	-	-	1	-	F	-
Study, development and execution of projects and system-related services
Santiago de Compostela, 94 - 7ª - 28035 Madrid
Servicios Integrales de Asistencia y Atención, S.L. (SPAIN) (1)		100.00%	91.35%	-	-	-	-	-	F	-
Management of specialised employment centres for disabled workers
Santiago de Compostela, 94 - 7ª - 28035 Madrid
Atento Brasil, S.A. (BRAZIL) (1)		100.00%	91.35%	164	(59)	(8)	28	196	F	-
Provision of call-centre services
Av. Maria Coelho de Aguiar, 215 - Bloco B, 8 - 05804-900 Sao Paulo
Atento Puerto Rico, Inc. (PUERTO RICO) (5)		100.00%	91.35%	5	2	(1)	(1)	8	F	-
Provision of call-centre services
Valencia Park calle 2 edificio 17 suite 600, Guaynabo - Puerto Rico 00968
Atento Colombia, S.A. (COLOMBIA) (5)		100.00%	91.35%	1	4	-	2	5	F	-
Provision of call-centre services
Santa Fé, Bogotá

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Atento Maroc, S.A. (MOROCCO) (1)		100.00%	91.35%	4	(2)	-	1	4	F	-
Provision of call-centre services
Bd Abdelmoumen, Angle rue Errazi et Charles Lebrun - Casablanca
Atento Venezuela, S.A. (VENEZUELA) (1)		100.00%	91.35%	4	2	(1)	7	9	F	-
Provision of call-centre services
Caracas D.F.
Atento Centroamérica, S.A. (GUATEMALA) (1)		100.00%	91.35%	11	(6)	-	-	12	F	-
Provision of call-centre services
14 Calle 3-51 Zona 10 Edificio Murano centre 18 Nivel - Departamento de Guatemala
Atento El Salvador, S.A. de C.V. (EL SALVADOR) (1)		7.41%	91.35%	3	-	-	2	3	F	-
Provision of call-centre services
San Salvador
Atento de Guatemala, S.A. (GUATEMALA) (1)		100.00%	91.35%	11	(3)	-	3	11	F	-
Provision of call-centre services
Guatemala City
Atento El Salvador, S.A. de C.V. (EL SALVADOR) (1)		92.59%
Atento Holding Chile, S.A, (CHILE) (1)		100.00%	91.35%	27	15	(6)	-	30	F	-
Holding company
Santiago
Atento Argentina, S.A. (ARGENTINA) (1)		100.00%	91.35%	14	(13)	-	(2)	21	F	-
Provision of call-centre services
Avda. de Mayo, 645 P.1° - Buenos Aires
Atento Chile, S.A. (CHILE) (1)		71.16%	77.95%	16	10	(16)	10	11	F	-
Provision of call-centre services
Diagonal Paraguay, 386 - Santiago, Chile
CTC Marketing e Informaciones, S.A. (NEXCOM) (CHILE) (1)		100.00%	77.95%	2	(1)	-	-	1	F	-
Provision of call-centre services
Santiago, Chile
Atento Educación, Ltda. (CHILE) (1)		100.00%	77.95%	-	-	-	-	-	F	-
Provision of call-centre services
Santiago, Chile
Atento Recursos, Ltda. (CHILE) (1)		100.00%	77.95%	-	-	-	-	-	F	-
Provision of call-centre services
Santiago, Chile
Teleatento del Perú, S.A.C. (PERU) (1)		70.00%	93.40%	4	1	(3)	6	11	F	-
Provision of call-centre services
C/ Jiron Camaná, 654 - 01 Lima
Atento Italia, S.R.L. (ITALY) (8)		100.00%	91.35%	-	(2)	-	-	6	F	-
Provision of call-centre services
Via Lamaro, edif. D/2 - Rome

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Atento Mexicana, S.A. De C.V. (MEXICO) (1)		100.00%	91.35%	5	6	(7)	11	4	F	-
Provision of call-centre services
Mexico City
Atento Atención y Servicios, S.A. De C.V. (MEXICO) (1)		100.00%	91.35%	-	-	-	-	-	F	-
Provision and receipt of all manner of administrative, professional and consultation services.
Mexico City
Atento Servicios, S.A. De C.V. (MEXICO) (1)		100.00%	91.35%	-	1	-	-	-	F	-
Provision of call-centre services
Mexico City
Telefónica Investigación y Desarrollo, S.A. (TIDSA) (SPAIN) (*) (**) (3)	100.00%		100.00%	6	70	-	2	6	F	-
Telecommunications research activities and projects
Emilio Vargas, 6 - 28043 Madrid
Telefónica Investigación y Desarrollo de Mexico, S.A. de C.V. (MEXICO) (5)		100.00%	100.00%	-	1	-	-	-	F	-
Telecommunications research activities and projects
Prol. Paseo de la Reforma, 1.200 - P.5 - 05348 Col. Santa Fe Cruz Manca D.F. Mexico
Telefônica Pesquisa e Desenvolvimento do Brasil (BRAZIL) (4)		99.99%	99.99%	-	2	-	-	-	F	-
Telecommunications research activities and projects
Rua Brigadeiro Galvao, 291 - 7° Andar - 01151-000 Sao Paulo
Communicapital Inversiones, S.A.U. (SPAIN)	100.00%		100.00%	6	(62)	-	17	6	I	6
Global telecommunications fund
Gran Vía, 28 - 28013 Madrid
Comet, Compañía Española de Tecnología, S.A. (SPAIN) (*) (**) (3)	100.00%		100.00%	5	1	-	-	13	F	-
Promotion of business initiatives and holding of real estate assets
Villanueva, 2 duplicado planta 1ª Oficina 23 - 28001 Madrid
Cleon, S.A. (SPAIN) (3)		50.00%	50.00%	8	(1)	-	-	4	E	4
Real estate development
Villanueva, 2 duplicado planta 1ª Oficina 23 - 28001 Madrid
Casiopea Reaseguradora, S.A. (LUXEMBURG) (1)	99.97%	0.03%	100.00%	4	172	-	12	3	F	-
Reinsurance
6D, route de Trèves, L-2633 Senningerberg, Luxemburg
Pléyade Peninsular, Correduría de Seguros y Reaseguros del Grupo Telefónica, S.A. (SPAIN) (3)	16.67%	83.33%	100.00%	-	1	-	2	-	F	-
Distribution, promotion or preparation of insurance contracts, operating as a broker
Avda. General Perón, 38 Master II - 17ª P.- 28020 Madrid
Pléyade Perú Corredores de Seguros, S.A.C. (PERU) (5)		99.93%	100.00%	-	-	-	-	-	F	-
Insurance broker
Lima
Pléyade Argentina, S.A. (ARGENTINA) (5)		99.80%	99.80%	-	-	-	-	-	F	-
Insurance broker
Buenos Aires
TGP Brasil Corretora de Seguros e Resseguros, Ltda. (BRAZIL) (4)		99.90%	99.90%	-	-	-	-	-	F	-
Insurance broker
Rua do Livramento, 66 - Bloco A, 1° andar - 04008-030 - Sao Paulo
Pléyade México, Agente de Seguros y de Fianzas, S.A. de C.V. (MEXICO) (5)		99.50%	99.50%	-	-	-	-	-	F	-
Insurance broker
San Pedro Garza García - Nuevo León

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Pléyade Chile, S.A. (CHILE)		100.00%	100.00%	-	-	-	-	-	F	-
Insurance broker
Santiago, Chile
Altaïr Assurances, S.A. (LUXEMBURG) (1)		100.00%	100.00%	6	-	-	-	6	F	-
Direct insurance transactions
6DRoute de Trèves L-2633 - Senningerberg
Seguros de Vida y Pensiones Antares, S.A. (SPAIN) (*) (**) (1)	94.67%	5.33%	100.00%	204	34	-	13	216	F	-
Life insurance, pensions and health insurance
Avda. General Perón, 38 Master II - 17ª P.- 28020 Madrid
Other shareholdings	N/A	N/A	N/A	-	-	-	-	2	I	2
Telefónica Finanzas, S.A. (TELFISA) (SPAIN) (*) (**) (1)	100.00%		100.00%	3	13	-	5	13	F	-
Integrated cash management, consulting and financial support for Group companies
Gran Vía, 30 - 4ª Plta. - 28013 Madrid
Telefónica Finanzas Perú, S.A.C. (PERU) (1)	100.00%		100.00%	3	-	-	-	3	F	-
Integrated cash management, consulting and financial support for Group companies
Lima
Fisatel Mexico, S.A. de C.V. (MEXICO) (1)	100.00%		100.00%	-	-	-	1	-	F	-
Integrated cash management, consulting and financial support for Group companies
Boulevard Manuel Avila Camacho, 24 - 16ª Plta. - Lomas de Chapultepec - 11000 Mexico D.F.
Telfisa Global, B.V. (NETHERLANDS)	100.00%		100.00%	1	-	-	-	1	F	-
Integrated cash management, consulting and financial support for Group companies
Strawinskylaan 1259 ; tower D ; 12th floor 1077 XX - Amsterdam
Venturini España, S.A. (SPAIN) (*) (**) (2)	100.00%		100.00%	3	1	-	-	4	F	-
Printing, graphic arts and direct marketing
Avda. de la Industria, 17 Tres Cantos - 28760 Madrid
Venturini, S.A. (SPAIN) (*) (**) (2)		100.00%	100.00%	-	-	-	-	-	F	-
Direct marketing
Vía Augusta, 117, 2° 1ª - 08006 Barcelona
Communicapital Gestión, S.A.U. (SPAIN) (*) (**)	100.00%		100.00%	-	-	-	-	-	F	-
Global telecommunications fund
Gran Vía, 28 - 28013 Madrid
Telefónica Participaciones, S.A. (SPAIN) (*) (**) (1)	100.00%		100.00%	-	-	-	-	-	F	-
Issuance of preferred securities and/or other debt financial instruments
Gran Vía, 28 - 28013 Madrid
Telefónica Emisiones, S.A. (SPAIN) (*) (**) (1)	100.00%		100.00%	-	(5)	-	-	-	F	-
Issuance of preferred securities and/or other debt financial instruments
Gran Vía, 28 - 28013 Madrid
Telefónica Europe, B.V. (NETHERLANDS) (1)	100.00%		100.00%	-	7	(2)	4	-	F	-
Fund raising in capital markets
Strawinskylaan 1259 ; tower D ; 12th floor 1077 XX - Amsterdam
Telefónica Finance USA, L.L.C. (USA) (1)		0.01%	0.01%	2,000	-	(84)	84	-	F	-
Financial intermediation
Corporation Trust centre, 1209 Orange street - Wilmington/New Castle County - Delaware

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica Internacional USA Inc. (USA)	100.00%		100.00%	-	-	-	-	-	F	-
1221 Brickell Avenue suite 600 - 33131 Miami - Florida
Telefónica B2B Licencing, Inc. (USA) (1)	100.00%		100.00%	-	(7)	-	(1)	-	F	-
Telefónica Gestión de Servicios Compartidos, S.A. (*) (**) (SPAIN) (4) (6) (9)	100.00%		100.00%	8	7	-	6	24	F	-
Provision of management and administration services
Gran Vía, 28 - 28013 Madrid
Telefónica Gestión de Servicios Compartidos, S.A. (ARGENTINA) (4)	4.99%	95.00%	99.99%	-	-	-	-	-	F	-
Provision of management and administration services
Av. Ing. Huergo 723 PB - Buenos Aires
Cobros Serviços de Gestao, Ltda. (BRAZIL) (4)		99.33%	99.33%	-	-	-	-	-	F	-
Provision of management and administration services
Avenida Paulista, 1.106 - 7° andar - Bela Vista - Sao Paulo
Telefónica Servicios Integrales de Distribución, S.A.U. (SPAIN) (*) (**) (3)		100.00%	100.00%	2	4	-	3	1	F	-
Provision of mail, directories and courier services
C/ Gran Vía, 28 - 28013 Madrid
Telefónica Gestión de Servicios Compartidos Mexico, S.A. de C.V. (MEXICO) (4) (6)		100.00%	100.00%	3	-	-	-	1	F	-
Provision of management and administration services
Prolongación Reforma 1200, Colonia Santa Cruz Manca, Delegación Cuajimalpa, Mexico D.F. 05348
Telefónica Gestión de Servicios Compartidos de El Salvador, S.A. de C.V. (EL SALVADOR) (4)		100.00%	100.00%	-	-	-	-	-	F	-
Provision of management and administration services
63 Avda. Sur y Alameda Roosevelt-Ctro F Gigante Torre B n 10, San Salvador
Telefónica Gestión de Servicios Compartidos de Guatemala, S.A. (GUATEMALA) (4)		100.00%	100.00%	-	-	-	-	-	F	-
Business management and advisory services
Boulevard Los Proceres, Edificio Ibero, Plaza 20-09, Zona 10, Guatemala
Telefonica Gestao de Serviços Compartilhados do Brasil, Ltda. (BRAZIL) (4)		99.99%	99.99%	5	-	-	1	3	F	-
Provision of management and administration services
Avenida Paulista, 1.106 - 7° andar - Bela Vista - Sao Paulo
Telefónica Gestión de Servicios Compartidos, S.A.C. (PERU) (4) (6)		100.00%	100.00%	-	-	-	1	2	F	-
Provision of management and administration services
Shell, 310 - Miraflores - Lima
Telefónica Centros de Cobro Perú, S.A.C. (PERU) (4)		100.00%	100.00%	-	-	-	-	1	F	-
Provision of third-party collection services
Shell, 310 - Miraflores - Lima
Telefónica Internacional, S.A. (SPAIN) (*) (**) (1) (6) (9)	100.00%		100.00%	2,839	9,218	(5,700)	1,181	8,132	F	-
Investment in the telecommunications industry abroad
C/ Gran Vía, 28 - 28013 Madrid
Colombia Telecom, S.A. ESP (COLOMBIA) (1)		52.03%	52.03%	309	(477)	-	(42)	304	F	-
Communications services operator
Bogotá, Colombia
Sao Paulo Telecomunicaçoes Holding, Ltda. (BRAZIL) (1)		100.00%	100.00%	1,668	(222)	(105)	91	2,533	F	-
Holding company
Rua Martiniano de Carvalho, 851 20° andar, parte, Sao Paulo

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telecomunicaçoes de Sao Paulo, S.A. - TELESP (BRAZIL) (1) (11)		87.95%	87.95%	2,329	1,400	(1,111)	1,104	1,571	F	-
Wireline telephony operator in Sao Paulo
Sao Paulo
Telefónica del Perú, S.A.A. (PERU) (1) (11)	0.15%	98.03%	98.18%	612	38	-	49	1,140	F	-
Operator of local, domestic and international long distance telephony services in Peru
Avda. Arequipa, 1155 Santa Beatríz - Lima
Atento Perú, S.A.C. (PERU) (1)		30.00%
Telefonica International Holding, B.V. (NETHERLANDS) (1)		100.00%	100.00%	416	325	-	30	417	F	-
Holding company
Telefónica Chile Holding, B.V. (NETHERLANDS) (1)		100.00%	100.00%	-	30	-	(4)	121	F	-
Holding company
Telefónica Internacional de Chile, S.A. (CHILE) (1)		100.00%	100.00%	12	1,029	-	24	29	F	-
Holding company
Telefónica Chile, S.A. (CHILE) (1) (11)		44.89%	44.89%	1,121	(222)	(33)	75	578	F	-
Operator of local, long distance and international telephony services in Chile.
Avenida Providencia, 127-A Santiago, Chile
Telefónica Gestión de Servicios Compartidos Chile, S.A. (CHILE) (1)		44.89%	44.89%	1	-	-	-	1	F	-
Provision of management and administration services
Avda. Providencia, 111-piso 22. Comuna de Providencia. Santiago, Chile
Atento Chile, S.A. (CHILE) (1) (6)		30.00%
Compañía Internacional de Telecomunicaciones, S.A. (ARGENTINA) (1)		99.98%	99.98%	132	(355)	-	28	673	F	-
Holding company
Av. Ingeniero Huergo, 723, PB - Buenos Aires
Telefónica Holding de Argentina, S.A. (ARGENTINA) (1) (11)		99.96%	99.96%	546	(608)	-	21	1,476	F	-
Holding company
Tucumán, 1 P-17 Buenos Aires
Telefónica de Argentina, S.A. (ARGENTINA) (1) (11)		98.03%	98.03%	208	(188)	-	139	516	F	-
Telecommunications service provider
Av. Ingeniero Huergo, 723, PB - Buenos Aires
Compañía Anónima Nacional de Teléfonos de Venezuela, C.A. (CANTV) (VENEZUELA) (1) (11)		6.92%	6.92%	-	-	-	-	205	I	116
Telecommunications service provider
Avenida Libertador, Centro Nacional de Telecomunicaciones, Piso 1 - 1226 Caracas
Telefónica Larga Distancia de Puerto Rico, INC. (PUERTO RICO) (1)		98.00%	98.00%	127	(50)	-	(16)	119	F	-
Telecommunications service operator
Calle 1, Edificio n° 8. Metro Office Park. Sector de Buchanan. Guaynabo - Puerto Rico
China Netcom Group Corporation (Hong Kong) Limited (CHINA) (11)		5.00%	5.00%	-	-	-	-	675	I	675
Telecommunications service operator
Other shareholdings		N/A	N/A	-	-	-	-	-	I	150
Terra Networks Venezuela, S.A. (VENEZUELA) (1)		100.00%	100.00%	-	(3)	-	(1)	-	F	-
Development of internet in Venezuela
Avda. Francisco de Miranda, Centro Plaza, Torre A, Piso 11, Los Palos Grandes, Caracas

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Terra Networks Perú, S.A. (PERU) (1)		99.99%	99.99%	2	3	-	1	4	F	-
Internet and portal services provider
Los Sauces, 374 - Torre Roja - San Borja - Lima
Terra Networks Mexico Holding, S.A. De C.V. (MEXICO) (1) (6)		100.00%	100.00%	58	(57)	-	(3)	12	F	-
Holding company
Blvd. Díaz Ordaz Pte. N° 123, Col. Santa María, Monterrey, Nuevo León, Mexico
Terra Networks Mexico, S.A. De C.V. (MEXICO) (1) (6)		99.99%	99.99%	3	(3)	-	(1)	2	F	-
ISP, portal and real-time financial information services
Blvd. Díaz Ordaz Pte. N° 123, Col. Santa María, Monterrey, Nuevo León, Mexico
Telefónica Interactiva Brasil , Ltda. (BRAZIL) (1) (6)		100.00%	100.00%	372	(307)	-	3	34	F	-
Holding company
Rua Martiniano de Carvalho, 851 20° andar, parte, Sao Paulo
Terra Networks Brasil, S.A. and subsidiarias (BRAZIL) (1) (6)		100.00%	100.00%	319	(314)	-	3	72	F	-
ISP and portal
Rua General Joao Manoel, 90 - Porto Alegre - Rio Grande do Sul
Terra Networks Chile Holding Limitada (CHILE) (1) (6)		99.99%	99.99%	75	(51)	-	2	41	F	-
Holding company
Avda. Vitacura, 2736. Las Condes - Santiago, Chile
Terra Networks Chile, S.A. (CHILE) (1)		100.00%	99.99%	42	(41)	-	2	-	F	-
Internet and portal services provider
Avda. Vitacura, 2736. Las Condes - Santiago, Chile
Terra Networks Guatemala, S.A. (GUATEMALA) (1) (6)		100.00%	100.00%	10	(12)	-	(1)	1	F	-
ISP and portal
C/ Diagonal, 6 Edificio Las Margaritas II - Guatemala City
Terra Networks El Salvador, S.A. (EL SALVADOR) (1)		99.99%	99.99%	2	(2)	-	-	-	F	-
Internet and portal in general
63 Ave. Sur y Alameda Roosvelt, Centro Fin. Gigante Torre de San Salvador
Terra Networks Honduras, S.A. (HONDURAS)		99.99%	99.98%	-	-	-	-	-	F	-
Internet and portal in general
Honduras
Terra Networks Costa Rica, S.A. (COSTA RICA) (1)		99.99%	99.97%	-	-	-	-	-	F	-
Internet and portal in general
Curridabat, Edificio Domus Plaza, 2ª Planta Oficina 2 - San José
Terra Networks Nicaragua, S.A. (NICARAGUA)		99.99%	99.96%	-	-	-	-	-	F	-
Internet portal
Nicaragua
Terra Networks Panamá, S.A. (PANAMA) (1)		99.99%	99.95%	-	(2)	-	-	-	F	-
Internet portal
Harry Eno y Piloto, Posada Edificio El Educador - Coopeduc - Bethania
Terra Networks USA, Inc. and subsidiaries (USA) (1) (6)		100.00%	100.00%	-	7	-	(1)	16	F	-
Internet portal
1201 Brickell Avenue, Suite 700, Miami - Florida 33131
Terra Networks Argentina, S.A. (ARGENTINA) (1)		100.00%	100.00%	-	1	-	-	2	F	-
Internet and portal services provider
Ingeniero Huergo., 723 Piso 17 - Buenos Aires

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Terra Networks Colombia , S.A. (La Ciudad.com) (COLOMBIA) (1)		99.99%	99.99%	-	-	-	(1)	2	F	-
Internet and portal in general
Diagonal 97, N° 17-60, Oficina 402. Bogotá D.C., Colombia
Brasilcel, N.V. (NETHERLANDS) (5)	50.00%		50.00%	-	4,940	-	(1,028)	2,179	P	-
Joint Venture and holding company for wireless communications services
Strawinskylaan 3105 - 1077ZX - Amsterdam
Tagilo Participaçoes, Ltda. (BRAZIL) (5)		99.99%	50.00%	125	6	-	(3)	-	P	-
Ownership of intellectual and industrial property
Rua Martiniano de Carvalho, 851, 20 andar, Parte, Bela Vista, Sao Paulo.
Sudestecel Participaçoes, S.A. (BRAZIL) (5)		100.00%	50.00%	685	(41)	-	(113)	-	P	-
Holding company
Rua Martiniano de Carvalho, 851, 20 andar, Parte, Bela Vista, Sao Paulo.
Avista Participaçoes Ltda. (BRAZIL) (5)		99.99%	50.00%	219	(15)	-	(28)	-	P	-
Holding company
Rua da Consolação, 247 - 6° andar / sala 57-F São Paulo - SP
Telefónica Brasil Sul Celular Participaçoes, S.A. (BRAZIL) (5)	1.12%	96.27%	49.25%	208	24	-	22	1	P	-
Holding company
Avda. Martiniano de Carvalho, 851, 20 andar, parte Sao Paulo, Sao Paulo
Ptelecom Brasil, S.A. (BRAZIL) (5)		100.00%	50.00%	938	(548)	-	(591)	-	P	-
Holding company
Rua Cubatao, 320, 4 andar, Sao Paulo, Sao Paulo
Portelcom Participaçoes, S.A. (BRAZIL) (5)		100.00%	50.00%	1,258	(281)	-	(353)	-	P	-
Holding company
Av Brigadeiro Faria Lima, 2277, 15ª andar, Conj1503, Jardin Paulistano, Sao Paulo
VIVO Brasil Comunicaçoes (BRAZIL) (5)		100.00%	50.00%	-	-	-	-	-	P	-
Wireless communications services operator
Rua José Bonifacio, 245, Bon Fim, Porto Alegre - Rio Grande Do Sul
Vivo Participaçoes, S.A. (BRAZIL) (5) (11)		62.94%	31.44%	2,254	698	-	79	-	P	-
Holding company
Rua Silveria Martins, no. 1036, Cabula, Salvador- Bahia
VIVO S.A. (BRAZIL) (5)		100.00%	31.44%	2,007	733	-	58	-	-	-
Wireless services operator
Av. Higienópolis, n�, Curitiba Parana
Tele Centro Oeste IP, S.A. (BRAZIL) (5)		100.00%	31.44%	4	(4)	-	(4)	-	P	-
Wireless services operator
AC/ Sul Quadra 02, Bloco C, n° 256, 3° Pavimento, Ed Toufic, Plano Piloto, Brasilia, DF
Telefónica Móviles El Salvador Holding, S.A. de C.V. (EL SALVADOR) (1)	100.00%		100.00%	142	-	-	(83)	161	F	-
Holding company
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica Móviles El Salvador, S.A. de C.V. (EL SALVADOR) (1)		99.08%	99.08%	32	1	-	(11)	-	F	-
Provision of wireless and international long distance communications services
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica Multiservicios, S.A. de C.V. (EL SALVADOR) (1)		77.50%	76.79%	7	-	-	(3)	-	F	-
Cable modem services operator
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica Móviles Centroamérica, S.A. de C.V. (EL SALVADOR) (3)		100.00%	99.08%	1	-	-	-	-	F	-
Operational company
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica El Salvador, S.A. de C.V. (EL SALVADOR) (3)		100.00%	99.08%	-	-	-	-	-	F	-
Operational company
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Cellular Holdings (Central America), Inc. (Virgin Islands)	100.00%		100.00%	-	-	-	-	38	-	-
Dormant company
Palm Grove House, PO Box 438, tortola, BVI
Guatemala Cellular Holdings, B.V. (NETHERLANDS) (1)	100.00%		100.00%	5	(5)	-	-	29	F	-
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
TMG (BVI) Holdings, Ltd. (BRITISH VIRGIN ISLANDS) (7)		64.33%	64.33%	-	-	-	-	-	F	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Centram Communications, LP (BRITISH VIRGIN ISLANDS) (7)		100.00%	78.60%	-	-	-	-	-	F	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
TCG Holdings, S.A. (GUATEMALA) (1)	100.00%		100.00%	210	(1)	-	-	239	F	-
Holding company
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 10 - Guatemala City
Telefónica Móviles Guatemala, S.A. (GUATEMALA) (1)		100.00%	100.00%	313	(183)	-	(3)	-	F	-
Provision of wireless, wireline and radio paging communications services
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Guatemala City
Infraestructura Internacional, S.A. (GUATEMALA)		70.00%	70.00%	-	-	-	-	-	F	-
Telecommunications and paging service provider
5ª Avenida 7-76, Zona 10 - Guatemala City
PageMart de Centroamérica		30.00%	30.00%	-	-	-	-	-	I	-
Operational company
Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Guatemala City
Telefónica Móviles España, S.A.U. (SPAIN) (*) (**) (1)	100.00%		100.00%	423	439	(440)	2,092	5,775	F	-
Wireless communications services provider
Plaza de la Independencia, 6 - Pta. 5 - 28001 Madrid
Spiral Investments, B.V. (NETHERLANDS) (1)		100.00%	100.00%	39	(38)	-	-	-	F	-
Holding company
Strawinskylaan 3105 - 1077ZX - Amsterdam
3G Mobile AG (SWITZERLAND) (9)		100.00%	100.00%	-	-	-	-	-	F	-
Wireless telephony operator
Bahnhofplatz 4, 8001 Zurich
MobiPay España, S.A. (SPAIN)		13.36%	13.36%	4	7	-	(3)	-	E	1
Provision of payment services through wireless telephony
Avda. Europa, 20 - Alcobendas - Madrid
TLD Top Level Domain Ltd. (IRELAND) (7)		5.00%	5.00%	-	-	-	-	-	I	1
Solivella Investment, B.V. (NETHERLANDS) (1)		100.00%	100.00%	881	(1,648)	-	11	-	F	-
Holding company
Strawinskylaan 3105 - 1077ZX - Amsterdam

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Ipse 2000, S.p.A. (ITALY)		45.59%	49.67%	13	(584)	-	(1,250)	-	E	-
Installation and operation of 3G wireless communications systems
Piazza dei Capprettari, 70 - Rome
Group 3G UMTS Holding, GmbH (GERMANY) (1)		57.20%	57.20%	250	(1,016)	-	(42)	-	F	-
Network development and provision of 3G telecommunications services
Alois-Wolfmüller-Str. 8 80939 Munich
Quam, GmbH (GERMANY) (1)		100.00%	57.20%	250	-	-	(7)	-	F	-
UMTS services provider
Alois-Wolfmüller-Str. 8 80939 Munich
Opco Mobile Services GmbH (GERMANY) (1)		100.00%	57.20%	-	-	-	-	-	F	-
UMTS services provider
Alois-Wolfmüller-Str. 8 80939 Munich
Médi Telecom, S.A. (MOROCCO) (1)		32.18%	32.18%	791	(660)	-	22	-	E	59
Wireless communications services provider
Twin centre, Tour A. Angle Bd Zertouni et El Massira El Kadra Casablanca
Terra Mobile Brasil, Ltd. (BRAZIL) (7)		100.00%	100.00%	6	(6)	-	-	-	F	-
Dormant company
22° ANDAR 17 - Bairro ou Distrito FLAMENGO, Rio de Janeiro
Tempos 21 Innovación en Aplicaciones Móviles, S.A. (SPAIN)		43.69%	43.69%	6	(2)	-	(2)	-	E	1
Research, development and commercial operation of wireless services and applications.
Avda. Diagonal, 640 - Barcelona
Simpay, Ltd. (UK)	25.00%		25.00%	-	-	-	-	-	I	-
Payment services through wireless telephony
62-65 Chandos Place, London WC2N 4LP
Omicron Ceti, S.L. (SPAIN) (7)	100.00%		100.00%	-	-	-	-	-	I	-
Dormant company
José Abascal - Madrid
Telefónica Móviles Puerto Rico, Inc. (PUERTO RICO)	100.00%		100.00%	191	(108)	-	(79)	110	F	-
Ownership of shareholdings in wireless operators in Puerto Rico
Metro Office Park Calle Edificio # 17, Suite 600 - 00968 Guaynabo
Newcomm Wireless Services, Inc. (PUERTO RICO)		1.96%	1.96%	-	-	-	-	-	I	48
Wireless operator
OMTP Limited (Open Mobile Terminal Platform) (UK) (7)	2.04%		2.04%	-	-	-	-	-	I	-
MobiPay Internacional, S.A. (SPAIN)	50.00%		50.00%	12	(8)	-	(1)	5	P	-
Provision of payment services through wireless telephony
Avenida de Europa 20, Alcobendas, Madrid
Telefónica de Centroamérica, S.L. (SPAIN) (7)	100.00%		100.00%	1	-	-	-	1	I	1
Dormant company
Gran Vía, n° 28, Madrid
Telefónica Móviles Holding Uruguay, S.A. (URUGUAY) (7)	100.00%		100.00%	27	-	-	(1)	26	F	-
Dormant company
Plza de la Independencia 8, planta baja, Montevideo
Wireless Network Ventures (BAHAMAS)		100.00%	100.00%	-	-	-	-	-	F	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica Móviles México, S.A. de C.V. (MEXICO) (1)	100.00%		100.00%	1,636	(1,694)	-	(773)	1,176	F	-
Holding company
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Telefónica Finanzas México, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	-	6	-	2	-	F	-
Integrated cash management, consulting and financial support for Group companies
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Baja Celular Mexicana, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	112	(13)	-	(70)	-	F	-
Wireless telephone and communications services
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Movitel de Noroeste, S.A. de C.V. (MEXICO) (1)		90.00%	90.00%	16	2	-	(29)	-	F	-
Wireless telephone and communications services
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Moviservicios, S.A. de C.V. (MEXICO) (1)		99.99%	99.99%	2	1	-	-	-	F	-
Technical, administrative, consultancy, advisory and supervision services
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Telefonía Celular del Norte, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	35	(102)	-	(15)	-	F	-
Wireless telephone and communications services
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Celular de Telefonía, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	28	(132)	-	(70)	-	F	-
Wireless telephone and communications services
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Enlaces del Norte, S.A. de C.V. (MEXICO) (1)		94.90%	94.90%	-	(10)	-	18	-	F	-
Head of Mexican telecommunications group
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Grupo de Telecomunicaciones Mexicanas, S.A. de C.V.(MEXICO) (1)		100.00%	97.40%	1	(7)	-	37	-	F	-
Basic domestic and international long distance telephone services
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Pegaso Telecomunicaciones, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	820	(2,137)	-	(633)	-	F	-
Holding company
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Pegaso Comunicaciones y Sistemas, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	660	(1,298)	-	50	-	F	-
Wireless telephone and communications services
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Pegaso PCS, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	12	(699)	-	(458)	-	F	-
Provision of telecommunications services in Mexico
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Pegaso Recursos Humanos, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	3	(1)	-	(4)	-	F	-
Provision of administrative services to subsidiaries
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349
Activos Para Telecomunicación, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	-	(95)	-	(219)	-	F	-
Installation, maintenance and operation of public or private telecommunications networks
Prolongación Paseo de la Reforma 1200 Col. Cruz Manca, México D.F. CP.05349

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica Móviles Soluciones y Aplicaciones, S.A. (CHILE) (1)	100.00%		100.00%	6	-	-	2	11	F	-
IT and communications services provider
Avenida del Cóndor N𫉐, piso 4, comuna de Huechuraba, Santiago, Chile
Inversiones Telefónica Móviles Holding Limitada (CHILE) (1)	100.00%		100.00%	428	(121)	-	22	424	F	-
Holding company
Av El Bosque Sur 090, Los Condes, Santiago, Chile
TEM Inversiones Chile Limitada (CHILE) (1)		100.00%	100.00%	1,373	(338)	-	40	-	F	-
Holding company
Av El Bosque Sur 090, Los Condes, Santiago, Chile
Telefónica Móviles de Chile, S.A.(CHILE) (1)		100.00%	100.00%	312	6	-	79	-	F	-
Wireless telephony services
Av El Bosque Sur 090, Los Condes, Santiago, Chile
T.Moviles Chile Distribucion S.A. (CHILE) (1)		99.99%	99.99%	-	-	-	-	-	F	-
Wireless telephony services
Fidel Oteíza 1953, Oficina 201, Providencia, Santiago, Chile
Buenaventura (Chile)		50.00%	50.00%	-	-	-	-	-	-	-
Wireless telephony services
Av El Bosque Sur 090, Los Condes, Santiago, Chile
Inversiones Telefónica Móviles Holding II Limitada (Chile) (1)	100.00%		100.00%	350	(68)	-	6	318	F	-
Wireless communications services operator
Avda. El Bosque Sur 090, Las Condes, Santiago, Chile
Telefónica Móviles Chile Inversiones. S.A. (CHILE) (1)		100.00%	100.00%	29	(42)	-	(1)	-	F	-
Holding company
Avda. El Bosque Sur 090 - Las Condes - Santiago, Chile
Telefónica Móviles Chile larga Distancia, S.A. (CHILE) (1)		100.00%	100.00%	29	(41)	-	-	-	F	-
Wireless communications services operator
Avda. El Bosque Sur 090 - Las Condes - Santiago, Chile
Intertel, S.A. (CHILE) (1)		100.00%	100.00%	-	-	-	-	-	F	-
Wireless communications services operator
Avda. El Bosque Sur 090 - Las Condes - Santiago, Chile
Telefónica Móviles Chile, S.A. (CHILE) (1)		100.00%	100.00%	268	(224)	-	31	-	F	-
Wireless communications services operator
Avda. El Bosque Sur 090 - Las Condes - Santiago, Chile
Ecuador Cellular Holdings, B.V. (NETHERLANDS) (1)	100.00%		100.00%	179	10	-	(24)	658	F	-
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
BS Ecuador Holdings, Ltd. (BRITISH VIRGIN ISLANDS)		100.00%	100.00%	-	-	-	-	-	F	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Otecel, S.A. (ECUADOR) (1)		100.00%	100.00%	110	83	-	43	-	F	-
Provision of wireless communications services
Avda. de la República y la Pradera esq. Casilla, Quito

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Multi Holding Corporation (PANAMA) (7)	100.00%		100.00%	-	-	-	-	301	F	-
Dormant company
Edificio HSBC, Piso 11, Avd Samuel Lewis - Panama
Panamá Cellular Holdings, B.V. (NETHERLANDS)	100.00%		100.00%	25	(3)	-	(1)	238	F	-
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
BellSouth Panamá, Ltd. (CAYMAN ISLANDS) (1)		100.00%	100.00%	-	-	-	-	-	F	-
Holding company
Cayman Islands
BSC de Panama Holdings, SRL (PANAMA)		100.00%	100.00%	-	31	-	0	-	F	-
Holding company
Avda Samuel Lewis y Calle 54, Edificio Afra, Panama
Telefónica Móviles Panamá, S.A. (PANAMA) (1)		100.00%	100.00%	136	119	-	48	-	F	-
Wireless telephony services
Edificio Magna Corp. Calle 51 Este y Avda Manuel Maria Icaza, Panama City
Latin America Cellular Holdings, B.V. (NETHERLANDS) (1)	100.00%		100.00%	356	155	-	(19)	1,635	F	-
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
Telefónica Móviles Perú Holding, S.A.A. (PERU) (1) (11)	0.14%	98.34%	98.48%	186	20	-	(10)	-	F	-
Holding company
Avda. Arequipa, 1155 Lima, 01
Telefónica Móviles Perú, S.A.C. (PERU) (1) (11)		99.99%	98.53%	225	(10)	-	(10)	-	F	-
Wireless communications services provider
Avda. Arequipa, 1155 Lima, 01
Inmuebles Aries, S.A.C. (PERU)		100.00%	98.53%	-	-	-	-	-	F	-
Services company
Billing & Management System, S.A.C. (PERU)		100.00%	98.53%	0	(0)	-	-	-	F	-
Services company
Telefónica Móviles del Uruguay, S.A. (URUGUAY) (1)		100.00%	100.00%	6	23	-	4	-	F	-
Wireless communications and services operator
Constituyente 1467 Piso 23, Montevideo 11200
Telefónica Móviles Nicaragua, S.A. (NICARAGUA)		100.00%	100.00%	10	24	-	1	-	F	-
Holding company
Managua
Pisani Resources y Cía, Ltd. (NICARAGUA) (7)		100.00%	100.00%	-	-	-	-	-	F	-
Dormant company
Managua
Doric Holding y Cía, Ltd. (NICARAGUA) (7)		100.00%	100.00%	-	-	-	-	-	F	-
Dormant company
Managua
Kalamai Hold. Y Cía, Ltd. (NICARAGUA) (7)		100.00%	100.00%	-	-	-	-	-	F	-
Dormant company
Managua
Telefonía Celular de Nicaragua, S.A. (NICARAGUA) (1)		100.00%	100.00%	10	24	-	1	-	F	-
Wireless telephony services
Carretera Mazalla, Managua

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Comtel Comunicaciones Telefónicas, S.A. (VENEZUELA) (1)	65.14%	34.86%	100.00%	21	0	-	(2)	-	F	-
Holding company
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela
Telcel, C.A. (VENEZUELA) (1)	0.08%	99.92%	100.00%	121	12	(182)	972	123	F	-
Wireless telephony operator
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Telefónica Móviles eServices Latin America, Inc. (USA)		100.00%	100.00%	-	-	-	-	-	F	-
IT services provider
Mellon Financial centre 1111 Brickell ave. Suite 1000, Miami, Florida 33131
Sistemas Timetrak, C.A. (VENEZUELA) (1)		75.00%	75.00%	-	-	-	3	-	F	-
Fleet localisation services
Calle Pantin, Edificio Grupo Secusat. Piso 3. Caracas, Venezuela
Telcel International, Ltd. (CAYMAN ISLANDS)		100.00%	100.00%	-	-	-	-	-	F	-
Holding company
Cayman Islands
Corporación 271191, C.A. (VENEZUELA)		100.00%	100.00%	-	-	-	-	-	F	-
Public address and telecomunication services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Telefónica Servicios Transaccionales (VENEZUELA)		100.00%	100.00%	-	-	-	-	-	-	-
Automatic payment methods transactions and processing
Av Francisco de Miranda, Edif Parque Cristal, Caracas 1060 - Venezuela
Olympic, Ltda. (COLOMBIA) (1)		100.00%	100.00%	0	(390)	-	(49)	-	F	-
Holding company
Av. 82 N° 10-62, piso 6
Telefónica Móviles Colombia, S.A. (COLOMBIA) (1)	22.44%	77.56%	100.00%	0	(497)	-	(38)	116	F	-
Wireless operator
Calle 100, N° 7-33, Piso 15, Bogotá, Colombia
Bautzen, Inc. (COLOMBIA)		100.00%	100.00%	-	-	-	-	-	F	-
Financial management
Panama City
Comoviles, S.A. (COLOMBIA)		99.97%	99.97%	-	(15)	-	-	-	F	-
Telecommunications services
Calle 100 N° 7-33, piso 17, Bogotá
Comunicaciones Trunking, S.A. (COLOMBIA)		99.98%	99.95%	0	(4)	-	-	-	F	-
Telecommunications services
Calle 100 N° 7-33, piso 16, Bogotá
Paracomunicar, S.A. (COLOMBIA)		99.35%	99.31%	-	(1)	-	-	-	F	-
Telecommunications services
Calle 100 N° 7-33, piso 17, Bogotá
Kobrocom Electrónica, Ltd. (COLOMBIA)		100.00%	99.95%	-	-	-	-	-	F	-
Telecommunications services
Calle 100 N° 7-33, piso 15, Bogotá

(*) Companies included in the 2005 consolidated tax statement
(**) Companies included in the 2006 consolidated tax statement

(millions of euros)
SUBSIDIARIES AND INVESTMENTS	OWNERSHIP			CAPITAL	RESERVES	INTERIM DIVIDEND	PROFIT (LOSS)	GROSS CARRYING AMOUNT	CONSOLIDATION METHOD	VALUE IN CONSOLIDATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica Móviles Argentina, S.A. (ARGENTINA) (1)	100.00%		100.00%	-	-	-	-	8	F	-
Holding company
Av. Libertador 602, Piso 20 - Buenos Aires
Bellsouth A. Celular Inversora.S.A. (ARGENTINA) (1)		99.99%	99.99%	-	-	-	-	-	F	-
Holding company
Av. Libertador 602, Piso 4 - Buenos Aires
Telefónica Móviles Argentina Holding, S.A. (ARGENTINA)	100.00%		100.00%	174	-	-	283	1,133	F	-
Holding company
Ing Enrique Butty 240, piso 20-Capital Federal-Argentina
Telefónica Móviles Argentina, S.A. (ARGENTINA) (1)		84.60%	100.00%	83	-	-	292	139	F	-
Holding company
Ing Enrique Butty 240, piso 20-Capital Federal-Argentina
Other shareholdings		N/A	N/A	-	-	-	-	-	I	6
Aliança Atlântica Holding B.V. (NETHERLANDS)	50.00%	43.99%	93.99%	40	-	-	2	22	F	-
Holder of 5,225,000 Portugal Telecom, S.A. shares
Strawinskylaan 1725, 1077 XX Amsterdam
Portugal Telecom, S.G.P.S., S.A. (PORTUGAL) (5) (11)	8.78%	1.06%	9.84%	395	708	-	862	832	E	763
Holding company
Avda. Fontes Pereira de Melo, 40 - 1089 Lisbon
Sistemas Técnicos de Loterías del Estado, S.A. (SPAIN) (2)	31.75%		31.75%	12	60	-	5	4	E	24
Operation of a gaming terminal system for the Spanish State Gaming Organisation
Manuel Tovar, 9 - 28034 Madrid
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (SPAIN) (5)	50.00%		50.00%	5	2	-	3	3	E	5
Loans and credits (consumer, mortgage and trade loans)
Pedro Teixeira, 8 - 28020 Madrid
Torre de Collçerola, S.A. (SPAIN) (2)	30.40%		30.40%	8	1	-	-	2	E	3
Operation of a telecommunications mast and technical assistance and consulting services
Ctra. Vallvidrera-Tibidabo, s/n - 08017 Barcelona
Telefónica Factoring Do Brasil, Ltd. (BRAZIL) (5)	40.00%	10.00%	50.00%	1	2	(2)	2	1	E	2
Factoring
Avda. Paulista, 1106
Banco Bilbao Vizcaya Argentaria, S.A. (SPAIN) (5) (6) (11)	1.02%		1.02%	1,740	13,208	(1,363)	4,736	556	I	661
Banking
San Nicolás, 4 - 48005 Bilbao (Vizcaya)
Amper, S.A. (SPAIN) (5) (6) (11)	6.10%		6.10%	28	20	-	3	12	I	19
Development, manufacture and repair of telecommunications systems and equipment and related components
Torrelaguna, 75 - 28027 Madrid
I-CO Global Communications (HOLDINGS) Limited (UK)	N/D		N/D	-	-	-	-	6	I	6
Other shareholdings	N/A	N/A	N/A	-	-	-	-	8	I	8

					TOTAL CONSOLIDATED VALUE OF ASSOCIATES (Note 9)					959
					TOTAL CONSOLIDATED VALUE OF INVESTEES (Note 8)					2,347

(1) Company audited by Ernst & Young	F: Companies consolidated using the full consolidation method					(7) Dormant company
(2) Company audited by PriceWaterhouseCoopers	P: Companies consolidated using the proportionate consolidation method					(8) Company in liquidation
(3) Company audited by K.P.M.G. Peat Marwick	E: Companies consolidated using the equity consolidation method					(9) Pro-forma data
(4) Company audited by B.D.O Audiberia	I: Investees					(10) This value relates to the contribution to the Telefónica Group and not to the subgroups to which the contributing companies belong.
(5) Company audited by Deloitte & Touche. In Spain, Deloitte & Touche España, S.L.	N/D No data available					(11) Companies listed on international stock exchanges at December 31 2006
(6) Consolidated data	N/A Not applicable

(***) Through these consolidated accounts, O2 (Germany) GmbH & Co. OHG, comply with the provisions of Art. 264b HGB [“Handelsgesetzbuch”: Germany code of commerce], and are exempt in accordance with the stipulations of Art. 264b HGB.

Provisional figures for associates and investees
Financial information obtained from the financial statements, if any, prepared by the company.

CONSOLIDATED MANAGEMENT REPORT OF THE TELEFÓNICA GROUP

In 2006, the Telefónica Group made progress on its growth strategy, significantly increasing its commercial and investment initiatives and shaking up and capturing growth in its Spanish and Latin American markets. The significant organic business growth was rounded off with further expansion abroad, focused on acquisitions that make the Group more diversified, through a better business and geographic mix, and provide opportunities to leverage economies of scale, with the overriding aim of enabling the Company to continue offering the best combination of profits and growth. 2006 featured the acquisitions of wireless operator O2 and a stake in Colombia de Telecomunicaciones, S.A., ESP, Colombia’s wireline telecommunications provider. With these acquisitions, Telefónica has strengthened its position in Europe, where its presence was less significant. These acquisitions have been successfully integrated. The integrated approach to business management enabled Telefónica to generate greater value in 2006, unlocking the full development and profit potential deriving from the businesses’ scale and diversity.

Telefónica increased its customer base by 32% in an increasingly competitive environment, which required a substantial commercial effort to defend its position in its operating markets. At year end 2006, Telefónica had a total customer base of over 203 million, of which 145 million were wireless customers (including fixed-wireless access users), 42 million were wireline and 15 million data and internet customers.

The Telefónica Group delivered an excellent financial results in 2006, driven by its international expansion, the growth in its customer base, enhanced operating efficiency and initiatives aimed at boosting innovation, making Telefónica one of the industry’s benchmark players and confirming its strategy of becoming the telecommunications operator that offers its shareholders the best combination of profitability and growth.

Revenues rose 41.5% in the year. Organic growth, i.e., stripping out the effect of changes in exchange rates and in the consolidation scope (impacted by the consolidation for twelve months of T. O2 Czech Republic compared to six months in 2005, and the first-time consolidation of the O2 Group and Colombia Telecom) was 7.8%. The trend in operating expenses3 reflected the Group’s strong commercial efforts to broaden and consolidate both the wireless and broadband customer bases in Europe and Latin America. These efforts led to higher revenues, which together with reductions in other expense items, fed through to a 27.0% increase in OIBDA (operating income before depreciation and amortization) to 19,126 million euros (organic growth of 2.8%). These healthy operating results were complemented by the favorable trend in net financial expenses, which despite 73.4% growth in net debt, rose by just 68%. The corporate income tax expense was 1,781 million euros, less than in 2005 despite the increase in operating income. This was due mainly to the capitalization in 2006 of tax credits totaling 1,429 million euros in connection with double taxation deductions, export activity tax credits and a tax credit associated with the reinvestment of the gain obtained on the sale of TPI. This figure compares with capitalized tax credits of 177 million recognized in 2005. The increase in tax credits, however, was offset by the impact of the amendment to Spanish Corporation Tax Law on deferred income tax on the consolidated balance sheet, resulting in the recognition of a tax expense of 355 million euros. In all, the effective tax rate in 2006 was 26.3%, 2.5 percentage points lower than in 2005. All of the above resulted in a 40.2% increase in net profit to 6,233 million.

3 Includes expenses related to supplies, personnel, external services and taxes other than corporate income tax.

The scale of our growth strategy, designed to shake up our markets and bring about greater penetration of our services drove capital expenditures (capex) up 46.5% to 8,010 million euros in 2006, mainly reflecting the O2 Group and Colombia Telecom acquisitions. Investment highlights also include the deployment of ADSL and cable television in both Europe and Latin America, investment in wireless operators for the rollout of new GSM networks, expanded coverage and capacity in existing networks, the upgrade of Latin American wireline operating systems and the construction of the Telefónica Group’s new corporate headquarters in Madrid (District C). The capex/revenue ratio was 15.1% in 2006, reflecting an increase in investment activity while abiding by strict profitability criteria and maximizing shareholder returns.

The Telefónica Group had to manage its businesses in an increasingly complex environment, characterized by the strong commercial pressure of competitors, the globalization of business, rapid technological development and customers’ changing needs. Against this backdrop, Telefónica focused on new products associated with the worlds of broadband - by boosting television and bundled packages - and mobility, not only in voice but also in data and internet. To provide the integration and convergence demanded by the market, Telefónica responded to this situation by overhauling its organizational structure and business model.

The year’s strong results and strategic successes will enable Telefónica to maintain its shareholder remuneration policy, with the target of doubling the payout by 2009. The Company will also continue with its 2,700 million euro share buyback program, which runs through the end of 2007.

Looking forward, the Telefónica Group plans to continue with its strategy of making the customer the cornerstone of the Group by focusing on operating excellence, convergence and innovation as sources of competitive advantage and motivation for personnel. This new global dimension poses a challenge for Telefónica to maximize the synergies derived from the inclusion of new companies so it can leverage economies of scale and offer customers higher quality service.

Organization by region

The most significant transactions undertaken in 2006 in relation to the Company’s geographic organization include:

  The acquisition of 100% of wireless operator O2 completed in January. The company was added to the Group’s consolidation scope in February 2006.
  The acquisition of 50% plus one share of Colombia de Telecomunicaciones, S.A. ESP completed in April.
  The sale of 59.90% of Telefónica Publicidad e Información, S.A. to Yell Group plc., completed in July.
  The approval of the exchange offer to merge Telefónica Móviles, S.A. into Telefónica, S.A., in July.
  During the first half of 2006 Eurotel Praha, spol. s.r.o. (Eurotel) was merged into its parent company Telefónica O2 República Checa., a.s., giving rise to the new integrated operator named Telefónica O2 Czech Republic, a.s.

In 2006 the Group adopted a new organizational structure aligned with its model of integrated, regional management, designed to consolidate its leadership positions in Spain and Latin America while seamlessly managing the rest of its European operations. This new structure, designed to keep the Company focused on the path to profitable growth, is clearly customer-oriented. Its goal is to leverage the benefits of Telefónica’s scale and diversification and to orchestrate the convergence between wireline and wireless from an integrated vision of the business.

In order to guarantee this vision of the business as a whole, the business was divided into three units: Telefónica Spain, Telefónica Europe and Telefónica Latam, each with responsibility over the integrated business, i.e., over wireline and wireless assets. This structure ensures a vision of the sector as a whole, while permitting the development of strategies adapted to regional realities in order to pursue revenue and profit growth in each of its main geographic markets.

The Atento, media and content businesses continue to be managed independently of these three units.

Management comments in this report refer to the financial performance of the Telefónica Group based on this geographic organizational structure.

Customers

The Telefónica Group’s customer base ended 2006 at 203 million (including wireline telephony, data and internet access, cellular access and pay TV), 32% more than the year before. Telefónica O2 Czech Republic contributed 8 million access users (4.9 million wireless, 2.5 million wireline and 0.5 million data and internet access users) to the Group total, while the O2 Group contributed 30 million wireless users.

Geographically, Spain accounted for 24% of total customers (including Morocco), Latin America 57% and Europe the remaining 19%.

The total number of wireless customers managed by the Group rose from 99 million to 145 million (including Morocco and fixed-wireless access), cementing its position as one of the world’s largest wireless operators. The significant (46%) increase reflects the consolidation of the O2 Group’s customer base, a sharp increase in penetration in Latin America and substantial commercial initiatives.

In Spain, Telefónica Móviles defended its leadership position in what is now a mature market, with a customer base bordering the 22-million mark by December 2006, 8% more than in 2005. Latin America saw rapid growth in practically all markets, with the region’s access customers increasing by 13 million to 83 million. The consolidation of Telefónica O2 Europe added 35 million to the Group’s customer base from across the UK, Germany, Ireland and the Czech Republic. The customers from the Czech Republic were already consolidated in 2005 with the addition of nearly 5 million customers thanks to the acquisition of Eurotel, which is currently managed under the European business unit.

In the wireline business, Telefónica Spain managed 16 million wireline access customers and Telefónica Latam 24 million at the end of the year, 1% fewer and 10% more, respectively, than in 2005. Telefónica O2 Czech Republic a.s. contributed 2.5 million wireline access customers.

In the broadband market, ADSL connections totaled 8 million in 2006, up from 6 million in 2005, largely driven by strong performances in Spain and Latin America. ADSL growth was particularly strong in Latin America, notably in Brazil, fueled by the marketing and promotional campaigns carried out. Spain registered record net adds thanks to the high take-up of the "Duo" (ADSL+voice) and "Trio" (a combination of ADSL+voice+Imagenio TV) products launched in the last quarter of 2005.

The broadband launches in the UK and Germany (O2) were noteworthy, with 16,800 and 19,000 access users, respectively.

Finally, still within broadband products, we would highlight the Telefónica Deutschland connections under the retail resale system, with over 600,000 users at the end of 2006.

To conclude, we would mention that the Group also ended the year with 1,064,000 pay TV customers, 381,000 of which correspond to Imagenio. 2006 saw the launch of pay TV services in Peru and Chile (DTH) and at Telefónica O2 Czech Republic a.s. (IPTV), as well as the launch of a pilot version of Internet TV at Terra.

Regulatory environment

In Europe, at the beginning of year, the European Commission approved the acquisition of O2 by Telefónica, on the condition that Telefónica withdraw from the FreeMove alliance. The regulatory debate in 2006 centered on three major issues. Firstly, the proposed legislation on international mobile roaming rates to regulate pricing in both the wholesale and retails segments is in the process of being approved by the European Council and Parliament and is expected to come into effect during the course of 2007. The second big issue was the revision of the so-called Recommendation on relevant markets which defines the market segments in need of regulation. Its publication will trigger a new round of market analyses by the European regulatory authorities. The third issue is the review of the European regulatory framework to set the playing rules for the sector from 2010. This will largely impact the development of the telecommunications market in Europe (levels and pace of investment, new service development, etc.).

In Spain, Mr. Joan Clos was appointed Minister for Industry, Tourism and Commerce, leaving him in charge of telecommunications policy. In 2006, the Minister conducted a public survey aimed at gauging the interest of other operators in providing universal service as of January 2008, when Telefónica de España’s current obligation expires. No other operator expressed interest. The elimination of the golden share system which gave the state control over certain privatized companies, including Telefónica, was a noteworthy development.

Meanwhile in 2006 the CMT completed its analysis of 15 of the 18 relevant markets to be regulated; the three pending markets are at an advanced stage of analysis and decision-making. Following the CMT’s analysis, Telefónica’s retail call rates will no longer be regulated, although lease line fees will continue to be subject to regulation. In broadband, the regulated rate for leased loops was cut and the CMT approved the various service packages (Duo and Trio) proposed by Telefónica. These bundled packages are driving significant growth in the penetration of broadband in Spain. In wireless telephony the most noteworthy regulatory developments included the requirement that the three wireless operators service reasonable requests for third-party access (TPA) to the network (virtual wireless operators) and agreement on a gradual reduction in mobile call termination charges. Meanwhile, a new consumer protection act introduced mandatory billing per second.

The other European markets where Telefónica operates were also characterized by the high number of market analyses which in general have led to reduced mobile call termination charges. It is also worth pointing out the debate throughout Europe regarding the regulation of new investments in fiber optics, particularly the new German telecommunications act, which could exempt Deutsche Telecom’s VDSL network from regulatory requirements.

In Latin America, Telefónica signed a Memorandum of Understanding with the Argentine government in an aim to move past the current standstill affecting tariff revisions, among other issues. In Brazil, Telesp’s concession was renewed for another 20 years. The renewal is complemented by new regulations, currently being implemented. The Convergence Agreement passed in Mexico permits telecommunications operators to provide audio and television services and similarly enables audio and television operators to provide telecommunications services. Finally, the Peruvian President rejected proposed legislation, approved in Congress, which would have eliminated monthly line rental charges. Telefónica signed an agreement with the Peruvian government committing to bring forward tariff cuts and service extensions.

Share price performance

Telefónica’s shares ended 2006 26.8% higher at 16.12 euros, against a generally varied equity market backdrop. This is the highest level since the first half of 2001. Telefónica clearly outperformed the European telecom sector (+16.9%) and its closest peers, such as Telecom Italia (–6.9%), Deutsche Telekom (–1.7%), France Telecom (–0.2%), whose shares corrected in 2006. Vodafone’s shares rose 12.9% and BT provided the notable exception, rallying some 35.4%.

The rise in Telefónica shares was concentrated in the month of October, in line with a broader rally by the European telecom sector. The main factors driving Telefónica’s shares higher are its more attractive growth profile, above the sector average, attractive shareholder remuneration (the aim is to double earnings per share and dividends by 2009 on top of the ongoing 2,700 million euro share buyback program through the end of 2007), geographic and business diversification, financial discipline, market credibility and trust (meeting target) and lower perceived M&A risk following the announcement of a maximum net investment of 1,500 million euros through year-end 2007.

Telefónica’s market cap at year-end stood at 104,722 million US dollars, ranking it fifth in the world among telecommunications operators. The four largest operators are China Mobile, with a market cap of 176,063 million US dollars, Vodafone (146,289 million US dollars), AT&T (137,384 million US dollars) and Verizon (108,723 million US dollars). We would point that in January 2007, AT&T leapfrogged to the first position with the acquisition of BellSouth.

INFORMATION BY BUSINESS LINE

TELEFONICA SPAIN

Telefónica Spain comprises the Spanish wireline and wireless business operations.

Telefónica Spain posted a 3.4% increase in operating revenues to 19,751 million euros.

By business segment, revenues generated by the wireless business in Spain rose 4.1% to 9,199 million, underpinned by significant growth in traffic, both outgoing and incoming, and a greater contribution from data revenues, which amounted to 1,021 million euros, an 8.5% increase.

The strong performance of the wireless division was boosted by a 70.5% increase net adds to over 1.5 million, the highest annual growth rate since 2002. Gross adds totaled over 5.8 million, up 17.6% over 2005. Net adds in the contract segment rose a noteworthy 10.1% thanks to Telefónica Spain’s strategy of focusing on value added customers. The division’s wireless business ended the year with a total customer base of 21.4 million, 7.8% more than the year before.

The reduction in churn played a crucial role in the excellent commercial results in the wireless business. Annual churn was 0.1 percentage points lower in 2006 at 20.9%, with a higher rate of disconnections among lower unit value customers; usage among customers disconnecting was 40% lower than the overall average. In addition, churn in the contract segment fell from 13.7% in 2005 to 12.6% in 2006, highlighting increased loyalty among "high value" customers. The handset upgrade policy was key to reducing churn. Handset upgrades were 2.1% higher in 2006 at 4.6 million.

ARPU was virtually flat at 32.9 euros (-0.7%) despite the cut in interconnection fees and stiffer competition.

MOU for the full year totaled 156.1 minutes, an increase of 4.3%. This resulted in total accumulated traffic volume among Telefónica Spain’s wireless customers of 38,670 million minutes, 11.1% more than in 2005.

The headcount in the wireless business at year-end 2006 was 4,583, giving rise to an average headcount of 4,560. We would highlight the average level of qualification and years of experience; the average employee age at the end of the year was 37.1 years. More than half of employees had university degrees (55.2%) and the number of training hours imparted to the workforce totaled 128,057, equivalent to an average per employee for the year of 27.9 hours.

Revenue in the wireline business in Spain advanced 1.8% to 11,964 million euros. The fall in revenues from the traditional businesses was easily offset by the broadband and IT businesses.

The internet and broadband divisions stand out in the wireline business for their excellent operating and financial results. In 2006 Telefónica Spain recorded net adds in the broadband access business of over 1 million, over 20% higher than in 2005. Meanwhile, the success of bundled packages (Duo and Trio) together with other measures launched to stem the loss of wireline customers, kept churn in wireline access customers at just 1.2%. At year end, Imagenio had over 380,000 pay TV customers. The deployment of the service continued apace, with coverage reaching 44% of Spanish households. It is worth highlighting the strong performance in bundled product packages that combine digital TV, ADSL and voice services under the "Trios" (a package comprising all three services) and "Duos" (a package allowing customers to choose two of the three services) trademarks, with net adds in 2006 of 1.6 million. The company had a total of 22.7 million access users (wireline telephony and data, internet and pay TV services) at year end, 3.6% more than the year before.

Finally, the data and solutions business was marked by a migration from traditional technology to IP-ADSL services and growth in integrated solutions services.

The headcount in the wireline business ended 2006 at 33,882, 1,170 less than at year-end 2005. The average headcount in 2006 was 34,533, down 4.2%.

The total estimated cumulative traffic volume on Telefónica Spain’s wireline network declined by 10% to 99,208 million minutes. Outgoing voice traffic fell by 1.4% and the number of minutes in outgoing internet traffic decreased by 28.6% owing to cannibalization by broadband ADSL services. Nonetheless, DLD traffic continued to grow (+11.7%), boosted by the new pricing plans, as did international traffic (+6.4%). Incoming traffic fell 11.8% to 44,781 million minutes as domestic traffic was spread out to other operators.

Operating expenses4 at Telefónica Spain totaled 11,303 million euros, 7.3% higher than in 2005. This increase is primarily due to growth in the cost of supplies and external services in line with the significant commercial initiatives undertaken last year. Personnel expenses rose 15.0%, although excluding out the various layoff programs, this increase falls to 1.2%.

4 Includes  supplies, personnel, external services and taxes.

Telefónica Spain recorded OIBDA of 8,647 million, a decrease of 2.5%, due primarily to the impact of the bringing forward the sign-up for the 2007 component of the Labor Force Reduction Plan to September 21, 2006, which led to 1,604 redundancies more than initially estimated (1,495). By business, OIBDA in the wireline business amounted to 4,572 million, down 4.4% on 2005, while in the wireless business, OIBDA was flat for the year at 4,091 million euros.

Capex was 8.3% higher at 2,305 million euros, reflecting the higher quality of service provided and investment in new technologies in both the wireline and wireless segments.

TELEFONICA LATAM

In Latin America, 2006 was marked by positive trends in all currencies vis-à-vis the dollar and a stable dollar relative to the euro, which had a positive impact on the income statement.

The Latin American wireless business was characterized by strong growth in market penetration, which produced a substantial increase in commercial activity in the main markets, in line with the Telefónica’s commitment to expanding in the region’s high potential markets, amid a fiercely competitive backdrop. The migration to GSM technology started in 2005 continued in 2006, with GSM network rollouts in Brazil and Venezuela, the last two markets where Telefónica had yet to implant this technology.

In 2006 Telefónica acquired a stake in Colombia de Telecomunicaciones S.A., ESP, Colombia’s wireline services provider, and this new subsidiary’s results are consolidated from May.

Total revenues at Telefónica Latam amounted to 18,088 million euros, a 17.5% increase over 2005, underpinned by the growth in the wireless customer base, higher average usage (especially in Venezuela and Mexico) and the growth of the broadband business.

Operating expenses5 at Telefónica Latam rose 17.6% to 11,409 million, due to growth in supply and external services expense related to the increase in commercial initiatives undertaken in 2006.

5 Includes expenses related to supplies, personnel, external services and taxes other than corporate income tax.

OIBDA at Telefónica Latam rose 19.2% to 6,571 million euros, due to the first time consolidation of Colombia de Telecomunicaciones S.A., ESP from May and strong overall operating results, especially in the wireless businesses in Venezuela and Argentina, together with the reduction of losses in Mexico.

Capex at Telefónica Latam stood at 2,811 million euros. Noteworthy was the investment in wireless operators, notably in Venezuela and Brazil, in connection with the rollout of GSM networks in these markets, in increasing network coverage in Colombia and Chile and in broadband infrastructure in response to rapidly growing demand in the region.

The business’ headcount at year end stood at 47,833 of which 17,617 were employed in the wireless business (2,948 in Brazil, 3,826 in the northern region, 6,161 in the Andean region and 4,682 in the southern region) with the remaining 30,216 employed in the wireline business. The wireline workforce was reduced by 2.8% in the year, primarily due to the sale of TUMSAC in Peru (leading to 1,220 fewer employees) and redundancy programs at Telesp and Telefónica Chile.

Telefónica Latam’s managed customer base (wireline, data, internet and TV access users) ended 2006 at 31.2 million, 11.4% more than in 2005, mainly due to the 14.7% growth in data and internet access (to 6.7 million lines) and the 42.6% increase in TV access customers. Wireline access users rose 10% to 23.8 million, primarily driven by the consolidation of Telefónica Telecom, which added 2.4 million lines, and growth at TASA (+2.3%) and Telefónica del Perú (+6.4%). In the wireless business, Telefónica Latam ended the year with a managed customer base totaling 83.3 million (including fixed wireless access users), an increase of 18.1%, with sharp increases in users in Argentina, Venezuela and Mexico.

Key operating highlights in 2006 by market:

Brazil

Telesp remained strategically focused on the broadband market in 2006, registering a 33.1% increase in users to 1.6 million, despite the increase in competition seen throughout the year. Traditional lines in service decreased by over 234 thousand to 12.1 million. The weight of usage-control packages targeted at lower-income segments remained flat at 19%. The company’s local market share rose significantly, to nearly 63%, while its shares of DLD and international long-distance traffic held stable at around 85% and 55%, respectively.

Telesp had 8,287 permanent employees at the end of the year, 7.1% fewer than in 2005, due to the voluntary redundancy program implemented in March 2006 and despite the incorporation of Telefónica Empresas.

Telesp’s revenues rose 1.5%, primarily due to the impact of tariff cuts (-0.38% in local rates and -2.72% in LD) and issues related to the launch of new usage packages and other new products. ADSL and public telephony revenues performed very well. Meanwhile, operating expenses remained under tight control, driving a 5.1% increase in OIBDA.

Vivo, more notably in the second half, focused its efforts on improving customer service, containing customer fraud and integrating the operator’s billing system with its prepaid platform. The company also restructured its commercial offering, improving the promotion policy in the prepaid segment and adding flexibility to its contract plans, thereby bringing its service packages closer in line with market trends.

The second half was marked by the rollout of the GSM network. The first customers signed up for this service in December in Sao Paulo, where there was a limited initial rollout. The rollout will be completed in the first quarter of 2007, when more general marketing of the service is also scheduled to begin.

The competition was very aggressive commercially in 2006, with estimated penetration reaching 55%. Against this backdrop, Vivo’s customer base contracted 2.5% to 29.1 million. In this challenging operating environment, revenues declined slightly to 4,011 million.

Argentina

TASA’s traditional lines in service ended the year at 4.6 million, a 2.3% increase. Voice traffic was stable despite the growth in wireless usage, with significant growth in interconnection and LD traffic, which offset the decline in public telephony. At year end TASA had 518 thousand managed retail broadband customers, 70.1% more than a year earlier, consolidating the company’s leadership position in its operating market, with an estimated market share of 72.8%.

These factors helped push TASA’s revenues 13.6% higher despite the lack of inflation adjustments to its rates and thanks to growth in its traditional business underpinned by more attractive usage packages and wholesale services provided to operators. Revenues were accompanied by higher commercial expenditure and interconnection costs. Bad debt provisions as a percentage of revenues held steady at 0.6% thanks to good invoice management with the recovery of delinquent balances and the volume of prepaid usage or usage-control packages, which accounted for 30% of the customer base.

OIBDA was 473 million euros, 8.9% less than in 2005 (in local currency), primarily due to one-off operating expenses and costs incurred in connection with workforce restructuring.

In the Argentine wireless business, market growth accelerated sharply in 2006, driven by the country’s healthy macroeconomic setting and a pick-up in the competitive environment. The penetration rate reached 78%, nearly 22 percentage points more than in 2005. Telefónica Móviles Argentina’s customer base grew sharply, registering net adds of 2.9 million, equivalent to a 34% increase in the total customer base to 11.2 million. GSM customers accounted for 73% of the total. All the above drove revenues 33% higher to 1,260 million euros. OIBDA was more than double that of 2005, at 339 million euros.

Venezuela

Venezuela’s wireless telephony market also grew substantially in 2006, with penetration approaching 70%, more than 20 percentage points higher than in 2005. Telefónica Móviles Venezuela ended the year with more than 8.8 million customers, a jump of 43.3%.

The Venezuelan GSM network was rolled out during the second half of the year, with the commercial launch scheduled for the end of the first quarter of 2007.

Revenues rose 45.7% (in local currency) to 2,040 million euros, boosted by the sharp growth in the customer base and higher ARPU. Despite complementary commercial initiatives, topline growth drove OIBDA 42.9% higher, in local currency terms, to 815 million euros.

Chile

In June 2006, Telefónica Chile launched a new DTH platform, which enabled it to design new triple-play strategies and launch DUO and TRIO bundled service packages. At year end, Telefónica remained the wireline market leader, with an estimated market share of 67.7%, despite the write-off of inactive prepaid lines completed during the year. The company’s strong showing in the broadband market enabled it to end the year as market leader, with 495 thousand users (market share of 48.6%), 64.1% more than the year before. In the pay TV segment, the company hooked up 94 thousand users in just seven months of operations, giving it a share of around 9% of the Chilean TV market.

Despite strong competition in all divisions, Telefónica Chile posted a slight increase in revenues in 2006 of 0.2%, in local currency, to 1,007 million euros. Strong growth in the new businesses (ADSL and pay TV) offset the contraction of the traditional telephony business.

Productivity enhancements and cost control measures permitted OIBDA growth of 1% (local currency) to 417 million euros.

The ongoing growth of the Chilean wireless business in 2006 was underpinned by intense competition. The estimated penetration rate reached 80.6%, 9.3 percentage points more than in 2005.

The wireless customer base rose 7.7% to 5.7 million, driven by net adds in GSM, a technology which now accounts for 73% of the total base. The 31.5% increase in contract customers (1.2 million) is noteworthy. This segment now accounts of 21% of the customer base. The growth in customers drove local currency revenues 15.3% higher to 796 million euros and OIBDA to 294 million euros.

Peru

Revenue growth at Telefónica del Perú was 2.6% thanks to the healthy performance of internet revenues, which accounted for 20.2% of the total, offsetting the negative impact of the productivity factor on revenues in the traditional business and the loss of public telephony revenues as a result of the fixed-mobile substitution effect. Operating expenses were higher on the back of significant commercial initiatives undertaken, which drove an 11.5% increase in access users.

Traditional lines in service grew a noteworthy 6.4% to 2.5 million; 53.4% of these access users have subscribed to bundled packages. Internet users surpassed the half million mark (up 31% to 525.5 thousand users – includes cable modem, narrowband and broadband users). With a 20.5% increase to 557.2 thousand customers, the growth in pay TV access users marked a continuation of the trend seen in prior years. Another milestone was the launch of satellite TV, which brought coverage to areas of the country where cable television had not reached. Total traffic was virtually flat: the fall in internet traffic was offset by a 1.1% increase in voice traffic, underpinned by fixed-wireless traffic, LD traffic and wireless-fixed interconnections.

The Peruvian wireless business closed the year with 5.1 million customers, up 48.5% over 2005, despite intense competition. It contributed 447 million euros to Group revenues. OIBDA was 8.4% higher at 131 million euros.

Colombia

Telefónica Telecom. In April 2006 Telefónica Internacional acquired a 50% stake in Colombia Telecomunicaciones S.A., ESP, Colombia’s wireline telecommunications provider, previously 100% public. Following the merger with Telefónica Empresas in November 2006, Telefónica’s stake in the Colombian operator rose to 52.01%. The company was subsequently renamed Telefónica Telecom.

The billable customer base at December 31, 2006 stood at 2,359 thousand lines, 6.7% higher than the year-earlier figure. Net adds of 55,196 drove broadband access users 432.9% higher at year-end to 68,004.

Telefónica Telecom’s adjusted 2006 OIBDA was 878,647 thousand Colombian pesos, up 6.7% over 2005. Net adds of 55,196 drove broadband access users 350.6% higher at year-end to 68,004.

The Colombian wireless telephony market continued to grow strongly, with penetration levels reaching 67.4%, 19.8 percentage points higher than in 2005.

The company focused its efforts during the year on improving its productive capacity, significantly expanding GSM coverage and restructuring and extending its sales network. New services featuring reduced rates on calls to frequently used numbers were introduced with the aim of enhancing the company’s price positioning and simplifying the number of plans available, rendering the service offering more attractive to the market.

Gross adds totaled 4.4 million, 10.8% more than in 2005, giving rise to a 29% increase in the customer base to 7.8 million. GSM accounted for 60% of the total customer base.

In local currency terms, revenues grew 6.4% in the year to 779 million euros. The 3.8% increase in service revenues was affected by cuts in interconnection rates, but this was more than offset by the positive impact of the bigger customer base. OIBDA was 138 million euros.

Mexico

In Mexico, the development of a high quality distribution network was consolidated in 2006, enabling a 13.4% increase in gross adds to 5.1 million. Throughout the year the company rolled out a plan designed to promote excellence in customer relations; its successful execution led to higher service quality and improved customer service processes. These initiatives had a huge impact on churn, which plunged 22 percentage points to 41.7%.

The company also launched a series of commercial packages which boosted prepaid usage, and specifically led to a sharp increase in on-net traffic. The advent of ‘the calling party pays’ system by virtue of the agreement signed on October 11 between Telcel, Telmex, Iusacell, Unefon and Movistar will provide an unprecedented boost to incoming traffic, the effect of which is already beginning to be felt.

The customer base at December 2006 stood at 8.5 million, up 34.3% on 2005. Thanks to the successful marketing initiatives, the company’s 2006 revenues were 28.2% higher at 988 million euros, underpinned by a 33.9% (local currency) increase in service revenues, in line with customer growth. Despite intense commercial activity, economies of scale enabled a significant reduction of OIBDA losses to -10 million euros, an improvement of 93.7%.

TELEFONICA EUROPE

Telefónica O2 Europe

In January 2006 Telefónica completed the acquisition of 100% of wireless operator O2, which was consolidated from February 2006. This transaction represents a giant step for the Group in Europe, consolidating its position in the two largest wireless markets: the UK and Germany.

As a result of the new organizational structure, bringing the wireline and wireless businesses under one roof, Telefónica O2 Europe comprises O2 Europe and Telefónica O2 Czech Republic a.s.

At December 31, 2006, Telefónica O2 Europe includes the results of the O2 Group for the 11-month period then ending and the results of Telefónica O2 Czech Republic a.s. and Telefónica Deutschland for all 12 months of 2006.

Strategic and operational highlights at Telefónica O2 Europe include the launch of the O2 brand in the Czech Republic, the acquisition of a license to operate GSM and UMTS networks in the Slovak Republic, the launch of DSL services in Germany and the UK and income from roaming across its various European markets.

Telefónica O2 Europe contributed 13,159 million euros and 3,708 million euros to Group revenues and OIBDA, respectively.

2006 was marked by intense competition across Europe. Against this backdrop Telefónica O2 Europe managed to outpace its peers in wireless net adds and launched broadband services in Germany, a highly competitive environment characterized by bundled packages.

The consolidation of the O2 Group adds a total of 30 million wireless access users. Telefónica O2 Czech Republic a.s. contributed 7.9 million access users (4.9 million wireless users, 2.4 million wireline and 0.7 million data and internet access users) to the Group total. We would highlight the launch of broadband services by O2 in the UK and Germany during the year, notching up 16,800 and 19,000 access users, respectively. Finally, still within broadband, we would highlight the Telefónica Deutschland connections under the retail resale system, with over 600,000 users at the end of 2006. The newly launched pay TV service in the Czech Republic (IPTV) added a noteworthy 16,000 access users.

Capex at Telefónica O2 Europe amounted to 2,552 million in 2006, with high investment levels in Telefónica Deutschland and by O2 Germany in its 2G and 3G networks. The higher capex by the Czech operator is due to investment in the rollout of ADSL and pay TV services, investment in wireless broadband networks and the acquisition of a wireless telephony license in the Slovak Republic, effective from September 7.

O2 UK

O2 UK consolidated its leadership position with net adds during the 11 months ending December 31, 2006 of 1.4 million (1.5 million for the 12-month period) to reach 17.6 million by year end (excluding Tesco Mobile customers). The strong performance of the recently launched DSL service is also noteworthy with 16,800 users at year end.

O2 UK launched a series of noteworthy products and services during the year targeted at customer acquisition and retention and designed to boost revenues. The "My Europe" roaming rate, a table of voice rates for customers on vacation throughout the EU, is one such example.

Between February and December 2006, revenues at O2 UK grew 14.4% in local currency terms to 6,265 million euros, underpinned by the strong growth of the customer base and higher ARPU.

O2 Germany

Against a highly competitive backdrop, O2 Germany posted net adds of 1.1 million for the 11- month period (1.3 for the 12 months) to bring the total to 11.0 million (including 827,000 customers acquired through the Tchibo Mobilfunk joint venture distribution channel. The successful launch of ADSL gave rise to 19,000 access users at year end.

Between February and December 2006, revenues at O2 Germany grew 4.3% to 3,047 million euros, underpinned by the strong growth of the customer base and which partially mitigated the weak trend in ARPU in the German market in general.

The poor performance in ARPU in the last 12 months reflects the impact of cuts to call termination rates, the higher proportion of prepaid customers in the overall customer base and more intense competition.

OIBDA for the 11-month period rose 0.6% to 631 million euros.

O2 Ireland

Despite intense competition, O2 Ireland registered solid gross adds of 463 thousand. Net adds totaled 30 thousand, driving the total customer base 1.9% higher to 1.6 million.

Revenues for the 11 months ending December 31, 2006 rose 2.3% year-over-year to 885 million euros, underpinned by customer growth.

Last December, O2 Ireland signed a joint venture agreement with Tesco for the exclusive sale of wireless services under the Tesco brand in Ireland. Tesco Mobile Ireland will use O2 Ireland’s technology and network.

Airwave

In December 2006 Telefónica announced the preparation for sale of the Airwave business. The sale process will take several months, during which time Airwave will remain focused on its customers and business operations.

Telefónica O2 Czech Republic a.s.

On July 1, 2006 Eurotel Praha, spol. s.r.o. (Eurotel) was merged into its parent company Telefónica O2 República Checa., a.s., giving rise to the new integrated operator named Telefónica O2 Czech Republic, a.s. On September 7, Telefónica O2 Slovakia, a wholly-owned subsidiary of Telefónica O2 Czech Republic a.s., was granted 20-year GSM and UMTS network operating licenses in the Slovak Republic. The Slovak business will be marketed under the O2 brand. The commercial launch is scheduled for the first quarter of 2007.

In 2006 Telefónica O2 Czech Republic a.s. contributed 2,148 million euros to Group revenues and 985 million euros to OIBDA.

Revenues at Telefónica O2 Czech Republic a.s were slightly higher than in 2005, with the growth in wireless revenues offsetting the decline in wireline traditional revenues. In the wireline business, the cannibalization of traditional service revenues (fewer lines and less traffic) is not yet offset by growth in broadband and IT services.

OIBDA was up 3.3% on 2005, without taking into consideration the change in the consolidation scope and the impact of the exchange rate, thanks to the containment of general expenses, which more than offset higher commercial and marketing expenditure related to the launch of ADSL and of the O2 brand.

Total capex at Telefónica O2 Czech Republic a.s was 229 million euros, an increase of 4.4% on 2005. Investment was primarily channeled into the business’ growth segments, e.g. the rollout of ADSL, IPTV and wireless broadband networks, as well as the acquisition of the wireless license in the Slovak Republic, effective from September 7.

In wireline telephony, the transformation towards a growth model based on broadband products and data revenues continued, partially mitigating the impact of the decrease in traditional lines. The slide in revenues from voice and internet traffic and monthly line rental was not offset by higher revenues from broadband and data services.

Traditional service revenues contracted 16.9% in 2006, as a result of 518.6 thousand fewer lines. At year end, traditional lines totaled 2.6 million. The company’s enhanced marketing profile is worth highlighting and is reflected in the 71.6% growth in ADSL lines. ADSL access users jumped by 196.1 thousand to end the year at 470 thousand.

In the wireless business, revenues rose 5.6%, primarily owing to the 4.0% increase in the number of customers to 4.862 million. The contract segment increased its weight of the overall customer base to 37%, up from 31% in 2005.

Call Centers

2006 was an intense year marked by the successes of the Atento Group, which posted profitable growth against a backdrop of greater price competition and higher service quality. Group revenues under this heading were higher than in 2005 in large part due to diversification towards sectors other than telecommunications, making a foray into the financial services sector. Demand also grew for regional and local services. The company's positioning in Latin America as an offshore platform for delocalized services improved. On the other hand, costs came under pressure from increase labor benefits and higher severance costs (mainly in Spain).

Atento remained focused on diversifying its customer base, consolidating its leadership in the financial services sector, improving its business processes and increasing its value relative to the Group. These efforts drove revenues 19.9% higher (15.9% in constant currency) to 1,027 million euros, making 2006 the third year of consecutive topline growth for the Atento Group.

Revenues grew in 2006 across its three geographic markets: Spain and Morocco, Brazil and Latin America. Growth was highest in Brazil, which is the largest market segment in terms of revenues, followed by Latin America. Customer diversification continued apace in 2006, with over 55% of revenues generated by Multisector (not linked to the Telefónica Group) customers.

Variable cost controls, primarily personnel and associated expenses, as well as the effort to curtail general administrative expenses, were the main drivers behind higher margins.

OIBDA rose 21.8% to 142 million euros (17.1% excluding the impact of exchange rates), to give an OIBDA margin of 13.8%, 0.2 percentage points higher than in 2005.

Capex was 35 million euros, primarily to fund growth in countries such as Brazil, Mexico, Peru and Venezuela.

The Atento Group ended the year with 46,847 remote service points, thus continuing to create jobs in all the markets where it is present (except for Spain where headcount is being reduced). Headcount increased by 10.9% to 106,514, of which 97% of employees were directly involved in operations.

Media and Content

In May 2006, Telefónica de Contenidos’ investment in Argentine company Patagonik Film Group S.A. was sold.

On November 2, 2005 the Prisa Group announced it was launching a takeover bid for 20% of Sogecable, a transaction that was authorized by the CNMV on January 23, 2006. The Telefónica Group decided to accept the bid and according to the outcome of the takeover announced by the CNMV on March 13, 2005, it stake in Sogecable was reduced from 23.8310% to 17.2580%.

On March 31, 2006 Sogecable undertook a capital increase pursuant to its agreement with TW Spanish TV Investments LLC (Warner) and Dalbergia S.L. to purchase their respective stakes in Canal Satélite Digital S.L. (CSD), via an exchange offer swapping Sogecable shares for each party’s interest in CSD. As a result of the transaction, the Telefónica Group’s stake in Sogecable was reduced to 16.8423%.

In April 2006, Sogecable undertook the capital increase approved by its shareholders in general meeting on April 27, 2005 in order to service its Sogecable, S.A. share option plans for company directors, executives and management. On that date, redeemable shares were converted into ordinary shares to service the 2005 share option plan, further diluting the Telefónica Group’s stake to 16.8042% from 16.8423% (a reduction of 0.0381%).

On December 13, 2006 redeemable shares were converted into ordinary shares to service the 2006 share option plan, reducing the Telefónica Group’s stake by an additional 0.0495% to 16.7547%.

In 2006 the business units consolidated under this heading generated operating revenues of 1,608 million euros, a 26.7% increase with respect to 2005 revenues of 1,269 million euros. Growth was driven by Endemol, thanks to the success of reality TV shows and sales of new program formats. Within the Endemol Group, the UK, US, Italy and Spain were the best performing markets. Revenues at Telefónica de Contenidos were also boosted by the sale of the broadcasting rights to the 2006 Football World Cup.

OIBDA jumped 34.3% to 362 million euros, primarily due to the gains posted on the sale by the Telefónica Group of part of its investment in Sogecable pursuant to Prisa’s takeover bid. Endemol’s OIBDA fell due to the positive impact of its IPO in 2005.

This business’ capex rose 31% in 2006 primarily due to increased investment in Telefónica Servicios Audiovisuales, as a result of television equipment integration projects and replacement and maintenance capex at ATCO.

EARNINGS

Consolidated income

Growth rates for the year are affected by changes in the consolidation scope, the most significant of which were as follows: Telefónica O2 Czech Republic a.s. was consolidated from June 2005. 2006 is marked by the first time consolidation of wireless operator O2 (from February 2006), Colombia’s wireline service provider (Colombia de Telecomunicaciones, S.A., ESP Telecom, subsequently renamed Telefónica Telecom, from May 2006) and Iberbanda, the Spanish wireless broadband communication services provide (from July 2006). The gain from the sale of Telefónica Publicidad e Información, S.A. (the TPI Group) and its earnings through June 30, 2006 are recognized under "Profit after taxes from discontinued operations" in the Telefónica Group’s consolidated income statement. In addition, to make the financial statements comparable, the Telefónica Group’s 2005 financial statements were modified to classify the results of the TPI Group under the same heading.

The Telefónica Group’s operating revenues amounted to 52,901 million euros in 2006, an increase of 41.5%. Organic growth; i.e. stripping out the impact of exchange rates and changes in the consolidation scope, was 7.8%. This growth reflects the solid performance of operations and the sustained increase in its customer base that resulted from the internationalization of its business and the intensification of sales drives in all lines of activity. The increase in revenues offset the higher growth of operating expenses associated with commercial efforts, allowing for a 27.0% increase in OIBDA to 19,126 million euros (2.8% organic growth).

Operating income amounted to 9,422 million euros, up 12.7% on 2004 (-2.0% organic growth), owing to the positive performance of OIBDA, which offset the increase in depreciation and amortization charges. The share of profits of associates amounted to 76 million euros, in contrast to the losses recognized in 2005, due primarily to the classification of the results of Portugal Telecom under this heading.

Net finance costs in the year totaled 2,734 million euros, 68% more than in 2005. As later indicated, the higher interest expenses associated with the increase in the Group’s average debt as a result of acquisitions was partially mitigated by a reduction in average interest rates. Financial results were also impacted relative to 2005 by lower exchange rate gains (61 million in 2006 compared to 165 million euros in 2005).

2006 corporate income tax expense was 1,781 million euros, less than in 2005 despite the increase in operating income, due mainly to the capitalization in 2006 of tax credits amounting to 1,429 million in connection with double tax deductions, export activity tax credits and a tax credit associated with the reinvestment of the gain obtained on the sale of TPI. This figure compares with capitalized tax credits of 177 million recognized in 2005. The increase in tax credits, however, is offset by the impact of the amendment to Spanish Corporation Tax Law on deferred income tax on the consolidated balance sheet, resulting in the recognition of a tax expense of 355 million euros. In all, the effective tax rate in 2006 was 26.3%, 2.49 percentage points lower than in 2005.

Profit from discontinued operations totaled 1,596 million euros, fundamentally due to the capital gain generated by the sale of the Group’s stake in Telefónica Publicidad e Información, S.A.

Better performance both at the operating and non-operating level underpinned a 40.2% increase in net profit, to 6,233 million euros.

The Telefónica Group’s EPS was 1.30 euros.

Revenues

Revenues rose 41.5% in 2006 to 52,901 million euros, reflecting the significant effects of changes in the consolidation scope and the impact of exchange rates. Excluding these two effects, organic growth would be 7.8%. The consolidation of the O2 Group, Telefónica O2 Czech Republic a.s. for the full year, Telefónica Telecom and Iberbanda contributed 32.1 percentage points of the Group’s topline growth, excluding the exchange rate effect.

Telefónica Spain generated net revenues of 19,751 million euros, a 3.4% increase over 2005. Revenues in the wireline business in Spain rose 1.8% to 11,964 million euros, 1.6% in terms of organic growth, due to the increase in retail broadband and IT service revenues, which offset the fall in revenues from the traditional access business and from voice traffic. Revenues from the wireless business were 9,199 million euros, up 4.1%, mainly driven by higher customer usage, which offset the negative impact of price cuts.

Telefónica Latam generated net revenues of 18,088 million euros, an increase of 17.5%. The Telefónica Latam wireline business generated revenues of 9,537 million euros, an increase of 14.2%. Stripping out the positive impact of exchange rates and revenues from newly consolidated Telefónica Telecom, like-for-like growth was 3.5%. This growth was underpinned by growth in broadband and the strong performance of public telephony at Telesp, growth in traditional service revenues at TASA boosted by more attractive usage packages and services provided to operators in the wholesale segment and despite the lack of inflation adjustments to its rates, and finally, the healthy growth in broadband services in Peru. While the impact is smaller, Telefónica Empresas América and TIWS also contributed positively to revenue growth, while consolidating their market positions.

Telefónica Latam’s wireless business generated net revenues of 9,228 million euros, 20.0% more than in 2005, making this business one of the Group’s growth drivers. Stripping out the impact of exchange rates, growth would be 19.4%, driven primarily by higher customer bases and average usage in Venezuela and Mexico.

Revenues at Telefónica Europe amounted to 13,159 million euros. The success of the O2 acquisition is visible through the good results in the UK thanks to high take-up of the prepaid commercial packages and the higher weight of data revenues.

Broken down by region, Telefónica Spain accounted for 37.0% of total revenues, Telefónica Latam contributed 33.9% and Telefónica Europe, 24.8%.

Expenses

Operating expenses6 rose 49.7% to 34,386 million euros in 2006, 9.2% like-for-like. This increase was mainly attributable to the performance of the wireless business, marked by intense sales drives and higher interconnection costs in Latin America.

6 Includes expenses related to supplies, personnel, external services and taxes other than corporate income tax.

Supply costs were 66.3% higher, at 16,629 million euros. This growth is mainly due to the consolidation of Telefónica O2 Czech Republic a.s. for the full year in 2006 compared to six months in 2005 and the first-time consolidation of the O2 Group and Colombia de Telecomunicaciones, S.A., ESP Telecom. Stripping out the impact of these acquisitions, the rise was mainly due to the increase in purchases of wireless handsets associated with more intense commercial activity, higher interconnection expenses in Latin America and increased purchases of equipment for the deployment of ADSL services.

External service expenses amounted to 9,230 million euros, a 38.6% increase on the year before, also affected by the changes in the consolidation scope and exchange rates. Commercial activity in all the Group’s business lines intensified during the year. This trend was most notable in wireless business, where expenses grew owing to the resources invested in the acquisition of new customers and the enhancement of customer loyalty. In wireline operators, the rise in expenses largely derives from higher maintenance costs and greater commercial initiatives at Telefónica Latam linked to the deployment of ADSL.

Group personnel expenses rose 37.8% to 7,622 million euros, again mainly due to the consolidation of Telefónica O2 Czech Republic a.s. for the full year in 2006 compared to six months in 2005 and the first-time consolidation of the O2 Group and Colombia de Telecomunicaciones, S.A., ESP Telecom. This item also reflects the personnel restructuring expense under Telefónica de España's Labor Force Reduction Plan (2003-2007), which affected 1,495 employees in 2006. It also reflects the bringing forward of the sign-up for the 2007 component of the Plan to September 21, 2006, which led to 1,604 redundancies more than initially estimated. At December 31, 2006 Telefónica Group had 232,996 employees, compared with 207,641 in 2005.

Noteworthy in connection with other operating expenses was the significant increase in the provision for bad debts due to the addition of the newly consolidated companies. This heading also note included the capital gains from the sale of 6.57% of Sogecable and the benefits of Telefónica de España’s real estate efficiency plan.

OIBDA and operating income

OIBDA rose 27.0% to 19,126 million euros in 2006, with organic growth of 2.8%.

Operating income rose by 12.7% (-2.0% organic growth) to 9,422 million euros. The increase was driven by OIBDA growth, which was partially cushioned by a 45.0% higher depreciation and amortization charge because of the newly acquired operators. In organic terms, depreciation and amortization expense climbed 8.1%, underscoring the Telefónica Group’s policy of scaling back capex.

Investment activity

One of the distinguishing features of Telefónica’s execution capacity is the progress made in various aspects of its operations. This characteristic, together with the fast pace of technological change, is leading Telefónica to step up capex in new businesses and growth initiatives: deployment of broadband, upgrades to traditional networks, development of television over IP and its launch in Latin America, the increase in wireless network capacity and the rollout of 3G networks in Europe, upgrade to GSM technology across the Latin American wireless business and the regional integration of infrastructure and systems to generate synergies across the Latin American operators.

In 2006 the Telefónica Group invested 8,010 million euros, 46.5% more than in 2005. This growth is mainly due to the consolidation of Telefónica O2 Czech Republic a.s. for the full year in 2006 compared to six months in 2005 and the first-time consolidation of the O2 Group and Colombia de Telecomunicaciones, S.A., ESP Telecom.

The results of this investment commitment to our growth and profit drivers are underscored by the jump in broadband access users in Europe and Latin America, the increased penetration of wireless services and the progress made on enhancing our solutions packages.

Telefónica Spain proceeded with its broadband expansion policy, speeding up the rollout of ADSL technology and investing heavily in the development of new multimedia businesses (Imagenio) without overlooking the needs of its traditional business. The Spanish wireline business posted a 37.6% increase in ADSL adds in 2006. To achieve this, it had to enlarge the capacity of the RIMA network (high-performance IP network) in order to adapt the network to the new features of ADSL and enhance the provision of broadband services and integrated solutions. The division also began its network transformation, adapting existing loops to FTTx (fiber optic) technology in order to be able to offer new services.

In the Spanish wireless business, the level of investment in GSM networks, to service traffic growth, and in UMTS networks stands out. Telefónica is taking the necessary steps to ensure it maintains its leading market share, focusing on the quality of services provided over both GSM and 3G networks. First, it is concentrating on expanding its network, with 6,000 UMTS and 19,000 GSM base stations at year end. Second, it remains strategically committed to staying at the forefront of new market developments, for example by introducing the pioneering HSDPA services which take UMTS technology further, increasing the speed of wireless data transmission and with the pilot tests of wireless digital TV.

The increased investment activity in Latin America was underpinned by the significant expansion of broadband at all the wireline operators and the extension and deployment of new GSM networks (Brazil and Venezuela) in the wireless business.

The investment in broadband paid off with the sharp 46.2% increase in regional ADLS users, helping to position the company as the provider with the most attractive service packages. Telefónica is also developing a regional TV business model based on a bundled and segmented service offering which leverages complementary platforms adding attractive content and services. Here we highlight the June 2006 launch of DTH service in Chile and Peru, a service which is scheduled to be extended to the other regional operating markets.

Migration to GSM in Venezuela, and especially in Brazil, will enable the company to compete with more desirable handsets and on lower prices. The GSM network being rolled out in Brazil is compatible with the provision of 3G services, which means the bulk of the GSM infrastructure can be used for the development of the WCDMA/UMTS network. This will in turn cement Vivo’s position as the operator with the widest coverage and highest quality in the Brazilian market, capable of offering the broadest range of services on a nationwide basis and with better deals on roaming. Vivo has become the only Brazilian operator able to offer cutting edge services over the two main wireless technologies as the new GSM network will complement the high quality service currently provided over the CDMA network, particularly in data services.

Investment in the O2 Group’s 3G and 2G networks to enhance service quality was also noteworthy. In Germany and the UK, the company invested in ADSL in preparation for the launch of bundled broadband and wireless service packages. At Telefónica O2 Czech Republic, a.s. capex was channeled into the business’ growth segments (ADSL, IPTV and wireless broadband networks) and also includes the acquisition of the wireless license in the Slovak Republic, effective from September 7.

Innovation and R&D

The Telefónica Group considers technological, commercial and process innovation to be one of the cornerstones of its future transformation. This strategy underscores the importance of technological innovation as a basic tool for achieving sustainable competitive advantages, such as the anticipation of market trends and product differentiation via the development of new high-tech products and services and the inclusion of ICT (information and communications technologies) in business processes. Here its goal is to become a more effective, efficient and flexible integrated group focused on the customer.

In 2006 Telefónica invested over 3,500 million euros in technological innovation. While scaling back capex, Telefónica Móviles has continued to increase the percentage of investment earmarked for new businesses.

In terms of how it comes up with innovative solutions, Telefónica still considers that differentiating itself from its peers and generating more widespread market acceptance does not depend solely on an acquired technology. It must promote its own R&D activities to guarantee this differentiation and to drive forward other innovation initiatives. In 2006 Telefónica invested 588 million euros 7, or 1.1% of revenues, in R&D activities.

7 Excluding data for Telefónica O2 UK and Ireland

According to figures published by the European Commission for 2006, Telefónica invested more in R&D than any other Spanish company.

The Group’s technological innovation is spearheaded by Telefónica Investigación y Desarrollo (Telefónica R&D), a wholly-owned subsidiary of Telefónica, which undertakes most of the R&D activities required by the Group’s businesses. In fulfilling this function, it collaborates with other companies and universities. Telefónica R+D is the driving force behind Group innovation, performing a dual role as developer of solutions that anticipate market trends and differentiate it from the competition, and as identifier of emerging technologies that could have a significant impact on business.

At present, Telefónica R&D has centers in Barcelona, Granada, Huesca, Madrid, Valladolid, Sao Paulo and Mexico. The company is working on expanding these centers and increasing their level of specialization in order to maximize technological efficiency and leverage the pool of talent available in local scientific and technological ecosystems.

Telefónica R&D worked on over 1,700 projects during the year, including the development of products, services and processes, and applied research initiatives aimed at anticipating new technologies that could affect Telefónica’s business.

The development of products, services and processes has produced results that can be applied in the short term by Telefónica’s businesses (either by expanding the product range by enhancing market positioning or by introducing systems and processes that help its commercial development, make it more efficient and enhance quality levels). These projects play an important role in Telefónica’s strategy of creating value through broadband communications and services and in the deployment of new networks and services at companies recently integrated in the Telefónica Group.

As indicated, in 2006 it also undertook activities relating to applied research aimed more at the medium and long term, in order to detect, understand, develop and apply -through consulting work, strategic studies, technological surveillance and experimental tests- any aspects, singular features, opportunities and particularly technologies that will affect the performance of Telefónica’s business lines. These activities have mainly been developed within the corporate framework of Telefónica, adding to projects carried out in the sphere of the European union’s R&D programs, the general government of Spain and the Spanish regions where Telefónica has R&D centers.

Telefónica R&D is the largest Spanish contributor to the European Union's 6th Framework Programme (FP6). Specifically, it is participating in 111 projects with a commitment valued at 70 million euros. These projects are related to new service development, upgrades to connectivity and the development of new IT systems. Particularly worth mentioning was the work on the connected digital home, advanced wireless communication systems and those related to new platforms and services, as well as independent software systems.

In general the increase in public R&D funding brought the company in closer contact with the public authorities, universities and public research organisms in order to develop and execute co-financed R&D initiatives.

2006 also featured increased direct funding by Telefónica S.A. of cross-business projects, relying heavily on the business lines to generate ideas and define project scope, analysis and evaluation. In general, these projects entailed the commitment of 12-15 people during 10-12 months, the results of which are being implemented across the business areas.

An example of successful innovation lies with the consolidation during 2006 of Imagenio, the IPTV solution developed by Telefónica R&D that has enabled Telefónica to jumpstart its competition by at least one year. The excellent results of this initiative led Telefónica to surmise that the technology developed could be rolled out commercially to the entire market. This the context in which the technology sharing agreement with Alcatel-Lucent Technologies was signed by virtue of which Telefónica will transfer its in-house technology for global commercialization as a benchmark IPTV product.

Financial results

Net financial expenses in 2006 were 2,734 million euros, 68.0% higher than in 2005. Excluding exchange rate differences, interest expense in 2006 and 2005 was 2,795 and 1,793 million euros, respectively, an increase of 55.9%. This increase is the result of two offsetting factors. The 83.9% increase in the total average net debt balance (54,315 million euros at December 31, 2006, including early retirement commitments) triggered an increase of 1,372 million euros. On the other hand, interest expense was reduced by 369 million euros as a result of a 47 million reduction in expense related to liabilities measured at fair value, and a reduction of 109 basis points in the Group’s average cost of debt (2006 over 2005), generating savings of 322 million euros. The latter trend is because interest rates on new+ debt taken out in 2006 are below the average cost of debt in 2005. The figure for financial expenses in 2006 gives an average cost of average total net debt of 5.0%, or 5.1% stripping out exchange rate gains.

The free cash flow generated by the Telefónica Group in 2006 amounted to 8,916 million euros, of which 2,401 million were used to acquire treasury shares of Telefónica S.A., 2,627 million euros were paid out in dividends, 5,534.5 million euros were earmarked for financial investments (net of real estate disposals) and 830 million euros were used to settle commitments acquired by the Group, derived mainly from the labor force reduction plans. Outlays on acquisitions during the year totaled 21,550 million euros (net of real estate disposals and cash on hand at O2, Colombia Telecom and TPI at the time of acquisition/disposal), primarily reflecting the acquisition of O2 (launched in 2005 with the public takeover offer), which led to an increase in net financial debt of 18,492 million euros. Debt increased by a further 3,586 million euros due to changes in the consolidation scope and other impacts on financial accounts (mainly the consolidation of gross debt at O2 and Colombia Telecom), partially mitigated by the translation of foreign currency denominated debt into euros. In all, consolidated debt increased by 22,078 million euros with respect 2005 year-end (30,067 million euros), leaving the Telefónica Group’s interest-bearing debt at year-end 2006 at 52,145 million euros.

Financing

The principal financing transactions carried out in 2006 were:

- The following issues took place under Telefónica Emisiones, S.A.U.’s European Medium Term Note (EMTN) program, underwritten by Telefónica, S.A., arranged on July 8 2005 and renewed on July 5, 2006, for up to 15,000 million euros:

- Four debenture issues dated February 2, two denominated in euros maturing in 5 and 10 years, for a combined amount of 4,000 million euros and the other two denominated in pounds sterling, maturing in 12 and 20 years, for a combined amount of 1,250 million pounds sterling;

- 1,250 million euros of 3.5-year debentures issued on July 25;

- Two issues in October: 500 million euros of 5.5-year debentures issued on October 17, 2006 and 300 million euros of 2-year paper issued on October 30, 2006; and

- 500 million pounds sterling issued on December 28, 2006, maturing January 2014;

- On February 10, 2006, Telefónica Finanzas México, SA de CV, a subsidiary of Telefónica Móviles, S.A. (and now Telefónica, S.A.), extended the peso bonds issued on September 29, 2005, increasing the principle on the bond maturing in 2010 from 3,500 to 8,000 million pesos and on the bond maturing 2012 from 1,500 to 3,500 million pesos. Both retappings were completed under the peso bond program (amounting to 12,000 million of pesos) filed with the Mexican securities regulator (CNBV for its initials in Spanish) on December 30, 2004. This program is guaranteed by Telefónica, S.A.

- On March 29, 2006, Telefónica Chile, S.A. placed a 7-year local currency bond at a face value of 3 million Chilean UFs (equivalent to approximately 78 million euros at year-end 2006) with an early redemption option on October 25, 2007.

- On March 13, 2006, the syndication of the 5-year credit facility signed on December 29, 2005 by Telefónica Móviles Chile, S.A., and guaranteed by Telefónica Móviles de Chile, S.A. was completed. The principle is 179,615,384.62 US dollars.

- On April 12, 2006, Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., set up a shelf program for debt issuance in the US. The program registration statement is on file with the Securities Exchange Commission (SEC) in New York. This program is guaranteed by Telefónica, S.A. Under this program bonds with a total value of 5,250 million dollars were issued at maturities of 3, 5, 10 and 30 years.

- On April 21, 2006, Telefónica, S.A. took out a syndicated loan from a group of financial entities, mainly savings banks. The 700 million euro facility has an average maturity of 10 years and was drawn down in July.

- Pursuant to change of control covenants, following its acquisition by Telefónica, S.A., on July 20, 2006 O2, Plc amended its 1,000 million pound sterling syndicated loan arranged on October 15, 2004. Simultaneous to the amendment, 280 million pounds sterling of principal was cancelled (the amount provided by those financial entities electing to redeem their positions) and three new entities came on board, lending between them an additional 90 million pounds sterling. As a result of these changes, the maximum amount that can be drawn down under this facility was reduced from 1,000 to 810 million pounds sterling. At December 31, 2006, none of this syndicated loan has been drawn down.

- On November 15, 2006 Telefónica Móviles de Chile, SA, took out a syndicated loan with a face value of 100,000 million Chilean pesos, which matures in 2012. The loan will be used to repay intragroup debt. The coupon is adjusted in line with market conditions.

- On December 1, 2006 Telefónica Finanzas, S.A., a subsidiary of Telefónica, S.A., took out a 400 million euro loan with the European Investment Bank, divided in two tranches. Tranche A: 300 million euros maturing in 5 years and guaranteed by Telefónica, S.A. Tranche B: 100 million euros, maturing, at the borrower’s behest, at between 3 and 8 years. Telefónica, S.A. has provided a bank guarantee and has counterguaranteed Tranche B. At December 31, 2006, only Tranche A has been drawn down.

- In December 2006 the 18,500 pound sterling syndicated loan taken out by Telefónica Europe, BV and guaranteed by Telefónica, S.A. was amended. It was agreed to reduce this loan to 7,000 million pounds, to extend the maturity from 2008 to 2013 and to place the financial and documentary terms on the same basis as those applying to other outstanding Telefónica loans.

- The European Investment Bank granted a 180 million euro loan to fund the expansion of the recently built wireless digital communication networks operating on GSM 800 spectrum in Peru, Ecuador and Colombia. Pursuant to this arrangement, a loan of up to 40 million euros was signed with Telefónica Móviles, S.A. (Peru) on 11 July 2006, a loan of up to 40 million was signed with OTECEL, S.A. (Ecuador) on July 16, 2006, and a loan of up to 100 million euros was signed on August 2, 2006 with Telefónica Móviles Colombia, S.A. At December 31, 2006, none of these loans had been drawn down.

Meanwhile, Telefónica Europe, B.V. continued its issuance activity in 2006 under its European commercial paper (ECP) program, underwritten by Telefónica, S.A., with short-term issues maturing between one week and 364 days. At December 31, 2006, the final balance of outstanding commercial paper totaled 923.5 million euros (at face value).

Rating agencies

	Long-term debt	Short-term debt	Outlook	Date of last review
S&P	BBB+	A-2	Negative (*)	05/26/06 (*)
Moody’s	Baa1	P-2	Negative	05/30/06
Fitch	BBB+	F2	Stable	10/23/06
(*) This outlook was upgraded from negative to stable after year end (01/11/07)

At December 31, 2006, Telefónica, S.A.’s long-term debt was rated "BBB+ /negative outlook" by Standard & Poor's, "BBB+/negative outlook" by Moody's and "Baa1/stable outlook" by Fitch. However, subsequent to year end, on January 11, 2007, Standard & Poor's raised its outlook from "BBB+/negative outlook" to "BBB+/stable outlook".

During 2006 the main changes in Telefónica S.A.’s long-term debt ratings and outlook were as follows:
  On January 11, 2006 Standard & Poor's downgraded Telefónica, S.A.’s long-term debt rating from "A-/stable outlook" to "BBB+/stable outlook" due to this agency’s perception of the integration and leverage risk inherent in O2 acquisition. On May 26, 2006, after the announced change in dividend policy and the extension of the share buyback program, Standard & Poor's downgraded its outlook from "BBB+/stable outlook" to "BBB+/negative outlook" based on the agency’s view that Telefónica’s financial policy would have a negative impact on Group leverage. However, subsequent to year end, on January 11, 2007, the agency proceeded to upgrade its outlook once more to "BBB+/stable outlook", based primarily on the gradual integration of O2, the Group’s enhanced operating profile as a result of business diversification and the completion ahead of schedule of the refinancing of the loan taken out initially to finance the O2 acquisition.

  On May 30, 2006, Moody's, following the announced change in dividend policy and the extension of the share buyback program, affirmed its rating of Telefónica, S.A.’s long-term debt (Baa1), but moved its outlook from "Baa1/stable outlook" to "Baa1/negative outlook", based primarily on its concern over the limited flexibility in using cash following the aforementioned announcement and its impact on achieving the Group’s leverage targets, the refinancing of acquisition debt, excessive short-term debt maturities and acquisition integration risk.

  On January 11, 2006 Fitch downgraded Telefónica, S.A.’s long-term debt rating from "A /stable outlook" to "A-/stable outlook" due primarily to recent Group acquisitions and leverage, among other factors. On April 11, 2006 Fitch downgraded the rating again from "A- /stable outlook" to "BBB+/stable outlook" following the completion of the O2 takeover bid and the acquisition of a majority stake in Colombia Telecom, in light of its view that these acquisitions compromised the scope for debt reduction as a result of the then potential sale of TPI, among other assets. On October 23, 2006, Fitch affirmed its rating based on the diversity and strength of the Group’s asset portfolio and its cash generation ability.

Treasury shares

At the start of 2006 Telefónica had treasury shares of 2.77674%, made up of 136,647,061 shares with a par value of 12.996 euros each, a balance of 1,737 million euros and a nominal value of 137 million euros.

During 2006 the Company acquired 214,494,091 of its own shares for a total of 2,888 million euros and sold 31,113,135 for a total price of 469 million euros.

In addition, it used 244,344,012 of its treasury shares in the exchange offer carried out to merge Telefónica Móviles, S.A. into Telefónica, S.A. Lastly, 3,050 treasury shares were delivered as part of the share option plan for Endemol employees (EN-SOP) and a further 48,396 shares were delivered in connection with commitments to Lycos, Inc. employees.

As a result of the above, the number of treasury shares in 2006 rose to 75,632,559 (1.53689%) acquired at an average price of 14.039 euros per share.